Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AUGUST 31, 2015

By and among

COMPUTER SCIENCES CORPORATION

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

STAR FIRST MERGER SUB INC.

STAR SECOND MERGER SUB LLC

SRA COMPANIES, INC.

SRA INTERNATIONAL, INC.

and

ENUMERATED SRA STOCKHOLDERS

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2015 (this “Agreement”), is entered into by and among Computer Sciences Corporation, a Nevada corporation (“CSC”), Computer Sciences Government Services Inc., a Nevada corporation and a direct, wholly owned Subsidiary of CSC (“Computer Sciences GS”), Star Second Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Computer Sciences GS (“Merger Sub LLC”), Star First Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Computer Sciences GS (“Merger Sub Inc.”), SRA Companies, Inc., a Delaware corporation (“SRA”), SRA International, Inc. a Virginia corporation and an indirect, wholly owned Subsidiary of SRA (“SRA Operating Sub”), and the holders of SRA Common Stock set forth on Schedule 1 (together, the “Enumerated SRA Stockholders” and, collectively with CSC, Computer Sciences GS, Merger Sub LLC, Merger Sub Inc., SRA and SRA Operating Sub, the “Parties” and each, a “Party”).

WHEREAS:

(A)	CSC directly and indirectly through its Subsidiaries is engaged in the Computer Sciences GS Business (as such term, and each other capitalized term used herein and not defined, is defined in Article 1 and Section 11.12).

(B)	On or prior to the Separation Date, and subject to the terms and conditions set forth in the Distribution Agreement, CSC will consummate the Internal Reorganization.

(C)	Prior to the First Merger Effective Time, on the Closing Date, CSC will distribute to the CSC Stockholders (other than with respect to shares of CSC Common Stock held in treasury of CSC) as of the Record Date all issued and outstanding shares of Computer Sciences GS Common Stock, in accordance with the Distribution Agreement (the “Distribution” and together with the Internal Reorganization, the “Separation”).

(D)	Immediately following the Distribution, Computer Sciences GS will pay a special cash dividend in an aggregate amount of no more than $1,500,000,000 to CSC or to the stockholders that receive shares of Computer Sciences GS Common Stock in the Distribution (the “Special Dividend”).

(E)	Following the Distribution and the payment of the Special Dividend, the Parties intend that the following actions shall occur on the Closing Date (whether on or after the date of the Distribution): (1) Merger Sub Inc. will be merged with and into SRA (the “First Merger”) with SRA surviving the First Merger and (2) immediately thereafter SRA as the surviving corporation of the First Merger will be merged with and into Merger Sub LLC (the “Second Merger”) with Merger Sub LLC surviving the Second Merger.

(F)	The SRA Board of Directors (a) has approved and declared advisable, and in the best interests of SRA and all of the stockholders of SRA, this Agreement and the Transactions (as defined below), including the Mergers (as defined below), and (b) has recommended the adoption by the stockholders of SRA of this Agreement.

(G)	The Computer Sciences GS Board of Directors and the board of directors of Merger Sub Inc. have each approved and declared advisable this Agreement and Computer Sciences GS, as the sole stockholder of Merger Sub Inc., has duly adopted this Agreement.

(H)	The Parties to the Mergers have agreed to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

(I)	It is the intention of the Parties that, for U.S. federal income tax purposes: (a) the Separation will qualify as a tax-free spin-off resulting in nonrecognition under Sections 355(a), 361 and 368(a) of the Code; (b) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (c) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of CSC, Computer Sciences GS, SRA, their respective Subsidiaries, the SRA Stockholders (except in respect of those shares of SRA Common Stock for which cash is received pursuant to Article 3) or the CSC Stockholders; and (d) this Agreement and the Distribution Agreement are each separately a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINED TERMS

1.1	Defined Terms

When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acceptable Terms” shall mean: (i) underwritten by one or more nationally recognized insurance companies, each with a rating of at least A- by A.M. Best or the equivalent rating by Standard & Poor’s, (ii) naming SRA (or any successor thereto) as the beneficiary of such policy, (iii) insuring SRA (or any successor thereto) against losses with respect to the Worthless Stock Loss Issue, (iv) with a policy limit (subject to any applicable retention) of not less than the Coverage Amount, (v) with a Total Policy Cost borne by SRA (or any successor thereto) (not including any amounts funded by any SRA Stockholder) less than or equal to $15,000,000 and (vi) that survives for the statute of limitations of the Worthless Stock Loss Issue as such statute of limitations may be waived or extended.

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Entity.

“Affected Employees” shall have the meaning set forth in Section 7.11(b).

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Affiliate Transaction” shall have the meaning set forth in Section 4.21.

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Financing” shall have the meaning set forth in Section 7.15(c).

“Award Conversion Ratio” shall mean a number equal to the number of shares of Computer Sciences GS Common Stock (rounded down to the nearest ten thousandth) to be issued in the First Merger in respect of each share of SRA Common Stock that pursuant to Schedule 2 is designated to receive zero Cash Consideration as part of the Merger Consideration.

“Ballhaus Separation Agreement” shall mean that certain Separation Agreement and Release, dated as of August 28, 2015, between SRA and William L. Ballhaus.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Cash Consideration” shall mean $390,000,000.00 multiplied by the Dissent Factor.

“Cash Payment Multiple” means, with respect to any holder of SRA Equity Interests entitled to receive payments pursuant to Section 3.6 or Section 3.7 of this Agreement, the “Cash Payment Multiple” specified for such Person on Schedule 2 hereto (as it may be adjusted as of the Closing Date based on the number of shares of SRA Common Stock issued and outstanding immediately prior to the First Merger Effective Time).

“Closing” shall have the meaning set forth in Section 3.4.

“Closing Date” shall have the meaning set forth in Section 3.4.

“Code” shall have the meaning set forth in the Distribution Agreement.

“Commitment Letter”shall have the meaning set forth in Section 4.22.

“Computer Sciences GS” shall have the meaning set forth in the preamble.

“Computer Sciences GS Board of Directors” shall mean the board of directors of Computer Sciences GS.

“Computer Sciences GS Business” shall have the meaning set forth in the Distribution Agreement.

“Computer Sciences GS Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.001 per share, of Computer Sciences GS.

“Computer Sciences GS Entities” shall mean Computer Sciences GS and each of the Computer Sciences GS Subsidiaries.

“Computer Sciences GS Equity Interests” shall have the meaning set forth in Section 4.2(a).

“Computer Sciences GS Financing” shall mean the debt financing incurred by Computer Sciences GS or its Subsidiaries to fund: (a) the Special Dividend; (b) the Cash Consideration; and (c) the Debt Payoff Amount.

“Computer Sciences GS Group Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Computer Sciences GS Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to: (a) the Computer Sciences GS Business, the Computer Sciences GS Entities, or the operations, assets, prospects, financial condition or results of operations of the Computer Sciences GS Business, taken as a whole; or (b) the ability of CSC or the Computer Sciences GS Entities to consummate the Transactions and to perform their obligations under this Agreement, the Transaction Agreements and the Separation Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Computer Sciences GS Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to: (i) general business or economic conditions in the United States; (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (iii) financial, banking or securities markets; (iv) changes in GAAP; and (v) any actions that are required to be taken by the Separation Agreements, or the pendency or announcement of the Separation; provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v) above, such effects, changes or circumstances shall be taken into account in determining whether a Computer Sciences GS Material Adverse Effect exists or would reasonably be expected to exist, but only if the Computer Sciences GS Business, the Computer Sciences GS Entities or CSC or any of CSC’s Subsidiaries with respect to the Computer Sciences GS Business are disproportionately affected thereby compared to other operators in the Computer Sciences GS Business.

“Computer Sciences GS Multiemployer Plans” shall mean any Multiemployer Plan contributed to or required to be contributed to by CSC or any of its Subsidiaries (including Computer Sciences GS or any of the Computer Sciences GS Subsidiaries) and in which any Computer Sciences GS Group Employee is a participant.

“Computer Sciences GS Stockholder Approval” shall mean the affirmative stockholder vote of CSC, as the sole stockholder of Computer Sciences GS.

“Computer Sciences GS Stockholders” shall mean the holders of Computer Sciences GS Common Stock.

“Computer Sciences GS Subsidiaries” shall mean Merger Sub Inc., Merger Sub LLC, and each of their respective Subsidiaries, and any other Subsidiary of Computer Sciences GS.

“Confidential Information” shall have the meaning set forth in the Distribution Agreement.

“Confidentiality Agreement” shall mean the agreement by and between CSC and SRA Operating Sub, dated as of April 13, 2015.

“Contract” shall have the meaning set forth in the Distribution Agreement.

“Coverage Amount” shall have the meaning set forth in Section 3.6(e).

“CSC” shall have the meaning set forth in the preamble.

“CSC 401(k) Plans” shall have the meaning set forth in the Employee Matters Agreement.

“CSC Applicable Date” shall mean June 30, 2013.

“CSC Board of Directors” shall mean the board of directors of CSC.

“CSC Common Stock” shall have the meaning set forth in the Distribution Agreement.

“CSC Entities” shall mean CSC and each of the CSC Subsidiaries.

“CSC ERISA Group” shall mean Computer Sciences GS’s controlled group within the meaning of Section 414(b) or (c) of the Code.

“CSC ERISA Plan” shall have the meaning set forth in Section 4.9(a).

“CSC Intellectual Property” shall have the meaning set forth in Section 4.13(a).

“CSC Leased Property” shall have the meaning set forth in Section 4.14(b).

“CSC Owned Property” shall have the meaning set forth in Section 4.14(a).

“CSC Plan” shall have the meaning set forth in Section 4.9(a).

“CSC Reports” shall have the meaning set forth in Section 4.5(a).

“CSC Stockholders” shall mean the holders of the CSC Common Stock.

“CSC Transaction Expenses” shall mean any Transaction Expenses incurred or paid by CSC, Computer Sciences GS or any of their Subsidiaries, excluding any Transaction Expenses incurred before the Separation to the extent related to the Separation or the Special Dividend

“CSC/Computer Sciences GS Disclosure Schedule” shall mean the disclosure schedules delivered by CSC and Computer Sciences GS to SRA concurrently herewith.

“Data” shall have the meaning set forth in 48 CFR 52.227-14 (2007).

“Debt Payoff Amount” shall mean the amount of Indebtedness outstanding on the Closing Date under SRA Credit Agreement.

“DGCL” shall have the meaning set forth in the recitals.

“DiPentima Options” shall mean those certain options to purchase SRA Common Stock held by Renato A. DiPentima, as evidenced by an Option Agreement, dated as of July 20, 2011, as amended, to which SRA and Mr. DiPentima are parties.

“Dissent Factor” shall mean a fraction, the numerator of which shall be (a) the total number shares of SRA Common Stock outstanding immediately prior to the First Merger Effective Time minus (b) the total number of Dissenting Shares, and the denominator of which shall be the total number shares of SRA Common Stock outstanding immediately prior to the First Merger Effective Time.

“Dissenting Shares” shall have the meaning set forth in Section 3.10.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall mean the Master Separation and Distribution Agreement, by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit A.

“DLLCA” shall have the meaning set forth in the recitals.

“DOJ” shall mean the U.S. Department of Justice.

“DSS” shall mean the Defense Security Service of the United States Department of Defense.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit B.

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Enumerated SRA Stockholders” shall have the meaning set forth in the preamble.

“Environmental Claims” shall mean any Action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Material at any location.

“Environmental Law” shall mean any Law or Order relating to pollution or the protection, cleanup or restoration of the environment, or to workplace or public health or safety as related to exposure to Hazardous Material, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on or prior to the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Account” shall have the meaning set forth in Section 3.6(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Form 10” means the information statement filed as an exhibit to Amendment No. 1 filed on August 17, 2015 to the registration statement on Form 10 filed by Computer Sciences GS on July 10, 2015 with the SEC.

“FAR” shall have the meaning set forth in Section 4.4(b).

“FAR System” shall have the meaning set forth in Section 4.4(b).

“Financing” shall have the meaning set forth in Section 7.15(a).

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing contemplated to be obtained by Computer Sciences GS, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders controlling persons, agents and representatives and their respective successors and assigns.

“First Merger” shall have the meaning set forth in the recitals.

“First Merger Effective Time” shall have the meaning set forth in Section 3.4.

“First Merger Surviving Corporation” shall have the meaning set forth in Section 3.1(b).

“FOCI” shall have the meaning set forth in Section 4.19(d).

“Form S-4 Registration Statement” shall have the meaning set forth in Section 7.4(d).

“FTC” shall mean the U.S. Federal Trade Commission.

“Fundamental Representations and Warranties” shall mean the representations and warranties set forth in Sections 5.2(a) and 5.3.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services made by either Party or any of its Subsidiaries to any Governmental Entity or any prime contractor prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, purchase order, task order, delivery order, change order, or other contractual commitment of any kind, between either Party or any of its Subsidiaries, on the one hand, and any (i) Governmental Entity, (ii) prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase, delivery or work order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but will be considered part of the Government Contract to which it relates.

“Governmental Entity” shall have the meaning set forth in the Distribution Agreement.

“Hazardous Material” shall mean any material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall have the meaning set forth in the Distribution Agreement.

“Information” shall have the meaning set forth in the Distribution Agreement.

“Intellectual Property” shall have the meaning set forth in the Distribution Agreement.

“Internal Reorganization” shall have the meaning set forth in the Distribution Agreement.

“International Trade Laws” shall have the meaning set forth in Section 4.20.

“IP License” shall have the meaning set forth in Section 5.13(b).

“IP Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit C.

“IRS” shall mean the U.S. Internal Revenue Service.

“ITAR” shall have the meaning set forth in Section 4.4(b).

“Key Computer Sciences GS Group Employees” shall mean those Computer Sciences GS Group Employees set forth in Section 1.1(a) of the CSC/Computer Sciences GS Disclosure Schedule.

“Key SRA Employees” shall mean those SRA Employees set forth in Section 1.1(a) of the SRA Disclosure Schedule.

“Knowledge” shall mean: (a) with respect to the CSC Entities and the Computer Sciences GS Entities, the actual knowledge of the persons listed on Section 1.1(b) of the CSC/Computer Sciences GS Disclosure Schedule; and (b) with respect to SRA and its Subsidiaries, the actual knowledge of the persons listed on Section 1.1(b) of the SRA Disclosure Schedule.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Lenders” shall have the meaning set forth in Section 4.22(a).

“Liabilities” shall have the meaning set forth in the Distribution Agreement.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Entity, domestic or foreign.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Management Equity Escrow Account” shall mean an escrow account established with an independent escrow agent acting at the direction of Providence for the purposes of (i) holding the payments to be made pursuant to Section 3.7(b) of this Agreement to the holders of the SRA Performance-Based Options and making payments to the SRA Stockholders therefrom to which such SRA Stockholders are entitled by reason of the vesting or forfeiture, following the First Merger Effective Time, of the SRA Performance-Based Options, and (ii) holding the cash and shares of Computer Sciences GS Common Stock that William L. Ballhaus is entitled to receive pursuant to Section 3.7(d) in escrow pursuant to the terms of the Ballhaus Separation Agreement.

“Merger Consideration” shall mean the Cash Consideration and the Stock Consideration, together.

“Merger Sub Inc.” shall have the meaning set forth in the preamble.

“Merger Sub Inc. Common Stock” shall mean the shares of common stock of Merger Sub Inc. having the rights, privileges and obligations set forth in Merger Sub Inc. certificate of formation and bylaws.

“Merger Sub Inc. Equity Interests” shall have the meaning set forth in Section 4.2(b).

“Merger Sub Inc. Stockholder Approval” shall mean the affirmative vote of Computer Sciences GS, as the sole holder of Merger Sub Inc. Common Stock.

“Merger Sub LLC” shall have the meaning set forth in the preamble.

“Merger Sub LLC Equity Interests” shall have the meaning set forth in Section 4.2(c).

“Merger Sub LLC Member Approval” shall mean the affirmative vote of Computer Sciences GS, as the sole holder of Merger Sub LLC Membership Units.

“Merger Sub LLC Membership Units” shall mean the membership units of Merger Sub LLC having the rights, privileges and obligations set forth in Merger Sub LLC’s limited liability company agreement.

“Mergers” shall mean the First Merger and the Second Merger, together.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Market.

“New Commitment Letters” shall have the meaning set forth in Section 7.15(c).

“New Plans” shall have the meaning set forth in Section 7.11(d).

“Next Month End” has the meaning set forth in Section 3.4.

“NISPOM” shall have the meaning set forth in Section 4.4(b).

“Nomination Agreement” shall have the meaning set forth in Section 7.3(b).

“Non-Recourse Party” shall have the meaning set forth in Section 11.16(a).

“Non-US Agency Agreement” shall mean the Non-US Agency Agreement by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit D.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Entity, whether temporary, preliminary or permanent.

“Party” and “Parties” shall have the meanings set forth in the preamble.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.6(a)(ii).

“Per Share Merger Consideration” shall mean the Per Share Stock Consideration and the Per Share Cash Consideration, together.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.6(a)(i).

“Permits” shall mean permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Acquisitions” shall mean acquisitions, mergers or divestitures by Computer Sciences GS or its Subsidiaries set forth on Section 1.1(c) of the CSC/Computer Sciences GS Disclosure Schedule (along with any associated debt or equity financing in connection with such acquisitions, mergers or divestitures), provided that the entities acquired pursuant to such acquisitions, mergers or divestitures do not, individually or in the aggregate, constitute a significant subsidiary (as defined in Regulation S-X as promulgated by the SEC), and further provided that such acquisitions, mergers or divestitures do not, individually or in the aggregate, materially delay or prevent the consummation of the Separation or the Mergers.

“Permitted Liens” shall mean: (a) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions do not materially interfere with the use of such real property or operation of the respective businesses of Computer Sciences GS and SRA as currently operated or otherwise materially and adversely impair the current business operations at such location); (b) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (c) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (e) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (f) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records; (g) licenses granted to third parties in the ordinary course of business and (h) Liens set forth in Section 1.1(d) of the SRA Disclosure Schedule or CSC/Computer Sciences GS Disclosure Schedule, as applicable, with respect to the Indebtedness in existence as of the date hereof, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Providence” shall mean Providence Equity Partners VI LP and Providence Equity Partners VI A LP, together.

“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit E.

“Record Date” shall have the meaning set forth in the Distribution Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Computer Sciences GS and the SRA Stockholders substantially in the form attached hereto as Exhibit F.

“Registration Statement” shall mean the registration statement to be filed by Computer Sciences GS with the SEC in connection with the issuance of shares of Computer Sciences GS Common Stock in connection with the Distribution.

“Related Party” shall have the meaning set forth in Section 8.2(f).

“Related Party Agreements” shall have the meaning set forth in Section 8.2(f).

“Related Person” shall have the meaning set forth in Section 7.20(c).

“Representative” shall mean, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Required Information” shall have the meaning set forth in Section 7.15(d).

“Restricted Employee” shall mean any employee of Computer Sciences GS or the Second Merger Surviving LLC or their respective Subsidiaries and controlled Affiliates (excluding, for the avoidance of doubt, any employee of SRA or any of its Subsidiaries whose employment was terminated not in violation of Section 7.2 prior to the Closing Date).

“Rule 144” shall have the meaning set forth in Section 6.9.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Merger” shall have the meaning set forth in the recitals.

“Second Merger Effective Time” shall have the meaning set forth in Section 3.4.

“Second Merger Surviving LLC” shall have the meaning set forth in Section 3.2(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreements” shall mean, collectively: (a) the Distribution Agreement; (b) the Tax Matters Agreement; (c) the Transition Services Agreement; (d) the Employee Matters Agreement; (e) the Real Estate Matters Agreement; (f) the Non-US Agency Agreement; and (g) the IP Matters Agreement.

“Separation Date” shall mean the date and time that the Separation shall become effective.

“Share Exchange Multiple” means, with respect to any holder of SRA Equity Interests entitled to receive payments pursuant to Section 3.6 or Section 3.7 of this Agreement, the “Share Exchange Multiple” specified for such Person on Schedule 2 hereto (as it may be adjusted as of the Closing Date based on the number of shares of SRA Common Stock issued and outstanding immediately prior to the First Merger Effective Time).

“Software” shall mean all computer software, including source codes, machine readable code, object code, algorithms and printed listings of code, in any and all forms and media, and all related documentation.

“Special Dividend” shall have the meaning set forth in the recitals.

“Spin-Off Tax Opinion” shall have the meaning set forth in Section 7.20(e).

“SRA” shall have the meaning set forth in the preamble.

“SRA Applicable Date” shall mean June 30, 2013.

“SRA Board of Directors” shall mean the board of directors of SRA.

“SRA Certificate” shall have the meaning set forth in Section 3.6(b).

“SRA Common Stock” shall mean the common stock of SRA, par value $0.01 per share.

“SRA Credit Agreement” shall mean the Credit Agreement dated July 20, 2011 between Sterling Parent Inc., Sterling Merger Inc., SRA Operating Sub, Citibank, N.A., Citicorp North America, Inc., Bank of America, N.A., Goldman Sachs Lending Partners LLC and Credit Suisse AG, Cayman Islands Branch.

“SRA Disclosure Schedule” shall mean the disclosure schedules delivered by SRA to CSC concurrently herewith.

“SRA Employee” shall mean, as of any date, any individual who is an employee of SRA or its Subsidiaries (including employees who are not actively at work on such date by reason of illness, vacation, leave of absence or short-term disability).

“SRA Entities” shall mean SRA and each of its Subsidiaries.

“SRA Equity Interests” shall have the meaning set forth in Section 5.2(a).

“SRA ERISA Group” shall mean SRA’s controlled group within the meaning of Section 414(b) or (c) of the Code.

“SRA ERISA Plan” shall have the meaning set forth in Section 5.9(a).

“SRA Incentive Plan” shall mean the SRA Stock Incentive Plan and the SRA Restricted Stock Plan.

“SRA Leased Property” shall have the meaning set forth in Section 5.14(b).

“SRA Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to: (a) SRA, its Subsidiaries, their business, operations, assets, prospects, financial condition or results of operations of SRA and its Subsidiaries, taken as a whole; or (b) the ability of SRA to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether, a SRA Material Adverse Effect has occurred: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to: (i) general business or economic conditions in the United States; (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (iii) financial, banking or securities markets; and (iv) changes in GAAP; provided, that, in the case of clauses (i), (ii), (iii) and (iv), such effects, changes or circumstances shall be taken into account in determining whether a SRA Material Adverse Effect exists or would reasonably be expected to exist, but only if SRA and its Subsidiaries are disproportionately affected thereby compared to other providers of information technology services to the United States Federal Government.

“SRA Material Contract” shall have the meaning set forth in Section 5.15(a).

“SRA Operating Sub” shall have the meaning set forth in the preamble.

“SRA Owned Intellectual Property” shall have the meaning set forth in Section 5.13(a).

“SRA Owned Property” shall have the meaning set forth in Section 5.14(a).

“SRA Performance-Based Option” shall have the meaning set forth in Section 3.7(b).

“SRA Plan” shall have the meaning set forth in Section 5.9(a).

“SRA Registered Intellectual Property” shall have the meaning set forth in Section 5.13(a).

“SRA Related Party” shall mean SRA, SRA Operating Sub and each of their respective affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“SRA Reports” shall have the meaning set forth in Section 5.5(a).

“SRA Restricted Stock Award” shall have the meaning set forth in Section 3.7(a).

“SRA Stockholders” shall mean the holders of SRA Common Stock.

“SRA Transaction Expenses” shall mean any Transaction Expenses incurred or paid by SRA or any of its Subsidiaries or the Enumerated Stockholders.

“SRA Unvested Time-Based Option” shall have the meaning set forth in Section 3.7(d).

“SRA Vested Time-Based Option” shall have the meaning set forth in Section 3.7(c).

“Standstill Period” shall have the meaning set forth in Section 7.21.

“Stock Consideration”shall mean a number of shares of Computer Sciences GS Common Stock equal to the product of (a) 1.1809164 times the total number of shares of Computer Sciences GS Common Stock issued and outstanding immediately preceding the First Merger Effective Time, (b) 0.1532, and (c) the Dissent Factor.

“Stock Exchange” shall mean the NYSE or NASDAQ as determined by Computer Sciences GS in its sole discretion as the location of its primary listing of Computer Sciences GS Common Stock.

“Stockholders Agreements” shall mean (i) the Amended and Restated Stockholders Agreement of SRA, dated October 17, 2011, and (ii) the Management Stockholders Agreement of SRA, dated as of February 9, 2012.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit G.

“Tax Policy” shall have the meaning given in Section 3.6(e).

“Tax Return” shall mean any report or return (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Termination Fee” shall have the meaning set forth in Section 9.3.

“Total Policy Cost” shall mean the aggregate amount of all premiums, broker’s fees and other similar costs, plus all retentions and deductibles applicable to the policy.

“Transaction Agreements” shall mean, collectively: (a) this Agreement; (b) the Registration Rights Agreement; (c) all other documents required to be delivered on the Closing Date by any Party pursuant to this Agreement.

“Transaction Expenses” shall mean all costs, fees and expenses incurred in connection with the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants, if any), whether or not paid prior to Closing.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements, including the Separation and the Mergers.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between CSC and Computer Sciences GS substantially in the form attached hereto as Exhibit H.

“Treasury Regulations” shall have the meaning set forth in the Tax Matters Agreement.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all similar Laws.

“Worthless Stock Loss Issue” shall have the meaning set forth in Section 3.6(e).

“Written Consents” shall mean irrevocable written consents of the Enumerated SRA Stockholders duly adopting this Agreement delivered to CSC and Computer Sciences GS after approval of the Agreement by the SRA Board of Directors and concurrently or immediately following the execution of this Agreement.

2.	THE SEPARATION AND THE SPECIAL DIVIDEND

Upon the terms and subject to the conditions of the Distribution Agreement, prior to the First Merger Effective Time, CSC and Computer Sciences GS shall each use its respective commercially reasonable efforts to consummate and make effective the Separation and payment of the Special Dividend contemplated by the Distribution Agreement in accordance with its terms prior to the Termination Date.

3.	THE MERGERS AND RELATED MATTERS

3.1	The First Merger

(a)	Immediately prior to the First Merger Effective Time, the issued and outstanding shares of capital stock of Merger Sub Inc. shall consist solely of shares of Merger Sub Inc. Common Stock, all of which shall be owned as of such time directly by Computer Sciences GS.

(b)	Upon the terms and subject to the conditions of this Agreement, after the Separation and the Special Dividend, Merger Sub Inc. will be merged with and into SRA at the First Merger Effective Time in accordance with the DGCL and upon the terms set forth in this Agreement. Following the First Merger, the separate corporate existence of Merger Sub Inc. will cease, and SRA will continue as the surviving corporation (SRA as the surviving corporation following the First Merger is referred to herein as the “First Merger Surviving Corporation”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of Merger Sub Inc. in accordance with the DGCL and upon the terms set forth in this Agreement.

3.2	The Second Merger

(a)	Immediately prior to the Second Merger Effective Time, the issued and outstanding membership interests of Merger Sub LLC shall consist solely of membership interests owned as of such time directly by Computer Sciences GS.

(b)	Upon the terms and subject to the conditions of this Agreement, as part of an integrated plan including the First Merger, the First Merger Surviving Corporation will be merged with and into Merger Sub LLC at the Second Merger Effective Time in accordance with the DGCL and the DLLCA and upon the terms set forth in this Agreement. Following the Second Merger, the separate corporate existence of First Merger Surviving Corporation will cease, and Merger Sub LLC will continue as the surviving corporation (Merger Sub LLC as the surviving corporation following the Second Merger is referred to herein as the “Second Merger Surviving LLC”) and will succeed to and assume all the rights, powers, privileges and franchises, and be subject to all of the obligations of First Merger Surviving Corporation in accordance with the DGCL and upon the terms set forth in this Agreement.

3.3	Effects of the Mergers

The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

3.4	Closing; Effective Times

Unless this Agreement is terminated pursuant to Section 9.1, the closing of the Mergers (the “Closing”) shall take place on a date and at a time to be specified by the Parties, which shall be no later than the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 8 (the “Closing Date”); provided, however, that if such date is not the Business Day nearest in time to the first financial month end of Computer Sciences GS following such date (the “Next Month End”), then the Closing shall take place on the Next Month End, unless another date is agreed to in writing by the Parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the First Merger Surviving Corporation and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the Parties and specified in such certificate of merger (the time as of which the First Merger becomes effective, the “First Merger Effective Time”). Subject to the provisions of this Agreement, a second certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA shall be duly executed by the Second Merger Surviving LLC and as soon as practicable following the First Merger Effective Time shall be filed with the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time of filing such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the Parties and specified in the certificate of merger (the time as of which the Second Merger becomes effective, the “Second Merger Effective Time”).

3.5	Constitutive Documents

(a)	First Merger

(i)	At the First Merger Effective Time, the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time and in the form attached hereto as Exhibit I shall be the certificate of incorporation of the First Merger Surviving Corporation from and after the First Merger Effective Time until amended in accordance with applicable Law and such certificate of incorporation.

(ii)	At the First Merger Effective Time, the bylaws of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time and in the form attached hereto as Exhibit J shall be the bylaws of the First Merger Surviving Corporation from and after the First Merger Effective Time until amended in accordance with applicable Law, the certificate of incorporation of the First Merger Surviving Corporation and such bylaws.

(b)	Second Merger

(i)	At the Second Merger Effective Time, the certificate of formation of Merger Sub LLC as in effect immediately prior to the Second Merger Effective Time and in the form attached hereto as Exhibit K shall be the certificate of formation of the Second Merger Surviving LLC from and after the Second Merger Effective Time until amended in accordance with applicable Law and such certificate of formation.

(ii)

At the Second Merger Effective Time, the limited liability company operating agreement of Merger Sub LLC as in effect immediately prior to the Second Merger Effective Time and in the form attached hereto as Exhibit L shall be the limited liability company operating agreement of the Second Merger Surviving LLC from and after the Second Merger Effective Time until amended in accordance with applicable Law, the certificate of formation of the Second Merger Surviving LLC and such limited liability company operating agreement.

3.6	Conversion of Capital Stock in the First Merger

By virtue of the First Merger and without any action on the part of any holder of the capital stock of SRA or Merger Sub Inc.:

(a)	each share of SRA Common Stock outstanding immediately prior to the First Merger Effective Time (other than any such shares to be cancelled in accordance with Section 3.6(d)) shall be automatically converted into at the First Merger Effective Time:

(i)	the right to receive an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Computer Sciences GS Common Stock equal to (A) the Stock Consideration, divided by (B) the aggregate number of shares of SRA Common Stock issued and outstanding on a fully diluted basis as of immediately prior to the First Merger Effective Time, minus the number of Dissenting Shares, multiplied by (C) the applicable Share Exchange Multiple for the SRA Stockholder holding such share of SRA Common Stock (the “Per Share Stock Consideration”); and

(ii)	the right to receive a cash payment (without interest) equal to (A) the Cash Consideration, divided by (B) the aggregate number of shares of SRA Common Stock issued and outstanding on a fully diluted basis as of immediately prior to the First Merger Effective Time, minus the number of Dissenting Shares, multiplied by (C) the applicable Cash Payment Multiple for the SRA Stockholder holding such share of SRA Common Stock (the “Per Share Cash Consideration”);

(b)	SRA Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares of SRA Common Stock (a “SRA Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive, upon the surrender of such SRA Certificates in accordance with this Section 3.6(b), the Per Share Stock Consideration and Per Share Cash Consideration, in each case without any interest thereon;

(c)	each share of Merger Sub Inc. Common Stock that is issued and outstanding immediately prior to and at the First Merger Effective Time shall automatically be converted into one share of First Merger Surviving Corporation common stock;

(d)	all shares of SRA Common Stock held in SRA’s treasury or owned by any CSC Entity, Computer Sciences GS Entity or any wholly owned Subsidiary of SRA shall be cancelled and cease to exist, and no Per Share Merger Consideration shall be delivered in exchange therefor; and

(e)

SRA shall use reasonable best efforts to procure, prior to the Closing Date, a policy of insurance (the “Tax Policy”) providing for at least $74,800,000 of coverage (subject to any applicable retention) for taxes, interest, penalties and defense costs (the “Coverage Amount”) attributable to the approximately $130.3 million worthless stock loss claimed by SRA under Section 165(g)(3) of the Code with respect to shares of ERA Systems Corporation (the “Worthless Stock Loss Issue”).

If SRA has not procured the Tax Policy prior to the Closing Date with Acceptable Terms, then notwithstanding anything to the contrary contained in this Agreement, the Merger Consideration payable hereunder to each holder of equity interests in SRA (including as provided in Section 3.7, unless otherwise determined by SRA in its sole discretion) shall be reduced by an amount equal to such holder’s pro rata share (based on ownership of equity interests in SRA) of the Coverage Amount, and a portion of the Cash Consideration equal to the Coverage Amount shall be placed into an escrow account (the “Escrow Account”). The Escrow Account shall be administered by an escrow agent selected by Computer Sciences GS and reasonably acceptable to SRA, pursuant to such escrow agent’s standard form of escrow agreement, with such modifications as may be reasonably agreed upon by each of Computer Sciences GS and SRA, and which shall provide for release of the escrowed property from the Escrow Account only upon joint written instructions of Providence and Computer Sciences GS or a final, non-appealable court order. If a portion of the Cash Consideration equal to the Coverage Amount is placed in the Escrow Account as contemplated by the foregoing sentence, Computer Sciences GS and SRA shall negotiate in good faith the terms of an indemnification agreement, which shall have substantially the following terms:

Cap	The amount in the Escrow Account

Final Release from Escrow	Upon the earlier of the final resolution with the IRS or the Department of Justice, as applicable, of the Worthless Stock Loss Issue and the expiration of applicable statute of limitations (taking into account valid extensions and waivers).

Defense	Worthless Stock Loss Issue defended by a SRA stockholder representative using counsel/advisers of its choice. The SRA stockholder representative shall have the right to settle the Worthless Stock Loss Issue so long as such settlement does not: (i) require SRA or its Subsidiaries or Affiliates to pay taxes, interest, penalties and defense costs in excess of the amount available in the Escrow Account at the time of such settlement; or (ii) require SRA or its Subsidiaries or Affiliates to make and admission of wrongdoing or to agree to any injunctive, non-monetary or other relief that will have an ongoing adverse effect on SRA or its Subsidiaries or Affiliates.

Defense Costs	Payable on a current basis from the Escrow Account.

3.7	Conversion of Options and Restricted Stock in the First Merger

(a)	SRA Restricted Stock Awards

Immediately prior to the First Merger Effective Time, the vesting of each award of SRA Common Stock subject to time-based, or other vesting or lapse restrictions (each, a “SRA Restricted Stock Award”) that is outstanding under any SRA Incentive Plan immediately prior to the First Merger Effective Time shall be fully accelerated (and all restrictions thereupon shall lapse) and the holder of such outstanding SRA Restricted Stock Award shall be entitled to receive the Merger Consideration in respect thereof in the First Merger as provided in Section 3.6. In no event shall any SRA Restricted Stock Award remain outstanding after the First Merger Effective Time or be assumed by Computer Sciences GS, Merger Sub Inc. or Merger Sub LLC or rolled over into any CSC Plan.

(b)	SRA Performance-Based Options

At the First Merger Effective Time, each performance-based option to purchase SRA Common Stock (each, a “SRA Performance-Based Option”) issued under a SRA Incentive Plan that is unvested and outstanding immediately prior to the First Merger Effective Time shall be cancelled, and payment shall be made in respect thereof in an amount equal to the Per Share Merger Consideration to which such SRA Performance-Based Option would be entitled if such SRA Performance-Based Option were a SRA Vested Time-Based Option and were cancelled and converted as provided in Section 3.7(c), except that the applicable Share Exchange Multiple shall be as set forth on Schedule 2. Such payment shall be deposited (without reduction for withholding Taxes) into the Management Equity Escrow Account. In no event shall any SRA Performance-Based Option remain outstanding at the First Merger Effective Time or be assumed by Computer Sciences GS, Merger Sub Inc. or Merger Sub LLC or rolled over into any CSC Plan, and in no event will the individuals who held the SRA Performance-Based Options be deemed to have become vested in any portion of the SRA Performance-Based Options or any portion of the Management Equity Escrow Account at the First Merger Effective Time (such vesting to occur instead as provided in the agreement governing the Management Equity Escrow Account).

(c)	SRA Vested Time-Based Options

Immediately prior to the First Merger Effective Time, each vested time-based option to purchase SRA Common Stock (each, a “SRA Vested Time-Based Option”) issued under a SRA Incentive Plan that is unexercised, and the DiPentima Options, to the extent unexercised, shall be canceled without any action on the part of any holder or beneficiary thereof and converted into a number of fully vested shares of SRA Common Stock determined based on the aggregate Per Share Merger Consideration of the SRA Common Stock subject to such SRA Vested Time-Based Options less the related exercise price and withholding Taxes, and the holder thereof shall be entitled, for each such share, to receive the Per Share Merger Consideration in the First Merger as provided in Section 3.6. In no event shall any SRA Vested Time-Based Option remain outstanding at the First Merger Effective Time or be assumed by Computer Sciences GS, Merger Sub Inc. or Merger Sub LLC or rolled over into any CSC Plan.

(d)	SRA Unvested Time-Based Options

At the First Merger Effective Time, each outstanding unvested time-based option to purchase SRA Common Stock (each, a “SRA Unvested Time-Based Option”) issued under a SRA Incentive Plan shall be converted into an option (“Rollover Options”) to acquire the number of shares of Computer Sciences GS Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of SRA Common Stock subject to such SRA Unvested Time-Based Option immediately prior to the First Merger Effective Time, multiplied by (b) the Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such SRA Unvested Time-Based Option immediately prior to the First Merger Effective Time, divided by (ii) the Award Conversion Ratio; provided that the exercise price and the number of shares of Computer Sciences GS Common Stock purchasable or with respect to which the amount payable is measured pursuant to the Rollover Options shall be determined in a manner intended to be consistent to the extent reasonably practicable with the requirements of Section 409A of the Code. Except as specifically provided above, following the First Merger Effective Time, each Rollover Option shall be subject to the same vesting terms and conditions as applied thereto immediately prior to the First Merger Effective Time (except that the occurrence of a “change of control” event will be determined in respect of Computer Sciences GS) and shall be otherwise governed by the same terms and conditions as are generally applicable under the comparable CSC Plan immediately prior to the First Merger Effective Time. Prior to the date on which the Rollover Options become vested, Computer Sciences GS shall file an effective registration statement on Form S-8 in respect of the Computer Sciences GS Common Stock subject to such Rollover Options and shall maintain the effectiveness thereof during the period that the Rollover Options are outstanding.

(e)	Future Withholding Matters

To the extent that, following the First Merger Effective Time, any current or former SRA Employee is entitled to a payment from the Management Equity Escrow Account, Computer Sciences GS shall make such payment to such SRA Employee through its payroll net of applicable withholding Taxes subject to receipt, at least ten (10) days in advance of the date of such payment, from the Management Equity Escrow Account of the full amount of such payment.

(f)	Section 16 Matters

Computer Sciences GS shall take, prior to the First Merger Effective Time, all such steps as may be required to cause the receipt at the First Merger Effective Time of Computer Sciences GS Common Stock and Rollover Options by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Computer Sciences GS to be exempt under Rule 16b-3 promulgated under the Exchange Act.

3.8	Exchange of Shares in the First Merger

(a)	Exchange Procedures

At the First Merger Effective Time, Computer Sciences GS shall distribute to each SRA Stockholder that delivers to Computer Sciences GS a duly completed and validly executed letter of transmittal in the form attached hereto as Exhibit M together with such SRA Stockholder’s certificate representing shares of SRA Common Stock: (A) the number of shares of Computer Sciences GS Common Stock equal to the aggregate Per Share Stock Consideration into which the shares of SRA Common Stock held by such SRA Stockholder have been converted in accordance with Section 3.6(a)(i); and (B) a cash payment in an amount equal to the aggregate Per Share Cash Consideration into which the shares of SRA Common Stock held by such SRA Stockholder have been converted in accordance with Section 3.6(a)(ii).

(b)	No Further Rights in SRA Common Stock

All shares of Computer Sciences GS Common Stock issued upon conversion of shares of SRA Common Stock in accordance with the terms of this Section 3.8 shall be deemed to have been issued at the First Merger Effective Time and, together with the Cash Consideration, will be deemed full satisfaction of all rights pertaining to such shares of SRA Common Stock.

(c)	Withholding Rights

The parties hereto shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

3.9	Conversion of Capital Stock in the Second Merger

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any holder of the capital stock of the First Merger Surviving Corporation or Merger Sub LLC:

(a)	all shares of First Merger Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b)	each Merger Sub LLC Membership Unit that is outstanding immediately prior to and at the Second Merger Effective Time shall remain unchanged and shall continue to remain outstanding as a membership interest in the Second Merger Surviving LLC. At the Second Merger Effective Time, Computer Sciences GS shall continue as the sole member of the Second Merger Surviving LLC, and the Second Merger Surviving LLC shall continue without dissolution.

3.10	Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares of SRA Common Stock outstanding immediately prior to the First Merger Effective Time and held by a SRA Stockholder who is entitled to demand and has properly demanded appraisal for such shares of SRA Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such SRA Stockholder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such SRA Stockholder to be paid the fair value of such

Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Merger Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 3.8(c). SRA shall give CSC and Computer Sciences GS prompt notice of any demands received by SRA for appraisal of shares of SRA Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by SRA relating to rights to be paid the fair value of Dissenting Shares, and CSC and Computer Sciences GS shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the First Merger Effective Time, SRA shall not, except with the prior written consent of CSC and Computer Sciences GS, make any payment (unless required by Law) with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

3.11	Further Action

If, at any time after the Second Merger Effective Time, any further action is determined by Computer Sciences GS or the First Merger Surviving Corporation or the Second Merger Surviving LLC to be necessary or desirable to carry out the purposes of this Agreement or to vest the First Merger Surviving Corporation or the Second Merger Surviving LLC with full right, title and possession of and all rights and property of SRA, Merger Sub Inc. and Merger Sub LLC, the officers and directors of the First Merger Surviving Corporation or the Second Merger Surviving LLC shall be fully authorized to take such action.

4.	REPRESENTATIONS AND WARRANTIES OF CSC, COMPUTER SCIENCES GS, MERGER SUB LLC AND MERGER SUB INC.

Except as disclosed in the CSC Reports or in the CSC/Computer Sciences GS Disclosure Schedule (regardless of whether or not the relevant Section hereof refers to the CSC/Computer Sciences GS Disclosure Schedule), it being understood and agreed that each disclosure set forth in the CSC Reports and in the CSC/Computer Sciences GS Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 4 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. hereby represent and warrant to SRA as follows:

4.1	Organization, Standing and Power

(a)	Each of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. CSC and its Subsidiaries have all requisite corporate or limited liability power and authority to own, lease and operate their properties and assets that will be contributed to Computer Sciences GS and the Computer Sciences GS Subsidiaries pursuant to the Distribution Agreement and to carry on the Computer Sciences GS Business as it is now being conducted. Each of CSC and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Computer Sciences GS Business that will be contributed to Computer Sciences GS and the Computer Sciences GS Subsidiaries pursuant to the Distribution Agreement or the nature of the Computer Sciences GS Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not constituted or would not reasonably be expected to constitute, individually or in the aggregate, a Computer Sciences GS Material Adverse Effect.

(b)	All of the outstanding shares of capital stock of, or other equity interests in, each Computer Sciences GS Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Computer Sciences GS, free and clear of all liens other than pursuant to the Computer Sciences GS Financing.

4.2	Capital Structure

(a)	As of the date hereof, the authorized capital stock of Computer Sciences GS consists solely of 751,000,000 shares of capital stock, of which 750,000,000 are classified as Computer Sciences GS Common Stock and 1,000,000 are classified as preferred stock. As of the date hereof, 1,000 shares of Computer Sciences GS Common Stock (excluding treasury shares) are issued and outstanding. All of the issued and outstanding shares of Computer Sciences GS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except for shares issuable pursuant to this Agreement, in connection with a Permitted Acquisition or pursuant to any equity incentive plan of CSC that will be assumed by Computer Sciences GS in accordance with the Employee Matters Agreement: (i) there are no outstanding options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, subscriptions, claims of any character, agreements, arrangements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Computer Sciences GS Common Stock or any capital stock equivalent or other nominal interest in Computer Sciences GS or any Computer Sciences GS Subsidiary which relate to Computer Sciences GS or any Computer Sciences GS Subsidiary (“Computer Sciences GS Equity Interests”) pursuant to which Computer Sciences GS or any Computer Sciences GS Subsidiary is or may become obligated to sell or issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of Computer Sciences GS or any of its Subsidiaries or outstanding bonds, debentures, notes or other Indebtedness of Computer Sciences GS or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with Computer Sciences GS’s stockholders on any matter and no securities or obligations evidencing such rights are authorized, issued or outstanding; and (ii) there are no outstanding obligations of Computer Sciences GS to repurchase, redeem or otherwise acquire any outstanding securities of Computer Sciences GS Equity Interests. Except pursuant to this Agreement and any equity incentive plan of Computer Sciences GS or any of its Subsidiaries, immediately following the Mergers there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Computer Sciences GS or its Subsidiaries.

(b)

The equity interests of Merger Sub Inc. consist solely of 100 shares of capital stock, all of which are classified as Merger Sub Inc. Common Stock. As of the Closing Date, all issued and outstanding shares of Merger Sub Inc. Common Stock will be held by Computer Sciences GS. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Merger Sub Inc. Common Stock or any capital stock equivalent or other nominal interest in Merger Sub Inc. or any of its Subsidiaries which relate to Merger Sub Inc. or any of its Subsidiaries (“Merger Sub Inc. Equity Interests”) pursuant to which Merger Sub Inc. or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Merger Sub Inc. Equity Interests. There are no outstanding obligations of Merger Sub Inc. to repurchase, redeem or otherwise acquire any outstanding securities of Merger Sub Inc. Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Merger Sub Inc.

(c)	The equity interests of Merger Sub LLC consist solely of Merger Sub LLC Membership Units, all of which will be, as of the Closing Date, held by Computer Sciences GS. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Merger Sub LLC Membership Units or any capital stock equivalent or other nominal interest in Merger Sub LLC or any of its Subsidiaries which relate to Merger Sub LLC or any of its Subsidiaries (“Merger Sub LLC Equity Interests”) pursuant to which Merger Sub LLC or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Merger Sub LLC Equity Interests. There are no outstanding obligations of Merger Sub LLC to repurchase, redeem or otherwise acquire any outstanding Merger Sub LLC Equity Interests. Except pursuant to this Agreement, immediately following the Distribution there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of Merger Sub LLC.

(d)	All of the issued and outstanding shares of capital stock or other equity interests of each of the Computer Sciences GS Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights, and are owned of record and beneficially by Computer Sciences GS or by a direct or indirect wholly owned Subsidiary (other than directors’ qualifying shares), free and clear of any Lien (except for (A) any Permitted Lien; (B) such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws); and (C) in connection with the Computer Sciences GS Financing.

(e)	Other than agreements included in, or incorporated by reference into, the CSC Reports or in connection with a Permitted Acquisition, there are no stockholder agreements, registration rights agreements, voting trusts or other Contracts to which CSC or Computer Sciences GS is a party with respect to the voting or registration of the capital stock or other voting or equity interests of Computer Sciences GS or any preemptive rights with respect thereto.

4.3	Authority and Approval

(a)

Each of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. has all requisite corporate or company power and authority necessary in order to execute and deliver, and perform its obligations under, this Agreement and each Transaction Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement and each such Transaction Agreement. The execution, delivery and performance of this Agreement and each such Transaction Agreement by each of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. and the consummation of the Mergers each of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. and the other transactions contemplated by this Agreement and the Transaction Agreements have been duly and validly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of CSC, Computer Sciences GS, Merger Sub LLC or Merger Sub Inc., as applicable, and no stockholder or member approvals or adoptions are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than those that have already been received. This Agreement has been duly executed and delivered by CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. and constitutes a valid and binding agreement of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. and enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)	On or prior to the date of this Agreement, the CSC Board of Directors, Computer Sciences GS Board of Directors, the Merger Sub LLC managing member and the Merger Sub Inc. board of directors each have duly and unanimously adopted resolutions: (i) determining that the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc., as applicable; (ii) approving and declaring advisable the Mergers and the other transactions contemplated hereby, as applicable; (iii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) recommending adoption of this Agreement to the holders of shares or membership interests, as applicable, which resolutions, as of the date hereof, have not been withdrawn or modified.

(c)	On or prior to the date of this Agreement, each of: (i) CSC, in its capacity as sole holder of Computer Sciences GS Common Stock, and (ii) Computer Sciences GS, in its capacity as sole holder of Merger Sub LLC Membership Units and Merger Sub Inc. Common Stock has duly adopted this Agreement.

4.4	No Conflict; Required Filings and Consents by Written Consent

(a)	The execution, delivery and performance of this Agreement by CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc., and the consummation by CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. of the Mergers and the other transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation or by-laws, as applicable, of each of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc.; (ii) except as set forth in Section 4.4(a) of the CSC/Computer Sciences GS Disclosure Schedule and assuming compliance with the matters set forth in Section 4.4(b), conflict with or result in any breach or violation of, or constitute a default under, or give rise to any right of termination, acceleration or other alteration in the rights under, (A) any CSC material Contract (other than any CSC material Contract that is (I) not a Government Contract and (II) terminable without liability by either party thereto upon 90 days or less notice) to which CSC, Computer Sciences GS or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights are bound or (B) any Permit applicable to CSC, Computer Sciences GS or any of its Subsidiaries; (iii) assuming compliance with the matters set forth in Section 4.4(b) and assuming the Computer Sciences GS Stockholder Approval, Merger Sub LLC Member Approval and Merger Sub Inc. Stockholder Approval is obtained, violate any provision of Law applicable to CSC, Computer Sciences GS or any of its Subsidiaries; or (iv) result in the creation of any Lien upon any of the properties, assets or rights of CSC, Computer Sciences GS or any of its Subsidiaries (other than Liens in connection with the Computer Sciences GS Financing or any such Lien created as a result of any action taken by SRA or SRA Operating Sub or their Affiliates), except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, breach, default, termination, acceleration, alteration, Lien or other occurrence that would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect.

(b)	The execution, delivery and performance of this Agreement by CSC, Computer Sciences GS, Merger Sub LLC, Merger Sub Inc. and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver, registration, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the HSR Act, and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the Stock Exchange; (iv) the filing with the Secretary of State of the State of Delaware of the relevant certificates of merger as required by the DGCL and DLLCA; (v) the applicable requirements under the National Industrial Security Program Operating Manual dated February 28, 2006 and supplements, amendments and revisions thereof (the “NISPOM”); (vi) the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”); (vii) the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”, and together with the Department of Defense Federal Acquisition Regulation Supplement and the other agency acquisition regulations that implement or supplement the FAR, the “FAR System”); and (viii) any such consent, approval, authorization, waiver, registration, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect.

4.5	CSC Reports; Financial Statements

(a)	CSC and Computer Sciences GS have timely filed or furnished, as applicable, each form, proxy statement, certification, report and other document required to be filed or furnished by CSC and Computer Sciences GS with the SEC pursuant to the Exchange Act or the Securities Act as of the CSC Applicable Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, and including any amendments or supplements thereto, the “CSC Reports”). As of their respective dates, each of the CSC Reports filed by Computer Sciences GS complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the CSC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment, taking into the account the content of the amendment), the CSC Reports did not contain any untrue statement of a material fact in relation to the Computer Sciences GS Business or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in relation to the Computer Sciences GS Business. CSC and Computer Sciences GS have made available to SRA correct and complete copies of all material correspondence between the SEC, on the one hand, and Computer Sciences GS and any of its Subsidiaries, on the other hand, occurring since the CSC Applicable Date and prior to the date hereof and relating to the Computer Sciences GS Business (other than those that are publicly available).

(b)	CSC and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)	Each of the combined financial statements of Computer Sciences GS and its Subsidiaries included in or incorporated by reference into the CSC Reports (including, in each case, the related notes thereto) fairly presents, in all material respects, the combined financial position of Computer Sciences GS and its Subsidiaries as of the respective dates thereof and the combined results of operations and cash flows of CSC and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), and, in each case, were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

4.6	No Undisclosed Liabilities

Neither Computer Sciences GS nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a combined balance sheet of Computer Sciences GS prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations: (a) set forth or reflected or reserved against in the audited combined balance sheet of Computer Sciences GS as of April 3, 2015 included in the CSC Reports; (b) incurred in the ordinary course of business since April 3, 2015 or incurred in connection with a Permitted Acquisition; (c) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement; (d) reflected in pro forma financial information disclosed in the CSC Reports; or (e) that would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect. Except as set forth in Section 4.6 of the CSC/Computer Sciences GS Disclosure Schedule, neither Computer Sciences GS nor any of its Subsidiaries is a party to, or have any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among Computer Sciences GS and any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

4.7	Absence of Certain Changes

Except for actions taken in connection with the Separation, Special Dividend, the Computer Sciences GS Financing and Permitted Acquisitions, since April 3, 2015: (a) Computer Sciences GS and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; (b) a Computer Sciences GS Material Adverse Effect has not occurred; and (c) except as set forth in Section 4.7(c) of the CSC/Computer Sciences GS Disclosure Schedule, neither Computer Sciences GS nor any of its Subsidiaries have taken any action or agreed to take any action that would be prohibited by Section 7.1 if it were taken on or after the date of this Agreement without SRA’s consent.

4.8	Litigation

Except as set forth in Section 4.8 of the CSC/Computer Sciences GS Disclosure Schedule, there are no Actions pending or, to the Knowledge of Computer Sciences GS, threatened against Computer Sciences GS or any of its Subsidiaries, or outstanding Orders by which Computer Sciences GS or any of its Subsidiaries is subject or bound, in each case that would, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect.

4.9	Employee Benefits

(a)	Computer Sciences GS have delivered or made available to SRA on or prior to the date hereof or shall deliver or make available to SRA within fourteen (14) Business Days following the date of this Agreement, copies of: (i) each “employee benefit plan” subject to ERISA that the CSC ERISA Group currently sponsors all or any portion of the liabilities of which would be assumed or retained by Computer Sciences GS prior to the First Merger Effective Time (each, a “CSC ERISA Plan”), and each material written employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention or change of control plan, agreement or arrangement (including amendments thereto) that is currently sponsored or maintained by the CSC ERISA Group all or any portion of the liabilities of which would be so assumed or retained by Computer Sciences GS for the benefit of any employee or former employee of the CSC ERISA Group (excluding any employment agreements or offer letters that do not provide for the payment of severance other than in accordance with Computer Sciences GS policy and do not provide for any payments related to the transactions contemplated by this Agreement) (collectively with the CSC ERISA Plans, the “CSC Plans”); (ii) if any CSC Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle; (iii) with respect to each CSC ERISA Plan (as applicable), the two most recent Forms 5500 (with all attachments thereto), the most recent IRS determination letter, and the current summary plan description; (iv) since the CSC Applicable Date, all material written communications with respect to a CSC Plan received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity; and (v) any applicable actuarial report prepared for Computer Sciences GS since the CSC Applicable Date with respect to an CSC ERISA Plan or a CSC Plan that provides pension, post-employment life or medical benefits.

(b)	Each of the CSC Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including but not limited to ERISA and the Code, except where such noncompliance would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect, and, except as set forth in Section 4.9(b) of the CSC/Computer Sciences GS Disclosure Schedule, no Actions, or audits or, to the Knowledge of CSC, investigations by a Governmental Entity, are, as of the date hereof, pending or, to the Knowledge of Computer Sciences GS, threatened with respect to a CSC Plan, which could reasonably be expected to constitute a Computer Sciences GS Material Adverse Effect.

(c)	Each of the CSC ERISA Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of Computer Sciences GS, no event has occurred that would reasonably be expected to cause the revocation of such letter or adversely affect the qualification of such plan.

(d)	Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the CSC ERISA Group is required to pay on or before the Closing Date under the terms of each of the CSC Plans and Sections 412 and 430 of the Code. Except as does not constitute a Computer Sciences GS Material Adverse Effect, each CSC Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. No such CSC Plan is, or is expected to be, in “at-risk” status (within the meaning of Sections 303(i)(4)(A) of ERISA and 430(i)(4)(A) of the Code).

(e)	Except as set forth in Section 4.9(e) of the CSC/Computer Sciences GS Disclosure Schedule or as would not, individually or in the aggregate, be material, no CSC Plan exists that, as a result of the execution of this Agreement, and the consummation of the Mergers and the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the CSC Plans; (iii) result in the payment of retention bonuses or transaction bonuses; or (iv) result in payments which would not be deductible under Section 280G of the Code.

4.10	Compliance

Except as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect: (a) the Computer Sciences GS Business is, and since the CSC Applicable Date has been, conducted in compliance with all applicable Laws; and (b) Computer Sciences GS and its Subsidiaries hold and are in compliance with all material Permits necessary to conduct the Computer Sciences GS Business as currently conducted. Since the CSC Applicable Date, neither Computer Sciences GS nor any of its Subsidiaries has received written notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect.

4.11	Environmental Matters

(a)	Except for such matters as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect:

(i)	Computer Sciences GS and its Subsidiaries are, and have been since the CSC Applicable Date, in compliance with all applicable Environmental Laws;

(ii)	Computer Sciences GS and its Subsidiaries possess and maintain in good standing all material Permits required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;

(iii)	since the CSC Applicable Date, neither Computer Sciences GS nor any of its Subsidiaries have received any written notice of violation of, or required remedial or corrective action under, any applicable Environmental Law, other than a notice of violation or required remedial or corrective action that has been resolved; and

(iv)	there are no Actions pending or, to the Knowledge of Computer Sciences GS, threatened, against Computer Sciences GS or any of its Subsidiary under any Environmental Law.

(b)	Notwithstanding any other representation or warranty in Article 4 of this Agreement, the representations and warranties contained in this Section 4.11 constitute the sole representations and warranties of Computer Sciences GS regarding matters relating to any Environmental Law.

4.12	Taxes

(a)	Computer Sciences GS and each of its Subsidiaries: (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and correct in all material respects; and (ii) have withheld and paid over to the appropriate Tax authority all material Taxes that Computer Sciences GS or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party.

(b)	There are no pending or threatened in writing, audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes or material Tax matters to which Computer Sciences GS or any Subsidiary is a party. Computer Sciences GS and each of its Subsidiaries have paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or have made a provision for the payment of all material Taxes that are due or claimed to be due from them by any Governmental Entity.

(c)	Except with respect to the Tax Matters Agreement, neither Computer Sciences GS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement entered into in the ordinary course of business that is: (i) between or among Computer Sciences GS or any of its Subsidiaries; or (ii) not primarily related to Taxes). Except with respect to the Separation, within the past two years, neither Computer Sciences GS nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d)	As of the date hereof, neither Computer Sciences GS nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waiver or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)	There are no liens for Taxes upon any assets of Computer Sciences GS or any of its Subsidiaries other than Permitted Liens.

(f)	Neither Computer Sciences GS nor any of its Subsidiaries has: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; or (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Taxing Authority), which Tax Return has since not been filed.

(g)	Neither Computer Sciences GS nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Mergers.

(h)	Merger Sub Inc. has been newly formed to consummate the First Merger, and at no time prior to the First Merger Effective Time will Merger Sub Inc. have conducted any business activity or other operations of any kind other than those necessary to consummate the First Merger.

4.13	Intellectual Property

(a)	Each item of Intellectual Property owned or possessed by Computer Sciences GS or any of its Subsidiaries that is material to the Computer Sciences GS Business or is licensed as a product by Computer Sciences GS or any of its Subsidiaries to its customers (“CSC Intellectual Property”) is, as applicable, valid, subsisting and enforceable and, to the Knowledge of Computer Sciences GS, no CSC Intellectual Property is being infringed or misappropriated by any third party, except in each case, as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect.

(b)	Except as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect, Computer Sciences GS or its Subsidiaries, to the extent applicable, have not knowingly incorporated copyrighted material in any deliverable Data to the Government that is a material component of such deliverable Data without notice or Government approval unless Computer Sciences GS or its Subsidiaries: (i) is the owner of the copyright; or (ii) has obtained for the Government rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.

(c)	Except as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect or as set forth in Section 4.13(c) of the CSC/Computer Sciences GS Disclosure Schedule: (i) Computer Sciences GS and its Subsidiaries will have at Closing sufficient rights to use all Intellectual Property owned by CSC necessary for the conduct the business of Computer Sciences GS and its Subsidiaries as currently conducted; (ii) Computer Sciences GS and its Subsidiaries have not received any written notice of claim since the CSC Applicable Date and no claims are pending or, to the Knowledge of Computer Sciences GS, have been threatened since the CSC Applicable Date, that allege that Computer Sciences GS or any of its Subsidiaries have infringed or misappropriated or is infringing or misappropriating the Intellectual Property rights of any Person; and (iii) to the Knowledge of Computer Sciences GS, the operation of the business of Computer Sciences GS and its Subsidiaries has not, since the CSC Applicable Date, infringed or misappropriated, and does not, as currently conducted, infringe or misappropriate the Intellectual Property rights of any other Person.

4.14	Properties

(a)	Except as does not constitute a Computer Sciences GS Material Adverse Effect, Computer Sciences GS or one of its Subsidiaries has good and valid title to each parcel of real property owned by Computer Sciences GS or any of its Subsidiaries (the “CSC Owned Property”), free and clear of all Liens, other than Permitted Liens. The CSC Reports set forth a true and complete list of all CSC Owned Property as of the date hereof.

(b)	Except as does not constitute a Computer Sciences GS Material Adverse Effect: (i) Computer Sciences GS or one of its Subsidiaries has a good and valid leasehold interest in each material parcel of real property leased by Computer Sciences GS or any of its Subsidiaries pursuant to a lease (the “CSC Leased Property”); (ii) each lease is valid and binding on Computer Sciences GS and each of its Subsidiaries that is a party thereto and is in full force and effect; and (iii) neither Computer Sciences GS nor any of its Subsidiaries is in violation of, or default under, any lease. The CSC Reports set forth a true and complete list of all CSC Leased Property as of the date hereof.

(c)	Except as does not constitute a Computer Sciences GS Material Adverse Effect, Computer Sciences GS or one of its Subsidiaries has good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of the material personal property purported to be owned or leased by Computer Sciences GS or any of its Subsidiaries on the audited combined balance sheet of Computer Sciences GS as of April 3, 2015 included in the CSC Reports, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business.

4.15	CSC Material Contracts

Except for this Agreement, for Contracts filed as exhibits to the CSC Reports or as disclosed in Section 4.15 of the CSC/Computer Sciences GS Disclosure Schedule, as of the date of this Agreement neither Computer Sciences GS nor any of its Subsidiaries is a party to, and none of Computer Sciences GS, any of its Subsidiaries, or any of their respective properties, assets or rights is bound by any Contract (other than any teaming agreement) that purports to limit the right of Computer Sciences GS or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the Computer Sciences GS Business, taken as a whole.

4.16	Labor Relations and Employment

Except as disclosed in Section 4.16 of the CSC/Computer Sciences GS Disclosure Schedule or as would not, individually or in the aggregate, constitute a Computer Sciences GS Material Adverse Effect: (a) since the CSC Applicable Date, there has been no material labor strike, dispute, slowdown, work stoppage, concerted refusal to work overtime, lockout or other material labor dispute pending, or to the Knowledge of Computer Sciences GS, threatened against the Computer Sciences GS Business; (b) Computer Sciences GS and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employee classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters with respect to the Computer Sciences GS Business; and (c) neither Computer Sciences GS nor any of its Subsidiaries are a party to or bound by any collective bargaining or similar agreement with any labor organization.

4.17	Insurance

Except as would not constitute a Computer Sciences GS Material Adverse Effect: (a) Computer Sciences GS and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Computer Sciences GS Business; and (b) all such material insurance policies of the Computer Sciences GS Business are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

4.18	Brokers

Except for Guggenheim Securities, LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Computer Sciences GS or any of its Subsidiaries.

4.19	Government Contracts

(a)	Except as set forth in Section 4.19(a) of the CSC/Computer Sciences GS Disclosure Schedule or as would otherwise not constitute a Computer Sciences GS Material Adverse Effect, with respect to Computer Sciences GS and its Subsidiaries’ Government Contracts and Government Bids relating to the Computer Sciences GS Business, during the last three (3) years all Cost or Pricing Data (as defined in FAR § 2.101), sales, pricing and discount information submitted in support of a General Services Administration, Federal Supply Schedule proposal or Government-wide Acquisition Contract and other information submitted by the Computer Sciences GS and its Subsidiaries in support of the negotiation of Government Contracts and Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects. None of Computer Sciences GS or its Subsidiaries has received any notice, either written or, to the Knowledge of Computer Sciences GS, orally, of any alleged mischarging or other defective pricing in violation of the Truth in Negotiations Act or the cost principle set forth in the FAR (other than routine contract audits by U.S. Governmental Entities), and there are: (A) no reports that have been issued resulting from any audits, reviews, surveys or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Government Contracts (past or present) that conclude that Computer Sciences GS or its Subsidiary is engaged in overcharging, mischarging or defective pricing practices or in any other practice in violation of the FAR; and (B) no audits, reviews, surveys or investigations by U.S. Governmental Entities of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which may recommend cost disallowances, fines, penalties or other sanctions.

(b)

Except as set forth in Section 4.19(b) of the CSC/Computer Sciences GS Disclosure Schedule, neither Computer Sciences GS nor any of its Subsidiaries or any their directors or officers, other employees or agents is or during the last three years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity. To the Knowledge of Computer Sciences GS, there has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, including with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act or similar state statute; (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any request for a reduction in the price of any Government Contract. During the last three (3) years, neither Computer Sciences GS nor any of its Subsidiaries: (i) has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to (A) liability under the federal False Claims Act or similar state statute, (C) a claim for price adjustment under the Truth in Negotiations Act, or (C) any request for a reduction in the price of any Government Contract, or (ii) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and to the Knowledge of Computer Sciences GS, there are no facts that would require mandatory disclosure under the FAR.

(c)	Neither Computer Sciences GS nor any of its Subsidiaries, nor any director, manager, officer thereof (nor the Knowledge and Computer Sciences GS, any employee or Person acting for or on behalf of any of the foregoing), has: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party of candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Computer Sciences GS or any of its Subsidiaries to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or similar effect.

(d)	CSC and its Subsidiaries are in compliance in all material respects with all applicable national security obligations, including those specified NISPOM and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”), and have all of the facility and personnel security clearances necessary to conduct the business of CSC and its Subsidiaries as currently being conducted in all material respects. CSC and its Subsidiaries hold and, at all relevant times since August 1, 2012 held, at least a “satisfactory” rating from the DSS with respect to all facility security clearances. CSC and its Subsidiaries are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with CSC’s and its Subsidiaries’ ability to enter into and perform the Transaction Agreements and the Separation Agreements.

4.20	Export Controls

Except as would not constitute a Computer Sciences GS Material Adverse Effect:

(a)	the Computer Sciences GS Business as well as Computer Sciences GS and its Subsidiaries are in compliance with all United States import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State Department (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103,120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599 (collectively, the “International Trade Laws”)); and

(b)	no Governmental Entity of other Person has notified Computer Sciences GS or any of its Subsidiaries in writing (or to the Knowledge of Computer Sciences GS, orally) of any actual or alleged violation or breach of any of the International Trade Laws. Section 4.20 of the CSC/Computer Sciences GS Disclosure Schedule sets forth the registrations and material licenses of Computer Sciences GS and its Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations.

4.21	Affiliate Transactions

Except as set forth in Section 4.21 of the CSC/Computer Sciences GS Disclosure Schedule or the CSC Reports or pursuant to the Transaction Agreements, there are no, and since the CSC Applicable Date there have not been, any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”) relating to the Computer Sciences GS Business, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the CSC Reports filed prior to the date hereof.

4.22	Financing

(a)	Computer Sciences GS has received and accepted an executed commitment letter dated August 31, 2015 (the “Commitment Letter”) from The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Royal Bank of Canada (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to lend the amount set forth therein on the terms contemplated thereby. True, complete and correct copies of the executed Commitment Letters have been provided to SRA. Computer Sciences GS has also provided to SRA a true, complete and correct copy of any fee letter in connection with the Commitment Letter (it being understood that any such fee letter may be redacted to omit the numerical amounts set forth therein) (any such fee letter, a “Fee Letter”).

(b)	Except as set forth in the Commitment Letter or any Fee Letter, there are no conditions precedent to the obligations of the Lenders to provide the Computer Sciences GS Financing or any contingencies (including any “flex” provisions) that would permit the Lenders to reduce the total amount of the Computer Sciences GS Financing under any agreements relating to the Computer Sciences GS Financing to which CSC or Computer Sciences GS is a party.

(c)	The Commitment Letter has not been amended or modified prior to the date hereof (provided that the existence or exercise of the “flex” provisions contained in the Fee Letters shall not constitute an amendment or modification of the Commitment Letter) and, as of the date hereof, has not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, the Commitment Letter is valid, binding and in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Computer Sciences GS or, to the Knowledge of CSC, the other parties thereto, or a failure to satisfy a condition precedent on the part of Computer Sciences GS under the terms and conditions of the Commitment Letter, other than any such default, breach or failure that has been irrevocably waived by the Lenders or otherwise cured in a timely manner by Computer Sciences GS to the satisfaction of the Lenders. As of the date of this Agreement, Computer Sciences GS has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter or the Fee Letters on or before the date of this Agreement. Computer Sciences GS has no reason to believe that any conditions to the Computer Sciences GS Financing contemplated by the Commitment Letters will not be satisfied on a timely basis at or prior to the Closing. The amount of funds to be provided pursuant to the Commitment Letter, if funded in accordance with the terms of Commitment Letter, will be sufficient to fund: (a) the Special Dividend; (b) the Cash Consideration; and (c) the Debt Payoff Amount.

4.23	No Other Representations or Warranties

(a)	Except for the representations and warranties made by CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. in this Article 4, neither CSC, Computer Sciences GS, Merger Sub LLC, Merger Sub Inc. nor any other Person makes any express or implied representation or warranty with respect to CSC, Computer Sciences GS or any of its Subsidiaries or their respective businesses, assets, liabilities, condition (financial or otherwise) or prospects, and CSC and Computer Sciences GS hereby disclaim any such other representations or warranties, including with respect to any oral or written information furnished or made available to SRA, SRA Operating Sub or any of their Affiliates in the course of their due diligence of CSC and Computer Sciences GS and its Subsidiaries, the negotiation of this Agreement or in the course of the Mergers and the other transactions contemplated hereby. In particular, without limiting the foregoing disclaimer, neither CSC, Computer Sciences GS nor any other Person makes or has made any representation or warranty to SRA, SRA Operating Sub or any of their Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to CSC, Computer Sciences GS, any of its Subsidiaries or their respective businesses.

(b)	Notwithstanding anything contained in this Agreement to the contrary, SRA and SRA Operating Sub acknowledge and agree that none of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. or any other Person has made or making any representations or warranties relating to CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. whatsoever, express or implied, beyond those expressly given by CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. in this Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. furnished or made available to SRA, SRA Operating Sub or any of their Representatives.

5.	REPRESENTATIONS AND WARRANTIES OF SRA AND SRA OPERATING SUB

Except as set forth in the SRA Reports and the SRA Disclosure Schedule (regardless of whether or not the relevant Section hereof refers to the SRA Disclosure Schedule), it being understood and agreed that each disclosure set forth in the SRA Reports and the SRA Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article 5 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, SRA and SRA Operating Sub hereby represent and warrant to CSC and Computer Sciences GS as follows:

5.1	Organization, Standing and Power

Each of SRA and SRA Operating Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. SRA and its Subsidiaries have all requisite corporate or limited liability power and authority to own, lease and operate their properties and to carry on the business of SRA and each of its Subsidiaries as it is now being conducted. SRA and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the SRA or any of its Subsidiaries or the nature of the business conducted by SRA or any of its Subsidiaries makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not constituted or would not reasonably be expected to constitute, individually or in the aggregate, a SRA Material Adverse Effect.

5.2	Capital Structure

(a)	As of the date hereof, the authorized capital stock of SRA consists solely of 1,500,000 shares of capital stock, 1,147,180 of which shares are classified and designated as SRA Common Stock and 352,820 of which shares are classified and designated as preferred stock, par value $0.01 per share. As of the date hereof, 526,518.76 shares of SRA Common Stock (excluding treasury shares) are issued and outstanding and no shares of preferred stock are issued and outstanding. Section 5.2(a) of the SRA Disclosure Schedule sets forth the names and the number of shares of SRA Common Stock held by each SRA Stockholder as of the date hereof. All of the issued and outstanding shares of SRA Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, except for shares issuable pursuant to this Agreement or any equity incentive plan of SRA or any of its Subsidiaries and except as set forth on Section 5.2(a) of the SRA Disclosure Schedule: (i) there are no outstanding options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, calls, subscriptions, claims of any character, agreements, arrangements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to SRA Common Stock or any capital stock equivalent or other nominal interest in SRA or any of its Subsidiaries which relate to SRA or any of its Subsidiaries (“SRA Equity Interests”) pursuant to which SRA or any of its Subsidiaries is or may become obligated to sell or issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of SRA or any of its Subsidiaries or outstanding bonds, debentures, notes or other Indebtedness of SRA or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with SRA’s stockholders on any matter and no securities or obligations evidencing such rights are authorized, issued or outstanding; and (ii) there are no outstanding obligations of SRA to repurchase, redeem or otherwise acquire any outstanding SRA Equity Interests. Except pursuant to this Agreement, the Stockholders Agreements or any equity incentive plan of SRA or any of its Subsidiaries, to the Knowledge of SRA, immediately following the Mergers there will be no Contracts or commitments relating to the issuance, sale, transfer or voting of any equity securities or other securities of SRA or its Subsidiaries.

(b)	All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of SRA has been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any preemptive or similar rights, and are owned of record and beneficially by SRA or by a direct or indirect wholly owned Subsidiary, free and clear of any Lien (except for (i) any Permitted Lien, (ii) pursuant to the SRA Credit Agreement and (iii) such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws). Section 5.2(b) of the SRA Disclosure Schedule sets forth as of the date of this Agreement the name of each Subsidiary of SRA and its jurisdiction of organization.

(c)	Other than the Stockholders Agreements, there are no stockholder agreements, registration rights agreements, voting trusts or other Contracts to which SRA or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other voting or equity interests of SRA or any of its Subsidiaries or any preemptive rights with respect thereto.

(d)

Except for the capital stock and other equity interests of the Subsidiaries of SRA set forth in Section 5.2(b) of the SRA Disclosure Schedule and except as set forth in Section 5.2(d) of the SRA Disclosure Schedule, SRA does not own, directly or indirectly, any capital stock or other equity interests in any Person. Neither SRA nor any of its Subsidiaries has entered into any commitment, arrangement or other Contract, or is otherwise obligated, to contribute capital, lend money or otherwise provide funds or make any investment in any other Person.

5.3	Corporate Authority and Approval

(a)	Each of SRA and SRA Operating Sub have all requisite corporate power and authority necessary in order to execute and deliver, and perform its obligations under, this Agreement and each Transaction Agreement and to consummate the Mergers and the other transactions contemplated by this Agreement and each Transaction Agreement. The execution, delivery and performance of this Agreement and each Transaction Agreement by each of SRA and SRA Operating Sub and the consummation of the Mergers each of SRA and SRA Operating Sub and the other transactions contemplated by this Agreement and the Transaction Agreements have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of SRA and SRA Operating Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than those that have already been received. This Agreement has been duly executed and delivered by SRA and SRA Operating Sub and constitutes a valid and binding agreement of SRA and SRA Operating Sub and enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)	On or prior to the date of this Agreement, the SRA Board of Directors have duly and unanimously adopted resolutions: (i) determining that the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of SRA and SRA Operating Sub; (ii) approving and declaring advisable this Agreement and the Mergers and the other transactions contemplated hereby; (iii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) recommending adoption of this Agreement to the holders of shares or membership interests, as applicable, which resolutions, as of the date hereof, have not been withdrawn or modified in a manner adverse to SRA.

(c)	On or prior to the date of this Agreement, the Enumerated SRA Stockholders have duly adopted this Agreement. No other approval by holders of any class or series of equity interest of SRA or SRA Operating Sub is required to adopt or approve this Agreement under applicable Law.

5.4	No Conflict; Required Filings and Consents

(a)

The execution, delivery and performance of this Agreement by SRA and SRA Operating Sub, and the consummation by SRA and SRA Operating Sub of the Mergers and the other transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation or bylaws of each of SRA and SRA Operating Sub; (ii) except as set forth in Section 5.4(a) of the SRA Disclosure Schedule and assuming compliance with the matters set forth in Section 5.4(b), conflict with or result in any breach or violation of, or constitute a default under, or give rise to any right of termination, acceleration or other alteration in the rights under, (A) any SRA Material Contract (other than any SRA Material Contract that is (I) not a Government Contract and (II) terminable without liability by either party thereto upon 90 days or less notice) to which SRA or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights are bound or (B) any Permit applicable to SRA or any of its Subsidiaries; (iii) violate any provision of Law applicable to SRA or any of its Subsidiaries; or (iv) result in the creation of any Lien upon any of the properties, assets or rights of SRA or any of its Subsidiaries (other than in connection with the Computer Sciences GS Financing), except, in the case of clauses (ii), (iii) and (iv) above, for any such conflict, violation, breach, default, termination, acceleration, alteration, Lien or other occurrence that would not, individually or in the aggregate, constitute a SRA Material Adverse Effect and for any organizational conflicts of interest that may arise as a result of or following the transactions contemplated by the Transaction Agreements.

(b)	The execution, delivery and performance of this Agreement by SRA and SRA Operating Sub and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization, waiver, registration, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the Stock Exchange; (iv) the filing with the Secretary of State of the State of Delaware of the relevant certificates of merger as required by the DGCL; (v) the applicable requirements under NISPOM; (vi) the applicable requirements under Title 22, Section 122.4 of ITAR; (vii) the applicable requirements of FAR and the FAR System; and (viii) any such consent, approval, authorization, waiver, registration, declaration, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a SRA Material Adverse Effect.

5.5	SRA Reports; Financial Statements

(a)	SRA Operating Sub has timely filed or furnished, as applicable, each form, proxy statement, certification, report and other document required to be filed or furnished by SRA Operating Sub with the SEC pursuant to the Exchange Act or the Securities Act since the SRA Applicable Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, and including any amendments or supplements thereto, the “SRA Reports”). As of their respective dates, each of the SRA Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SRA Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment, taking into the account the content of the amendment), the SRA Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. SRA and SRA Operating Sub have made available to CSC correct and complete copies of all material correspondence between the SEC, on the one hand, and SRA and any of its Subsidiaries, on the other hand, occurring since the SRA Applicable Date and prior to the date hereof (other than those that are publicly available). Except as set forth in Section 5.5(a) of the SRA Disclosure Schedule, as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SRA Reports. Except as set forth in Section 5.5(a) of the SRA Disclosure Schedule, to the Knowledge of SRA, as of the date hereof, none of the SRA Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)

SRA Operating Sub and its Subsidiaries have established and maintain internal control over financial reporting (as defined in and in accordance with the requirements of Rule 13a-15(f) of the Exchange Act) effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with

GAAP. SRA Operating Sub and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in and in accordance with the requirements of Rule 13a-15(e) of the Exchange Act) effective to ensure that material information required to be disclosed by them is reported on a timely basis to the individuals responsible for the preparation of their filings with the SEC. SRA Operating Sub has disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date of this Agreement, to SRA Operating Sub’s outside auditors and the audit committee of the SRA Board of Directors: (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and (ii) any fraud that involves management or other employees who have a significant role in internal control over financial reporting.

(c)	Each of the consolidated financial statements of SRA Operating Sub and its Subsidiaries included in or incorporated by reference into the SRA Reports (including, in each case, the related notes thereto) fairly presents, in all material respects, the consolidated financial position of SRA Operating Sub and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of SRA Operating Sub and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), and, in each case, were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

5.6	No Undisclosed Liabilities

Except as set forth on Section 5.6 of the SRA Disclosure Schedule, neither SRA nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of SRA prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations: (a) set forth or reflected or reserved against in the audited consolidated balance sheet of SRA as of June 30, 2015 included in the SRA Reports; (b) incurred in the ordinary course of business since June 30, 2015; (c) incurred in connection with the Mergers or any other transaction or agreement contemplated by this Agreement or the other Transaction Agreements; or (d) that would not, individually or in the aggregate, constitute a SRA Material Adverse Effect. Except as set forth in Section 5.6 of the SRA Disclosure Schedule, neither SRA nor any of its Subsidiaries is a party to, or have any commitment to become a party to, any off balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among SRA or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

5.7	Absence of Certain Changes

Since June 30, 2015: (a) SRA and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby; (b) there has not occurred any SRA Material Adverse Effect; and (c) except as set forth in Section 5.7(c) of the SRA Disclosure Schedule, neither SRA nor any of its Subsidiaries have taken any action or agreed to take any action that would be prohibited by Section 7.2 if it were taken on or after the date of this Agreement without CSC’s consent.

5.8	Litigation

Except as set forth in Section 5.8 of the SRA Disclosure Schedule, there are no material Actions pending or, to the Knowledge of SRA or SRA Operating Sub, threatened against SRA or any of its Subsidiaries, or outstanding Orders by which SRA or any of its Subsidiaries is subject or bound.

5.9	Employee Benefits

(a)	SRA and SRA Operating Sub have delivered or made available to CSC on or prior to the date hereof copies of: (i) each “employee benefit plan” subject to ERISA that the SRA ERISA Group sponsors (each, a “SRA ERISA Plan”), and each material written employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention or change of control plan, agreement or arrangement (including amendments thereto) that is currently sponsored or maintained by the SRA ERISA Group for the benefit of any employee or former employee of the SRA ERISA Group (excluding any employment agreements or offer letters that do not provide for the payment of severance other than in accordance with SRA policy and do not provide for any payments related to or triggered by the transactions contemplated by this Agreement) (collectively with the SRA ERISA Plans, the “SRA Plans”); (ii) if any SRA Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle; (iii) with respect to each SRA ERISA Plan (as applicable), the two most recent Forms 5500 (with all attachments thereto), the most recent IRS determination letter, and the current summary plan description; (iv) since the SRA Applicable Date, all material written communications with respect to a SRA ERISA Plan received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity; and (v) any applicable actuarial report prepared for SRA since the SRA Applicable Date with respect to a SRA ERISA Plan or a SRA Plan that provides pension, post-employment life or medical benefits.

(b)	Section 5.9(a) of the SRA Disclosure Schedule contains a true and complete list as of the date hereof of all SRA Plans.

(c)	Except as set forth in Section 5.9(a) of the SRA Disclosure Schedule, neither SRA nor any trade or business that is a member of SRA’s controlled group within the meaning of Section 414(b) or (c) of the Code (“SRA ERISA Group”): (i) sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA; or (ii) contributes to or is obligated to contribute to, or within the three years preceding the date of this Agreement contributed to or was obligated to contribute to, any SRA Plan that is a Multiemployer Plan.

(d)	Each of the SRA Plans has been operated and administered in all material respects in accordance with their terms and with all applicable Laws, including but not limited to ERISA and the Code, except where such noncompliance would not, individually or in the aggregate, constitute a SRA Material Adverse Effect, and, except as set forth in Section 5.9(d) of the SRA Disclosure Schedule, no Actions, audits or, to the Knowledge of SRA, investigations by a Governmental Entity are, as of the date hereof, pending or, to the Knowledge of SRA, threatened with respect to a SRA Plan.

(e)	Each of the SRA ERISA Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS and, to the Knowledge of SRA, no event has occurred that would reasonably be expected to cause the revocation of such letter or adversely affect the qualification of such plan.

(f)	Full payment has been made, or will be made in accordance with ERISA and the Code, of all amounts which any member of the SRA ERISA Group is required to pay on or before the Closing Date under the terms of each of the SRA Plans and Sections 412 and 430 of the Code. Except as does not constitute a SRA Material Adverse Effect, each SRA Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards, and no waiver of such funding has been sought or obtained. No such SRA Plan is, or is expected to be, in “at-risk” status (within the meaning of Sections 303(i)(4)(A) of ERISA and 430(i)(4)(A) of the Code).

(g)	Except under the SRA Plans set forth in Section 5.9(g) of the SRA Disclosure Schedule, no current or former employee of SRA is or will become entitled to post-employment death or medical benefits by reason of service to SRA or its Subsidiaries, other than pursuant to Section 4980B of the Code or similar state Law.

(h)	Except as set forth in Section 5.9(h) of the SRA Disclosure Schedule or as would not, individually or in the aggregate, be material, no SRA Plan exists that, as a result of the execution of this Agreement, and the consummation of the Mergers and the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the SRA Plans; (iii) result in the payment of retention bonuses or transaction bonuses; or (iv) result in payments which would not be deductible under Section 280G of the Code. SRA has requested and made available to CSC true and complete copies of any Section 280G calculations received by it (whether or not final) with respect to any disqualified individual in connection with the transactions.

(i)	Without limiting anything contained in Section 5.3, the SRA Board of Directors has adopted resolutions authorizing the treatment of the SRA Restricted Stock Awards, SRA Performance-Based Options, SRA Vested Time-Based Options, the DiPentima Options and SRA Unvested Time-Based Options pursuant to Section 3.7 in accordance with all applicable SRA Plans and obtained all consents and other authorizations, if any, as are necessary to permit such treatment in accordance with all applicable SRA Plans.

5.10	Compliance

Except as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect: (a) the business of SRA and its Subsidiaries is, and since the SRA Applicable Date has been, conducted in compliance with all applicable Laws; and (b) SRA or its Subsidiaries hold and are in compliance with all material Permits necessary to conduct the business of SRA and its Subsidiaries as currently conducted. Since the SRA Applicable Date, neither SRA nor any of its Subsidiaries has received written notice from any Governmental Entity that any Permit will be terminated or modified, is threatened with suspension, or will not be renewed in the ordinary course of business consistent with past practice, except as disclosed in Section 5.10 of the SRA Disclosure Schedule or as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect.

5.11	Environmental Matters

(a)	Except for such matters as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect:

(i)	SRA and its Subsidiaries are, and have been since the SRA Applicable Date, in compliance with all applicable Environmental Laws;

(ii)	SRA and its Subsidiaries possess and maintain in good standing all material Permits required under applicable Environmental Laws for the operation of their respective businesses as presently conducted;

(iii)	since the SRA Applicable Date, neither SRA nor any of its Subsidiaries have received any written notice of violation of, or required remedial or corrective action under, any applicable Environmental Law, other than a notice of violation or required remedial or corrective action that has been resolved; and

(iv)	there are no Actions pending or, to the Knowledge of SRA, threatened, against SRA or any of its Subsidiaries under any Environmental Law.

(b)	SRA and SRA Operating Sub have made available to CSC and Computer Sciences GS all material environmental assessments, audits, and investigation reports, in each case materially bearing on material environmental matters or material environmental liabilities prepared since the SRA Applicable Date, in each case relating to SRA and any of its Subsidiaries, or any of their respective predecessors or affiliates, or any of their current or former properties or facilities, to the extent such documents are in the possession or custody of SRA or any of its Subsidiaries.

(c)	Notwithstanding any other representation or warranty in Article 5 of this Agreement, the representations and warranties contained in this Section 5.11 constitute the sole representations and warranties of SRA and its Subsidiaries regarding matters relating to any Environmental Law.

5.12	Taxes

(a)	Except as set forth on Section 5.12(a) of the SRA Disclosure Schedule, SRA and each of its Subsidiaries: (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and correct in all material respects; and (ii) have withheld and paid over to the appropriate Tax authority all material Taxes that SRA or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party.

(b)	Except as set forth on Section 5.12(b) of the SRA Disclosure Schedule, there are no pending or threatened in writing, audits (or other similar proceedings initiated by a Governmental Entity) in respect of material Taxes or material Tax matters to which SRA or any Subsidiary is a party. Except as set forth on Section 5.12(b) of the SRA Disclosure Schedule, SRA and each of its Subsidiaries have paid all material Taxes due and payable, whether or not shown as due on any Tax Return, or has made a provision for the payment of all material Taxes that are due or claimed to be due from it by any Governmental Entity.

(c)	Neither SRA nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (excluding any agreement or arrangement entered into in the ordinary course of business that is: (i) between or among SRA or any of its Subsidiaries; or (ii) not primarily related to Taxes). Within the past two years, neither SRA nor any of its Subsidiaries have been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d)	As of the date hereof, neither SRA nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waiver or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)	There are no liens for Taxes upon any assets SRA or any of its Subsidiaries other than Permitted Liens.

(f)	Neither SRA nor any of its Subsidiaries has: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; or (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any Taxing Authority), which Tax Return has since not been filed.

(g)	Neither SRA nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Mergers.

5.13	Intellectual Property

(a)	Section 5.13(a) of the SRA Disclosure Schedule sets forth a list of all Intellectual Property owned by SRA or any of its Subsidiaries (the “SRA Owned Intellectual Property”) that is: (i) a trademark that is registered or subject to an application for registration or a pending or issued patent; or (ii) a registered copyright that is, in the case of each of the foregoing clauses (i) and (ii), material to SRA and its Subsidiaries (the “SRA Registered Intellectual Property”). The SRA Owned Intellectual Property is not subject to any Lien other than Permitted Liens (subject to any right, title or interest that any Governmental Entity may have in or to any SRA Owned Intellectual Property). Each item of SRA Registered Intellectual Property and each unregistered copyright in Software owned by SRA or any of its Subsidiaries that is material to the business of SRA and its Subsidiaries and is licensed as a product by SRA or any of its Subsidiaries to its customers is, as applicable, valid, subsisting and enforceable and, to the Knowledge of SRA or SRA Operating Sub, no SRA Owned Intellectual Property is being infringed or misappropriated by any third party, except in each case, as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect.

(b)

Section 5.13(b) of the SRA Disclosure Schedule sets forth a list of all license agreements that are material to SRA and its Subsidiaries pertaining to Intellectual Property to which SRA or any of its Subsidiaries is a party as a licensor or licensee (excluding any (i) “shrink-wrap” or “off-the-shelf” or other types of Software licenses that are based on standardized terms (regardless of whether negotiated or modified); (ii) Software licenses (A) to be assigned or otherwise transferred to any Governmental Entity in connection with a Government Contract, or (B) with a replacement cost or annual license fee of less than $50,000; (iii) non-exclusive licenses granted in the ordinary course of business to any customer (other than a Governmental Entity) (each, an “IP License” and, collectively, the “IP Licenses”); (iv) licenses to or from any Governmental Entity; and (v) open source licenses). Except as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect or as set forth in Section 5.13(b) of the SRA Disclosure Schedule: (i) SRA and its Subsidiaries have sufficient rights to use all Intellectual Property necessary for the conduct the business of SRA and its Subsidiaries as currently conducted; (ii) SRA and its Subsidiaries have not received any written notice of claim since the SRA Applicable Date and no claims are pending or, to the Knowledge of SRA and SRA Operating Sub, have been threatened since the SRA Applicable Date, that allege that SRA or any of its Subsidiaries have infringed or misappropriated or is infringing or misappropriating the Intellectual Property rights of any Person; and (iii) the operation of the business of SRA and its Subsidiaries has not, since the SRA Applicable Date, infringed or misappropriated, and does not, as currently conducted, infringe or misappropriate the Intellectual Property rights of any other Person.

(c)	Except as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect, neither SRA nor any of its Subsidiaries has knowingly incorporated copyrighted material in any Data deliverable to the Government that is a material component of such deliverable Data without notice or Government approval unless SRA or such Subsidiary: (i) is the owner of the copyright; or (ii) has obtained for the Government rights in, or a license or other right to use, the copyright as applicable and to the extent necessary under any Government Contract.

5.14	Properties

(a)	Except as does not constitute a SRA Material Adverse Effect, SRA or one of its Subsidiaries has good and valid title to each parcel of real property owned by SRA or any of its Subsidiaries (the “SRA Owned Property”), free and clear of all Liens, other than Permitted Liens. Section 5.14(a) of the SRA Disclosure Schedule sets forth a true and complete list of all SRA Owned Property as of the date hereof.

(b)	Except as does not constitute a SRA Material Adverse Effect: (i) SRA or one of its Subsidiaries has a good and valid leasehold interest in each material parcel of real property leased by SRA or any of its Subsidiaries pursuant to a lease (the “SRA Leased Property”); (ii) each lease is valid and binding on SRA and each of its Subsidiaries that is a party thereto and is in full force and effect; and (iii) neither SRA nor any of its Subsidiaries is in violation of, or default under, any lease. Section 5.14(b) of the SRA Disclosure Schedule sets forth a true and complete list of all SRA Leased Property as of the date hereof.

(c)	Except as does not constitute a SRA Material Adverse Effect, SRA or one of its Subsidiaries has good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of the material personal property purported to be owned or leased by SRA or any of its Subsidiaries on the audited consolidated balance sheet of SRA as of June 30, 2015 included in the SRA Reports, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the ordinary course of business since June 30, 2015.

5.15	SRA Material Contracts

(a)	Except for this Agreement, for Contracts filed as exhibits to the SRA Reports or as disclosed in Section 5.15(a) of the SRA Disclosure Schedule, as of the date of this Agreement:

(i)	neither SRA nor any of its Subsidiaries is a party to, and

(ii)	none of SRA nor any of its Subsidiaries, or any of their respective properties, assets or rights is bound by:

(A)	any Contract that is or would be required to be filed by SRA or SRA Operating Sub as a “material contract” with the SEC pursuant to Item 601(b)(10) of Regulation S-K or disclosed by SRA or SRA Operating Sub on Form 8-K;

(B)	any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture (excluding any teaming agreement) that is material to SRA and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of SRA or SRA Operating Sub;

(C)	any Contract (other than among consolidated Subsidiaries of SRA or capital or operating leases) relating to (I) Indebtedness for borrowed money or (II) any interest rate, currency or commodity derivatives or hedging transactions;

(D)	any Contract (other than any teaming agreement) that purports to limit the right of SRA or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the business of SRA and its Subsidiaries, taken as a whole;

(E)	any Contract entered into since the SRA Applicable Date relating to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of SRA or any of its Subsidiaries that are still in effect and would reasonably be expected to result in payments by SRA or any of its Subsidiaries in excess of $50,000;

(F)	any Contract that obligates SRA or SRA Operating Sub to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $500,000 after June 30, 2015;

(G)

any individual Contract with an employee of SRA or any of its Subsidiaries that provides for compensation in any fiscal year that is equal to or greater than $300,000 (excluding any compensation related to expatriate costs and expenses, such as expatriate allowance, expatriate bonus, assignment completion bonus, post differential/hardship pay, cost of living allowance, education allowance, housing or living quarters allowance, relocation expenses, repatriation allowance, automobile allowance, language courses and orientation, travel costs, cost for tax assistance and preparation, and temporary housing costs), other than any offer letter or similar employment arrangement that can be terminated without express liability post-termination other than severance paid in the ordinary course of business; and

(H)	any Contract that prohibits the pledging of capital stock of SRA or any Subsidiary or prohibits the issuance of guarantees by any Subsidiary of SRA or SRA Operating Sub.

“SRA Material Contract” shall mean (i) each Contract of the type described in clauses (A) through (H) above, (ii) each IP License, (iii) each of the top 27 Contracts, based on SRA fiscal year FY15 actual revenue, (iv) the Contracts listed in Section 5.15(a) and 5.19(a)(i) of the SRA Disclosure Schedule.

(b)	Except as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect: (i) each SRA Material Contract is valid and binding on SRA and each of its Subsidiaries party thereto, and, to the Knowledge of SRA or SRA Operating Sub, each other party thereto, and is in full force and effect, except to the extent such SRA Material Contract has previously expired in accordance with its terms (and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (ii) none of SRA, its Subsidiaries, or, to the Knowledge of SRA or SRA Operating Sub, the other parties thereto, is in violation of, or default under, any provision of any SRA Material Contract; (iii) to the Knowledge of SRA or SRA Operating Sub, no party to any SRA Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such SRA Material Contract; and (iv) neither SRA nor any of its Subsidiaries has received written notice from any other party to a SRA Material Contract that such party intends to terminate or not renew such SRA Material Contract.

(c)	Section 5.15(c) of the SRA Disclosure Schedule sets forth a list of all Contracts between SRA or its Subsidiaries, on the one hand, and any stockholder of SRA or any of its Subsidiaries, on the other hand.

(d)	SRA and SRA Operating Sub have made available to CSC true and complete copies of (including all amendments or modifications to), all SRA Material Contracts (other than (i) those filed as exhibits to SRA Reports and (ii) those that are not permitted to be disclosed pursuant to applicable Law or contractual confidentiality restrictions).

5.16	Labor Relations and Employment

Except as would not, individually or in the aggregate, constitute a SRA Material Adverse Effect: (a) since the SRA Applicable Date, there has been no material labor strike, dispute, slowdown, work stoppage, concerted refusal to work overtime, lockout or other material labor dispute pending, or to the Knowledge of SRA or SRA Operating Sub, threatened against SRA or any of its Subsidiaries; and (b) SRA and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employee classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. Neither SRA nor any of its Subsidiaries are a party to or bound by any collective bargaining or similar agreement with any labor organization.

5.17	Insurance

Except as would not constitute a SRA Material Adverse Effect: (a) SRA and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as SRA and its Subsidiaries; and (b) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

5.18	Brokers

Except for Stone Key Partners LLC and Citigroup Global Markets Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SRA or any of its Subsidiaries. SRA and SRA Operating Sub have provided to CSC complete and correct copies of all Contracts under which any such fees or expenses are payable or relating to the engagement of Stone Key Partners LLC and Citigroup Global Markets Inc. in connection with the transactions contemplated by this Agreement.

5.19	Government Contracts

(a)	Section 5.19(a)(i) of the SRA Disclosure Schedule sets forth as of the date hereof a current, complete and accurate list of the current top 27 Government Contracts of SRA or any of its Subsidiaries the period of performance of which has not yet expired or terminated or for which final payment has not yet been received. Except for organizational conflicts of interest arising in connection with the transactions contemplated by the Transaction Agreements, to the Knowledge of SRA, each Government Contract of SRA or its Subsidiaries is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against SRA or its Subsidiaries and, to the Knowledge of SRA or its Subsidiaries, against the other parties thereto, in accordance with its terms. Immediately prior to the Closing Date, SRA shall deliver to CSC a list of each unexpired Government Bid of SRA or any of its Subsidiaries, which such list shall be complete and accurate as of the date thereof.

(b)	Except as set forth in Section 5.19(b) or Section 5.8 of the SRA Disclosure Schedule, with respect to SRA and its Subsidiaries’ Government Contracts and Government Bids, to the Knowledge of SRA, during the last three (3) years:

(i)	SRA and each of its Subsidiaries have complied in all material respects with the material terms and conditions of each such Government Contract and Government Bid, including all clauses, provisions, specifications and requirements incorporated expressly by reference therein and any applicable Laws pertaining to any such Government Contract or Government Bid;

(ii)

all representations, certifications, disclosures and warranties acknowledged or submitted by or on behalf of SRA or its Subsidiaries with respect to each such Government Contract or Government Bid were current, accurate and complete in all material respects as of the respective dates they were made and SRA and its Subsidiaries have complied in all material respects with all such representations, certifications, disclosures and warranty requirements;

(iii)	all Cost or Pricing Data (as defined in FAR § 2.101), sales, pricing and discount information submitted in support of a General Services Administration, Federal Supply Schedule proposal or Government-wide acquisition Contract and other information submitted by SRA or its Subsidiaries in support of the negotiation of Government Contracts or Government Bids, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects. Neither SRA nor any of its Subsidiaries has received any notice, either written or, to the Knowledge of SRA and any of its Subsidiaries, orally, of any alleged mischarging or other defective pricing in violation of the Truth in Negotiations Act or the cost principle set forth in the FAR (other than routine contract audits by U.S. Governmental Entities), and there are (x) no reports that have been issued resulting from any audits, reviews, surveys or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Government Contracts (past or present) that conclude that SRA or its Subsidiaries engaged in overcharging, mischarging or defective pricing practices or in any other practice in violation of the FAR, and (y) no audits, reviews, surveys or investigations by U.S. Governmental Entities of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which may recommend cost disallowances, fines, penalties or other sanctions;

(iv)	no Governmental Entity nor any prime contractor, subcontractor or other Person has notified SRA or its Subsidiaries either in writing or, to the Knowledge of SRA and its Subsidiaries, orally, that SRA or its Subsidiaries has or may have defaulted, breached or violated, or is alleged to have defaulted, breached or violated, any Law, order representation, certification, disclosure, warranty, clause provision, specification or requirements pertaining to any such Government Contract or Government Bid;

(v)	neither SRA nor any of its Subsidiaries has terminated any Government Contract, and SRA and its Subsidiaries have not been notified in writing or, to the Knowledge of SRA and its Subsidiaries, orally, by the U.S. Government or any prime contractor that any such Government Contract has been terminated for convenience, for default or for any reason (other than upon the expiration of its terms or in connection with the completion of the applicable services thereunder). No cure notice, show cause notice, deficiency, default or similar notice pertaining to any Government Contract is currently in effect; and

(vi)	except for withholding by a U.S. Government customer under the terms of a Government Contract, no money due to SRA and its Subsidiaries pertaining to any Government Contract has been withheld or offset nor has any claim been made in writing or, to the Knowledge of SRA and its Subsidiaries, orally to withhold or offset money, and SRA or its Subsidiaries is entitled to all progress payments received with respect thereto.

(c)	Except as set forth in Section 5.19(c) of the SRA Disclosure Schedule, neither SRA nor any of its Subsidiaries or any of their directors or officers, other employees or agents is or during the last three years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity. There has not been, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, including with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act or similar state statute; (ii) a claim for price adjustment under the Truth in Negotiations Act; or (iii) any request for a reduction in the price of any Government Contract. During the last three (3) years, neither SRA nor any of its Subsidiaries (i) has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (A) liability under the federal False Claims Act or similar state statute, (B) a claim for price adjustment under the Truth in Negotiations Act, or (C) any request for a reduction in the price of any Government Contract, or (ii) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and to the Knowledge of SRA and its Subsidiaries, there are no facts that would require mandatory disclosure under the FAR.

(d)	Except as set forth in Section 5.19(d) or Section 5.8 of the SRA Disclosure Schedule, there are: (i) no material outstanding claims or requests for equitable adjustment against SRA or any of its Subsidiaries and a U.S. Governmental Entity arising under or relating to a Government Contract, and no prime contractor, subcontractor, vendor or other third party has notified SRA or any of its Subsidiaries in writing, or to the Knowledge of SRA and its Subsidiaries, orally of any material claim or request for equitable adjustment arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between SRA and any of its Subsidiaries, on the one hand, and the U.S. Government or any other Governmental Entity, on the other hand, under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109, or any other Law, or between SRA or any of its Subsidiaries, on the one hand, and any prime contractor, vendor or other third party, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)	Except as set forth in Section 5.19(e) of the SRA Disclosure Schedule, neither SRA nor its Subsidiaries, or any of their directors or officers, is or during the last three (3) years has been suspended, debarred or proposed for suspension or debarment from participation in, or the award of, contracts or subcontracts for or with a Governmental Entity, and to the Knowledge of SRA and its Subsidiaries, no suspension or debarment actions with respect to Government Contracts have been commenced or threatened against SRA or any of its Subsidiaries or any of their directors, officers or employees. Additionally, to the Knowledge of SRA and its Subsidiaries, no facts or circumstances exist that would warrant the institution of suspension or debarment proceedings on the part of SRA or any of its Subsidiaries or any of their directors, officers or employees, or a finding of non-responsibility or ineligibility with respect to any outstanding Government Bid.

(f)

No facts exist which would reasonably be expected to give rise to Liability under a claim for fraud (as such concept is defined under the state or federal laws of the United States) or for violation of the United States civil or criminal False Claims Act, the United States Procurement

Integrity Act, or other similar Laws adopted by any other Governmental Entity, as applicable, in each case in connection with any Government Contract. To the Knowledge of SRA, neither SRA nor any of its Subsidiaries is the subject of any actual or threatened “whistleblower” or “qui tam” lawsuit.

(g)	Neither SRA nor any of its Subsidiaries has received any past performance evaluations, ratings or reports including any rating less than “satisfactory” in connection with any Government Contract within the past five (5) years.

(h)	Except as set forth in Section 5.19(h) of the SRA Disclosure Schedule, and excluding claims for payment in the ordinary course of performance of any Government Contract, since the SRA Applicable Date, and to the Knowledge of SRA and its Subsidiaries (i) no material payment due to SRA or any of its Subsidiaries pertaining to a Government Contract has been withheld, recouped, or set-off, nor has any material claim been made to withhold, recoup or set-off any payment (except as may be required as a standard withholding in accordance with the payment or award fee terms of the applicable Government Contract); and (ii) none of the U.S. Government Contracts has incurred, or currently projects to incur, a material cost overrun at contract completion, in excess of any amount accrued in accordance with GAAP on SRA’s financial statements filed with the SEC, except in the case of clauses (i) and (ii) above, for such withholdings, recoupment, set-offs and cost overruns that would not, individually or in the aggregate, constitute a SRA Material Adverse Effect. Neither SRA nor any of its Subsidiaries has any outstanding Government Bids that, if accepted or awarded, are reasonably expected to result in a loss.

(i)	Neither SRA nor any of its Subsidiaries is using any intellectual property developed under any Government Contract without having obtained the necessary prior permission of the applicable Governmental Entity. All Intellectual Property delivered or used by SRA or its Subsidiaries in performance of a Government Contract, including technical data, computer software, and computer software documentation, other than third party computer software, has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” within the meaning of the FAR and the Department of Defense FAR Supplement.

(j)	Without giving effect to any organizational conflicts of interest that may arise as a result of the transactions contemplated under this Agreement, Section 5.19(j) of the SRA Disclosure Schedule identifies by Government Contract and description, any work or future business opportunities from which, to the Knowledge of SRA and its Subsidiaries, SRA or any of its Subsidiaries is currently limited, prohibited or otherwise restricted from performing or bidding, due to express “organizational conflicts of interest” (as defined in FAR Subpart 9.5), Contract terms or provisions, or organizational conflicts of interest mitigation plans submitted by SRA or any of its Subsidiaries in connection with any Government Contract.

(k)	SRA and its Subsidiaries are in compliance in all material respects with all applicable national security obligations, including those specified NISPOM and requirements relating to mitigation of FOCI, and have all of the facility and personnel security clearances necessary to conduct the business of SRA and its Subsidiaries as currently being conducted in all material respects. SRA and its Subsidiaries hold and, at all relevant times since August 1, 2012 held, at least a “satisfactory” rating from the DSS with respect to all facility security clearances.

(l)	Neither SRA nor any of its Subsidiaries, nor any director, manager, officer thereof (nor to the Knowledge of SRA and its Subsidiaries, any employee or Person acting for or on behalf of any of the foregoing), has for the last three (3) years (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party of candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause SRA or any of its Subsidiaries to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(m)	Except as set forth in Section 5.19(m) of the SRA Disclosure Schedule, SRA and its Subsidiaries have not made any assignment of the Government Contracts or of any interests in the outstanding Government Contracts. SRA and its Subsidiaries have not entered into any financing arrangements with respect to any outstanding Government Contract.

5.20	Export Controls

SRA and its Subsidiaries are in compliance with all United States import and export laws (including those Laws under International Trade Laws) in all material respects. In the last three (3) years, no Governmental Entity or other Person has notified SRA or any of its Subsidiaries in writing (or to the Knowledge of SRA, orally) of any actual or alleged violation or breach of any of the International Trade Laws. Section 5.20 of the SRA Disclosure Schedule sets forth the registrations and material licenses of SRA and its Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR or Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations.

5.21	Affiliate Transactions

Except as set forth in Section 5.21 of the SRA Disclosure Schedule, there are no, and since the SRA Applicable Date there have not been any Affiliate Transactions nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SRA Reports filed prior to the date hereof. SRA and SRA Operating Sub have made available to SRA copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

5.22	No Other Representations or Warranties

(a)

Except for the representations and warranties made by SRA and SRA Operating Sub in this Article 5, neither SRA, SRA Operating Sub nor any other Person makes any express or implied representation or warranty with respect to SRA, SRA Operating Sub or any of their Subsidiaries or their respective businesses, assets, liabilities, condition (financial or otherwise) or prospects, and SRA and SRA Operating Sub hereby disclaim any such other representations or warranties, including with respect to any oral or written information furnished or made available to SRA,

SRA Operating Sub or any of their Affiliates in the course of their due diligence of SRA and its Subsidiaries, the negotiation of this Agreement or in the course of the Mergers and the other transactions contemplated hereby. In particular, without limiting the foregoing disclaimer, neither SRA, SRA Operating Sub nor any other Person makes or has made any representation or warranty to SRA, SRA Operating Sub or any of their Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to SRA or any of its Subsidiaries or their respective businesses.

(b)	Notwithstanding anything contained in this Agreement to the contrary, CSC and Computer Sciences GS acknowledge and agree that none of SRA, SRA Operating Sub or any other Person has made or making any representations or warranties relating to SRA or SRA Operating Sub whatsoever, express or implied, beyond those expressly given by SRA and SRA Operating Sub in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding SRA or SRA Operating Sub furnished or made available to SRA or SRA Operating Sub or any of its Representatives.

6.	REPRESENTATIONS AND WARRANTIES OF THE ENUMERATED SRA STOCKHOLDERS

Each of the Enumerated SRA Stockholders hereby represents and warrants to CSC and Computer Sciences GS on a several (and not joint) basis as to itself, as follows:

6.1	Corporate Authority and Approval

Each Enumerated SRA Stockholder has full power and authority to execute, deliver and perform this Agreement and each of the Transaction Agreements executed by him or it. This Agreement and the Written Consents have been duly executed and delivered by each of the Enumerated SRA Stockholders and constitute a valid and binding agreement of the Enumerated SRA Stockholders and enforceable against the same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2	No Conflict

The execution, delivery and performance of this Agreement by the Enumerated SRA Stockholders, and the consummation by the Enumerated SRA Stockholders of the Mergers and the other transactions contemplated hereby, do not and will not: (a) conflict with or violate any provision of: (i) the certificate of incorporation, certificate of formation or bylaws of each of the Enumerated SRA Stockholders (if an entity); (ii) any note, instrument, mortgage, agreement, lease, franchise or financial obligation to which such Enumerated SRA Stockholder is a party or any of its assets or business is subject or by which either is bound; (iii) any Order to which such Enumerated SRA Stockholder is a party or by which any of its assets or business is subject or by which either is bound; or (iv) any requirement of Law affecting such Enumerated SRA Stockholder or its assets or business, other than, in the case of clauses (i) through (iv), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of such Enumerated SRA Stockholder to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or (ii) require the approval, consent, authorization or act of, or the making by such Enumerated SRA Stockholder of any declaration, filing or registration with, any Person, except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of such Enumerated SRA Stockholder to perform its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

6.3	Ownership of SRA Common Stock

Each Enumerated SRA Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, such Enumerated SRA Stockholder’s shares of SRA Common Stock, as the case may be, in each case as listed on Section 6.3(a) of the SRA Disclosure Schedule, free and clear of any Encumbrances. Each Enumerated SRA Stockholder represents and warrants that it does not own, of record or beneficially, any shares of capital stock of SRA or its Subsidiaries (or any options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any such shares or the right to receive any payment in respect thereof) other than such Enumerated SRA Stockholder’s shares of SRA Common Stock as listed on Section 6.3(a) of the SRA Disclosure Schedule. Each Enumerated SRA Stockholder has the sole right to vote such Enumerated SRA Stockholder’s shares of SRA Common Stock in each case as listed on Section 6.3(a) of the SRA Disclosure Schedule, and none of such Enumerated SRA Stockholder’s shares of SRA Common Stock is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Enumerated SRA Stockholder’s shares of SRA Common Stock, except as set forth in Section 6.3(b) of the SRA Disclosure Schedule.

6.4	No Public Sale or Distribution

The Enumerated SRA Stockholders are acquiring Computer Sciences GS Common Stock in the ordinary course of business for their own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in whole or in part, except pursuant to sales registered or exempted under the Securities Act, and except as provided in the Registration Rights Agreement, the Enumerated SRA Stockholders do not have a present arrangement or agreement to effect any distribution of Computer Sciences GS Common Stock to or through any Person; provided, however, that by making the representations herein, the Enumerated SRA Stockholders do not agree to hold any of the Computer Sciences GS Common Stock for any minimum period of time or other specific term and reserves the right to dispose of the Computer Sciences GS Common Stock at any time in accordance with or pursuant to a registration statement filed pursuant to or an exemption under the Securities Act.

6.5	Accredited Investor Status

Each Enumerated SRA Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.6	Reliance on Exemptions

If the Computer Sciences GS Common Stock has not been registered on the Form S-4 Registration Statement pursuant to Section 7.4(d), the Enumerated SRA Stockholders understand that Computer Sciences GS Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that CSC and Computer Sciences GS are relying in part upon the truth and accuracy of, and the Enumerated SRA Stockholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Enumerated SRA Stockholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Enumerated SRA Stockholders to acquire Computer Sciences GS Common Stock.

6.7	Information

The Enumerated SRA Stockholders and their advisors, if any, have been furnished with all materials relating to the Computer Sciences GS Business, Computer Sciences GS and its Subsidiaries and materials relating to the issuance of Computer Sciences GS Common Stock that have been requested by the Enumerated SRA Stockholders. The Enumerated SRA Stockholders and their advisors, if any, have been afforded the opportunity to ask questions of, and the Enumerated SRA Stockholders and their advisors have received answers thereto satisfactory to the Enumerated SRA Stockholders from, CSC, Computer Sciences GS and its Subsidiaries relating to the Computer Sciences GS Business. Each Enumerated SRA Stockholder understands that an investment in Computer Sciences GS Common Stock involves a high degree of risk and that it is able to afford a complete loss of such investment. Each Enumerated SRA Stockholder has independently evaluated the merits of a decision to acquire Computer Sciences GS Common Stock pursuant to this Agreement, and each Enumerated SRA Stockholder confirms that it has not relied on the advice of any other Person and/or Person’s legal counsel in making such decision. The Enumerated SRA Stockholders understand that nothing in this Agreement or any other materials presented by or on behalf of CSC, with respect to the Computer Sciences GS Business, Computer Sciences GS or any of the Computer Sciences GS Subsidiaries to the Enumerated SRA Stockholders in connection with the acquisition of Computer Sciences GS Common Stock constitutes legal, tax, accounting or investment advice. Each Enumerated SRA Stockholder has sought such accounting, legal, investment and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of Computer Sciences GS Common Stock.

6.8	No Governmental Review

The Enumerated SRA Stockholders understand that no Governmental Entity has passed on or made any recommendation or endorsement of Computer Sciences GS Common Stock or the fairness or suitability of the investment in Computer Sciences GS Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Computer Sciences GS Common Stock.

6.9	Transfer or Resale

If the Computer Sciences GS Common Stock received by each SRA Stockholder has not been registered on the Form S-4 Registration Statement pursuant to Section 7.4(d), each SRA Stockholder understands that: (a) Computer Sciences GS Common Stock received by it has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) pursuant to an effective registration statement under the Securities Act, (ii) if reasonably requested by Computer Sciences GS, such SRA Stockholder shall have delivered to Computer Sciences GS an opinion of counsel of recognized standing reasonably acceptable to Computer Sciences GS, in a generally acceptable form, to the effect that such Computer Sciences GS Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration or (iii) if reasonably requested by Computer Sciences GS, such SRA Stockholder provides Computer Sciences GS with an opinion of counsel of recognized standing reasonably acceptable to Computer Sciences GS that such Computer Sciences GS Common Stock can be sold, assigned or transferred pursuant to Rule 144 (if available) promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”); (b) any sale or other transfer of Computer Sciences GS Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (c) other than pursuant to the Registration Rights Agreement, none of CSC, Computer Sciences GS or any other Person is under any obligation to register the Computer Sciences GS Common Stock issued to the SRA Stockholders under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Computer Sciences GS

Common Stock may be pledged in connection with a bona fide margin account, other loan, financing or other derivative transaction secured by the Computer Sciences GS Common Stock and such pledge of Computer Sciences GS Common Stock shall not be deemed to be a transfer, sale or assignment of the Computer Sciences GS Common Stock hereunder, and the SRA Stockholder effecting a pledge of Computer Sciences GS Common Stock shall not be required to provide Computer Sciences GS with any notice thereof or otherwise make any delivery to Computer Sciences GS pursuant to this Agreement or any other Transaction Agreement, including, without limitation, this Section 6.9. Each SRA Stockholder acknowledges that the shares of Computer Sciences GS Common Stock that it receives in the Mergers are “restricted securities” as defined in Rule 501 of Regulation D promulgated under the Securities Act and will contain the following legend: “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE SURVIVING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

7.	COVENANTS

7.1	Conduct of the Computer Sciences GS Business Pending the Mergers

Following the date of this Agreement and until the earlier of the Second Merger Effective Time or the termination of this Agreement, except in connection with Permitted Acquisitions or as contemplated or permitted by this Agreement or the Separation Agreements or as required by applicable Law or as described in Section 7.1 of the CSC/Computer Sciences GS Disclosure Schedule or to the extent that SRA shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), CSC and Computer Sciences GS agree, as to themselves and their respective Subsidiaries, as applicable, that each of CSC and Computer Sciences GS shall, and shall cause their respective Subsidiaries, as applicable, to, conduct the Computer Sciences GS Business in, and shall not take any action with respect to the Computer Sciences GS Business except in, the ordinary course of business with respect to the Computer Sciences GS Business, shall use commercially reasonable efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its Key Computer Sciences GS Group Employees and preserve its relationships with its customers, suppliers and others having business dealings. Without limiting the foregoing, except in connection with Permitted Acquisitions as contemplated or permitted by this Agreement or the Separation Agreements or as required by applicable Law or as set forth in Section 7.1 of the CSC/Computer Sciences GS Disclosure Schedule with respect to the Computer Sciences GS Business, or to the extent that SRA shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither CSC nor Computer Sciences GS shall, nor shall CSC or Computer Sciences GS permit any of their respective Subsidiaries to, nor shall any of the Computer Sciences GS Entities propose to (in each case whether by merger, consolidation, exchange or otherwise) to do any of the following:

(a)

(i) split, combine or reclassify any of the capital stock of any of the Computer Sciences GS Entities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any of the CSC Entities or Computer Sciences GS Entities; or (ii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any of the Computer Sciences GS Entities to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of Computer Sciences GS’s securities or any securities of any of the Computer Sciences GS Subsidiaries, including shares of Computer Sciences GS Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing;

(b)	(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of any Computer Sciences GS Entity’s capital stock of any class or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in any Computer Sciences GS Entity (it being understood that this Section 7.1(b) shall not restrict the issuance of shares of CSC Common Stock or other securities convertible into or exercisable or exchangeable for CSC Common Stock other than any issuance of any of the foregoing to any Computer Sciences GS Group Employee (except that shares of CSC Common Stock may be issued to any Computer Sciences GS Group Employee upon exercise of an option for CSC Common Stock currently outstanding or the occurrence of a payment event under any of restricted stock units or similar securities with respect to the CSC Common Stock currently outstanding)); or (ii) with respect to the Computer Sciences GS Group Employees, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 3.7 or as permitted pursuant to the Separation Agreements. Without limiting the generality of the immediately preceding sentence, nothing in this Section 7.1(b) or elsewhere in this Agreement shall prevent CSC or any of its respective agents from amending or operating the CSC 401(k) Plans as any such party deems appropriate, in its sole discretion as permitted under such CSC 401(k) Plans, with respect to the holding or liquidation of any shares of CSC Common Stock (or Computer Sciences GS Common Stock received in respect of CSC Common Stock in the Distribution);

(c)	amend or otherwise change the certificate of incorporation or bylaws or similar governance documents of Computer Sciences GS, nor shall CSC or Computer Sciences GS permit any Computer Sciences GS Subsidiary to amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents, in each case, except to the extent required to comply with applicable Law, the provisions of this Agreement or the Separation Agreements;

(d)	in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case other than Permitted Acquisitions;

(e)	in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any material assets (excluding the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $1,500,000 in the aggregate), in each case other than Permitted Acquisitions;

(f)	incur Indebtedness (other than capital leases) by any Computer Sciences GS Entities in an aggregate principal amount exceeding the amount of the Computer Sciences GS Financing, together with the amount of any CSC Transaction Expenses;

(g)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions;

(h)	except for arm’s length commercial arrangements entered into in the ordinary course of business consistent with past practice, enter into or amend any Contract or arrangement with respect to the Computer Sciences GS Business with any of their respective Affiliates (other than any such Contracts among Computer Sciences GS and its wholly owned Subsidiaries), with the exception of Contracts or arrangements entered into in connection with the Separation and expressly contemplated by the Separation Agreements;

(i)	make any material change in the methods of accounting or procedures of the Computer Sciences GS Entities or the Computer Sciences GS Business in effect at April 3, 2015, except: (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to SRA; (ii) as may be made in response to SEC guidance, in each case, as concurred with in writing by CSC’s or Computer Sciences GS’s independent auditors; or (iii) as may be required in connection with the Separation and the Transactions, so long as any such changes are in accordance with GAAP and neither CSC nor Computer Sciences GS shall change Computer Sciences GS’s fiscal year; or

(j)	enter into any Contract or arrangement that limits or otherwise restricts CSC or any of its Subsidiaries in any material respect, or that would or would reasonably be expected to, following the Second Merger Effective Time and to the Knowledge of Computer Sciences GS, limit or restrict SRA or any of its Subsidiaries in any material respect from engaging in their business, with the exception of teaming arrangements entered into in the ordinary course of business;

(k)	agree or commit, or permit any of their respective Subsidiaries to agree or commit, to do any of the actions described in Sections 7.1(a) through 7.1(j) above.

7.2	Conduct of the SRA Business Pending the Mergers

Following the date of this Agreement and until the earlier of the First Merger Effective Time or the termination of this Agreement, except as contemplated or permitted by this Agreement or the Transaction Agreements or as required by applicable Law or described in Section 7.2 of the SRA Disclosure Schedule or to the extent that CSC and Computer Sciences GS shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of SRA and SRA Operating Sub agrees, as to themselves and their respective Subsidiaries, as applicable, that SRA and SRA Operating Sub shall conduct its business in, and shall cause its Subsidiaries to conduct their businesses in, and SRA and SRA Operating Sub shall not take any action except in, the ordinary course of business, consistent with past practice, and shall use commercially reasonable efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and Key SRA Employees and preserve its relationships with its customers, suppliers and others having business dealings. Without limiting the foregoing, except as contemplated or permitted by this Agreement or the Transaction Agreements or as required by applicable Law or described in Section 7.2 of the SRA Disclosure Schedule or to the extent that CSC and Computer Sciences GS shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SRA shall not, nor shall it permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to (in each case whether by merger, consolidation, exchange or otherwise) do any of the following:

(a)	(i) declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of SRA or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests (with the exception of directors’ qualifying shares and other similarly nominal holdings required by Law to be held by Persons other than SRA or its wholly owned Subsidiaries), as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by SRA; (ii) split, combine or reclassify any of the capital stock of SRA or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of SRA or any of its Subsidiaries; or (iii) except as permitted under Section 7.2(g), amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit SRA or any of its Subsidiaries to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire (in each case, other than the acquisition of capital stock in connection with the settlement of options or restricted stock), any of its securities or any securities of any of its Subsidiaries, including shares of SRA Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities or propose to do any of the foregoing;

(b)	(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, (A) any shares of SRA’s or any of its Subsidiaries’ capital stock of any class (it being understood that this Section 7.1(b) shall not restrict the issuance of shares of SRA Common Stock upon exercise of an option for SRA Common Stock currently outstanding) or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in SRA or any of its Subsidiaries; or (ii) accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement (other than as may be required by Law or under an applicable qualified retirement plan), in each case other than pursuant to Section 3.7, as permitted by Section 7.2(g), pursuant to a Contract or SRA Plan in existence as of the date hereof, or as set forth in Section 7.2(b) of the SRA Disclosure Schedule;

(c)	amend or propose to amend or otherwise change its certificate of incorporation or bylaws or similar governance documents, in each case, except to the extent required to comply with applicable Law;

(d)	in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(e)	in a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than pursuant to Contracts, which are governed by Section 7.2(l)) (excluding transactions solely among SRA and/or its wholly owned Subsidiaries, sales of goods or services in the ordinary course of business and the disposition in the ordinary course of business for fair market value of assets having a fair market value not exceeding $500,000 in the aggregate);

(f)	except with respect to the incurrence of Indebtedness in the ordinary course of business:

(i)	incur any Indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of SRA or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease other than in connection with operating leases in the ordinary course of business;

(ii)	issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money (other than SRA and/or its wholly owned Subsidiaries in accordance with Section 7.2(f)(i));

(iii)	make any loans, advances, capital contributions to or investments in any other Person except (A) loans or advances by SRA or any of SRA’s wholly owned Subsidiaries to it or any of its wholly owned Subsidiaries, (B) investments or capital contributions in any of SRA’s wholly owned Subsidiaries, (C) as required by binding Contracts in effect as of the date hereof set forth in Section 7.2(f) of the SRA Disclosure Schedule or (D) in the ordinary course of business; provided, that the aggregate amount of such loans, advances, capital contributions to or investments in any other Person made in reliance on this clause (D) shall not exceed $500,000;

(iv)	authorize capital expenditures or purchases of fixed assets in excess of $500,000; or

(v)	incur Liabilities secured by an Encumbrance on its assets other than in the ordinary course of business;

which, in the case of clauses (i), (ii), (iii), (iv) or (v) above, would obligate the Second Merger Surviving LLC or its Subsidiaries to pay any amount, or assume any obligation to be performed by the Second Merger Surviving LLC or its Subsidiaries, at or after the Second Merger Effective Time;

(g)	except as set forth in Section 7.2(g) of the SRA Disclosure Schedule, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 5.15(a) of the SRA Disclosure Schedule, as contemplated by this Agreement, pursuant to Contracts or SRA Plans in existence as of the date hereof, or as otherwise required by applicable Law:

(i)	grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any SRA Employee except any increases in the ordinary course of business or that would not reasonably be expected to become a Liability of the Second Merger Surviving LLC or its Subsidiaries and any increases in the ordinary course of business of the base salaries of SRA Employees who are not executive officers in connection with the customary salary reviews and promotions;

(ii)	pay or agree to pay to any SRA Employee any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing SRA Plans as in effect on the date hereof, except as would not reasonably be expected to result in a Liability of the Second Merger Surviving LLC or its Subsidiaries;

(iii)	except in the ordinary course of business, or as otherwise permitted by this Section 7.2(g), enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, severance or termination Contract or other arrangement with any SRA Employee or his or her representative, provided that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by Computer Sciences GS senior management reasonably in advance of the conclusion of such negotiations, and Computer Sciences GS senior management shall have been informed periodically of the status of negotiations with respect thereto;

(iv)	(A) become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by SRA or any of its Subsidiaries that was not in existence on the date hereof; or (B) amend any such plan or arrangement in existence on the date hereof, except in the case of (B) (I) in the ordinary course of business, (II) as would not result in a material increase in the annual aggregate cost (based on SRA’s historical annual aggregate cost) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement or (III) as would not reasonably be expected to result in a Liability of the Second Merger Surviving LLC or its Subsidiaries;

(v)	grant any equity-based compensation to any SRA Employee or director or independent contractor of SRA or any of its Subsidiaries, except to the extent CSC or Computer Sciences GS has consented in writing to such grant or as required by law;

(vi)	make any offer for the employment or engagement of any SRA Employee or other individual on a full-time, part-time, or consulting basis providing for an annual compensation in excess of $250,000, other than hires in the ordinary course of business to fill vacancies in non-executive officer positions as of the date of this Agreement or due to departures following the date of this Agreement;

(vii)	implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii)	make any loan to (A) any director, officer or member of senior management of SRA or any of its Subsidiaries or (B) except in the ordinary course of business and in compliance with applicable Law, to any other SRA Employee;

(h)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, consummation of the Transactions;

(i)

make any material change in the methods of accounting or procedures of SRA or its Subsidiaries or its business in effect at June 30, 2015, except: (i) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to CSC; (ii) as may be made in response to SEC guidance in each case as concurred with in writing by SRA’s independent auditors; (iii) as may be required in connection with the Transactions, so long as any such changes are in accordance with GAAP; or (iv) changes permitted by Section 7.2(j), and SRA shall not change its fiscal year;

(j)	(i) make, change or rescind any material Tax election; (ii) settle, compromise or abandon any material Action or controversy relating to Taxes; (iii) amend any material Tax Returns; (iv) adopt or change any material method of Tax accounting or change any annual Tax accounting period; or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment in filing their respective Tax Returns, provided that SRA and its Subsidiaries may, without the consent of CSC, take any of the foregoing actions (A) in the ordinary course of business, (B) if such action would not be binding on SRA or any of its Subsidiaries after the Second Merger Effective Time or would not reasonably be expected to result in a material increase in Tax liabilities or a material decrease in Tax attributes for Second Merger Surviving LLC or its Subsidiaries after the Second Merger Effective Time, or (C) as required by Law;

(k)	except as contemplated by the Transaction Agreements or for arm’s length commercial arrangements entered into in the ordinary course of business, enter into or amend any Contract or arrangement with any of their respective Affiliates other than with wholly owned Subsidiaries of SRA;

(l)	except in the ordinary course of business, modify, amend, terminate or enter into any SRA Material Contract with a third party, or waive, release or assign any material rights or claims of SRA or any of its Subsidiaries thereunder;

(m)	pay, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise) other than any Action in respect of Taxes, which shall be governed exclusively by Section 7.2(j), if such payment, discharge, satisfaction or settlement would: (i) require any material payment by SRA or any of its Subsidiaries prior to, or the Computer Sciences GS or its Subsidiaries following, the Second Merger Effective Time; or (ii) restrict SRA or the Computer Sciences GS or any of their Subsidiaries from operating their respective businesses in any material respect or require the taking of any action by SRA or any of its Subsidiaries that, in each case, would, or would reasonably be expected to, materially and adversely affect the operation of the respective businesses of SRA or Computer Sciences GS following the Second Merger Effective Time;

(n)	incur or pay any Transaction Expenses except as provided on Section 7.2(n) of the SRA Disclosure Schedule;

(o)	enter into any Contract or arrangement that limits or otherwise restricts SRA or any of its Subsidiaries in any material respect, or that would or would reasonably be expected to, following the Second Merger Effective Time, limit or restrict Computer Sciences GS or any of its Subsidiaries in any material respect from engaging in their business, with the exception of teaming arrangements entered into in the ordinary course of business;

(p)

enter into any agreement that would constitute a Related Party Agreement, or incur any obligations or pay any amounts to any Related Party (except for (x) the payment of compensation to employees of SRA or its Subsidiaries in the ordinary course of business and consistent with past practice in accordance with compensation arrangements existing as of the date of this Agreement or pursuant to the employment agreements set forth in Section 8.2(f) of the SRA Disclosure Schedule, (y) the payment of trade payables in the ordinary course of business consistent with past practice in accordance with arrangements existing as of the date of this Agreement pursuant to the agreements set forth in Section 8.2(f) of the SRA Disclosure Schedule or (z) payment of the outstanding balance under the promissory note described in Section 5.21 of the SRA Disclosure Schedule);

(q)	sell, transfer, exclusively license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property that is necessary to carry on the business of SRA and its Subsidiaries as currently conducted, except, in each case, in the ordinary course of business; or

(r)	agree or commit, or permit any of its Subsidiaries to agree or commit, to do any of the actions described in clauses (a) through (o) above.

7.3	Directors and Officers of Computer Sciences GS and the Second Merger Surviving LLC.

(a)	Section 7.3 of the CSC/Computer Sciences GS Disclosure Schedule (as it may be amended after the date hereof by the written consent of CSC and SRA) shall set forth names of the officers of Computer Sciences GS immediately prior to the Second Merger Effective Time that, from and after the Second Merger Effective Time, shall be (A) the initial managers of the Second Merger Surviving LLC immediately following the Closing and (B) the initial officers of the Second Merger Surviving LLC; provided, that in the event that, prior to the Second Merger Effective Time, any of the individuals set forth in Section 7.3 of the CSC/Computer Sciences GS Disclosure Schedule no longer agree to, or can no longer, serve in their designated capacity as an officer of the Second Merger Surviving LLC, Computer Sciences GS shall in good faith determine acceptable replacements for any such individuals. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Second Merger Surviving LLC’s amended and restated certificate of incorporation and amended and restated bylaws.

(b)	Prior to the First Merger Effective Time, Computer Sciences GS and Providence shall enter into an agreement, in form and substance reasonably acceptable to Computer Sciences GS and Providence, pursuant to which, following the Second Merger Effective Time, Providence shall have the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by the board of directors of Computer Sciences GS in accordance with its regular corporate governance procedures, to serve on the board of directors of Computer Sciences GS so long as Providence, together with any investment funds that are controlled Affiliates of Providence Equity Partners LLC, holds at least 5% of the outstanding Computer Sciences GS Common Stock (the “Nomination Agreement”).

7.4	Preparation of Registration Statement and Form S-4 Registration Statement

(a)

Promptly following the execution of this Agreement, Computer Sciences GS shall prepare and file with the SEC or amend the Registration Statement. SRA shall use its commercially reasonable efforts to furnish to CSC and Computer Sciences GS all information concerning it as is required by the SEC in connection with the preparation of or amendment to the Registration Statement (including any financial statements required to be included therein). Without limiting the foregoing, SRA shall, and CSC shall cause Computer Sciences GS to, provide: (i) interim financial statements (including footnotes) that are timely reviewed by SRA’s or CSC’s independent auditor; (ii) management’s discussion and analysis of interim and annual financial statements; (iii) the consent of CSC’s or SRA’s independent auditor to include annual financial statement reports in the Registration Statement; (iv) information necessary to prepare selected financial data; and (v) information necessary to enable Computer Sciences GS to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Computer Sciences GS to prepare the Registration Statement. CSC and SRA shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act on a date to be mutually agreed upon by CSC and SRA and to keep the Registration Statement effective as long as is necessary to consummate the Distribution. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement, and advise one another of any oral comments received from the SEC with respect to the Registration Statement. The Parties shall cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Registration Statement. No amendment or supplement to the Registration Statement shall be filed with the SEC without the prior approval of SRA, which approval shall not be unreasonably withheld, conditioned or delayed. CSC will use its commercially reasonable efforts to cause the requisite portion of the Registration Statement to be delivered to the CSC Stockholders promptly after the Registration Statement is declared effective by the SEC. The Registration Statement shall comply as to form in all material respects with applicable rules and regulations promulgated by the SEC.

(b)	If, at any time after the delivery of the requisite portion of the Registration Statement, any event should occur that results in the Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment to the Registration Statement, the Parties shall promptly notify the other Parties of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment, and Computer Sciences GS shall, as may be required by the SEC, deliver to the CSC Stockholders a supplement reflecting each such amendment.

(c)	Promptly following the delivery of an opinion of counsel set forth in Section 6.9(a)(ii) and Section 6.9(a)(iii), Computer Sciences GS will instruct the transfer agent for the Computer Sciences GS Common Stock to remove the restrictive legend contained on such shares of Computer Sciences GS Common Stock.

(d)	Promptly following the execution of this Agreement, Computer Sciences GS shall seek permission from the SEC to file a registration statement on Form S-4 (the “Form S-4 Registration Statement”) registering the Stock Consideration. If the SEC so permits, Computer Sciences GS shall promptly prepare and file with the SEC the Form S-4 Registration Statement. The Form S-4 Registration Statement shall comply as to form in all material respects with applicable rules and regulations promulgated by the SEC.

7.5	Cooperation

The Parties shall use their commercially reasonable efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a)	Stock Exchange Listings

CSC shall cause Computer Sciences GS to prepare and file, and shall use its commercially reasonable efforts to cause Computer Sciences GS to have approved prior to the First Merger Effective Time, an application for the listing on the Stock Exchange (and any other nationally recognized securities exchange on which Computer Sciences GS Common Stock may be admitted for trading) of Computer Sciences GS Common Stock to be issued pursuant to the Mergers, subject to official notice of issuance prior to the Closing Date.

(b)	Blue Sky Filings

CSC shall use its commercially reasonable efforts to cause Computer Sciences GS to take such action as may be required under state securities or “blue sky” laws in connection with the issuance of Computer Sciences GS Common Stock pursuant to the Mergers; provided that, other than as required pursuant to the Registration Rights Agreement, Computer Sciences GS shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(c)	U.S. Government Filings

Promptly following the execution of this Agreement, each party hereto shall use its commercially reasonable efforts to make all registrations, filings, notifications and submissions:

(i)	that are required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in respect of the transactions contemplated by this Agreement in accordance with Paragraph 2-302(b) of the NISPOM; and

(ii)	that are required to be submitted to the United Stated Department of State Directorate of Defense Trade Controls in respect of the transactions contemplated by this Agreement in accordance with the ITAR.

Without limiting the generality of the foregoing, if applicable, SRA shall cooperate with and provide reasonable assistance to CSC in CSC’s efforts to obtain from DSS approval to operate the business of SRA and its Subsidiaries from and after the Closing pursuant to a FOCI mitigation arrangement in accordance with the NISPOM.

(d)	Further Assurances

The Parties shall use their commercially reasonable efforts to provide such further assistance as any of the other Parties may reasonably request and as may be reasonably necessary or appropriate in connection with the foregoing and in effectuating the provisions of this Agreement.

(e)	Cooperation of Third Parties

Where the cooperation of any third parties, such as insurers or trustees, would be necessary in order for any Party to completely fulfill its obligations under this Agreement or any Separation Agreement or Transaction Agreement, such Party will use its commercially reasonable efforts to seek the cooperation of such third parties.

7.6	Competition Approvals

Subject to the terms and conditions of this Agreement, each of the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and regulations to consummate and make effective the Transactions, including providing information and using their commercially reasonable efforts to file or cause to be filed as promptly as practicable after the date of this Agreement its respective filings under the HSR Act to obtain all necessary approvals, and to lift any injunction or other legal bar to the Transactions, as promptly as practicable, and to take all other actions necessary to consummate the Transactions contemplated hereby in a manner consistent with applicable Law. Without limiting the generality of the foregoing, CSC, Computer Sciences GS, SRA and SRA Operating Sub agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to: (a) file a pre-merger notification form with the FTC and DOJ within 10 Business Days of the date of this Agreement; and (b) otherwise obtain any government clearances required to consummate the Mergers, to respond to any government requests for information, and to contest and resist any Action, and to have vacated, lifted, reversed or overturned any Order, that restricts, prevents or prohibits the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. The Parties will consult and cooperate with one another (including by permitting the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Entity), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade Law, and will provide one another with copies of all material communications from and filings with, any Governmental Entities in connection with the Transactions contemplated hereby. Any filing fees required to be paid by the Parties under any filing with any Governmental Entity shall be borne one-half by CSC and one-half by SRA. Notwithstanding anything to the contrary set forth above in this Section 7.6, none of SRA, CSC, Computer Sciences GS or any of their respective Affiliates will be required to: (i) offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the First Merger Effective Time any assets, Licenses, operations, rights, product lines, business or interests therein of SRA, CSC, Computer Sciences GS or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of SRA’s, CSC’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, Licenses, operations, rights, product lines, business or interests therein, where the effect of such sale, divestiture, license, transfer, disposition, encumbrance or other restriction would be materially adverse to the business, financial condition or results of operations of SRA, CSC or any of their respective Affiliates; or (ii) defend through litigation any claim asserted in court by any Governmental Entity in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the Closing from occurring. None of SRA, CSC, Computer Sciences GS or any of their respective Affiliates will agree to any voluntary extension or delay of any statutory waiting period or withdraw or cause to be withdrawn any filing in connection with any competition approval unless the other parties hereto have given their prior written consent to such extension or delay.

7.7	Access

(a)

Subject to Section 7.13, upon reasonable notice, each of CSC, with respect to the Computer Sciences GS Business, Computer Sciences GS and SRA shall, throughout the period prior to the earlier of the First Merger Effective Time or the termination of this Agreement, afford to each other and each other’s respective Representatives, reasonable access to its Representatives and, during normal business hours, in a manner that does not unreasonably interfere with business and operations, to its and its Subsidiaries’ officers, properties, Contracts, commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws, and shall use their respective commercially reasonable efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request, and instruct its employees, legal counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other in such other Party’s investigation; provided, however, that the foregoing shall not permit any Party to conduct any invasive or destructive environmental sampling, testing or analysis (including without limitation any of the nature commonly referred to as a Phase II environmental assessment) of the other Party’s property.

(b)	For the purposes of this Section 7.7(b), all communications, including requests for information or access, pursuant to this Section 7.7(b) shall only be made by and among representatives of each of CSC, Computer Sciences GS and SRA, each of whom shall initially be designated in writing by each of CSC, Computer Sciences GS and SRA, respectively, and may be replaced with a substitute representative by CSC, Computer Sciences GS or SRA from time to time upon reasonable written notice to the other Parties.

(c)	Notwithstanding the foregoing, none of CSC, with respect to the Computer Sciences GS Business, Computer Sciences GS, SRA or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or to the extent that such access would jeopardize the attorney-client privilege or contravene any applicable Law or confidentiality obligation; provided that the Parties shall have used commercially reasonable efforts to make such disclosure or in a form or manner that would not jeopardize such privilege or violate such Law or confidentiality obligation (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement). Each of SRA, Computer Sciences GS and CSC will hold, and will cause their respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and Section 7.13.

(d)	Notwithstanding any other provision of this Section 7.7(d) or the other provisions of this Agreement, CSC shall not be required to provide a copy of (or access to): (i) any information with respect to any business conducted by CSC, other than the Computer Sciences GS Business; or (ii) except as provided in the Tax Matters Agreement, any Tax Return of CSC.

7.8	Public Announcements

The Parties shall consult with each other prior to making any press release or public announcement relating to the Transactions and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as: (a) may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with, and accept reasonable comment from, the other Party a reasonable time before issuing any such press release or making any such public announcement; (b) may be made at the request of any Governmental Entity or (c) is substantially similar in content to previous written press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties. Nothing herein shall be deemed to prohibit any Party that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and/or the Transactions for fund reporting, marketing, fund raising or similar purposes.

7.9	Director and Officer Indemnification; Insurance

(a)	The Second Merger Surviving LLC shall, and shall cause its Subsidiaries to, for a period of at least six years after the Second Merger Effective Time, indemnify and hold harmless, and provide advancement of expenses (subject to an undertaking to reimburse such advancement if the party receiving such advancement is ultimately determined not to be entitled to indemnification for the matter or which such expenses were advanced) to, all past and present directors or officers of SRA and its Subsidiaries to the maximum extent allowed under applicable Law in respect of acts or omissions occurring at or prior to the Second Merger Effective Time (including, for the avoidance of doubt, acts or omissions occurring in connection with this Agreement or the Transaction Agreements and the consummation of the Transactions).

(b)	The Second Merger Surviving LLC shall maintain in effect for each of the applicable Persons referred to in clause (a) above for a period of six years after the Second Merger Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage, and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by CSC or SRA, with respect to claims arising from facts or events that occurred on or before the Second Merger Effective Time; provided that in no event shall the Second Merger Surviving LLC be required to pay for such policies pursuant to this sentence an annual premium in excess of 300% of the total premiums per annum paid by SRA in its last full fiscal year.

7.10	Defense of Litigation

Each of CSC, Computer Sciences GS, SRA and SRA Operating Sub shall use its commercially reasonable efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions or seek damages with respect to the Transactions. No Party shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties; provided that no Party shall settle any such Action without the prior written consent of the other Parties if (i) such Action would prevent or materially delay the Mergers or the Separation or involves injunctive or equitable relief or (ii) a settlement of such Action would impose Liability on Computer Sciences GS, SRA, the Second Merger Surviving LLC or any of their respective Subsidiaries. Each Party shall use its commercially reasonable efforts to cause each of its Affiliates, directors and officers to use its commercially reasonable efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 7.10 to the same extent as if such Person was a Party.

7.11	Employee Benefits

(a)	As soon as practicable following the date hereof, the SRA Board of Directors (or, if appropriate, any committee administering the SRA Plans) shall adopt such resolutions or take such other actions as may be required to effect the conversion of SRA Performance-Based Options, SRA Restricted Stock, SRA Vested Time-Based Options and SRA Unvested Time-Based Options on the terms set forth in Section 3.7.

(b)	Computer Sciences GS will cause any employee benefit plans of Computer Sciences GS and its Subsidiaries in which an individual who is a current employee of SRA or one of its Subsidiaries (including any current employee who is not actively at work on account of illness, disability or leave of absence but who has a right to return to employment) on the Closing Date (the “Affected Employees”) is entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and, under any plan providing severance benefits or paid time off, level of benefits, service by such employees credited by SRA and its Subsidiaries prior to the First Merger Effective Time as if such service were with CSC or its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c)	CSC and SRA intend that, over the twelve-month period following the First Merger Effective Time, the compensation and generally applicable employee benefits of the Affected Employees shall be substantially the same in the aggregate (or shall have substantially the same value to the Affected Employees in the aggregate) as the compensation and generally applicable employee benefits of similarly situated current employees of the Computer Sciences GS Business (in each case other than those employees whose terms of employment are subject to a collective bargaining agreement).

(d)	With respect to any employee benefit plans maintained by Computer Sciences GS and its Subsidiaries for the benefit of the Affected Employees following the Closing Date (“New Plans”), Computer Sciences GS will take reasonable steps to cause the Second Merger Surviving LLC and its Subsidiaries to: (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable CSC Plans prior to the time coverage under the New Plans commences; and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the year in which coverage under the New Plans commences under comparable SRA Plans.

(e)	Prior to the Closing Date, SRA shall submit to the SRA Stockholders a vote on the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Prior to the Closing Date, SRA shall have delivered to CSC and Computer Sciences GS evidence reasonably satisfactory to CSC and Computer Sciences GS that SRA Stockholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to the SRA Stockholders, SRA shall provide adequate disclosure to the SRA Stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. CSC/Computer Sciences GS and its legal counsel shall be provided with a reasonable opportunity to review and comment on all documents to be delivered to the SRA Stockholders in connection with such vote.

(f)	Nothing contained in this Section 7.11, whether express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) is intended to confer upon any Person (including any current or former employee, director or consultant of Computer Sciences GS or any of its Subsidiaries) any rights as a third-party beneficiary of this Agreement; or (iii) shall create a right to continued employment as a result hereof.

7.12	Notification of Certain Events

Each of the Parties shall promptly notify the other Parties of:

(a)	the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which could reasonably be expected to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate if the effect thereof would be that the condition to Closing set forth in Section 8.2(a) or Section 8.3(a), as applicable, would be incapable of being fulfilled as of the Closing Date;

(b)	the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused or would reasonably be expected to cause a SRA Material Adverse Effect or a Computer Sciences GS Material Adverse Effect, as applicable;

(c)	the breach by such Party of any covenant or agreement set forth in this Agreement to be performed or complied with by it prior to the Second Merger Effective Time and, as a result thereof, the condition set forth in Section 8.2(a)(iii) or Section 8.3(a)(iii), as applicable, would be incapable of being fulfilled as of the Closing Date; and

(d)	any Action in which such Party is named as a defendant that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions.

7.13	Confidentiality

(a)	The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information.

(b)

The Parties shall hold, and shall cause each of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, the Distribution Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates that receive Confidential Information or are controlled by the applicable Party are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Each Party further agrees to take all commercially reasonable efforts (and to cause each of its Affiliates that receive Confidential Information or are controlled by the applicable Party to take all commercially reasonable efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its commercially reasonable efforts to ensure confidential treatment is accorded to such disclosed information.

(c)	Each Party acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other Party or its Affiliates entered into with a third party prior to the Second Merger Effective Time. Such Party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Second Merger Effective Time or, if more restrictive, the terms set forth herein.

(d)	If the Mergers are not consummated, the other Party shall promptly: (i) deliver or cause to be delivered to such requesting Party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates; and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(e)	CSC and SRA acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 7.13 are in furtherance of, and do not limit the obligations of, CSC and SRA under the Confidentiality Agreement. If the Closing occurs, this Section 7.13 shall terminate on the two-year anniversary of the Closing Date.

7.14	Control of Other Party’s Business

Nothing contained in this Agreement shall give CSC or Computer Sciences GS, directly or indirectly, the right to control or direct SRA’s operations prior to the First Merger Effective Time. Nothing contained in this Agreement shall give SRA, directly or indirectly, the right to control or direct CSC’s or Computer Sciences GS’s operations prior to the First Merger Effective Time. Prior to the First Merger

Effective Time, each of CSC, Computer Sciences GS and SRA shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over their respective operations, including, in the case of CSC and Computer Sciences GS, complete control and supervision of all programs, employees, finances and policies of the Computer Sciences GS Business.

7.15	Financing

(a)	Subject to the terms and conditions of this Agreement, Computer Sciences GS shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) materially delay or prevent the Closing or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur. Any reference in this Agreement to (i) “Financing” shall include the financing contemplated by the Commitment Letter, as amended or modified in compliance with this Section 7.15(a), and (ii) “Commitment Letter” shall include such documents as amended or modified in compliance with this Section 7.15(a).

(b)	Subject to the terms and conditions of this Agreement, Computer Sciences GS shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Commitment Letter and any related Fee Letter (provided that (x) Computer Sciences GS may amend, replace or modify the Commitment Letter and any related Fee Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or (y) otherwise amend, replace or modify, or consent to any waiver of any provision or remedy under, the Commitment Letter, so long as such action would not violate this Section 7.15), including using commercially reasonable efforts to (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Commitment Letter and related Fee Letters, (iii) satisfy on a timely basis all conditions to funding that are applicable to Computer Sciences GS in the Commitment Letter and such definitive agreements thereto, and to consummate the Financing at or prior to the Closing, including using its commercially reasonable efforts to cause the Lenders to fund the Financing at the Closing, (iv) comply with its obligations under the Commitment Letter, and (v) enforce its rights under the Commitment Letter. Computer Sciences GS shall keep SRA informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to SRA copies of all executed definitive documents related to the Financing.

(c)

Subject to the terms and conditions of this Agreement, if any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Computer Sciences GS shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms and conditions not less favorable in the aggregate to Computer Sciences GS than those contained in the Commitment Letter and the related Fee Letter and in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Commitment Letters”), which shall replace the existing Commitment Letter in whole or in part, a copy of which shall be promptly provided to SRA. In the event any New Commitment Letters are obtained, (i) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below and (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letters to the extent then in effect.

(d)

SRA shall, and shall cause its respective Subsidiaries and Representatives and advisors to, use commercially reasonable efforts to cooperate in all aspects necessary or reasonably requested by Computer Sciences GS in connection with the arrangement and consummation of the Computer Sciences GS Financing, including taking the following actions (but only insofar as they relate to SRA and its Subsidiaries): (i) participation in a reasonable number of meetings, drafting sessions, roadshow presentations, due diligence sessions and meetings with, and presentations to, prospective lenders and rating agencies; (ii) assisting with the marketing and due diligence efforts with respect to the Computer Sciences GS Financing, including the preparation of materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda or prospectuses, lender presentations and other customary marketing materials; (iii) furnishing the information regarding SRA and its Subsidiaries required by Exhibit B of the Commitment Letter (all such information in this clause (iii), the “Required Information”); (iv) using commercially reasonable efforts to obtain appraisals, surveys, title insurance and other documentation and items relating to the Computer Sciences GS Financing; (v) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates (it being understood for the avoidance of doubt that SRA shall not be required to execute or deliver a solvency certificate in connection with the Computer Sciences GS Financing), mortgages, documents and instruments relating to guarantees, or documents, all back-up and supporting information, as may be reasonably required by the person signing such certificate to support the conclusions set forth therein and otherwise facilitating the pledging of collateral and providing of guarantees; (vi) using their commercially reasonable efforts in taking all reasonable actions necessary to (A) permit the prospective persons involved in the Computer Sciences GS Financing to evaluate SRA including SRA’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, provided that no such arrangement or agreement shall become effective prior to the Closing Date; (vii) using commercially reasonable efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and Contracts to which any Subsidiary of SRA is a party; (viii) furnishing all documentation and other information concerning such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; (ix) using commercially reasonable efforts to obtain customary comfort letters (which shall also provide “negative assurance” comfort) and accountants’ consent letters, in each case, if required by the underwriters for the Computer Sciences GS Financing and at CSC’s expense; and (x) using commercially reasonable efforts to cooperate with the lenders in their efforts to benefit from the existing lending relationships of CSC, Computer Sciences GS or SRA; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of CSC, Computer Sciences GS or SRA or any of their respective Subsidiaries; provided, further, that for the avoidance of doubt, nothing set forth in this Section 7.15(d)

shall require SRA or any of its Subsidiaries to enter into any documentation or incur any liability prior to the Closing Date or deliver any financial statements. SRA will update any such Required Information in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading. SRA hereby consents to the use of its and its Subsidiaries’ logos in connection with the Computer Sciences GS Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage it or its reputation or goodwill or any of its intellectual property rights.

(e)	Each Party shall use its commercially reasonable efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any Indebtedness incurred under the Computer Sciences GS Financing.

(f)	The Parties shall use, and shall cause their respective Subsidiaries and Representatives and advisors to use, their commercially reasonable efforts to cooperate with each other, and assist in marketing Computer Sciences GS Common Stock to potential investors, CSC stockholders and the general investment and capital market communities, including using commercially reasonable efforts to (i) participate in investor meetings and (ii) take the types of action and provide the types of information described in Section 7.15(d) as are appropriate in connection with such marketing or as may be reasonably requested by the Parties, in each case in a manner that complies with the applicable provisions of the Securities Act.

7.16	Non-Solicitation of Employees

(a)	The Enumerated SRA Stockholders agree that, for a period of one (1) year from and after the Closing Date, they shall not, and they shall cause their respective controlled Affiliates and Subsidiaries (which shall not include, for purposes of this Section 7.16(a), any portfolio companies) not to, without the prior written consent of Computer Sciences GS, directly or indirectly through another Person: (i) approach, solicit, induce or attempt to induce any Restricted Employee of Computer Sciences GS or its Subsidiaries to leave the employ of such Person; or (ii) be involved in hiring, or hire, employ or enter into a consulting agreement with, any person who is or was a Restricted Employee, unless such person ceased to be an employee of any Computer Sciences GS Entity six months prior to, or his or her employment was involuntarily terminated by any Computer Sciences GS Entity at any time prior to, such action by the Enumerated SRA Stockholders or any of their Affiliates or Subsidiaries.

(b)	The restrictions set forth in the foregoing clauses (a)(i) and (a)(ii) shall not apply to: (i) general solicitations (such as advertisements or headhunter searches) for employment placed by the Enumerated SRA Stockholders or any of their Affiliates or Subsidiaries and not specifically targeted at any Restricted Employees; or (ii) replying to any Restricted Employee who responds to search firm inquiries (so long as not directed to solicit such person) conducted on behalf of the Enumerated SRA Stockholders or any of their Affiliates or Subsidiaries; it being understood the Enumerated SRA Stockholders and their controlled Affiliates and Subsidiaries (other than any portfolio companies) shall continue to be restricted under the foregoing clauses (a)(i) and (a)(ii) from hiring, employing or entering into a consulting arrangement with any Restricted Employee during such one (1) year period.

7.17	Related Party Agreements

SRA and the SRA Stockholders shall use commercially reasonable efforts to cause all Related Party Agreements (other than the Related Party Agreements set forth on Section 8.2(f) of the SRA Disclosure Schedule) to be terminated effective at or prior to the First Merger Effective Time, with no further force or effect and no continuing obligations on the part of any party thereto, monetary or otherwise.

7.18	Separation

(a)	Notwithstanding anything to the contrary contained in this Agreement, but subject to Article 2 and Section 7.18(b), from and after November 27, 2015, nothing in this Agreement shall prevent CSC or Computer Sciences GS from proceeding with the Separation, Distribution, the Computer Sciences GS Financing or the Special Dividend in accordance with the Separation Agreements as well as either or them or their respective Subsidiaries taking any and all steps necessary or advisable in furtherance of the foregoing including effecting the Distribution and paying the Special Dividend regardless of whether the conditions to this Agreement have been satisfied.

(b)	The Parties acknowledge that certain exhibits and schedules to the Separation Agreements do not exist as of the date of this Agreement. CSC and Computer Sciences GS shall use commercially reasonable efforts to complete such exhibits and schedules as soon as reasonably practicable following the date hereof. In preparing such exhibits and schedules to be attached the Separation Agreements prior to the Distribution, CSC and Computer Sciences GS agree that they shall not include any item, term or provision in any such exhibit or schedule if the inclusion of such item, term or provision would result in (i) the Existing Form 10 containing an untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (ii) the assets, liabilities, financial condition or results of operation of the Computer Sciences GS Business deviating in a material respect from the financial presentation of the Computer Sciences GS Business set forth in the Existing Form 10 (other than as and to the extent necessary to reflect the normal quarterly financial reporting of the Computer Sciences GS Business on a consistent basis with the financial presentation in the Existing Form 10 and without any change in the principles of allocation of assets and liabilities between CSC and Computer Sciences GS in connection with the Separation). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated pursuant to Section 9.1, CSC and Computer Sciences GS agree that (A) they shall not amend or modify, or agree to amend or modify, any of the Separation Agreements to include any item, term or provision that would result in such Separation Agreement not being substantially in the form attached hereto as of the First Merger Effective Time, (B) Computer Sciences GS shall not grant or agree to any consent, agreement or waiver pursuant to the terms of such Separation Agreement that would result in such Separation Agreement not being performed substantially on the terms and conditions set forth in the form attached hereto as of the First Merger Effective Time, and (C) CSC shall not waive any condition to the Separation set forth in the Distribution Agreement, in each case, without the prior written consent of SRA (not to be unreasonably withheld).

7.19	Stockholder Written Consents

Promptly following the execution and delivery of this Agreement, SRA shall take use reasonable best efforts to cause each SRA Stockholder (other than the Enumerated SRA Stockholders) to execute and deliver to SRA: (a) a written consent adopting this Agreement in accordance with applicable Law; and (b) a stockholder support agreement in connection with this Agreement and the Transactions, in form and substance reasonably acceptable to SRA and CSC, pursuant to which such holder of SRA Common Stock will make representations and warranties substantially similar to those set forth in Article 6 and waive any appraisal or similar rights in connection with the Mergers. Upon execution and delivery of each such written consent and stockholder support agreement by any SRA Stockholder, SRA shall promptly deliver such written consent and stockholder support agreement to CSC and Computer Sciences GS. Providence shall, if necessary, exercise the drag-along rights that Providence has under the Stockholders Agreements, as applicable, to cause each SRA Stockholder party thereto to execute and deliver the written consents and stockholder support agreements described in the foregoing sentence.

7.20	Tax Matters

(a)	If there is a determination within the meaning of Section 1313(a) of the Code that the First Merger, taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a) of the Code, Computer Sciences GS shall take the position for federal income tax purposes that the First Merger was a qualified stock purchase within the meaning of Section 338 of the Code and the Second Merger qualified as a liquidation described in Section 332 of the Code.

(b)	Computer Sciences GS shall ensure that the continuity of business enterprise requirement of Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein.

(c)	Computer Sciences GS covenants that neither Computer Sciences GS, nor a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)(4)) with respect to Computer Sciences GS (a “Related Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Computer Sciences GS or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest, will, in connection with the Mergers (as determined for purposes of Treasury Regulations Section 1.368-1(e)), redeem or otherwise acquire any of the shares of Computer Sciences GS Common Stock transferred in connection with the Mergers.

(d)	Computer Sciences GS covenants that neither Computer Sciences GS, nor any of its Affiliates, nor a Related Person, nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Computer Sciences GS or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest, will take any action that would cause the First Merger, taken together with the Second Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)	CSC and Computer Sciences GS shall use their commercially reasonable efforts to seek, as promptly as practicable, an opinion from Allen & Overy LLP to the effect that the Separation should qualify as a tax-free spin-off resulting in non-recognition under Sections 355, 361 and 368(a) of the Code (the “Spin-off Tax Opinion”).

(f)	SRA shall, prior to the Closing, furnish to Computer Sciences GS a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) to the effect that shares of SRA Common Stock are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

(g)	Computer Sciences GS shall not undertake any transaction in connection with or otherwise as part of a plan including the Mergers, after the Second Merger Effective Time, that would cause it directly to own less than 100% of the interests in Merger Sub LLC.

7.21	Restriction on Acquisitions of Computer Sciences GS Common Stock by Providence

Providence agrees that for a period commencing on the date of this Agreement and ending on the first date that Providence and its Affiliates collectively no longer own more than five percent of the total outstanding shares of Computer Sciences GS Common Stock (the “Standstill Period”), neither Providence nor any of its Representatives acting on its behalf shall in any manner, directly or indirectly or alone or in concert with any other person, in each case except (i) to the extent requested by Computer Sciences GS in writing on an unsolicited basis or (ii) as contemplated by this Agreement or any of the Ancillary Agreements:

(a)	effect or consummate or seek, agree, offer or propose (whether publicly or otherwise) to effect or consummate, or announce any intention to effect or consummate or cause or participate in or in any way assist, facilitate or encourage any other person to effect or consummate or seek, agree, offer or propose (whether publicly or otherwise) to effect or consummate or participate in (provided that, for the avoidance of doubt, any sale of Computer Sciences GS Common Stock owned by Providence and its Affiliates as of the Closing Date shall not be subject to this Section 7.21(a)): (A) any acquisition (by purchase or otherwise) of (I) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities (or any derivative securities) (or beneficial ownership thereof) of Computer Sciences GS, or rights or options to acquire any securities (or any derivative securities) (or beneficial ownership thereof) of Computer Sciences GS, or (II) except in the ordinary course of business, any assets, indebtedness or businesses of Computer Sciences GS or any of its Affiliates; (B) any tender or exchange offer, merger or other business combination involving Computer Sciences GS or any of its Affiliates or assets of Computer Sciences GS or its Affiliates constituting a significant portion of the consolidated assets of Computer Sciences GS or any of its Affiliates, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Computer Sciences GS or any of its Affiliates;

(b)	make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Computer Sciences GS;

(c)	execute any written consent relating to the voting of equity securities of Computer Sciences GS;

(d)	initiate, induce or attempt to induce, cooperate or collaborate with, any other person, entity or group in connection with, any stockholder proposal or withhold vote campaigns or tender offers for equity securities of Computer Sciences GS, any change of control of Computer Sciences GS or the convening of a meeting of Computer Sciences GS’s stockholders;

(e)	form, join or in any way participate in a group with respect to Computer Sciences GS in respect of any securities of Computer Sciences GS or in connection with (or otherwise act in concert with any person in connection with) the matters that are the subject of this Section 7.21;

(f)	otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies or to obtain representation on the board of directors of Computer Sciences GS;

(g)	bring any action or otherwise act to contest the validity of this Section 7.21;

(h)	advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to, any of the activities set forth in clauses (i) through (vii) of this first sentence of this Section 7.21 or propose any of such activities to any other person;

(i)	disclose any intention, plan or arrangement, or take any action, inconsistent with any of the foregoing; or

(j)	take any action with respect to Computer Sciences GS that would or would reasonably be expected to require Computer Sciences GS to make a public announcement regarding (A) such action, (B) any of the types of matters set forth in clauses (i) through (ix) above, (C) the matters set forth in this Agreement, or (D) the possibility of Providence or any other person acquiring control of Computer Sciences GS, whether by means of a business combination or otherwise. Any reference to Computer Sciences GS in clauses (i) through (ix) of the immediately preceding sentence shall be deemed to collectively refer to Computer Sciences GS, any successor to Computer Sciences GS and any person in control of Computer Sciences GS or any such successor (but in all respects subject to the Standstill Period). This Section 7.21 shall also apply with respect to any of the foregoing activities with respect to any holding company that may subsequently be formed to hold Computer Sciences GS and/or any of its assets (but in all respects subject to the Standstill Period). For purposes of this Section 7.21, “derivative security” means, with respect to any person, any right, option, other security or other derivative position that has an exercise, exchange or conversion privilege or a settlement payment or mechanism at a price related to, or a value determined in whole or in material part with reference to or derived in whole or in part from, the value of any securities, bank debt or other obligations of such person or any of its subsidiaries (but, for the avoidance of doubt, shall not include any derivative transactions described in Section 6.9). Providence also agrees that neither it nor any of its Representatives acting on its behalf shall during the Standstill Period request that Computer Sciences GS or any of its Representatives, directly or indirectly, (I) amend or waive any provision of this Section 7.21 (including this sentence) or (II) otherwise invite or consent to any action inconsistent with any provision of this Section 7.21 (including this sentence).

8.	CONDITIONS OF THE MERGER

8.1	Conditions to the Obligations of Each Party

The respective obligations of each Party to consummate the Mergers are subject to the satisfaction as of the First Merger Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by such Party to the extent permitted by applicable Law:

(a)	The Separation shall have been consummated in accordance with the Distribution Agreement and the Special Dividend shall have been paid in accordance with the Distribution Agreement.

(b)	All consents, approvals and authorizations of any Governmental Entity in the United States required for the consummation of the Transactions shall have been obtained and shall be in full force and effect at the First Merger Effective Time.

(c)	Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(d)	(i) The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop Order or Actions initiated or threatened by the SEC seeking a stop Order; and (ii) the shares of Computer Sciences GS Common Stock to be issued in the Distribution and the Mergers and such other shares to be reserved for issuance in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(e)	No Order issued by any Governmental Entity of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions shall be in effect.

8.2	Additional Conditions to the Obligations of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc.

The obligations of Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. to consummate the Mergers are subject to the satisfaction as of the First Merger Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by CSC to the extent permitted by applicable Law:

(a)	(i)	The Fundamental Representations and Warranties (disregarding all materiality or SRA Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the First Merger Effective Time as if made as of the First Merger Effective Time;

	(ii)	The representations and warranties of the Enumerated SRA Stockholders, SRA and SRA Operating Sub contained in this Agreement (other than the Fundamental Representations and Warranties) (disregarding all materiality or SRA Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the First Merger Effective Time as if made as of the First Merger Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a SRA Material Adverse Effect; and

	(iii)	The Enumerated SRA Stockholders, SRA and SRA Operating Sub shall have performed in all material respects their respective covenants and agreements (other than those covenants and agreements in Sections 7.2(n) and 7.2(p), which shall have been performed in all respects, subject only to de minimis exceptions) contained in this Agreement required to be performed at or prior to the First Merger Effective Time;

(b)	SRA shall have delivered to CSC a certificate, dated as of the First Merger Effective Time, of an executive officer of SRA certifying the satisfaction by SRA and SRA Operating Sub of the conditions set forth in Section 8.2(a);

(c)	Each Enumerated SRA Stockholder shall have delivered to CSC a certificate, dated as of the First Merger Effective Time, certifying the satisfaction by such Enumerated SRA Stockholder of the conditions set forth in Section 8.2(a);

(d)	Since June 30, 2015, no SRA Material Adverse Effect shall have occurred;

(e)	Computer Sciences GS shall have entered into definitive agreements providing for the Computer Sciences GS Financing;

(f)	SRA and the Enumerated SRA Stockholders shall have terminated the Stockholders Agreements and any other agreements (the “Related Party Agreements”) between SRA and any of its Subsidiaries on the one hand and any SRA Stockholder or Affiliate of any SRA Stockholder (each, a “Related Party”), on the other hand other than agreements set forth on Section 8.2(f) of the SRA Disclosure Schedule and no further obligations, monetary or otherwise, shall remain or otherwise continue in connection with any such agreement as of the First Merger Effective Time.

8.3	Additional Conditions to the Obligations of SRA and SRA Operating Sub

The obligations of SRA and SRA Operating Sub to consummate the Mergers are subject to the satisfaction as of the First Merger Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by SRA to the extent permitted by applicable Law:

(a)	(i)	The representations and warranties of the CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. contained in Sections 4.1, 4.2, 4.3 and 4.18 of this Agreement (disregarding all materiality or Computer Sciences GS Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the First Merger Effective Time as if made as of the First Merger Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date);

	(ii)	The representations and warranties of CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. contained in this Agreement (other than Sections 4.1, 4.2, 4.3 and 4.18) (disregarding all materiality or Computer Sciences GS Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the First Merger Effective Time as if made as of the First Merger Effective Time (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Computer Sciences GS Material Adverse Effect; and

	(iii)	CSC, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed at or prior to the First Merger Effective Time;

(b)	Computer Sciences GS shall have delivered to SRA a certificate, dated as of the First Merger Effective Time, of an executive officer of Computer Sciences GS (on Computer Sciences GS’s behalf and without any personal liability) certifying the satisfaction by Computer Sciences GS, Merger Sub LLC and Merger Sub Inc. of the conditions applicable to them set forth in Section 8.3(a);

(c)	Since June 30, 2015, no Computer Sciences GS Material Adverse Effect shall have occurred;

(d)	The applicable CSC Entities, Computer Sciences GS, Merger Sub LLC and Merger Sub Inc., as applicable, shall have entered into and delivered the applicable Separation Agreements and such agreements shall be in full force and effect and with no default thereunder; and

(e)	Computer Sciences GS shall have received the executed Spin-Off Tax Opinion and the executed representation letter furnished in connection therewith.

8.4	Frustration of Closing Conditions

None of the Parties may rely, either as a basis for not consummating the First Merger, the Second Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

9.	TERMINATION, AMENDMENT AND WAIVER

9.1	Termination or Abandonment

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the First Merger Effective Time, whether before or after any approval of the matters presented in connection with the Transactions by any stockholders required to approve the Transactions:

(a)	by the mutual written consent of CSC and SRA;

(b)	by either SRA or CSC or, after the Distribution, Computer Sciences GS, if the First Merger Effective Time shall not have occurred on or before April 1, 2016 (the “Termination Date”), unless the failure of the First Merger Effective Time to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein;

(c)	by SRA (so long as SRA is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of CSC or Computer Sciences GS not to be satisfied if the Closing were to occur at the time of termination), if (i) there has been a material breach by CSC or Computer Sciences GS of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 8.3(a) would be incapable of being satisfied, or (ii) there has been a material breach by CSC or Computer Sciences GS of their obligations under Article 2 or Section 7.18(b), such that the condition set forth in Section 8.1(a) would be incapable of being satisfied on or before the Termination Date, and, in each case, such breach or condition has not been cured within 30 Business Days following receipt by CSC or Computer Sciences GS, if applicable, of notice of such breach;

(d)

by CSC or, after the Distribution, Computer Sciences GS (so long as CSC or Computer Sciences GS, as applicable, is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of SRA or the Enumerated SRA Stockholders not to be satisfied if the Closing were to occur at the time of termination), if there has been a material breach by SRA of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 8.2(a) would be incapable of being satisfied, and such breach or condition has not been cured within 30 Business Days following receipt by SRA of notice of such breach;

(e)	by either CSC or, after the Distribution, Computer Sciences GS or SRA if any Law or Order by any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; or

(f)	by either SRA or CSC if the condition set forth in Section 8.1(a) is not satisfied because the condition set forth in Section 4.4 of the Distribution Agreement is incapable of being satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 will give written notice of such termination to the other Party, specifying the provision pursuant to which such termination is effected.

9.2	Effect of Termination

If this Agreement is terminated by CSC or, after the Distribution, Computer Sciences GS or SRA pursuant to Section 9.1, then this Agreement shall become void and have no effect with no Liability on the part of the Parties, except to the extent that such termination results from the intentional breach by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreement, this Section 9.2, Section 9.3, Article 10 and Article 11 shall remain in full force and effect and shall survive any termination of this Agreement.

9.3	Fees and Expenses

(a)	Except as otherwise provided in this Agreement (including this Section 9.3) or any other Transaction Agreement, or unless otherwise mutually agreed to by CSC and SRA in writing, all Transaction Expenses shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, if the Mergers are consummated, all SRA Transaction Expenses and CSC Transaction Expenses shall be borne by the Second Merger Surviving LLC.

(b)	In the event this Agreement is terminated (i) by SRA pursuant to Section 9.1(c)(ii) or (ii) by CSC pursuant to Section 9.1(b) or Section 9.1(f), in each case, (A) if the condition set forth in Section 8.1(a) is not satisfied because the condition set forth in Section 4.4(a) of the Distribution Agreement is incapable of being satisfied or (B) in circumstances in which SRA would have been entitled to terminate this Agreement pursuant to Section 9.1(c)(ii), CSC shall pay SRA a termination fee of $100,000,000 (the “Termination Fee”) within five Business Days of such termination. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid by CSC (or its designee) in accordance with the provisions of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of SRA, SRA Operating Sub, the Enumerated SRA Stockholders and each of their respective affiliates against CSC, Computer Sciences GS, Merger Sub LLC, Merger Sub Inc. and any of their respective former, current and future affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or representatives for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. In no event shall the Termination Fee be payable on more than one occasion.

10.	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF CERTAIN COVENANTS; SPECIFIC PERFORMANCE

10.1	Non-Survival of Representations and Warranties; Survival of Certain Covenants

Except as set forth in any other Transaction Agreement, none of the representations, warranties, covenants or agreements made by the Enumerated SRA Stockholders, SRA, SRA Operating Sub, CSC, Computer Sciences GS, Merger Sub Inc. or Merger Sub LLC in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Second Merger Effective Time or termination of this Agreement pursuant to Article 9; provided, however, that the covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Second Merger Effective Time shall survive the Second Merger Effective Time.

10.2	Specific Performance

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to seek specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.	GENERAL PROVISIONS

11.1	Notices

All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only: (a) when delivered personally to the recipient; (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received; (c) after transmittal by facsimile or electronic mail or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a)	if to CSC, to:

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attn: General Counsel

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Peter Harwich

(b)	if to Computer Sciences GS, Merger Sub LLC or Merger Sub Inc., to:

Computer Sciences Government Services Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attn: General Counsel

(c)	if to SRA or SRA Operating Sub, to:

SRA Companies, Inc.

4350 Fair Lakes Court

Fairfax, VA 22033

Attn: Anne Donohue, Senior Vice President & General Counsel

Email: anne_donohue@sra.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Margaret Davenport

E-mail: madavenport@debevoise.com

          Michael Diz

E-mail: madiz@debevoise.com

(d)	if to Providence Equity Partners VI LP or Providence Equity Partners VI-A LP:

Providence Equity Partners

50 Kennedy Plaza

Providence, RI 02903

Attn: Roman A. Bejger, Esq., General Counsel

Email: r.bejger@provequity.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Margaret Davenport

E-mail: madavenport@debevoise.com

          Michael Diz

E-mail: madiz@debevoise.com

(e)	if to EVSH LLC:

c/o Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attention:         Stephen I. Glover

Facsimile No.: +1 202.530.9598

Email:              SIGlover@gibsondunn.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Margaret Davenport

E-mail: madavenport@debevoise.com

          Michael Diz

E-mail: madiz@debevoise.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

11.2	Counterparts; Delivery by Electronic Transmission

This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

11.3	No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than CSC, Computer Sciences GS, Merger Sub LLC, Merger Sub Inc., SRA, SRA Operating Sub, the SRA Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than those listed in the preceding parenthetical) shall be deemed a third-party beneficiary under or by reason of this Agreement, except that the Financing Sources shall be express third party beneficiaries of Sections 11.6, 11.7, 11.10 and 11.14 hereof, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. In addition, and without limiting the generality of the foregoing, nothing contained in any provision of this Agreement: (a) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; or (b) create any third-party beneficiary rights or obligations in any Computer Sciences GS Group Employee, SRA Employee or former employee of the Computer Sciences GS Group or SRA, including with respect to: (i) any right to employment or continued employment or to a particular term or condition of employment; or (ii) the ability of CSC, Computer Sciences GS, SRA or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

11.4	Entire Agreement

This Agreement, the Exhibits, the CSC/Computer Sciences GS Disclosure Schedule and the SRA Disclosure Schedule hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

11.5	Assignment

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that CSC and Computer Sciences GS may assign any or all of its rights, interests under this Agreement without the consent of the other Parties hereto: (a) to any Person providing the Computer Sciences GS Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Computer Sciences GS Financing; or (b) to any other wholly owned Subsidiary of CSC; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement and no such assignment shall be undertaken if such assignment would reasonably be expected to cause the First Merger, taken together with the Second Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.6	Governing Law; Waiver of Jury Trial

(a)	(i)	This Agreement and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

	(ii)	Notwithstanding anything herein to the contrary, the parties hereto and the SRA Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Mergers or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)

As a specifically bargained inducement for each of the Parties to enter into this Agreement (with each party having had opportunity to consult counsel), each of the parties (including the SRA Related Parties) expressly and irrevocably waives the right to a trial by jury in any action or proceeding under this agreement or any action or proceeding arising out of the transactions contemplated hereby or any other Transaction Agreement or the Computer Sciences GS Financing or arising out of or relating to the Financing or any of the transactions contemplated thereby, including in any action, proceeding or counterclaim against any Financing Source, regardless of which Party initiates such action or proceeding, and any action or proceeding under this Agreement or any action or proceeding arising out of the transactions contemplated hereby or any other Transaction Agreement or the Computer Sciences GS Financing shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

11.7	Jurisdiction; Service of Process

(a)	Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this agreement (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no party to this agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

(b)	Notwithstanding anything herein to the contrary, each SRA Related Party and each of the other parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Mergers or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 hereof shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.8	Severability

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

11.9	Headings

The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

11.10	Amendment

This Agreement may be amended by the Parties at any time before or after approval hereof by CSC, Computer Sciences GS, the Enumerated SRA Stockholders and SRA; provided, however, that after such approvals there shall not be made any amendment that by Law requires further approval by the CSC, Computer Sciences GS, the SRA Stockholders and SRA without the further approval of such Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, Sections 11.3, 11.6, 11.7 and 11.14 hereof (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and the definition of “SRA Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources.

11.11	Extension; Waiver

At any time prior to the Second Merger Effective Time, the Parties may, but shall not be obligated to: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.12	Interpretation

When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent (but only to the extent such waiver or consent is not adverse to any member of the Computer Sciences GS Entities) and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to August 31, 2015 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

11.13	Damages Waiver

No Party shall be liable to another Party or any of its Affiliates (or any of their respective present, former and future Representatives and each of their respective heirs, executors, successors and assigns) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim (as such term is defined in the Distribution Agreement)).

11.14	Exculpation of Financing Sources

Notwithstanding anything to the contrary contained herein, no SRA Related Party (other than CSC and Computer Sciences GS) shall have any rights or claims against any Financing Source in connection with this Agreement, the Mergers, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any SRA Related Party (other than CSC and Computer Sciences GS) in connection with this Agreement, the Mergers, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.

11.15	Reference to Time

All references in this Agreement to times of the day shall be to New York City time.

11.16	Non-Recourse; No Representations or Warranties

(a)	This Agreement may only be enforced by or against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made by or against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party and in no event shall any Non-Recourse Party seek to or be entitled to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any entity that is identified as a party hereto.

(b)	EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF CSC (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND COMPUTER SCIENCES GS (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF THE SRA STOCKHOLDERS, SRA OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF CSC (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND COMPUTER SCIENCES GS (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT THE SRA STOCKHOLDERS, SRA OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NEITHER CSC NOR ANY OF ITS SUBSIDIARIES NOR COMPUTER SCIENCES GS NOR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

(c)

EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE ENUMERATED SRA STOCKHOLDERS, SRA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SRA OPERATING SUB (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF CSC, COMPUTER SCIENCES GS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT

(INCLUDING THE DISTRIBUTION AGREEMENT), EACH OF THE ENUMERATED SRA STOCKHOLDERS, SRA (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) AND SRA OPERATING SUB (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT CSC, COMPUTER SCIENCES GS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF THE ENUMERATED SRA STOCKHOLDERS, SRA OR ANY OF ITS SUBSIDIARIES OR SRA OPERATING SUB OR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

COMPUTER SCIENCES CORPORATION

By:	/s/ Paul Saleh
Name:	Paul Saleh
Title:	Executive Vice President and Chief Financial Officer

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:	/s/ Lawrence B. Prior III
Name:	Lawrence B. Prior III
Title:	Chief Executive Officer and President

STAR FIRST MERGER SUB INC.

By:	/s/ Lawrence B. Prior III
Name:	Lawrence B. Prior III
Title:	Chief Executive Officer and President

STAR SECOND MERGER SUB LLC

By:	/s/ Lawrence B. Prior III
Name:	Lawrence B. Prior III
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

SRA COMPANIES, INC.

By:	/s/ William L. Ballhaus
Name:	William L. Ballhaus
Title:	President and Chief Executive Officer

SRA INTERNATIONAL, INC.

By:	/s/ William L. Ballhaus
Name:	William L. Ballhaus
Title:	President and Chief Executive Officer

PROVIDENCE EQUITY PARTNERS VI L.P. By its general partner:

PROVIDENCE EQUITY GP VI L.P.
By its general partner:

PROVIDENCE EQUITY PARTNERS VI L.L.C.

By:	/s/ Christopher R. Ragona
Name:	Christopher R. Ragona
Title:	Managing Director

PROVIDENCE EQUITY PARTNERS VI-A L.P.

By its general partner:

PROVIDENCE EQUITY GP VI L.P.

By its general partner:

PROVIDENCE EQUITY PARTNERS VI L.L.C.

By:	/s/ Christopher R. Ragona
Name:	Christopher R. Ragona
Title:	Managing Director

EVSH LLC

By:	/s/ Ernst Volgenau
Name:	Ernst Volgenau
Title:	Sole Member

SCHEDULE 1

Providence Equity Partners VI L.P.

Providence Equity Partners VI-A L.P.

EVSH LLC

SCHEDULE 2

Holder of Star Common Stock or other Star Equity Interests	Cash Payment Multiple	Share Exchange Multiple
EVSH LLC and holders of Star Performance-Based Options	0.00x	1.38x
All other holders of Star Common Stock or other Star Equity Interests (other than Star Performance-Based Options)	1.32x	0.88x

The Parties agree that, to the extent that any such holder of Star Common Stock or other Star Equity Interests holds any Star Performance-Based Options, for purposes of determining such holder’s entitlement to payments pursuant to Section 3.6 or Section 3.7 of this Agreement, such holder (i) shall be treated as a “holder of Star Performance-Based Options” with respect to such Star Performance-Based Options, and (ii) treated as an “other holder of Star Common Stock or other Star Equity Interests (other than Star Performance-Based Options)” with respect to any other Star Common Stock or other Star Equity Interests held by such holder.

The Parties further agree that, as contemplated by Treasury Regulations Section 1.356-1(b), with respect to holders of Star Common Stock entitled to payments pursuant to Section 3.6(a)(ii) of this Agreement, each such holder shall receive (i) solely cash in an aggregate amount equal to the aggregate Per Share Cash Consideration to which such holder is entitled pursuant to Section 3.6(a)(ii) of the Agreement in exchange for an applicable number of such holder’s shares of Star Common Stock, and (ii) solely shares of Utah Government Common Stock in exchange for such holder’s remaining shares of Star Common Stock.

EXHIBIT A

FORM OF MASTER SEPARATION AND DISTRIBUTION AGREEMENT

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

A-ii

	7.4	Procedures for Indemnification	38
	7.5	Cooperation in Defense and Settlement	40
	7.6	Indemnification Payments	40
	7.7	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	40
	7.8	Additional Matters; Survival of Indemnities	41
8.	Preservation of Records; Access to Information; Confidentiality; Privilege		41
	8.1	Preservation of Corporate Records	41
	8.2	Financial Statements and Accounting; Government Audits	41
	8.3	Provision of Information	43
	8.4	Witness Services	43
	8.5	Confidentiality	44
	8.6	Privilege Matters	45
	8.7	Ownership of Information	47
	8.8	Other Agreements	47
9.	Dispute Resolution		47
	9.1	Negotiation	47
	9.2	Mediation	47
	9.3	Arbitration	48
	9.4	Arbitration Period	48
	9.5	Treatment of Negotiations, Mediation and Arbitration	48
	9.6	Continuity of Service and Performance	49
	9.7	Consolidation	49
10.	Insurance		49
	10.1	Policies and Rights Included Within Assets	49
	10.2	Post-Effective Time Claims	50
	10.3	Administration; Other Matters	50
	10.4	Agreement for Waiver of Conflict and Shared Defense	51
	10.5	Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts	51
	10.6	Professional Liability Insurance	51
	10.7	No Coverage for Post-Effective Occurrences	51
	10.8	Cooperation	51
	10.9	CSC as General Agent and Attorney-In-Fact	51
	10.10	Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits	51
11.	Miscellaneous		52
	11.1	Complete Agreement; Construction	52
	11.2	Ancillary Agreements	52
	11.3	Counterparts	52
	11.4	Survival of Agreements	52
	11.5	Expenses	52
	11.6	Notices	53
	11.7	Consents	53
	11.8	Assignment	53
	11.9	Successors and Assigns	54
	11.10	Termination and Amendment	54
	11.11	Payment Terms	54
	11.12	No Circumvention	54
	11.13	Subsidiaries	55
	11.14	Third Party Beneficiaries	55

A-iii

11.15	Title and Headings	55
11.16	Exhibits and Schedules	55
11.17	Governing Law	55
11.18	Consent to Jurisdiction	55
11.19	Waiver of Jury Trial	56
11.20	Severability	56
11.21	Force Majeure	56
11.22	Interpretation	57
11.23	No Duplication; No Double Recovery	57
11.24	Tax Treatment of Payments	57
11.25	No Waiver	57
11.26	No Admission of Liability	57
Signatory		58

A-iv

List of Schedules

Schedule 1.1(i)(i)	Computer Sciences GS Subsidiaries
Schedule 1.1(i)(iii)	Computer Sciences GS Entities
Schedule 1.1(i)(v)	Specified Computer Sciences GS Assets
Schedule 1.1(p)(iv)	Excluded Actions and Disputes
Schedule 1.1(q)	Computer Sciences GS Operating Group
Schedule 1.1(x)(ii)	CSC Entities
Schedule 1.1(x)(iii)	CSC Owned Real Property
Schedule 1.1(x)(iv)	CSC Leases
Schedule 1.1(x)(ix)	CSC Intellectual Property
Schedule 1.1(x)(xv)	Specified CSC Assets
Schedule 1.1(dd)(iv)	CSC Specified Liabilities
Schedule 2.4(c)	Cash Management
Schedule 2.11(a)(ii)	CSC Guarantees to be Removed
Schedule 3.2(a)	CSC Directors
Schedule 3.3(a)	CSC Officers
Schedule 8.1(b)	Document Retention Policies
Schedule 8.5(c)	Protected Information
Schedule 10.1	Company Policies
Schedule 11.5	Separation Expenses

A-v

Index of Other Defined Terms

Defined Term	Section
Annual Reports	8.2(c)
Audited Party	8.2(b)
Board	Recitals
Code	Recitals
Computer Sciences GS	Preamble
Computer Sciences GS Entities	Section 1.1(i)(iii)
Computer Sciences GS Information	Section 1.1(i)(xii)
Computer Sciences GS Personal Equipment	Section 1.1(i)(viii)
CPR	9.2
CSC	Preamble
CSC Entities	Section 1.1(x)(ii)
CSC Information	Section 1.1(x)(vi)
CSC Leases	Section 1.1(x)(iv)
CSC Owned Real Property	Section 1.1(x)(iii)
CSC Personal Equipment	Section 1.1(x)(xi)
Disputes	9.1
Dispute Notice	9.1
Distribution	Preamble
Indemnifying Party	7.4(a)
Indemnitee	7.4(a)
Indemnity Payment	7.7(a)
Internal Control Audit and Management Assessments	8.2(a)
Liable Party	2.8(c)
Managing Party	6.2(a)
Mediation Period	9.2
Other Party’s Auditors	8.2(b)
Party	Preamble
Privilege	8.6(a)
Privileged Information	8.6(a)
Rules	9.3
Separation Expenses	11.5
Shared Contract	2.3
Tax Opinion	4.4(e)
Third Party Claim	7.4(b)
Third Party Proceeds	7.7(a)
Virginia Courts	Section 11.18

A-vi

This MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of [●], 2015 by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). Each of CSC and Computer Sciences GS is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS:

(A)	CSC, acting through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	the Board of Directors of CSC (the “Board”) has determined that it is appropriate, desirable and in the best interests of CSC and its stockholders to separate CSC into two separate, publicly traded companies, one for each of (i) the CSC Business, which shall be owned and conducted, directly or indirectly, by CSC and (ii) the Computer Sciences GS Business, which shall be owned and conducted, directly or indirectly, by Computer Sciences GS;

(C)	in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of CSC and its stockholders to undertake the Internal Reorganization and, following the completion of the Internal Reorganization, for CSC to distribute pro rata to the Record Holders, all of the issued and outstanding shares of Computer Sciences GS Common Stock (the “Distribution”);

(D)	it is the intention of the Parties that the Distribution qualify as a tax-free distribution (except to the extent of cash received in lieu of fractional shares) under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

(E)	it is the intention of the Parties that the contributions of Computer Sciences GS Assets to, and the assumptions of Computer Sciences GS Liabilities by, Computer Sciences GS prior to the Distribution, together with the Distribution, qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

As used in this Agreement, the following terms shall have the following meanings:

(a)	“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(b)

“Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by

Contract or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements no Party or member of any Party’s Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group, regardless of whether the Parties have one or more directors in common or were under the common control of CSC or CSC’s stockholders prior to the Effective Time.

(c)	“Ancillary Agreements” shall mean all of the written Contracts (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Transfer Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the IP Matters Agreement, the Real Estate Matters Agreements and the Non-US Agency Agreement.

(d)	“Assets” shall mean assets (including goodwill), properties, claims, Intellectual Property and other rights, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, the rights and obligations with respect to Taxes shall not be treated as Assets.

(e)	“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York or Virginia.

(f)	“Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to CSC by Computer Sciences GS), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(g)	“Commission” shall mean the United States Securities and Exchange Commission.

(h)	“Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of CSC or any of its predecessors which relate to the CSC Business and/or the Computer Sciences GS Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses, including the Policies identified on Schedule 10.1 hereto.

(i)	“Computer Sciences GS Assets” shall mean those Assets that are owned, leased or licensed, at or prior to the Effective Time, by CSC and/or any of its Subsidiaries, relating exclusively to, used exclusively in, or arising exclusively from, the Computer Sciences GS Business, and shall include:

(i)	all Assets of the Subsidiaries set forth on Schedule 1.1(i)(i);

(ii)

any and all Assets to the extent reflected on the Computer Sciences GS Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Computer Sciences GS or any member of the Computer Sciences GS Group subsequent to the date of the Computer Sciences GS Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Computer Sciences GS Balance Sheet if prepared on a consistent basis, subject to any dispositions (other than to CSC or any Affiliate of CSC) of any of such Assets in the ordinary course of business subsequent to the date of Computer Sciences GS Balance Sheet, provided that, in any event, “Computer Sciences GS

Assets” shall include (a) cash and cash equivalents in an amount equal to $300,000,000 and (b) any Assets associated with the defined benefit pension liabilities and other post-employment benefit obligations reflected on the Computer Sciences GS Balance Sheet;

(iii)	the ownership interests in those Entities that are set forth on Schedule 1.1(i)(iii) (such entities, the “Computer Sciences GS Entities”);

(iv)	all rights, title and interest in and to the Owned Real Properties as defined in the Real Estate Matters Agreement;

(v)	the Assets set forth on Schedule 1.1(i)(v) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Computer Sciences GS or any other member of the Computer Sciences GS Group;

(vi)	all rights, title and interest in, and to and under the Leases as defined in the Real Estate Matters Agreement;

(vii)	all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks and other transportation equipment and other tangible personal property located at the Owned Real Properties (as defined in the Real Estate Matters Agreement), physically located at the Leased Real Properties (as defined in the Real Estate Matters Agreement), except for the CSC Personal Equipment;

(viii)	all personal computers, cellular phones, personal data devices, chairs and other office equipment used exclusively by a Computer Sciences GS Group Employee (as defined in the Employee Matters Agreement (the “Computer Sciences GS Personal Equipment”);

(ix)	all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Computer Sciences GS Business;

(x)	all Computer Sciences GS Contracts and any rights or claims arising thereunder;

(xi)	all licenses, permits, approvals and authorizations issued by any Governmental Entity (including any pending applications therefor), relating exclusively to, used exclusively in or arising exclusively from, the Computer Sciences GS Business;

(xii)	all Information relating exclusively to, used exclusively in, or arising exclusively from, the Computer Sciences GS Business (the “Computer Sciences GS Information”); provided that regardless of whether Information is Computer Sciences GS Information or CSC Information, if Computer Sciences GS (or a Computer Sciences GS Group Employee (as defined in the Employee Matters Agreement)) in possession of such Information as of the Effective Time, Computer Sciences GS shall retain such Information (subject to Section 8.3);

(xiii)	all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Computer Sciences GS Business;

(xiv)	subject to Section 10 (Insurance), any rights of any member of the Computer Sciences GS Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the CSC Group; and

(xv)	any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that CSC and/or any of its Subsidiaries may have with respect to any Computer Sciences GS Assets and Computer Sciences GS Liabilities.

Notwithstanding the foregoing, the Computer Sciences GS Assets shall not include any Intellectual Property or other Assets that are expressly contemplated by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the CSC Group.

(j)	“Computer Sciences GS Balance Sheet” shall mean the pro forma balance sheet of the Computer Sciences GS Group, including the notes thereto, as of April 5, 2015, as filed with the Form 10 (as amended through August 17, 2015).

(k)	“Computer Sciences GS Business” shall mean the (i) businesses of providing IT, mission, and operations-related services to Government Customers constituting the North American Public Sector segment (as such term is used in the Form 10 (as amended through August 17, 2015)) of CSC and its Subsidiaries (including the Computer Sciences GS Group) prior to the Effective Time, except pursuant to those Contracts with U.S. state and local government agencies performed by the CSC Operating Group set forth on Schedule 1.1(k), and (ii) any and all businesses of the Computer Sciences GS Group after the Effective Time (including any businesses acquired or established by or for Computer Sciences GS or any of its Subsidiaries after the Effective Time).

(l)	“Computer Sciences GS Common Stock” shall mean the common stock of Computer Sciences GS, par value $0.01 per share.

(m)	“Computer Sciences GS Contracts” shall mean the following Contracts to which CSC or any of its Subsidiaries (including Computer Sciences GS) (x) is a party as of the date hereof (or in the case of any Contract that has been fully performed, was a party prior to the date hereof), (y) becomes a party prior to the Effective Time or (z) becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time:

(i)	any Contract entered into in the name of, or expressly on behalf of, Computer Sciences GS or a member of the Computer Sciences GS Operating Group;

(ii)	any Contract that relates exclusively to the Computer Sciences GS Business, including (A) any Contract that has been fully performed, (B) and Contract that is no longer executory or otherwise remains in effect although is no longer active and (C) any Contract providing for the acquisition or disposition of a Computer Sciences GS Entity or Computer Sciences GS Assets;

(iii)	any Contract with a Government Customer entered into in connection with the Computer Sciences GS Business, including those awarded after the Distribution Date and for which the quotation, proposal, or bid was pending as of the date hereof;

(iv)	any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the Computer Sciences GS Group; and

(v)	any guarantee, indemnity, representation or warranty of or in favor of any member of the Computer Sciences GS Group contained in a Contract that does not otherwise fall within clause (i) through (iv) of this paragraph (m) and that is by its terms severable from such Contract without breach thereof.

(n)	“Computer Sciences GS Group” shall mean Computer Sciences GS, the other Computer Sciences GS Entities and each Entity that becomes a Subsidiary of Computer Sciences GS after the Effective Time.

(o)	“Computer Sciences GS Indemnitees” shall mean each member of the Computer Sciences GS Group and each of their respective Affiliates from and after the Effective Time and each member of the Computer Sciences GS Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(p)	“Computer Sciences GS Liabilities” shall mean any and all Liabilities to the extent arising out of: (a) the operation or conduct of the Computer Sciences GS Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Computer Sciences GS Group or that relates to the Computer Sciences GS Business); (b) the operation or conduct of any business conducted by any member of the Computer Sciences GS Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Computer Sciences GS Group that relates to the Computer Sciences GS Business); or (c) any Computer Sciences GS Assets, whether arising prior to, at or after the Effective Time; and each of the following Liabilities (whether arising prior to, at or after the Effective Time):

(i)	any Liabilities reflected on the Computer Sciences GS Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Computer Sciences GS or any member of the Computer Sciences GS Group (other than Liabilities to CSC or any Affiliate of CSC other than ordinary course trade payables on arm’s length terms) subsequent to the date of the Computer Sciences GS Balance Sheet which, had they been so incurred on or before such date and owned as of such date, would have been reflected on the Computer Sciences GS Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Liabilities subsequent to the date of Computer Sciences GS Balance Sheet;

(ii)	any Liabilities to the extent arising out of the Computer Sciences GS Contracts;

(iii)	the Computer Sciences GS Sharing Percentage of any Shared Contingent Liability;

(iv)	any Liabilities (without limitation) to the extent arising out of Actions or disputes related to the Computer Sciences GS Business, other than the Actions or disputes set forth on Schedule 1.1(p)(iv) (which shall in no event be Computer Sciences GS Liabilities);

(v)	any Liabilities assumed or retained by the Computer Sciences GS Group pursuant to this Agreement or the Ancillary Agreements;

(vi)	any Liabilities to the extent arising out of any infringement by the Computer Sciences GS Business of the Intellectual Property of any other Person or breach by the Computer Sciences GS Business of any Contract relating to Intellectual Property;

(vii)	all Liabilities to the extent arising out of any (A) violation prior to the Effective Time of any Environmental Laws by the Computer Sciences GS Group, or the conduct of the Computer Sciences GS Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the Computer Sciences GS Group, or in the conduct of the Computer Sciences GS Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Computer Sciences GS Assets;

(viii)	for the avoidance of doubt, any Liabilities to the extent arising out of the operation or conduct of the Computer Sciences GS Business by any Entity that is a CSC Entity under this Agreement but has conducted the Computer Sciences GS Business at any time prior to the Effective Time; and

(ix)	Specified Shared Expenses to the extent provided in Section 6.3.

Notwithstanding the foregoing, the Computer Sciences GS Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the CSC Group, including any Liabilities specified in the definition of CSC Liabilities, (B) expressly discharged pursuant to Section 7.1 of this Agreement or (C) Indebtedness (other than capital leases) in excess of $1.5 billion.

(q)	“Computer Sciences GS Operating Group” means the operating group (including all sectors, business units, and operations within such operating group) set forth on Schedule 1.1(q).

(r)	“Computer Sciences GS Sharing Percentage” shall mean thirty-three and thirty-three hundredths percent (33.33%).

(s)	“Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, including any such Information that was acquired by any Party after the Effective Time, or that was provided to a Party by a third party in confidence, except for any Information that is (i) in the public domain or available to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information.

(t)	“Computer Sciences GS Field” shall mean any sales, directly or indirectly, to Government Customers, other than in the CSC State and Local Field.

(u)	“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(v)	“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(w)	“Corporate Liabilities” shall mean any and all Liabilities of CSC and its Subsidiaries that arise out of (i) the activities and business of the CSC corporate division as conducted at any time prior to the Effective Time or (ii) any Discontinued Operation to the extent the same are not Computer Sciences GS Liabilities.

(x)	“CSC Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by CSC and/or any of its Subsidiaries, that are not Computer Sciences GS Assets, including:

(i)	any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which are to remain with (or be transferred to) CSC or any other member of the CSC Group;

(ii)	the ownership interests in those Entities that are set forth on Schedule 1.1(x)(ii) (such entities, the “CSC Entities”);

(iii)	all rights, title and interest in and to the owned real property set forth on Schedule 1.1(x)(iii), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “CSC Owned Real Property”);

(iv)	all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(x)(iv) (the “CSC Leases”), including, to the extent provided for in any CSC Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(v)	all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks and other transportation equipment and other tangible personal property located at the CSC Owned Real Property or the locations subject to the CSC Leases, except for the Computer Sciences GS Personal Equipment;

(vi)	all personal computers, cellular phones, personal data devices, chairs and other office equipment used primarily by a CSC Group Employee (as defined in the Employee Matters Agreement (the “CSC Personal Equipment”);

(vii)	all inventories, including products, goods, materials, parts, raw materials, work in process and supplies;

(viii)	all CSC Contracts and any rights or claims arising thereunder;

(ix)	(A) all Intellectual Property registrations and applications and the items of unregistered Intellectual Property set forth on Schedule 1.1(x)(ix); (B) all other Intellectual Property owned by CSC or its Subsidiaries; and (C) all physical, tangible and other materials (including source code and website content) embodying any of the foregoing in (A) or (B);

(x)	all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xi)	all Information that is not Computer Sciences GS Information (the “CSC Information”); provided that regardless of whether Information is Computer Sciences GS Information or CSC Information, if CSC (or a CSC Group Employee (as defined in the Employee Matters Agreement)) is in possession of such Information as of the Effective Time, CSC shall retain such Information (subject to Section 8.3);

(xii)	all deposits, prepaid expenses, letters of credit and performance and surety bonds;

(xiii)	all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the CSC Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the CSC Group and all other investments in securities of any Person held by any member of the CSC Group;

(xiv)	subject to Section 10 (Insurance), any rights of any member of the CSC Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Company Policies and all rights in the nature of insurance, indemnification or contribution;

(xv)	the Assets set forth on Schedule 1.1(x)(xv); and

(xvi)	any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that CSC and/or any of its Subsidiaries may have with respect to any CSC Assets and CSC Liabilities.

Notwithstanding the foregoing, the CSC Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be Transferred to any member of the Computer Sciences GS Group, including any Assets specified in the definition of Computer Sciences GS Assets.

(y)	“CSC Business” shall mean (i) the businesses of the CSC Operating Group, other than the Computer Sciences GS Business, whether conducted prior to, at or after the Effective Time and (ii) any and all businesses of the CSC Group after the Effective Time (including any businesses acquired or established by or for CSC or any of its Subsidiaries after the Effective Time).

(z)	“CSC Common Stock” shall mean the common stock of CSC, par value $0.01 per share.

(aa)	“CSC Contracts” shall mean any Contract, in each case except for any such Contract or part thereof that is a Computer Sciences GS Contract, to which CSC or any of its Subsidiaries (other than members of the Computer Sciences GS Group) is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, including:

(i)	any Contract entered into in the name of, or expressly on behalf of, any CSC Entity or CSC Operating Group (or sub-division thereof);

(ii)	any Contract that relates primarily to the CSC Business, including any contract providing for the acquisition or disposition of a CSC Entity or any CSC Assets;

(iii)	any Contract that represents, underlies or relates primarily to any CSC Assets or CSC Liabilities;

(iv)	any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the CSC Group; and

(v)	any guarantee, indemnity, representation or warranty of or in favor of any member of the CSC Group.

(bb)	“CSC Group” shall mean CSC, the CSC Entities and each Entity that becomes a Subsidiary of CSC after the Effective Time.

(cc)	“CSC Indemnitees” shall mean each member of the CSC Group and each of their respective Affiliates from and after the Effective Time and each member of the CSC Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(dd)	“CSC Liabilities” shall mean any and all Liabilities to the extent arising out of: (a) the operation or conduct of the CSC Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the CSC Group which relates to the CSC Business); (b) the operation or conduct of any business conducted by any member of the CSC Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the CSC Group which relates to the CSC Business); or (c) any CSC Assets, whether arising prior to, at or after the Effective Time; and each of the following Liabilities (whether arising prior to, at or after the Effective Time):

(i)	any Liabilities to the extent arising out of the CSC Contracts;

(ii)	any Corporate Liability;

(iii)	the CSC Sharing Percentage of any Shared Contingent Liability;

(iv)	any Liabilities to the extent arising out of any (x) Actions or disputes related to the CSC Business and (y) Actions or disputes set forth on Schedule 1.1(dd)(iv);

(v)	any Liabilities assumed or retained by the CSC Group pursuant to this Agreement or the Ancillary Agreements;

(vi)	any Liabilities to the extent arising out of any infringement by the CSC Business of the Intellectual Property of any other Person or breach by the CSC Business of any Contract relating to Intellectual Property;

(vii)	any Liabilities to the extent arising out of any (A) violation prior to the Effective Time of any Environmental Laws by the CSC Group or the conduct of the CSC Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the CSC Group or in the conduct of the CSC Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from any CSC Assets;

(viii)	any Liabilities to the extent arising out of any Discontinued Operation that was not related to the Computer Sciences GS Business;

(ix)	any Liabilities arising out of Indebtedness (other than capital leases) of CSC or any of its Subsidiaries (including the Computer Sciences GS Group) in an amount in excess of $1.5 billion.

(x)	any Liabilities arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10; and

(xi)	Specified Shared Expenses to the extent provided in Section 6.3.

Notwithstanding the foregoing, the CSC Liabilities shall not include any Liabilities that are (A) expressly contemplated by any Ancillary Agreement (or the Schedules thereto) as Liabilities to be assumed by any member of the Computer Sciences GS Group or (B) expressly discharged pursuant to Section 7.1 of this Agreement.

For the avoidance of doubt, no Liability shall be a CSC Liability solely as a result of CSC being named as party to or in any Action relating to any Computer Sciences GS Liability due to CSC’s status as the remaining and legacy Entity, or as a result of its status as the former direct or indirect stockholder of any Entity.

(ee)	“CSC Operating Group” means the Global Services and Global Infrastructure Services business units of the CSC Group.

(ff)	“CSC Sharing Percentage” shall mean sixty-six and sixty-seven hundredths percent (66.67%).

(gg)	“CSC State and Local Field” shall mean any sales, directly or indirectly, to any U.S. state and local government agencies pursuant to those Contracts with U.S. state and local government agencies performed by the CSC Operating Group prior to the Effective Time.

(hh)	“Discontinued Operation” shall mean any operating group, business unit, operation, division, Subsidiary, line of business or investment managed or operated by CSC or any of its Subsidiaries at any time prior to the Effective Time and sold, transferred or otherwise discontinued prior to the Effective Time.

(ii)	“Distribution Agent” shall mean Computershare Trust Company, NA.

(jj)	“Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.

(kk)	“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

(ll)	“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(mm)	“Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(nn)	“Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.

(oo)	“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(pp)	“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(qq)	“Form 10” shall mean the registration statement on Form 10 (Registration No. 001-37494) filed by Computer Sciences GS with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including all exhibits thereto and any amendment or supplement thereto.

(rr)	“Government Customer” shall mean (i) any Governmental Entity in the Territory or any branch or location thereof located outside of the Territory and (ii) a Person outside the Territory if and to the extent that Computer Sciences GS provides Services pursuant to military sales to Persons located outside the Territory that (A) are sponsored or financed and (B) administered by a United States federal Governmental Entity.

(ss)	“Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(tt)	“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(uu)	“Group” shall mean (i) with respect to CSC, the CSC Group and (ii) with respect to Computer Sciences GS, the Computer Sciences GS Group.

(vv)	“Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(ww)	“Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any swap or hedging arrangement, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, prepayment or breakage costs, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(xx)	“Information” shall mean information and data in written, oral, electronic, computerized, digital or other tangible or intangible forms, stored in any media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, specifications, drawings, blueprints, diagrams, samples, flow charts, marketing plans, customer names and information, communications, correspondence, materials, product literature, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal and (ii) financial and business information, including earnings reports and forecasts, macroeconomic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information.

(yy)	“Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 to be sent to the Record Holders in connection with the Distribution, including any amendment or supplement thereto.

(zz)	“Insurance Proceeds” shall mean those monies (i) received by an insured (or its successor-in-interest) from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured (or its successor-in-interest), in each case net of any applicable deductible or retention.

(aaa)	“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(bbb)	“Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing prior to the Effective Time.

(ccc)	“Internal Reorganization” shall mean the transactions described in Annex I.

(ddd)	“IP Matters Agreement” shall mean the Intellectual Property Matters Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(eee)	“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(fff)	“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, the rights and obligations of the Parties relating to Taxes shall not be treated as Liabilities for purposes of this Agreement.

(ggg)	“LIBOR” shall mean the rate (as shown on the Reuters Screen LIBOR 01 Page (or on any successor or substitute page or Reuters, or any successor or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters) at approximately 11:00 a.m., London time, of the applicable day, for dollar deposits with a six month maturity.

(hhh)	“Loss” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, administrative penalties, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding (A) special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded by a court of competent jurisdiction in connection with a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim)) and (B) Liabilities or requirements related to Taxes.

(iii)	“Materials of Environmental Concern” shall mean: any gasoline or petroleum (including crude oil or any fraction thereof) products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(jjj)	[“Nasdaq” shall mean the NASDAQ Global Market.]

(kkk)	[“Nasdaq Rules” shall mean the rules of the NASDAQ Global Market.]

(lll)	“Non-US Agency Agreement” shall mean the Non-US Agency Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(mmm)	[“NYSE” shall mean the New York Stock Exchange.]

(nnn)	[“NYSE Rules” shall mean the rules of the New York Stock Exchange.]

(ooo)	“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(ppp)	“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and employee benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, automobile, aviation, property, workers’ compensation and employee dishonesty insurance policies and surety bonds, together with the rights, benefits and privileges thereunder.

(qqq)	“Qualifying Losses” shall mean the Losses arising from or relating to a claim (or series of related claims arising from the same set of facts or circumstances) in which the total amount of Losses are in excess of $10,000.

(rrr)	“Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(sss)	“Record Date” shall mean the date, as determined by the Board, that is the record date for determining the holders of CSC Common Stock entitled to receive Computer Sciences GS Common Stock in the Distribution.

(ttt)	“Record Holders” shall mean holders of CSC Common Stock as of [ ●p.m.], New York City time, on the Record Date.

(uuu)	“Records” shall mean any Contracts, documents, books, records or files, whether in written, electronic, computerized, digital or other tangible or intangible forms or stored in any media.

(vvv)	“Shared Contingent Liabilities” shall mean the aggregate amount of all Qualifying Losses to the extent such amount is in excess of $1,000,000, which Qualifying Losses (x) are Computer Sciences GS Liabilities arising out of the operation or conduct of the Computer Sciences GS Business as conducted prior to the Effective Time and (y) arise from claims made after the Effective Time and prior to the second anniversary of the Distribution Date; provided that in no event shall a Shared Contingent Liability include any Computer Sciences GS Liabilities to the extent arising out of a Computer Sciences GS Contract (including breaches or liabilities resulting from failure to perform under such Contract).

(www)	“Sharing Percentage” shall mean (i) as to CSC, the CSC Sharing Percentage and (ii) as to Computer Sciences GS, the Computer Sciences GS Sharing Percentage.

(xxx)	“Special Dividend” shall have the meaning set forth in Annex I.

(yyy)	“Specified Shared Expenses” shall mean any costs and expenses relating to the Shared Contingent Liabilities and shall be shared in the manner specified in Section 6.3.

(zzz)	“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(aaaa)	“Tax” shall have the meaning set forth in the Tax Matters Agreement.

(bbbb)	“Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Matters Agreement.

(cccc)	“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(dddd)	“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(eeee)	“Territory” shall mean the United States of America.

(ffff)	“Trademarks” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, social media identifiers, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(gggg)	“Transfer” shall mean transfer, contribute, distribute, assign, and/or convey (and deliver, as applicable), or cause to be transferred, contributed, distributed, assigned, and/or conveyed (and delivered, as applicable).

(hhhh)	“Transition Services Agreement” shall mean the Transition Services Agreement by and between CSC and Computer Sciences GS dated as of the date hereof.

(iiii)	“Transfer Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	THE SEPARATION

2.1	General

Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the Internal Reorganization.

2.2	Restructuring; Transfer of Assets; Assumption of Liabilities

(a)	Internal Reorganization. Prior to the Effective Time, the Internal Reorganization shall be completed.

(b)	Transfer of Assets and Assumption of Liabilities. Pursuant to the Transfer Instruments (except as otherwise specifically set forth in any Ancillary Agreement), CSC shall, or shall cause the applicable members of the CSC Group to, Transfer to the applicable members of the Computer Sciences GS Group all of their right, title and interest in and to the Computer Sciences GS Assets, and Computer Sciences GS shall, or shall cause the applicable members of the Computer Sciences GS Group to, assume all the Computer Sciences GS Liabilities prior to the Effective Time. For the avoidance of doubt, Computer Sciences GS and the Computer Sciences GS Group shall not assume, and following the Effective Time CSC and the CSC Group shall be solely responsible for and shall retain, any CSC Liabilities.

(c)	Transfers and Assumptions Occurring After the Effective Time. Notwithstanding anything herein to the contrary, the Parties acknowledge that certain Transfers of Assets or assumption of Liabilities (as may be provided herein or under the Ancillary Agreements) shall occur after the Effective Time.

(d)	Consents. The Parties shall use their commercially reasonable efforts to obtain from any Governmental Entity or other third party any Governmental Approvals or Consents required to Transfer any of the Computer Sciences GS Assets as contemplated by this Agreement or any Ancillary Agreement.

(e)	Costs and Expenses. Any costs and expenses incurred after the Effective Time and on or prior to the first anniversary of the Distribution Date to effect any Transfer of Assets or Assumption of Liabilities contemplated by this Agreement (including any out-of-pocket costs and expenses to obtain any required Consents) shall be borne by the Party on whose behalf the Transfer or Assumption is made, with any such costs and expenses incurred following such first anniversary to be the exclusive responsibility of the Party incurring such costs. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.2 shall require any member of either Group to incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any such Transfer contemplated by this Section 2.2.

(f)	No Transfers in Violation of Law or Breach of Contract. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract or the terms of such Contract.

2.3	Treatment of Shared Contracts

Without limiting the generality of the obligations set forth in Section 2.2:

(a)

Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is (1) a CSC Asset but inures in part to the benefit or burden of any member of the Computer Sciences GS Group, or (2) a Computer Sciences GS Asset but inures in part to the benefit or burden of any member of the CSC Group (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each member of the Computer Sciences GS Group or the CSC Group, as the case may be, shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Computer Sciences GS Business or the CSC Business, respectively; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a CSC Asset or Computer Sciences GS Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending on the earlier of twelve (12) months after the Distribution Date and the end of the term of such Shared Contract (without any extensions or renewals), take such other reasonable and permissible actions to cause such member of the Computer Sciences GS Group or the CSC Group, as the case may be, to receive the benefit of that portion of each

Shared Contract that relates to the Computer Sciences GS Business or the CSC Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.3 and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, other than in the event of willful breach or misconduct, knowing violation of Law, fraud, willful misrepresentation, or gross negligence of the Party for which such Shared Contract is, as applicable, a CSC Asset or Computer Sciences GS Asset, such Party, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b)	Each of CSC and Computer Sciences GS shall, and shall cause the members of its Group to, (i) treat for all Income Tax purposes the portion of each Shared Contract inuring to the CSC Business or Computer Sciences GS Business, as the case may be, as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

2.4	Intercompany Accounts; Cash Management

(a)	Except as set forth in Section 7.1(b), all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement, and other than payables created or required hereby or by any Ancillary Agreement), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the CSC Group, on the one hand, and any member of the Computer Sciences GS Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled prior to the Distribution, provided that any such intercompany balances that represent ordinary course trade payables on arm’s length terms shall be converted into an ordinary trade payable (which shall survive the Effective Time, notwithstanding anything herein (including Section 7.1) to the contrary) as of the Effective Time. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

(b)	As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) to the extent allocated to the other Party (or any member of its Group) pursuant hereto, shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c)	The Parties agree to use commercially reasonable efforts to implement and follow the cash management procedures set forth on Schedule 2.4(c) for the time periods set forth therein.

2.5	Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time

(a)	To the extent that any Transfers contemplated by this Section 2 shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and assumed pursuant to this Section 2. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, including but not limited to entering subcontracts for the performance of Contracts that have not transferred, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the CSC Group or the Computer Sciences GS Group entitled to the receipt of such Asset or required to assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(f), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(b)	If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability, are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to be effective as of the Effective Time.

(c)	Following the second anniversary of the Distribution Date, the Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d)	After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.5(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e)	With respect to any Assets that have not been Transferred or Liabilities that have not been assumed at or prior to the Effective Time, each of CSC and Computer Sciences GS shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets at the Effective Time and (B) the deferred Liabilities as liabilities having been assumed and owned by the Person intended to be subject to such Liabilities at the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

2.6	Transfer Instruments

In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Transfer Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Assets and the valid and effective Assumption by the applicable Party of its assumed Liabilities for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

2.7	Further Assurances; Ancillary Agreements

(a)	In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts prior to, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to cause the conditions set forth in Section 4.4 (other than Sections 4.4(a) and (h)) to be satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)	Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, at the cost and expense of the Party on whose behalf the request is made for the twelve (12) month period following the Distribution Date and thereafter at the cost and expense of the requesting Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c)	Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) is delivered or receives any Assets to be transferred to the other Party pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly return or cause the return of such Assets to the other Party (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense.

(d)	At or prior to the Effective Time, each of CSC and Computer Sciences GS shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

2.8	Transfer of Customer Contracts

(a)	Prior to the Effective Time, CSC shall have finalized a Change of Name agreement with the Defense Contract Management Agency (or other authorized representatives) in respect of all U.S. federal government prime contracts included in the Computer Sciences GS Contracts and such other documents as may be required with respect to the transfer of such contracts in favor of Computer Sciences GS, consistent with the requirements of the Federal Acquisition Regulation. Each Party shall use commercially reasonable efforts to take such action or actions as may be reasonably necessary or reasonably required in connection with the transfer and Change of Name agreement, including furnishing and executing any documents, agreements, materials or other information requested or required by any Governmental Entity in order to obtain such transfer or novation approval as expeditiously as practicable.

(b)	To the extent not obtained prior to the Effective Time, following the Effective Time, CSC and Computer Sciences GS shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Governmental Approval or other Consent required to novate, transfer or assign to the fullest extent permitted by applicable Law all rights and obligations under each customer Contract that is a Computer Sciences GS Contract but under which a member of the CSC Group remains liable and obligated to perform pending such novation, transfer or assignment.

(c)

Until such time as such novation, transfer, change of name or assignment occurs or Computer Sciences GS is authorized to perform as an agent or subcontractor of CSC Group, whichever shall first occur, such member of the CSC Group shall continue to be bound by such Contract and shall take all reasonable measures necessary to pay, perform and discharge fully all the obligations or other Liabilities under such Contract, including without limitation maintaining any security clearances required to be maintained pursuant to such Contract and (y) unless not permitted by Law and the terms of such

Contract to perform any such Contract as an agent or subcontractor, Computer Sciences GS shall, or shall cause a member of its Group to, as an agent or subcontractor for such member of the CSC Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the CSC Group under such Contract from and after the Effective Time.

(d)	Upon the commencement of performance of a Computer Sciences GS Contract by Computer Sciences GS (or another member of the Computer Sciences GS Group), as agent or subcontractor of such member of the CSC Group, Computer Sciences GS shall, to the extent reasonably necessary or advisable to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, have the right to:

(i)	prepare, execute and submit invoices under such Contract in the name of the applicable member of the CSC Group;

(ii)	send correspondence and otherwise communicate with the customer relating to matters under such Contract or license in the name of the applicable member of the CSC Group;

(iii)	file Actions in the name of the applicable member of the CSC Group in connection with such Contract; and

(iv)	otherwise exercise all rights in respect of such Contract in the name of the applicable member of the CSC Group.

(e)	Upon novation, transfer, change of name or assignment of a Computer Sciences GS Contract or the commencement of Computer Sciences GS’s performance of such a Contract as an agent or subcontractor of CSC Group, whichever shall first occur, except with respect to matters that are the subject of Section 2.10, Computer Sciences GS shall indemnify CSC and each member of the CSC Group and hold each of them harmless against any Liabilities (other than CSC Liabilities) arising in connection with any such Contract.

(f)	Pursuant to Section 2.4(c) and in accordance with the timing set forth therein, CSC shall use commercially reasonable efforts to promptly pay and remit or cause to be promptly paid or remitted, to Computer Sciences GS, all cash and other consideration received by it or any member of its Group in respect of such performance by Computer Sciences GS (or another member of the Computer Sciences GS Group).

(g)	If and when the Governmental Approval or Consent for the novation, transfer or assignment of such Contract is obtained, CSC (or the applicable member of the CSC Group) shall promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder to Computer Sciences GS or to another member of its Group without payment of any further consideration and Computer Sciences GS, or another member of its Group, without the payment of any further consideration, shall assume such rights and Liabilities to the fullest extent permitted by applicable Law. CSC (or the applicable member of the CSC Group) shall provide reasonable cooperation to Computer Sciences GS (or the applicable member of the Computer Sciences GS Group) as reasonably requested and necessary to facilitate the performance by Computer Sciences GS (or the applicable member of the Computer Sciences GS Group) of any Contract performed or transferred under this Section 2.8, including without limitation transferring any data rights to which the customer is entitled under such Contracts.

2.9	Post-Closing Contracts

For up to twelve (12) months following the Effective Time, in connection with Contracts that would otherwise be entered into by Computer Sciences GS following the Effective Time that (a) are the continuation, extension, renewal, option exercise, follow-on, or work related to Computer Sciences GS Contracts pending novation, transfer or assignment pursuant to Section 2.8 or (b) result from quotations, proposals or bids for new opportunities, in each case to the extent relating to the Computer Sciences GS Business, including such Contracts that are subject to security-related accreditation or facility security clearance requirements to be eligible to bid or perform such Contracts (such Contracts set forth in clauses (a) and (b), collectively, the “Post Closing Contracts”), CSC or the applicable member of the CSC Group shall be, or shall continue to be, the contracting party for such Contracts until such time when, after Computer Sciences GS shall have obtained the necessary novations, accreditations, clearances or assignments to enter into such Contracts and submit such bids, such Contracts shall have been Transferred to Computer Sciences GS (such time, the “Post Closing Contracts Transfer Time”). In furtherance of the foregoing, Computer Sciences GS and CSC shall use commercially reasonable efforts to, as promptly as practicable following the Effective Time, (i) obtain such necessary clearances, (ii) effect the Transfer of any such Post Closing Contracts, including any Assets and Liabilities thereunder, to Computer Sciences GS and (iii) procure the release of CSC from any obligations or Liabilities thereunder to the fullest extent permitted by applicable Law.

2.10	DCAA/DCMA

(a)	CSC and Computer Sciences GS shall each use commercially reasonable efforts at Computer Sciences GS’s cost and expense to reach a timely and reasonable settlement of CSC’s corporate office expense allocations, other indirect costs, Cost Accounting Standards violations, questioned costs, findings associated with the Statement of Condition and Recommendations (SOCARs) and expenses allocated to CSC Contracts or Computer Sciences GS Contracts (collectively, “Indirect Rates”) for CSC’s open fiscal years from 20[07] through the Distribution Date, which Indirect Rates have not been finally determined and settled prior to the Effective Time (the “Open Years”) with the Defense Contract Audit Agency, Defense Contract Management Agency, other Governmental Entities that may be conducting an audit or other authorized representatives of any such Governmental Entity (each, a “Audit Agency”). Subject to the provisions in subsection (c) of this Section 2.10, CSC shall be the party of record in settlement discussions with the applicable Audit Agency of Indirect Rates for Open Years; provided, however, that CSC will (i) not propose, agree or consent to, without Computer Sciences GS’s prior written consent (not to be unreasonably withheld, delayed or conditioned), any determination, settlement or offer regarding such Indirect Rates; and (ii) promptly inform Computer Sciences GS of the acceptance by the applicable Audit Agency of a final determination or settlement of Indirect Rates for Open Years previously agreed or consented to by Computer Sciences GS. In connection with the settlement of Indirect Rates, each Party shall make available to the other Party all personnel and pertinent Information in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the other Party.

(b)

If either Party becomes aware of a material development that would affect Indirect Rates, such Party shall, as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such matter. CSC shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to CSC Contracts. Computer Sciences GS shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to Computer Sciences GS Contracts. The Parties shall use commercially reasonable efforts to jointly determine the appropriate party that shall be responsible for scheduling meetings with the applicable Audit Agency that involve Indirect Rate issues applicable to both Parties, including company-wide fringe pools and corporate home office allocations. If the parties are unable to jointly determine which Party shall be responsible for scheduling meetings involving Indirect Rate issues applicable to both Parties, CSC shall be responsible for scheduling such meetings. Prior to a Party scheduling any meeting with an Audit Agency regarding Indirect Rates for Open Years, each Party shall cause appropriate personnel from such Party to discuss the timing and agenda for such meeting, and each Party shall use commercially reasonable efforts to include personnel from the other Party; provided, however, that if the applicable Audit Agency objects to having the other Party present with respect to Indirect Rate issues that concern only the requesting Party’s contracts, the requesting Party shall not be obligated to include personnel of the other Party but the requesting Party shall inform the other excluded Party of the discussions that occurred promptly following any such meeting. Each Party shall bear its own internal costs and expenses in connection with any matters involving Indirect Rates (including, for the avoidance of doubt, of the costs of salaries and benefits of its personnel engaged with respect to such matters). Costs and expenses of external legal counsel and other third-party advisors engaged by CSC in connection with the settlement of Indirect Rates shall be borne by the Parties in accordance with their respective Sharing Percentages.

(c)	Upon settlement of Indirect Rates for Open Years, responsibility for the costs of any resulting credit or payment due to customers shall be borne by Computer Sciences GS. If CSC makes any credit or payment to a customer that includes amounts payable by Computer Sciences GS pursuant to this paragraph, CSC shall be entitled to reimbursement by Computer Sciences GS promptly upon delivery to Computer Sciences GS of evidence of such credit or payment.

(d)	If, after the Effective Date, DCAA, DCMA, or another U.S. Government audit agency, such as an agency Inspector General, initiates an audit of a Transferred Contract and the issue of the audit relates to work performed by the other Party prior to the Effective Date, the parties agree to cooperate, to the extent required, in responding to such audit, including using reasonable commercial efforts to make documents and employees available for preparation of the audit response. Each Party shall bear its own internal costs and expenses in connection with preparation of the audit response.

2.11	Guarantees; Letters of Credit

(a)	Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, each Party shall (with the reasonable cooperation of the applicable member of the other Party’s Group) use commercially reasonable efforts to have the applicable members of the other Party’s Group removed as guarantor of or obligor for any CSC or Computer Sciences GS Liability (as applicable), including in respect of those guarantees set forth on Schedule 2.11(a)(ii), to the extent that they relate to CSC Liabilities or Computer Sciences GS Liabilities (as applicable).

(b)	At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) of any member of the other Party’s Group, each Party shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which such Party would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)

If either Party is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.11, (i) such Party shall indemnify and hold harmless the member of the other Party’s Group that is guarantor or obligor thereunder for any Loss arising from or relating thereto (in accordance with the provisions of Section 7) and shall or shall cause another member of the its Group, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the other Party’s Group; and (ii) such Party agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which any member of the other Party’s Group is or may be liable without the prior written consent of the other Party or such member of the other Party’s Group, unless all obligations of such member of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party or such member of the other Party’s Group; provided, however, with respect to any Computer Sciences GS Lease, in the event a Guaranty Release is not obtained and Computer Sciences GS wishes to extend the term of such guaranteed lease, then Computer Sciences GS shall have the option of extending the term if it provides such security to CSC as is reasonably satisfactory to the member of the CSC Group that is guarantor under such guaranteed lease.

2.12	Disclaimer of Representations and Warranties

EACH OF CSC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CSC GROUP) AND COMPUTER SCIENCES GS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPUTER SCIENCES GS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY TO ANY PARTY HERETO AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

3.	CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

3.1	Certificate of Incorporation; By-laws

Prior to the Distribution Date, Computer Sciences GS shall take (or cause to be taken) all necessary actions to adopt a Certificate of Incorporation and By-laws substantially in the form filed by Computer Sciences GS with the Commission as exhibits to the Form 10 (as amended through August 17, 2015), to be effective as of the Effective Time.

3.2	Directors

(a)	Prior to the Distribution Date, CSC shall take (or cause to be taken) all necessary actions, including procuring the resignations of the directors named on Schedule 3.2(a)(i), such that, immediately prior to the Effective Time, its Board shall include the individuals named on Schedule 3.2(a)(ii)

(b)	Prior to the Distribution Date, CSC and Computer Sciences GS shall take (or cause to be taken) all necessary action to cause the Board of Directors of Computer Sciences GS to include, immediately prior to the Effective Time, the individuals identified in the Information Statement as director nominees of Computer Sciences GS.

(c)	On or prior to the “listing date” of Computer Sciences GS Common Stock (as such term is defined under the [NYSE] / [Nasdaq] Rules), CSC and Computer Sciences GS shall take (or cause to be taken) all necessary action to cause the Board of Directors of Computer Sciences GS to include one independent director (as determined in accordance with the [NYSE] / [Nasdaq] Rules).

3.3	Officers

(a)	On or prior to the Effective Time, CSC shall take all necessary actions, including procuring the resignations of its officers, such that at the Effective Time its officers shall be the individuals named on Schedule 3.3(a).

(b)	On or prior to the Effective Time, CSC and Computer Sciences GS shall take (or cause to be taken) all necessary action to cause the individuals identified as such in the Information Statement to be officers of Computer Sciences GS as of the Effective Time.

3.4	Resignations and Removals

(a)	On or prior to the Effective Time or as soon thereafter as practicable, (i) CSC shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Computer Sciences GS Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Computer Sciences GS Group in which they serve, and (ii) Computer Sciences GS shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the CSC Group in which they serve.

(b)	No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

4.	THE DISTRIBUTION

4.1	Stock Dividend to CSC Stockholders

At the Effective Time, CSC shall cause the Distribution Agent to distribute all of the outstanding shares of Computer Sciences GS Common Stock then owned by CSC to the Record Holders, and to credit the appropriate number of such shares of Computer Sciences GS Common Stock to book entry accounts for each such Record Holder or designated transferee or transferees of such Record Holder. Each Record Holder (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution one (1) share of Computer Sciences GS Common Stock for every one (1) share of CSC Common Stock held by such stockholder; provided that notwithstanding anything herein to the contrary, CSC shall not distribute any fractional shares of Computer Sciences GS Common Stock and instead, the Distribution Agent will aggregate fractional shares to which Record Holders would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each Record Holder who would otherwise have been entitled to receive a fractional share in the Distribution.

4.2	Actions in Connection with the Distribution

(a)	Prior to the Distribution Date, Computer Sciences GS shall file such amendments and supplements to its Form 10 as CSC may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Computer Sciences GS shall mail to the holders of CSC Common Stock, at such time on or prior to the Distribution Date as CSC shall determine, the Information Statement included in its Form 10, as well as any other information concerning Computer Sciences GS, its business, operations and management, the transaction contemplated herein and such other matters as CSC shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from CSC, to the extent requested, Computer Sciences GS shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that CSC reasonably determines is necessary or desirable to effectuate the Distribution, and CSC and Computer Sciences GS shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)	Computer Sciences GS shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Computer Sciences GS.

(c)	To the extent not already approved and effective, Computer Sciences GS shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the [NYSE] / [Nasdaq] of the Computer Sciences GS Common Stock to be distributed in the Distribution, subject to official notice of issuance.

(d)	CSC shall promptly send to each Record Holder a statement concerning information regarding the allocation of tax basis between the CSC Common Stock and Computer Sciences GS Common Stock held by such stockholder or otherwise satisfy any requirement to so send by instead posting such information on its website in accordance with, and for the time required by, applicable Law.

4.3	Sole Discretion of the Board of CSC

The Board, in its sole and absolute discretion, shall determine the Distribution Date and the Effective Time of the Distribution and the timing of the consummation thereof. In addition, the Board may, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution.

4.4	Conditions to Distribution

Subject to Section 4.3, the following are conditions to the consummation of the Distribution. These conditions are for the sole benefit of CSC and shall not give rise to or create any duty on the part of CSC or the Board to waive or not waive any such condition.

(a)	The Board shall have, in its sole discretion, authorized and approved the Internal Reorganization and the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of Computer Sciences GS Common Stock to CSC stockholders;

(b)	Each Ancillary Agreement shall have been executed by each party thereto;

(c)	The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission;

(d)	The Computer Sciences GS Common Stock to be delivered in the Distribution shall have been approved for listing on the [NYSE] / [Nasdaq], subject to official notice of issuance;

(e)	On or prior to the Distribution Date, CSC shall have received a written opinion from Allen & Overy LLP, its tax counsel, in form and substance satisfactory to CSC (in its sole discretion) (the “Tax Opinion”), which shall remain in full force and effect, that, subject to the accuracy and completeness of the representations, warranties and covenants set forth in the representation letters from CSC and Computer Sciences GS accompanying such opinion, (i) the Internal Reorganization, taken together with the Distribution, should qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, (ii) CSC should recognize no gain or loss under Section 361(c) of the Code upon the Distribution and (iii) CSC’s stockholders should recognize no gain or loss under Section 355(a) of the Code upon the receipt of Computer Sciences GS Stock in the Distribution;

(f)	The Internal Reorganization shall have been completed;

(g)	No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of CSC shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(h)	No other events or developments shall have occurred prior to the Effective Time that, in the judgment of the Board, would result in the Distribution having a material adverse effect on CSC or its stockholders;

(i)	The Information Statement shall have been mailed to the holders of CSC Common Stock as of the Record Date;

(j)	The actions and events set forth in Section 3.2(b) and Section 3.2(c) shall have occurred;

(k)	Prior to the Effective Time, the Board shall have obtained written opinions from a nationally recognized valuation firm, in form and substance satisfactory to CSC, with respect to the capital adequacy and solvency of each of CSC and Computer Sciences GS after giving pro forma effect to the Distribution and the Special Dividend; and

(l)	Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect, including, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Sections 2.8 and 2.9.

5.	CERTAIN COVENANTS

5.1	Cash Dividend to CSC Stockholders

Immediately after the Distribution, the Special Dividend shall be paid to the Record Holders either by Computer Sciences GS or CSC or in part by both in each case as determined by CSC in its sole discretion.

5.2	Access to Personnel and Cooperation

(a)	Each employee of a Party (or a member of such Party’s Group) shall be entitled to communicate with employees of the other Party (or a member of such Party’s Group), subject to compliance with the other provisions this Agreement (including Section 8.5 (Confidentiality)) and the Ancillary Agreements.

(b)	From and after the Effective Time and subject to compliance with the other provisions this Agreement (including Section 8.5 (Confidentiality)) and the Ancillary Agreements, each Party shall, and shall cause each member of its Group and its employees to:

(i)	provide reasonable cooperation and assistance to the other Party and its employees for any matter reasonably requested in connection with the separation of the Computer Sciences GS Business and the CSC Business and the completion of the transactions contemplated herein and in each Ancillary Agreement,

(ii)	transfer such knowledge regarding the other Party’s Business (or CSC’s historical business) that is known by the first Party’s employees, at the reasonable request of the other Party or any of its employees;

(iii)	reasonably assist the other Party in the orderly and efficient transition in becoming a separate company;

(iv)	reasonably assist the other Party in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; and

(v)	reasonably assist the other Party in connection with requests for information with respect to conduct prior to the Effective Time by any employee of such other Party insofar as such conduct was the subject of any reported concern, inquiry or investigation relating to non-compliance with any policy governing standards of ethical conduct, subject to appropriate restrictions for classified Information, Privileged information and Confidential Information; provided, however, that no Party shall be required to provide to the other Party any such information (A) that is not permitted to be disclosed under applicable Law, or (B) the unauthorized use or disclosure of which could adversely affect such Party.

(c)	In each case in subsection (a) and (b) above, except as may otherwise be agreed to by the Parties in writing, there shall be no cost to the Party requesting such assistance other than for the actual out-of-pocket costs incurred by the Party (and its employees) providing such assistance; provided that if an employee is requested to provide deliverables or dedicate time to a project, the Parties agree that such services shall be provided pursuant to the Transition Services Agreement.

(d)	In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available to the other Party those employees with particular knowledge of any function or service of which the other Party was not allocated such employees, agents or consultants with particular knowledge in connection with the transactions contemplated herein and in each Ancillary Agreement.

5.3	Periodic Meetings

Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the twelve (12) month period following the Distribution Date, the Parties shall hold a meeting for the purpose of sharing Information related to this Agreement, any Shared Contingent Liabilities or the preparation of any Party’s financial statements. Each Party shall designate between one (1) and three (3) persons as its standing representatives for such meetings. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

5.4	SEC Settlement Agreement

Computer Sciences GS shall, and shall cause each member of the Computer Sciences GS Group to, (i) abide by the obligations of CSC under the Commission’s order dated as of June 5, 2015 relating to the internal accounting and auditing practices of CSC (or under any amendment thereto or such other agreement that CSC or Computer Sciences GS may enter into with the Commission regarding such matters) and (ii) cooperate fully, as necessary, with CSC and the qualified independent ethics and compliance consultant engaged by CSC pursuant to such order.

5.5	Non-competition

(a)	Except as provided in Section 5.5(b), during the period beginning on the Distribution Date and ending on the second anniversary of the Distribution Date, neither Computer Sciences GS nor any of its controlled Affiliates will own, manage, operate, control or participate in the ownership, management, operation or control of any company engaged in the CSC State and Local Field in the Territory.

(b)	Nothing contained in the Agreement shall prohibit Computer Sciences GS or its Affiliates from:

(i)	acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in the CSC State and Local Field in the Territory, where such shares or interest represent no more than ten percent (10%) of the outstanding voting power in such Person; provided, however, that in any such case, such shares or interests are purchased and/or held solely for investment purposes and Computer Sciences GS or its Affiliates are not in control of such Person;

(ii)	acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person 20% or less of whose revenues is derived from the CSC State and Local Field within the Territory; provided, however, that, (A) within six (6) months after its acquisition, Computer Sciences GS or its Affiliates shall use all commercially reasonable efforts to sell the portion of the business of such Person which is then operating in the CSC State and Local Field within the Territory, and (B) with respect to such portion, CSC shall be given a first right of refusal to purchase such portion on the same terms and conditions as offered by Computer Sciences GS or controlled affiliates to any prospective purchaser;

(iii)	marketing or selling its own products or services that are not in the CSC State and Local Field within the Territory.

(c)	Except as provided in Section 5.5(d), during the period beginning on the Distribution Date and ending on the second anniversary of the Distribution Date, neither CSC nor any of its controlled Affiliates will own, manage, operate, control or participate in the ownership, management, operation or control of any company engaged in the Computer Sciences GS Field in the Territory.

(d)	Nothing contained in the Agreement shall prohibit CSC or its Affiliates from:

(i)	acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in the Computer Sciences GS Field in the Territory, where such shares or interest represent no more than ten percent (10%) of the outstanding voting power in such Person; provided, however, that in any such case, such shares or interests are purchased and/or held solely for investment purposes and CSC or its Affiliates are not in control of such Person;

(ii)	acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person 20% or less of whose revenues is derived from the Computer Sciences GS Field within the Territory; provided, however, that, (A) within six (6) months after its acquisition, CSC or its Affiliates shall use all commercially reasonable efforts to sell the portion of the business of such Person which is then operating in the Computer Sciences GS Field within the Territory, and (B) with respect to such portion, Computer Sciences GS shall be given a first right of refusal to purchase such portion on the same terms and conditions as offered by CSC or controlled affiliates to any prospective purchaser;

(iii)	marketing or selling its own products or services that are not in the Computer Sciences GS Field within the Territory.

5.6	Tax Matters

(a)	CSC and Computer Sciences GS shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to seek, as promptly as practical, the Tax Opinion.

(b)	Prior to the Distribution Date, CSC and Computer Sciences GS shall, and shall cause their respective Subsidiaries to, terminate any tax sharing, indemnity, allocation or similar agreement primarily related to Taxes (other than the Tax Matters Agreement) between CSC and any of its Subsidiaries on the one hand and Computer Sciences GS and its Subsidiaries on the other hand such that no party to any such agreement shall have any obligations or rights thereunder after the Distribution Date (other than the Tax Matters Agreement).

6.	SHARED CONTINGENT LIABILITIES

6.1	Shared Contingent Liabilities

From and after the Effective Time, except as otherwise expressly set forth in this Section 6 or the Tax Matters Agreement (with respect to Taxes) and without limiting the indemnification provisions of Section 7, CSC and Computer Sciences GS shall each be responsible for (i) its Sharing Percentage of any Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Section 7 and, without duplication, (ii) its Sharing Percentage of any Specified Shared Expenses related to or arising out of any Shared Contingent Liability. Any amounts owed in respect of any Shared Contingent Liabilities other than Specified Shared Expenses (which are addressed pursuant to Section 5.2) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto and a calculation of the amounts owed by each Party based on such Party’s Sharing Percentage) to the Party owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that if so directed by the Party providing the invoice, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party shall remit the owed amount directly to the appropriate third party or parties or to an account established by the invoicing Party for the benefit of the Parties, in which case each Party shall contribute its Sharing Percentage of such amount to such account for the benefit of the Parties. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Section 6 or in respect of Losses pursuant to Section 7, in respect of any Shared Contingent Liability that (A) such Party was not consulted in the defense or management thereof, (B) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (C) that such Party does not approve of the quality or manner of the defense thereof or (D) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Section 6.2(g), such settlement was effected without the consent or over the objection of such Party); provided that the foregoing is not meant to not limit the Managing Party’s obligation to keep the other Party informed pursuant to Section 6.2(c). Notwithstanding the foregoing, no Party shall be required to pay its share of any final settlement in connection with any Shared Contingent Liability unless the final settlement agreement in connection therewith shall provide for a full and unconditional release of such Party.

6.2	Management of Shared Contingent Liabilities

(a)	“Managing Party” with respect to the Shared Contingent Liabilities shall mean CSC; provided, however, that Computer Sciences GS may become the Managing Party with respect to any Shared Contingent Liability upon the prior written agreement of the Parties.

(b)	Except as provided in the Tax Matters Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of itself and the other Party, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Shared Contingent Liability. The Managing Party shall promptly notify the other Party in the event that it receives notice of any Shared Contingent Liability including any claim or demand relating thereto; provided that the failure to provide such notice shall not give rise to any rights on the part of the other Party against the Managing Party or affect any other provision of this Section 6.2, except to the extent the other Party is actually and materially prejudiced thereby. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Liability without the prior written consent of the Managing Party. For the avoidance of doubt, any settlement by the Managing Party shall be subject to Section 6.2(g).

(c)	The Managing Party shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any matter involving a Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually prejudiced thereby. Each Party shall cooperate fully with the Managing Party in its management of any of such Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and other Information and employees as set forth in Section 6.3).

(d)	In the event of any dispute as to whether any Liability is a Shared Contingent Liability, the Managing Party may, but shall not be obligated to, commence prosecution, other assertion or defense of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution, assertion or defense and, upon resolution of the dispute (pursuant to Section 9 or otherwise), it is determined that such Liability is not a Shared Contingent Liability, as the case may be, and that such Asset or Liability belongs to the other Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall cease the prosecution, assertion or defense of such right or claim and the control thereof shall be transferred to the other Party. In such event, the other Party shall promptly reimburse the Managing Party for all out-of pocket costs and expenses incurred to such date in connection with the prosecution, assertion or defense of such claim or right (which shall not include the costs of salaries and benefits of employees of the Managing Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).

(e)	Until and unless the Managing Party assumes responsibility for defending a Shared Contingent Liability, such other Party against which a Third Party Claim may be brought may defend such Third Party Claim, with its costs and expenses to be borne by the Parties in accordance with their Sharing Percentages. If the other Party is conducting the defense of any such Shared Contingent Liability, the Managing Party shall cooperate with such other Party in such defense and make available to such other Party all witnesses, pertinent Information, and material in the Managing Party’s possession or under such Managing Party’s control relating thereto as are reasonably required by such other Party (with the costs of the foregoing to be borne by the Parties in accordance with their Sharing Percentages).

(f)	Unless the Managing Party has failed to assume the defense of a Shared Contingent Liability in accordance with the terms of this Agreement, the other Party may not settle or compromise any Shared Contingent Liability without the prior written consent of the Managing Party, which consent shall not be unreasonably withheld or delayed.

(g)	In the case of any Shared Contingent Liability, the Managing Party shall not consent to entry of any judgment or enter into any settlement of the Shared Contingent Liability without the prior written consent of the other Party (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment or other nonmonetary relief, to be entered, directly or indirectly, against the other Party.

6.3	Access to Information and Employees by the Managing Party

(a)	Unless otherwise prohibited by Law, in connection with the management and disposition of any Shared Contingent Liability, the other Party shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified Information, Confidential Information or Privileged Information, to the employees, properties, Records and other Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Section 6; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 6.2(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(b)	Certain Services. Each of CSC and Computer Sciences GS shall make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent Liability to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Liability.

(c)	Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.2 (including by the Managing Party) shall be borne by the Party providing such access and services (other than for actual out-of-pocket costs and expenses, which shall constitute Specified Shared Expenses) and shall be shared by the Parties accordingly.

(d)	Other Specified Shared Expenses. Each Party shall be entitled, upon presentation of reasonable supporting documentation thereof, to reimbursement by the other Party of any out-of-pocket costs and expenses in excess of such first Party’s Sharing Percentage of the aggregate combined out-of-pocket costs and expense of both Parties related to or arising out of defending, managing or providing assistance in managing any such Shared Contingent Liability on a quarterly basis, in advance of a final determination or resolution of any Action related to a Shared Contingent Liability. Specified Shared Expenses in respect of Shared Contingent Liabilities shall also include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim. In order to determine if a Party is owed any reimbursement pursuant to the foregoing, each Party shall provide the other Party on a quarterly basis its total out-of-pocket costs and expenses related to or arising out of defending, managing or providing assistance in managing any such Shared Contingent Liability. In addition, each Party shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to the other Party of Specified Shared Expenses for the following quarter.

6.4	Notice Relating to Shared Contingent Liabilities; Disputes

(a)

In the event that any Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Liability that may be Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Liability or (iii) any matter that is material and is reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that no Party shall be liable for the failure to provide such notice except and solely to the extent the other Party shall have been actually and materially prejudiced as a result of such failure.

(b)	In the event that any Party disagrees whether a claim, obligation or Liability is a Shared Contingent Liability or whether such claim, obligation or Liability is a Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Section 9.

6.5	Cooperation with Governmental Entity

If, in connection with any Shared Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party with respect to such Shared Contingent Liability; provided that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Shared Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of the request or requirement and such Party’s response thereto, and shall use commercially reasonable efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client Privilege or legal process.

6.6	Default

In the event that a Party defaults in any full or partial payment in respect of any Shared Contingent Liability (as provided in this Section 6 and in Section 7), including the payment of the costs and expenses of the Managing Party, then the non-defaulting Party shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Contingent Liability (both for past and future obligations) and the non-defaulting Party may exercise any available legal remedies available against such defaulting Party.

6.7	Change of Control

(a)	Notwithstanding anything herein to the contrary, in the event that there is a public announcement of a Change of Control of Computer Sciences GS, the obligation of CSC to pay the CSC Sharing Percentage of any Shared Contingent Liability shall terminate and be of no further force and effect, with Computer Sciences GS to be fully responsible for any Shared Contingent Liability, unless such announced transaction is terminated, in which case such obligation shall be fully reinstated.

(b)

Notwithstanding anything herein to the contrary, in the event that Computer Sciences GS sells, transfers or assigns (or announces the sale, transfer or assignment of) any business, division or other asset out of which a Shared Contingent Liability arose, the obligation of CSC to pay the CSC Sharing Percentage of such Shared Contingent Liability shall terminate and be of no further force and effect, with Computer Sciences GS (and/or the acquirer of such business, division or asset) to be fully responsible for such Shared Contingent Liability (unless, if announced, such transaction is terminated, in which case such obligation shall be fully reinstated).

(c)	For purposes of this Agreement a “Change of Control” shall mean, with respect to Computer Sciences GS, the occurrence of any one of the following after the Effective Time:

(i)	the direct or indirect Transfer, in one or a series of related transactions, of all or substantially all of the properties or assets of Computer Science GS, and the other members of Computer Sciences GS’s Group, taken as a whole, to one or more Persons, other than to Computer Sciences GS or one of Computer Sciences GS Group’s Subsidiaries;

(ii)	the first day on which the board of directors of Computer Sciences GS is not composed of a majority of directors who (1) were a member of Computer Sciences GS’s board of directors immediately following the Effective Time; or (2) were nominated for election, elected or appointed to Computer Sciences GS’s board of directors with the approval of a majority of directors described in clause (1) or this clause (2) who were members of Computer Sciences GS’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the proxy statement of Computer Sciences GS in which such member was named as a nominee for election as a director);

(iii)	the consummation of any transaction, including any merger, amalgamation, arrangement or consolidation, the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than fifty (50%) of the voting interests of Computer Sciences GS; provided that a transaction described in this clause (iii) shall not be deemed to involve a Change of Control if (a) Computer Sciences GS becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b) the direct or indirect holders of the voting interests of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of Computer Sciences GS’s voting interests immediately prior to that transaction. Following any such transaction, references in this definition to CSC or Computer Sciences GS, as applicable, shall be deemed to refer to such holding company;

(iv)	Computer Sciences GS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Computer Sciences GS, in any such event pursuant to a transaction in which any of the outstanding voting interests of Computer Sciences GS, or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Computer Sciences GS’s voting interests outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting interest of the surviving Person immediately after giving effect to such transaction; or

(v)	the adoption of a plan relating to the liquidation or dissolution (other than a liquidation into a newly formed holding company) of Computer Sciences GS.

7.	INDEMNIFICATION

7.1	Release of Pre-Distribution Claims

(a)	Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Section 7, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of immediately prior to the Effective Time and, to the extent legally permissible, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.

(b)	Nothing contained in this Agreement shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i)	any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to any Shared Contingent Liability, (B) with respect to CSC, any CSC Liability and (C) with respect to Computer Sciences GS, any Computer Sciences GS Liability;

(ii)	any Liability for the sale, lease, construction, manufacture or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of any other Group prior to the Effective Time;

(iii)	any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand; and

(iv)	any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Section 7 and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release CSC from indemnifying any director, officer or employee of Computer Sciences GS who was a director, officer or employee of CSC or any of its Affiliates prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c)	Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d)	It is the intention of each Party, by virtue of the provisions of this Section 7.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Section 7.1(a) and Section 7.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

7.2	Indemnification by CSC

Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, CSC shall and shall cause the other members of the CSC Group to indemnify, defend and hold harmless the Computer Sciences GS Indemnitees from and against any and all Losses of the Computer Sciences GS Indemnitees arising out of, by reason of or otherwise in connection with (a) the CSC Liabilities or alleged CSC Liabilities or (b) any breach by CSC of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

7.3	Indemnification by Computer Sciences GS

Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Computer Sciences GS shall and shall cause the other members of the Computer Sciences GS Group to indemnify, defend and hold harmless the CSC Indemnitees from and against any and all Losses of the CSC Indemnitees arising out of, by reason of or otherwise in connection with (a) the Computer Sciences GS Liabilities or alleged Computer Sciences GS Liabilities or (b) any breach by Computer Sciences GS of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

7.4	Procedures for Indemnification

(a)	Other than with respect to Third Party Claims, which shall be governed by Section 7.4(b), and Shared Contingent Liabilities, which shall be governed by Section 6.3, each CSC Indemnitee and Computer Sciences GS Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Section 7 or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

(b)	Third Party Claims. If a claim or demand is made by any Person who is not a party to this Agreement (a “Third Party Claim”) against an Indemnitee as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Party, as appropriate, shall give the Managing Party written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim subject to and in compliance with Section 6.3. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)

Other than in the case of (i) a Shared Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party) or (ii) Taxes addressed in the Tax Matters Agreement, the Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of such notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of that any of the Indemnities reasonably believes there is a conflict of interest between the Indemnifying Party and the applicable Indemnitee, such Indemnitee shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d)	Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 7.4(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or the other Party becomes aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs (which consent shall not be unreasonably withheld or delayed), use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e)	Until and unless the Indemnifying Party assumes responsibility for defending a Third Party Claim, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f)	Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(g)	In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee. For the avoidance of doubt, no such consent shall be required to the extent such judgment or settlement is for monetary damages.

(h)	Except as otherwise set forth in Section 6 and Section 8.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Section 7 shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Section 7 against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Section 7 shall be resolved in accordance with Section 9.

7.5	Cooperation in Defense and Settlement

(a)	With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)	CSC and Computer Sciences GS each agree that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a named Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

7.6	Indemnification Payments

Indemnification required by this Section 7 shall be made by periodic payments of the amount of Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or a Loss incurred.

7.7	Indemnification Obligations Net of Insurance Proceeds and Other Amounts

(a)	Any Loss subject to indemnification pursuant to this Section 7 including, for the avoidance of doubt, in respect of any Shared Contingent Liability, shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 2.4 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Section 7 to any Indemnitee pursuant to this Section 7 shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)	The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Loss for which the Indemnitee seeks indemnification pursuant to this Section 7; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

7.8	Additional Matters; Survival of Indemnities

(a)	The indemnity agreements contained in this Section 7 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b)	The rights and obligations of each Party and their respective Indemnitees under this Section 7 shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Loss of any Indemnitee related to such Assets, businesses or Liabilities.

8.	PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

8.1	Preservation of Corporate Records

(a)	Except to the extent otherwise provided herein or in any Ancillary Agreement, a Party maintaining or providing Records or access to Information to the other Party under this Agreement shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Records or access to Information.

(b)	The Parties shall comply with those document retention policies as shall be set forth on Schedule 8.1(b) hereto or otherwise established and agreed to in writing by their respective authorized officers at or prior to the Effective Time in respect of Records and related matters. For the avoidance of doubt, each Party shall comply with the records retention requirements applicable to their respective contract with a Government Customer.

8.2	Financial Statements and Accounting; Government Audits

Each Party agrees to provide assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 8.2 at the request of the other Party: (i) at any time, with the consent of the other Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Government Entities; (ii) from the Effective Time until the completion of each Party’s audit for the fiscal year ending March 31, 2017 (or thereabout), in connection with the preparation and audit of each Party’s financial statements for the fiscal years ending March 31, 2016 (or thereabout) and March 31, 2017 (or thereabout) (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that either Party changes its independent auditors within two (2) years following the Distribution Date, reasonable access on the terms set forth in this Section 8.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission or an audit request from the Defense Contract Audit Agency or the Defense Contract Management Agency. Without limiting the foregoing, each Party agrees as follows:

(a)	Financial Statements. Each Party shall provide reasonable access to the other Party on a timely basis to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for all required periods in the fiscal years ending March 31, 2016 (or thereabout) and March 31, 2017 (or thereabout).

(b)	Access to Audit Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements.

(c)

Annual Reports. Each Party shall deliver to the other Party a reasonably complete draft of the portions of the annual report (and financial statements required to be filed therewith) for the fiscal year ending March 31, 2016 (or thereabout) (the “Annual Report”) that relate to or directly discuss the Distribution and the other transactions contemplated by this Agreement, no later than two weeks prior to the date such Annual Report is expected to be filed; provided, however, that for the avoidance of doubt, each Party may continue to revise its respective Annual Report prior to the filing thereof, with material changes to the portions of the Annual Report and accompanying financial statements that are required to be shared hereunder to be delivered to the other Party as soon as reasonably available. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences relating to the Distribution and other transactions contemplated by this Agreement between the financial statements to be included in such Party’s Annual Report and the pro forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by CSC with the Commission on or about the time of the Distribution. If any such differences are notified by any

Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ Annual Reports. Notwithstanding anything herein to the contrary, neither Party shall be required to disclose to the other Party events or occurrences that such Party determines in good faith to be significant or material to such Party and that are not appropriate for disclosure.

(d)	Nothing in this Section 8 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

8.3	Provision of Information

Other than in circumstances in which indemnification is sought pursuant to Section 7 (in which event the provisions of such Section shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and without limiting the applicable provisions of Section 6, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:

(a)	If Information that is retained by CSC (pursuant to the proviso in Section 1.1(14)(xii)) is (i) CSC Information but used in or related to the Computer Sciences GS Business, Computer Sciences GS shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 (Confidentiality) and (ii) Computer Sciences GS Information, Computer Sciences GS shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the Computer Sciences GS Assets;

(b)	If Information that is retained by Computer Sciences GS (pursuant to the proviso in Section 1.1(19)(xii)) is (i) Computer Sciences GS Information but used in or related to the CSC Business, CSC shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 and (ii) is CSC Information, CSC shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the CSC Assets.

8.4	Witness Services

Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, CSC and Computer Sciences GS shall each use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable) and then-current directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses; provided that, notwithstanding the foregoing, the Party providing a witness (including in connection with any Shared Contingent Liability) shall be entitled to receive the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least thirty percent (30%) of their professional time over period of one-month or greater is dedicated to such witness services), as may be reasonably incurred and properly paid under applicable Law.

8.5	Confidentiality

(a)	Notwithstanding any termination of this Agreement, each Party shall hold, and shall cause each of its respective Subsidiaries to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning or belonging to the other Party; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement or (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii), (iii), (iv), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b)	Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the CSC Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)	The Parties agree that Confidential Information that is subject to privacy laws, rules, regulations and contractual requirements (“Protected Information”) will be subject to the additional terms and conditions set forth in Schedule 8.5(c).

(d)	The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)	For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 8.6 and not by this Section 8.5.

8.6	Privilege Matters

(a)	Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the CSC Group and the Computer Sciences GS Group, and that each of the members of the CSC Group and the Computer Sciences GS Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 8.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b)	Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of CSC and Computer Sciences GS. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of CSC or Computer Sciences GS, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve CSC and Computer Sciences GS. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i)	All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve CSC and Computer Sciences GS shall be subject to a shared Privilege between the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii)	Except as otherwise provided in Section 8.6(b)(i), Privileged Information relating to post-separation services provided solely to one of CSC or Computer Sciences GS shall not be deemed shared between the Parties, provided that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c)	The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 8.6(a) or (b):

(i)	Subject to Section 8.6(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by the requesting Party to the Party whose consent is sought;

(ii)	If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii)	If, within ten (10) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv)	In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d)	The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of CSC or Computer Sciences GS as set forth in Section 8.5 and this Section 8.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted hereunder, the agreement to provide witnesses and individuals hereunder, the furnishing of notices and documents and other cooperative efforts contemplated hereunder, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement, in each case shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e)	Notwithstanding any provision to the contrary in this Section 8.6, the Audit Management Party (as defined in the Tax Matters Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) to third parties in connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

8.7	Ownership of Information

Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Section 8 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in an Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information. CSC shall, as soon as reasonably practicable after the Effective Time, provide Computer Sciences GS with access to and/or copies of such Information consisting of spreadsheet tools and templates used for human resources purposes (the “HR Tools”). To the extent any such HR Tools contain personally identifiable information, CSC will use commercially reasonable efforts to remove any such personally identifiable information from the HR Tools prior to delivering the HR Tools to Computer Sciences GS.

8.8	Other Agreements

The rights and obligations granted under this Section 8 are subject to any specific rights, obligations, limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

9.	DISPUTE RESOLUTION

9.1	Negotiation

In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

9.2	Mediation

If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Dispute, the Parties may mutually agree to submit the Dispute at the earliest possible date to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), with each Party to bear equally the costs of the mediation; provided, however, that each Party shall bear its own attorneys’ fees and expenses and other costs in connection with such mediation. If mediation has been so agreed, the parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

9.3	Arbitration

If the Parties do not elect to submit the Dispute to mediation in accordance with Section 9.2 or the Dispute has not been resolved for any reason after the Mediation Period, such Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in Virginia, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the CPR, except as modified herein (the “Rules”). There shall be three arbitrators, one of which shall be designated by each Party and the third of which shall be selected by the two so designated, which two shall be appointed by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration and which third arbitrator shall be selected within fifteen (15) days thereafter. If the arbitrators are not timely appointed by the Parties (or by the selected arbitrators) under this Section 9.3, he or she shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Dispute is an arbitrable Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Section 9 shall be determined by the arbitrator. In resolving any Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including the Virginia Courts (as defined in Section 11.18). The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

9.4	Arbitration Period

Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration or such other period as the arbitrator together with the Parties involved in such proceeding shall deem reasonable.

9.5	Treatment of Negotiations, Mediation and Arbitration

Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion or otherwise pursuant to this Section 9, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of a Party to respect the arbitral tribunal’s orders to that effect.

9.6	Continuity of Service and Performance

Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 9 with respect to all matters not subject to such dispute resolution.

9.7	Consolidation

The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

10.	INSURANCE

10.1	Policies and Rights Included Within Assets

(a)	The CSC Assets shall include any and all rights of an insured party under each of the Company Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the CSC Business or, to the extent any claim is made against CSC or any of its Subsidiaries, the conduct of the Computer Sciences GS Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies.

(b)	Subject to Section 10.2, the Computer Sciences GS Assets shall include any and all rights of an insured party under each of the Company Policies that are occurrence-based (as opposed to “claims-made”) policies, subject to Section 10.9 and to the terms of such Company Policies and any limitations or obligations of Computer Sciences GS contemplated by this Section 9 or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Computer Sciences GS Business or, to the extent any claim is made against Computer Sciences GS or any of its Subsidiaries, the conduct of the CSC Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Computer Sciences GS; and provided further that, with respect to claims under professional liability policies, any such claim in which the ultimate resolution thereof would exceed the self-insured retention may only be settled with the approval of CSC, which approval may not be unreasonably withheld, delayed or conditioned.

10.2	Post-Effective Time Claims

Subject to Section 10.6, if, subsequent to the Effective Time, any person shall assert a claim against Computer Sciences GS or any of its Subsidiaries (including where Computer Sciences GS or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Computer Sciences GS Business or, to the extent any claim is made against Computer Sciences GS or any of its Subsidiaries (including where Computer Sciences GS or its Subsidiaries are joint defendants with other persons), the conduct of the CSC Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, CSC shall, at the time such claim is asserted, be deemed to designate, without need of further documentation, Computer Sciences GS as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to confer, without need of further documentation, but subject to Section 10.10, upon Computer Sciences GS any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2 shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Computer Sciences GS.

10.3	Administration; Other Matters

(a)	Administration. Subject to Section 10.10, from and after the Effective Time, each Party shall provide reasonable assistance to the other Party at the request of the other Party in regards to Claims Administration under Company Policies. Computer Sciences GS shall provide prompt notice to CSC of any claims submitted by it or by its respective Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto. Each Party shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies.

(b)	Liability Limitation. CSC and Computer Sciences GS shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of CSC or Computer Sciences GS, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by CSC or Computer Sciences GS or any defect in such claim or its processing.

(c)	Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

10.4	Agreement for Waiver of Conflict and Shared Defense

In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 10.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

10.5	Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts

In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

10.6	Professional Liability Insurance

Computer Sciences GS agrees that, for a period of at least three years from and after the Effective Time, it will maintain in full force and effect $100,000,000 of professional liability insurance for the benefit and protection of Computer Sciences GS with respect to liabilities, damages or expenses incurred or claimed to have been incurred prior to or after the Effective Time.

10.7	No Coverage for Post-Effective Occurrences

Computer Sciences GS, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time.

10.8	Cooperation

The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where CSC is an additional named insured).

10.9	CSC as General Agent and Attorney-In-Fact

Notwithstanding anything to the contrary contained herein, CSC remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 10.1 and 10.2 as they pertain to Computer Sciences GS be challenged and/or fail of their purpose, CSC shall act as agent and attorney-in-fact for Computer Sciences GS and thereby effectuate, on behalf of Computer Sciences GS, the provisions of Sections 10.1 and 10.2 of this Agreement; provided that Computer Sciences GS shall pay CSC’s reasonable out of pocket costs relating thereto.

10.10	Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits

If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of CSC and Computer Sciences GS shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Company Policies, each of CSC and Computer Sciences GS shall be entitled to receive its Sharing Percentage of such cancellation premium credits.

11.	MISCELLANEOUS

11.1	Complete Agreement; Construction

This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

11.2	Ancillary Agreements

Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements and in the case of any express conflict between this Agreement and any Ancillary Agreement, the terms of such Ancillary Agreement shall prevail.

11.3	Counterparts

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

11.4	Survival of Agreements

Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

11.5	Expenses

Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.2), or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Internal Reorganization, Distribution and the other transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result thereof, including expenses set forth on Schedule 11.5, and excluding the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) (collectively, “Separation Expenses”) shall (A) with respect to expenses incurred before the Effective Time, be paid by CSC and (B) with respect to expenses incurred after the Effective Time, be paid by the Party generating and/or incurring such expenses. For the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreements, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date, including any costs and expenses relating to such Party’s (or any member of its Group’s) documents filed with the Commission filed following the Distribution Date (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE [or the Nasdaq, as the case may be,] following the Distribution.

11.6	Notices

All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To CSC:

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, VA 22042

Attn: General Counsel

To Computer Sciences GS:

Computer Sciences Government Services Inc.

3170 Fairview Park Drive

Falls Church, VA 22042

Attn: General Counsel

11.7	Consents

Any consent required or permitted to be given by a Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

11.8	Assignment

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 11.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

11.9	Successors and Assigns

The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

11.10	Termination and Amendment

This Agreement (including Section 7 hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of CSC without the approval of Computer Sciences GS or the stockholders of CSC. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by CSC and Computer Sciences GS.

11.11	Payment Terms

(a)	Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)	Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)	Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

11.12	No Circumvention

The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Section 6 and 7).

11.13	Subsidiaries

Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

11.14	Third Party Beneficiaries

Except (i) as provided in Section 7 relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

11.15	Title and Headings

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.16	Exhibits and Schedules

(a)	The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the CSC Group or the Computer Sciences GS Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the CSC Group or the Computer Sciences GS Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities between the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b)	The Parties shall use commercially reasonable efforts to complete the Exhibits, Schedules and any exhibits or schedules to the Ancillary Agreements as soon as practicable following the date hereof and in a manner consistent in all material respects with the description (including the financial presentation) of the Computer Sciences GS Business set forth in the Form 10 (as amended through August 17, 2015).

11.17	Governing Law

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the laws of any other jurisdiction.

11.18	Consent to Jurisdiction

Subject to the provisions of Section 9 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United

States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding, including to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 or to prevent irreparable harm, and to the nonexclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.19	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.20.

11.20	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.21	Force Majeure

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

11.22	Interpretation

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

11.23	No Duplication; No Double Recovery

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

11.24	Tax Treatment of Payments

Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to between the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 11.11) by: (a) Computer Sciences GS to CSC shall be treated for all Tax purposes as a distribution by Computer Sciences GS to CSC with respect to stock of Computer Sciences GS occurring after Computer Sciences GS is directly owned by CSC and immediately before the applicable Distribution; or (b) CSC to Computer Sciences GS shall be treated for all Tax purposes as a tax-free contribution by CSC to Computer Sciences GS with respect to its stock occurring after Computer Sciences GS is directly owned by CSC and immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

11.25	No Waiver

No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.26	No Admission of Liability

The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between CSC and Computer Sciences GS and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of CSC or Computer Sciences GS.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

Annex I

The Internal Reorganization will take place in steps 1 and 2 below, all of which will occur prior to the Distribution set forth in step 3 (except for certain transfers in Step 1, which may occur after the Distribution Date):

Step 1: Members of the CSC Group contribute and/or assign the Computer Sciences GS Assets to CSC Government Solutions LLC or the applicable member of the Computer Sciences GS Group. CSC Government Solutions LLC, or the applicable member of the Computer Sciences GS Group, assumes all of the Computer Sciences GS Liabilities.

Step 2: CSC contributes all of the issued and outstanding common stock of CSC Government Solutions LLC to Computer Sciences GS.

Step 3: At 12:01 a.m. on the Distribution Date, CSC distributes all of the issued and outstanding Computer Sciences GS Common Stock to the Record Holders.

Step 4: Immediately thereafter, Computer Sciences GS and/or CSC pays a special cash dividend in the aggregate amount of no more than $1.5 billion (the “Special Dividend”) to the Record Holders.

SCHEDULE 1.1(p)(iv)

EXCLUDED ACTIONS AND DISPUTES

United States of America ex rel. Vincent Forcier, et al v. Computer Sciences Corporation., et. al., No. 1:12-cv-01750 (S.D.N.Y. Oct. 27, 2014)

EXHIBIT B

FORM OF EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

	8.3	Assignment of Contribution Rights	30
	8.4	Collateral	30
	8.5	Cooperation	30
9.	Benefit Arrangements and Other Matters		30
	9.1	Termination of Participation	30
	9.2	Accrued Time Off	30
	9.3	Leaves of Absence	30
	9.4	Certain Director Fees	31
	9.5	Restrictive Covenants in Employment and Other Agreements	31
10.	Non-U.S. Employees		31
	10.1	General Principles	31
	10.2	Treatment of Equity Awards Held by Non-U.S. Employees	32
11.	General Provisions		32
	11.1	Preservation of Rights to Amend	32
	11.2	Confidentiality	32
	11.3	Administrative Complaints/Litigation	32
	11.4	Reimbursement and Indemnification	32
	11.5	Costs of Compliance with Agreement	33
	11.6	Fiduciary Matters	33
	11.7	Entire Agreement	33
	11.8	Binding Effect; No Third-Party Beneficiaries; Assignment	33
	11.9	Amendment; Waivers	34
	11.10	Remedies Cumulative	34
	11.11	Notices	34
	11.12	Counterparts	34
	11.13	Severability	34
	11.14	Governing Law	35
	11.15	Dispute Resolution	35
	11.16	Performance	35
	11.17	Construction	35
	11.18	Effect if Distribution Does Not Occur	35
Signatory			36

Index of Other Defined Terms

Defined Term	Section

Adjusted CSC Employee Option	4.2(c)

Adjusted CSC RSU	4.3(a)

Benefit Management Records	3.3(b)

Board	Recitals

commercially reasonable efforts	1.2(m)

CSC	Preamble

Computer Sciences GS	Preamble

Computer Sciences GS Deferred Compensation Plan Beneficiary	6.2(a)

Computer Sciences GS Deferred Compensation Plan	6.2(a)

Computer Sciences GS Employee Option	4.2(d)

Computer Sciences GS Nonqualified Plan	6.1(a)

Computer Sciences GS Nonqualified Plan Beneficiaries	6.1(a)

Computer Sciences GS FSA	7.3(a)

Computer Sciences GS HSA	7.3(b)

Computer Sciences GS 401(k) Plan	5.1

Computer Sciences GS 401(k) Plan Beneficiaries	5.2

Computer Sciences GS RSUs	4.3(a)

Computer Sciences GS Bonus Plans	4.7(a)

Computer Sciences GS Welfare Plan Participants	7.1

MAP Beneficiaries	5.3(a)

FICA	3.1(g)

FSA Participation Period	7.3(a)(i)

FUTA	3.1(g)

HSA Participation Period	7.3(b)

Master Separation and Distribution Agreement	Recitals

Parties	Preamble

Party	Preamble

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of [●], 2015 by and between Computer Sciences Corporation, a Nevada corporation (“CSC”) and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). CSC and Computer Sciences GS are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(A)	CSC, acting through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	the Board of Directors of CSC (the “Board”) has determined that it would be appropriate, desirable and in the best interests of CSC and the stockholders of CSC to separate CSC into two separate, publicly traded companies, one for each of (i) the CSC Business, which shall be owned and conducted, directly or indirectly, by CSC and (ii) the Computer Sciences GS Business, which shall be owned and conducted, directly or indirectly, by Computer Sciences GS;

(C)	CSC and Computer Sciences GS have entered into the Master Separation and Distribution Agreement by and between CSC and Computer Sciences GS dated as of the date hereof (the “Master Separation and Distribution Agreement”), in connection with the separation of the Computer Sciences GS Business from CSC and the Distribution of Computer Sciences GS Common Stock to stockholders of CSC;

(D)	the Master Separation and Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Computer Sciences GS and its subsidiaries from CSC;

(E)	effective July 4, 2015, the employment of certain individuals who work in or are assigned to the Computer Sciences GS Business was assigned and transferred to a wholly-owned subsidiary of CSC, pursuant to the terms and conditions of an Assignment Agreement dated as of [●], 2015; and

(F)	in order to ensure an orderly transition under the Master Separation and Distribution Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment matters.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

(a)	“Adjusted CSC Employee Option” has the meaning set forth in Section 4.2(c).

(b)	“Adjusted CSC RSU” has the meaning set forth in Section 4.3(a).

(c)	“Affiliate” has the meaning set forth in the Master Separation and Distribution Agreement.

(d)	“Agreement” means this Employee Matters Agreement, together with all amendments, modifications, and changes hereto entered into pursuant to Section 11.9.

(e)	“Assets” has the meaning set forth in the Master Separation and Distribution Agreement.

(f)	“Benefit Management Records” has the meaning set forth in Section 3.3(b).

(g)	“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, deferred compensation plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays of CSC or Computer Sciences GS, as applicable.

(h)	“Board” has the meaning set forth in the recitals of this Agreement.

(i)	“Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City or Virginia.

(j)	“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

(k)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(l)	“CSC” has the meaning set forth in the preamble to this Agreement.

(m)	“CSC Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the CSC Group immediately prior to the Effective Time, excluding any such Benefit Plan that becomes a Computer Sciences GS Benefit Plan.

(n)	“CSC Bonus Plans” means the CSC Employee Incentive Compensation Plan, the CSC Sales Incentive Compensation Plan and the CSC Program Management Incentive Plan.

(o)	“CSC Business” has the meaning set forth in the Master Separation and Distribution Agreement.

(p)	“CSC Common Stock” means the common stock, par value $0.01 per share, of CSC.

(q)	“CSC Deferred Compensation Plan” means the CSC Deferred Compensation Plan.

(r)	“CSC Director” means any individual who is or was previously a non-employee member of the board of directors of CSC.

(s)	“CSC Director RSUs” means any CSC RSUs granted to a CSC Director under the CSC Equity Plans.

(t)	“CSC Entity” means any member of the CSC Group.

(u)	“CSC Equity Plans” means the CSC 2007 Employee Incentive Plan, the CSC 2011 Omnibus Incentive Plan and the 2010 Non-Employee Director Incentive Plan.

(v)	“Computer Sciences GS” has the meaning set forth in the preamble to this Agreement.

(w)	“Computer Sciences GS Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Computer Sciences GS Group immediately following the Effective Time.

(x)	“Computer Sciences GS Bonus Plans” has the meaning set forth in Section 4.7(a).

(y)	“Computer Sciences GS Business” has the meaning set forth in the Master Separation and Distribution Agreement.

(z)	“Computer Sciences GS Common Stock” means the common stock, par value $0.01 per share, of Computer Sciences GS.

(aa)	“Computer Sciences GS Deferred Compensation Plan Beneficiary” has the meaning set forth in Section 6.2(a).

(bb)	“Computer Sciences GS Deferred Compensation Plan” has the meaning set forth in Section 6.2(a).

(cc)	“Computer Sciences GS Director” means any individual who is a non-employee member of the board of directors of Computer Sciences GS immediately after the Effective Time.

(dd)	“Computer Sciences GS Employee Option” has the meaning set forth in Section 4.2(d).

(ee)	“Computer Sciences GS Entity” means any member of the Computer Sciences GS Group.

(ff)	“Computer Sciences GS Equity Plan” means the plan adopted by Computer Sciences GS prior to the Effective Time and approved by the sole stockholder of Computer Sciences GS, under which the Computer Sciences GS equity-based awards described in Section 4 shall be issued.

(gg)	“Computer Sciences GS FSA” has the meaning set forth in Section 7.3(a).

(hh)	“Computer Sciences GS Group” has the meaning set forth in the Master Separation and Distribution Agreement.

(ii)	“Computer Sciences GS Group Employee” means any individual who is employed by a member of the Computer Sciences GS Group immediately prior to the Effective Time or whose employment will be transferred from the CSC Group to the Computer Sciences GS Group as of the Effective Time.

(jj)	“Computer Sciences GS HSA” has the meaning set forth in Section 7.3(b).

(kk)	“Computer Sciences GS Nonqualified Plans” has the meaning set forth in Section 6.1(a).

(ll)	“Computer Sciences GS Nonqualified Plan Beneficiaries” has the meaning set forth in Section 6.1(a).

(mm)	“Computer Sciences GS Option” means a Computer Sciences GS Employee Option.

(nn)	[“Computer Sciences GS Post-Distribution Stock Value” means the closing per share price of Computer Sciences GS Common Stock on the Distribution Date based on “when-issued” trading under the ticker symbol “[●]” on the NYSE during Regular Trading Hours.]

(oo)	“Computer Sciences GS Proportionate Value” means the Computer Sciences GS Post-Distribution Stock Value multiplied by the Distribution Ratio.

(pp)	“Computer Sciences GS Ratio” means the quotient obtained by dividing the Computer Sciences GS Post-Distribution Stock Value by the CSC Pre-Distribution Stock Value.

(qq)	“Computer Sciences GS 401(k) Plan” has the meaning set forth in Section 5.1.

(rr)	“Computer Sciences GS 401(k) Plan Beneficiaries” has the meaning set forth in Section 5.2.

(ss)	“Computer Sciences GS RSUs” has the meaning set forth in Section 4.3(a).

(tt)	“Computer Sciences GS Value Ratio” means (A) the Computer Sciences GS Proportionate Value divided by (B)(i) the Computer Sciences GS Proportionate Value plus (ii) the CSC Post-Distribution Stock Value.

(uu)	“Computer Sciences GS Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Computer Sciences GS Group following the Effective Time.

(vv)	“Computer Sciences GS Welfare Plan Participants” has the meaning set forth in Section 7.1.

(ww)	“CSC Group” has the meaning set forth in the Master Separation and Distribution Agreement.

(xx)	“CSC Group Employee” means any individual who is employed by a member of the CSC Group immediately prior to the Effective Time, excluding any Computer Sciences GS Group Employee. “

(yy)	“CSC OPEB Plan” means any Welfare Plan that provides post-employment welfare benefits (i.e., any retiree medical and/or life benefits) maintained by any member of the CSC Group.

(zz)	“CSC Options” means exercisable and non-exercisable options to purchase shares of CSC Common Stock granted pursuant to the CSC Equity Plans.

(aaa)	[“CSC Post-Distribution Stock Value” means the closing per share price of CSC Common Stock on the Distribution Date based on “ex distribution” trading under the ticker symbol “CSC” on the NYSE during Regular Trading Hours.]

(bbb)	[“CSC Pre-Distribution Stock Value” means the closing per share price of CSC Common Stock on the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.]

(ccc)	“CSC Ratio” means the quotient obtained by dividing the CSC Post-Distribution Stock Value by the CSC Pre- Distribution Stock Value.

(ddd)	“CSC RSUs” means restricted stock units granted under the CSC Equity Plans, other than PSUs.

(eee)	“CSC Value Ratio” means (A) the CSC Post-Distribution Stock Value divided by (B)(i) the Computer Sciences GS Proportionate Value plus (ii) the CSC Post-Distribution Stock Value.

(fff)	“CSC Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the CSC Group as of immediately prior to the Effective Time.

(ggg)	“Distribution” has the meaning set forth in the Master Separation and Distribution Agreement.

(hhh)	“Distribution Date” has the meaning set forth in the Master Separation and Distribution Agreement.

(iii)	“Distribution Ratio” means the quotient obtained by dividing one share of Computer Sciences GS Common Stock by [●] shares of CSC Common Stock.

(jjj)	“Effective Time” means the effective time of the Distribution.

(kkk)	“Employee” means any CSC Group Employee, Former CSC Group Employee or Computer Sciences GS Group Employee.

(lll)	“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(mmm)	“FICA” has the meaning set forth in Section 3.1(g).

(nnn)	“FMLA” means the U.S. Family and Medical Leave Act, as amended, and the regulations promulgated thereunder.

(ooo)	“Form 10” has the meaning set forth in the Master Separation and Distribution Agreement.

(ppp)	“Former CSC Group Employee” means all former employees of CSC or any of its Subsidiaries who have an employment end date on or before the Effective Time, excluding all Computer Sciences GS Group Employees.

(qqq)	“FSA Participation Period” has the meaning set forth in Section 7.3(a)(i).

(rrr)	“FUTA” has the meaning set forth in Section 3.1(g).

(sss)	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

(ttt)	“HSA Participation Period” has the meaning set forth in Section 7.3(b).

(uuu)	“IRS” means the Internal Revenue Service.

(vvv)	“Law” has the meaning set forth in the Master Separation and Distribution Agreement.

(www)	“Liabilities” has the meaning set forth in the Master Separation and Distribution Agreement.

(xxx)	“MAP” means the CSC Matched Asset Plan.

(yyy)	“MAP Beneficiaries” has the meaning set forth in Section 5.3(a).

(zzz)	“Master Pension Trust” has the meaning set forth in Section 5.6(a) of this Agreement.

(aaaa)	“Master Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

(bbbb)	“NYSE” means the New York Stock Exchange.

(cccc)	“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(dddd)	“Person” has the meaning set forth in the Master Separation and Distribution Agreement.

(eeee)	“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.

(ffff)	“PSUs” means performance share awards or performance share units, as applicable, issued under the CSC Equity Plans.

(gggg)	“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City time.

(hhhh)	“Securities Act” means the Securities Exchange Act of 1934.

(iiii)	“Subsidiary” has the meaning set forth in the Master Separation and Distribution Agreement.

(jjjj)	“Tax” has the meaning set forth in the Master Separation and Distribution Agreement.

(kkkk)	“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in shares of CSC Common Stock or Computer Sciences GS Common Stock is permitted on the NYSE.

(llll)	“Transition Services Agreement” has the meaning set forth in the Master Separation and Distribution Agreement.

(mmmm)	“U.S.” means the United States of America.

(nnnn)	“VEBA” means any CSC OPEB Plan trust which is intended to be a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(oooo)	“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable state or local Law equivalent.

(pppp)

“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, to any Employee, or to any family member, dependent or beneficiary of any such Employee, including any other plan offering health benefits (including medical, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits of CSC or Computer Sciences GS, as applicable.

1.2	Interpretation

In this Agreement, unless the context clearly indicates otherwise:

(a)	words used in the singular include the plural and words used in the plural include the singular;

(b)	if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)	reference to any gender includes the other gender and the neuter;

(d)	the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)	the words “shall” and “will” are used interchangeably and have the same meaning;

(f)	the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)	relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h)	all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable, on the date in question;

(i)	whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j)	accounting terms used herein shall have the meanings historically ascribed to them by CSC and its Subsidiaries, including Computer Sciences GS for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k)	reference to any Article or Section means such Article or Section of this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(l)	the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

(m)	the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Distribution;

(n)	reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(o)	reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p)	references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(q)	unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r)	the titles to Articles and headings of Sections contained in this Agreement and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s)	any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

2.	GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

2.1	General Principles

Each member of the CSC Group and each member of the Computer Sciences GS Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the CSC Benefit Plans by all Computer Sciences GS Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time); provided that with respect to any CSC Welfare Plan, Computer Sciences GS Group Employees shall continue active participation for a period of time following the Effective Time, as provided in Section 7.1.

(a)	Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more members of the Computer Sciences GS Group (as determined by Computer Sciences GS) shall assume or continue the sponsorship of, and no member of the CSC Group shall have any further Liability with respect to or under, and Computer Sciences GS shall indemnify each member of the CSC Group, and the officers, directors, and employees of each member of the CSC Group, and hold them harmless with respect to any and all:

(i)	individual agreements entered into between any member of the CSC Group and any Computer Sciences GS Group Employee;

(ii)	agreements entered into between any member of the CSC Group and any individual who is an independent contractor to the extent that any such Liability relates to services provided for the business activities of the Computer Sciences GS Group;

(iii)	wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Computer Sciences GS Group Employees after the Distribution Date, with respect to such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits earned after the Distribution Date;

(iv)	moving expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any Computer Sciences GS Group Employees, but only to the extent such items are incurred after the Distribution Date;

(v)	immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Computer Sciences GS Group Employees; and

(vi)	Liabilities and obligations whatsoever with respect to claims made by or with respect to any Computer Sciences GS Group Employees in connection with any employee benefit plan, program or policy not otherwise retained or assumed by any member of the CSC Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the Computer Sciences GS Group or any officer, director, employee or agent thereof on or prior to the Distribution Date.

(b)	Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the Computer Sciences GS Group shall have any further Liability for, and CSC shall indemnify each member of the Computer Sciences GS Group, and the officers, directors, and employees of each member of the Computer Sciences GS Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any CSC Group Employees or Former CSC Group Employees in connection with any Benefit Plan retained or assumed by any member of the Computer Sciences GS Group pursuant to this Agreement, including such Liabilities relating to actions or omissions of or by any member of the CSC Group or any officer, director, employee or agent thereof on, prior to or after the Distribution Date.

2.2	Service Credit

(a)	Service for Eligibility, Vesting, and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, the Computer Sciences GS Benefit Plans shall, and Computer Sciences GS shall cause each member of the Computer Sciences GS Group to, recognize each Computer Sciences GS Group Employee’s full service history with the CSC Group for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable, benefit accruals under any Computer Sciences GS Benefit Plan for such Computer Sciences GS Group Employee’s service with any member of the CSC Group on or prior to the Effective Time to the same extent such service would be credited under the CSC Benefit Plans. Notwithstanding the foregoing, except as otherwise specifically set forth below or in the applicable Benefit Plan document, service with any member of the CSC Group from and after the Distribution shall not be taken into account for any purpose under the any Benefit Plan sponsored and maintained by the Computer Sciences GS Group. Similarly except as otherwise specifically set forth below or in the applicable Benefit Plan document, service with any member of the Computer Sciences GS Group from and after the Distribution shall not be taken into account for any purpose under the any Benefit Plan sponsored and maintained by the CSC Group.

(b)	Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records available to the first Party to document such service, plan participation and membership of such Employees and cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

2.3	Plan Administration

(a)	Transition Services. The Parties acknowledge that the CSC Group or the Computer Sciences GS Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(b)	Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any Benefit Plan sponsored by a member of the CSC Group prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to plans maintained by a member of the Computer Sciences GS Group in accordance with this Agreement shall continue in effect under the applicable Computer Sciences GS plan, including deferral, investment and payment form elections, dividend elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, to the extent allowed by applicable Law.

(c)	No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Master Separation and Distribution Agreement or any other contractual agreement or arrangement, no participant in any Computer Sciences GS Benefit Plan shall receive benefits that duplicate benefits provided by the corresponding CSC Benefit Plan or arrangement. Furthermore, unless expressly provided for in this Agreement, the Master Separation and Distribution Agreement or in any other contractual agreement or arrangement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements to any compensation or Benefit Plan on the part of any CSC Group Employee, Former CSC Group Employee or Computer Sciences GS Group Employee.

(d)	No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by CSC and Computer Sciences GS, as required by applicable Law, or as explicitly set forth in a Computer Sciences GS Benefit Plan, a Computer Sciences GS Group Employee shall be entitled to participate in the Computer Sciences GS Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding CSC Benefit Plan as in effect immediately prior to the Effective Time, it being the intent of the Parties that this Agreement not result in any expansion of the number of Computer Sciences GS Group Employees participating or the participation rights therein that they had prior to the Effective Time.

2.4	Severance

CSC shall have no Liability or obligation under any CSC severance plan or policy with respect to Computer Sciences GS Group Employees who did not have a termination event prior to the Effective Time giving rise to severance. Subject to any obligations under any individual agreement or collective bargaining agreement, CSC shall remain liable for all severance to be paid to any Computer Sciences GS Group Employee if and to the extent the events giving rise to the severance payments occurred prior to the Effective Time and Computer Sciences GS Group shall be liable for all severance to be paid to any Computer Sciences GS Group Employee if and to the extent the events giving rise to the severance payments occur on or following the Effective Time.

3.	ASSIGNMENT OF EMPLOYEES

3.1	Active Employees

(a)	Computer Sciences GS Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately following the Effective Time, the employment of each Computer Sciences GS Group Employee shall be continued by a member of the Computer Sciences GS Group or shall be assigned and transferred to a member of the Computer Sciences GS Group (in each case, with such member as determined by Computer Sciences GS). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(b)	CSC Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately following the Effective Time, the employment of each CSC Group Employee shall be continued by a member of the CSC Group or shall be assigned and transferred to a member of the CSC Group (in each case as determined by CSC). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers.

(c)	At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the CSC Group or any member of the Computer Sciences GS Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will,” to the extent such Employee is an “at will” employee under applicable Law.

(d)	Assumption. Upon and following the Effective Time, Computer Sciences GS Group shall assume and agree to be bound by all the terms and provisions of the collective bargaining agreements listed on Exhibit A.

(e)	Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment of any Employee for purposes of this Agreement or any Benefit Plan of any member of the CSC Group or any member of the Computer Sciences GS Group.

(f)	Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction in connection with the Distribution shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan of any member of the CSC Group or any member of the Computer Sciences GS Group.

(g)

Payroll and Related Taxes. With respect to the portion of the tax year occurring prior to and including the Effective Time, CSC will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all Computer Sciences GS Group Employees for such period. With respect to the remaining portion of such tax year, Computer Sciences GS will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding Computer Sciences GS Group Employees and (ii) furnish a Form W-2 or similar earnings statement to all Computer Sciences GS Group Employees. With respect to each Computer Sciences GS Group Employee, CSC and Computer Sciences GS shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (a) treat Computer Sciences GS (or the applicable Computer Sciences GS Entity) as a “successor employer” and CSC (or the applicable CSC Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”); (b) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such Computer Sciences GS Group Employee for the tax year during which the Effective Time occurs; and (c) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Computer Sciences GS Group Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53.

(h)	Employment Contracts; Expatriate Obligations. Computer Sciences GS will assume and honor, or will cause a Computer Sciences GS Entity to assume and honor, any agreements to which any Computer Sciences GS Group Employee is party with either any CSC Entity or any joint venture with a CSC Entity, including any (i) employment contract; (ii) retention, severance or change of control arrangement; or (iii) expatriate (including any international assignee) contract or arrangement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country). For purposes of the retention agreements, a transfer of employment to Computer Sciences GS Group will not be deemed a termination of employment. Any reference to employment with a CSC Entity will be deemed to be a reference to employment with Computer Sciences GS Group. In the event that an employee is obliged under a retention agreement to return all or part of a retention award upon the employee’s termination of employment, the employee’s employer at the time shall be entitled to receive the repayment of such award.

3.2	Employment Law Obligations

(a)	WARN. After the Effective Time, (i) CSC shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any CSC Group Employee and (ii) Computer Sciences GS shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any Computer Sciences GS Group Employee.

(b)	Compliance With Employment Laws. At and after the Effective Time, (i) each member of the CSC Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of CSC Group Employees and the treatment of any applicable Former CSC Group Employees in respect of their former employment and (ii) each member of the Computer Sciences GS Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Computer Sciences GS Group Employees.

3.3	Employee Records

(a)	Sharing of Information. Subject to any limitations imposed by applicable Law, CSC and Computer Sciences GS (acting directly or through members of the CSC Group or the Computer Sciences GS Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

(b)	Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law, on the Distribution Date, CSC shall transfer and assign to Computer Sciences GS all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Computer Sciences GS Benefit Plan and all absence management records, FMLA records, insurance beneficiary designations, flexible spending account enrollment confirmations, and attendance and return to work information (“Benefit Management Records”) relating to Computer Sciences GS Welfare Plan Participants. Subject to any limitations imposed by applicable Law, CSC, however, may retain originals of, copies of, or access to, personnel records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Computer Sciences GS (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement). Immigration records will, if and as appropriate, become a part of Computer Sciences GS’s public access file. Computer Sciences GS will use personnel records, payroll forms and Benefit Management Records for lawful purposes only, including calculation of withholdings from wages and personnel management. It is understood that following the Distribution Date, CSC records so transferred and assigned may be maintained by Computer Sciences GS (acting directly or through one of its Subsidiaries) pursuant to Computer Sciences GS’s applicable records retention policy.

(c)	Access to Records. To the extent not inconsistent with this Agreement and any applicable privacy protection Laws or regulations or Privacy Contracts, reasonable access to Employee-related records after the Distribution Date will be provided to members of the CSC Group and members of the Computer Sciences GS Group pursuant to the terms and conditions of Section 8.2(b) of the Master Separation and Distribution Agreement. In addition, notwithstanding anything to the contrary, Computer Sciences GS shall provide CSC with reasonable access to those records necessary for its administration of any plans or programs on behalf of CSC Group Employees and Former CSC Group Employees after the Distribution Date as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. CSC shall also be permitted to retain copies of all restrictive covenant agreements with any Computer Sciences GS Group Employee in which any member of the CSC Group has a valid business interest. In addition, CSC shall provide Computer Sciences GS with reasonable access to those records necessary for its administration of any plans or programs on behalf of Computer Sciences GS Group Employees after the Distribution Date as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. Computer Sciences GS shall also be permitted to retain copies of all restrictive covenant agreements with any CSC Group Employee or Former CSC Group Employee in which any member of the Computer Sciences GS Group has a valid business interest.

(d)	Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, CSC and Computer Sciences GS shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liabilities, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts and internal policies applicable to such information.

(e)	Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Master Separation and Distribution Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 3.3 shall be in addition to, and not in derogation of, the provisions of the Master Separation and Distribution Agreement governing confidential information, including Section 8.5 of the Master Separation and Distribution Agreement.

(f)	Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this Section 3.3 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3. Except as provided under any contractual agreement or arrangement, no Party shall charge another Party a fee for such cooperation.

4.	EQUITY AND INCENTIVE COMPENSATION PLANS

4.1	General Principles

(a)	CSC and Computer Sciences GS shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Section 4, including, to the extent practicable, providing written notice or similar communication to each Employee who holds one or more awards granted under the CSC Equity Plans informing such Employee of (i) the actions contemplated by this Section 4 with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under the CSC Equity Plans during which time awards may not be exercised or settled, as the case may be.

(b)	Following the Effective Time, a grantee who has outstanding awards under the CSC Equity Plans and/or replacement awards under the Computer Sciences GS Equity Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award. Neither the transfer of employment or service to a Computer Sciences GS Entity nor the Distribution shall constitute a “Termination” under the CSC Equity Plans.

(c)	No award described in this Section 4, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or become exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

(d)	The adjustment or conversion of CSC Options, CSC RSUs and CSC PSUs shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty or other taxes on the holders thereof pursuant to Section 409A of the Code.

(e)	The Parties shall not change the manner in which CSC Options, CSC RSUs or CSC PSUs are adjusted at the Effective Time if such change could reasonably be expected to materially increase the liability of Computer Sciences GS, or the aggregate potential dilution of the holders of Computer Sciences GS Common Stock, under this Section 4.

4.2	Employee Stock Options

(a)	General Principles. The adjustments provided for in this Section 4.2 with respect to the CSC Options and Computer Sciences GS Options are intended to be effected in a manner compliant with Section 424(a) of the Code.

(b)	Treatment of Outstanding Stock Options Held by Employees.

(c)	CSC Options. Each outstanding CSC Option other than any CSC Option granted in fiscal year 2016, regardless of by whom held, whether vested or unvested, shall be converted on the Distribution Date into both an option to purchase CSC Common Stock issued under the CSC Equity Plan (each such option, an “Adjusted CSC Employee Option”) and an option to purchase Computer Sciences GS Common Stock issued under the Computer Sciences GS Equity Plan (each such option, a “Computer Sciences GS Employee Option”) and shall, except as otherwise provided in this Section 4.2, be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding CSC Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i)	the number of shares of CSC Common Stock subject to each such Adjusted CSC Employee Option shall be equal to (A) the number of shares of CSC Common Stock subject to the corresponding CSC Option immediately prior to the Effective Time divided by (B) the CSC Ratio, with any fractional share rounded down to the nearest whole share;

(ii)	the number of shares of Computer Sciences GS Common Stock subject to each such Computer Sciences GS Employee Option shall be equal to (A) the number of shares of CSC Common Stock subject to the corresponding CSC Option immediately prior to the Effective Time divided by (B) the Computer Sciences GS Ratio, with any fractional share rounded down to the nearest whole share;

(iii)	the per-share exercise price of each such Adjusted CSC Employee Option shall be equal to (A) the per-share exercise price of the corresponding CSC Option immediately prior to the Effective Time multiplied by (B) the CSC Ratio, rounded up to the nearest whole cent; and

(iv)	the per-share exercise price of each such Computer Sciences GS Employee Option shall be equal to (A) the per-share exercise price of the corresponding CSC Option immediately prior to the Effective Time multiplied by (B) the Computer Sciences GS Ratio, rounded up to the nearest whole cent.

(d)	Vesting of Options. Each outstanding CSC Option, regardless of by whom held, at the Effective Time shall (i) with respect to any CSC Option granted in fiscal year 2014, vest 2/3 as of the Effective Time and 1/3 immediately following the Effective Time , and (ii) with respect to any CSC Option granted in fiscal year 2015, vest 1/3 as of the Effective Time and 36.7% immediately following the Effective Time, with the remaining unvested 30% to vest 50% in May 2016 and 50% in May 2017 pursuant to the terms of the CSC Equity Plan and the Computer Sciences GS Equity Plan subject to terms and conditions after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding CSC Option immediately prior to the Effective Time, and no additional vesting shall occur with respect to any CSC Option granted in fiscal year 2016.

(e)	CSC Option Granted in Fiscal Year 2016. Each outstanding CSC Option granted in fiscal year 2016 held by a CSC Group Employee or Former CSC Group Employee shall be converted on the Distribution

Date into an Adjusted CSC Employee Option, subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding CSC Option immediately prior to the Effective Time, and shall be adjusted pursuant to Section 4.2(c)(i) and (iii) above. Each outstanding CSC Option granted in fiscal year 2016 held by a Computer Sciences GS Employee at the Effective Time shall be converted into a Computer Sciences GS Employee Option, subject to terms and conditions after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding CSC Option immediately prior to the Effective Time, and shall be adjusted pursuant to Section 4.2(c)(ii) and (iv) above.

4.3	Restricted Stock Units

(a)	Treatment of CSC RSUs. CSC RSUs other than CSC Director RSUs granted in fiscal year 2016, regardless of by whom held, shall be replaced at the Effective Time with both (i) a CSC RSU that has been adjusted by dividing the (x) number of CSC RSUs subject to each grant by (y) CSC Ratio (each such RSU, an “Adjusted CSC RSU”) and (ii) an award under the Computer Sciences GS Equity Plan of a number of Computer Sciences GS restricted stock units (the “Computer Sciences GS RSUs”) determined by dividing the number of CSC RSUs subject to each grant by the Computer Sciences GS Ratio. If the resulting quotient includes a fractional share, the number of Adjusted CSC RSUs or Computer Sciences GS RSUs, as applicable, shall be rounded down to the nearest whole share. The terms and conditions to which the Adjusted CSC RSUs or the Computer Sciences GS RSUs, as applicable, are subject shall be substantially the same terms and conditions as in effect for the corresponding CSC RSUs immediately prior to the Effective Time.

(b)	Treatment of CSC Director RSUs. CSC Director RSUs granted in fiscal year 2016 (i) shall vest 50% as of the Effective Time, and (ii) with respect to the remaining unvested 50%, shall, as of the Effective Time, be replaced with (x) an Adjusted CSC RSU with respect to a director of a CSC Entity, or (y) a Computer Sciences GS RSU with respect to a director of Computer Sciences GS, for the remaining six (6) months of fiscal year 2016.

4.4	Performance Stock Units.

(a)	As of the Effective Time, each ongoing performance period relating to outstanding PSUs granted under the CSC Equity Plans in fiscal years 2014 and 2015 shall be deemed completed, and any outstanding PSUs shall vest and be settled with the achievement of applicable performance measures deemed to have been satisfied at a level of (i) 200% of target with respect to PSUs granted in fiscal year 2014, and (ii) 45% of target with respect to PSUs granted in fiscal year 2015, with the remaining unvested 30% of target PSUs converted into both time-vesting Adjusted CSC RSUs and time-vesting Computer Sciences GS RSUs, each adjusted pursuant to Section 4.3 above, which shall vest 50% in May 2016 and 50% in May 2017, subject to the continued employment of the recipient through the applicable settlement date, and in accordance with all other terms of the original CSC Equity Plan awards.

(b)	As of the Effective Time, the performance measures applicable to each outstanding PSUs granted under the CSC Equity Plans in fiscal year 2016 shall be adjusted pursuant to the CSC Equity Plans to provide for new performance criteria following the Distribution Date, as determined by the compensation committee of the Board, in its sole discretion.

4.5	Section 16(b) of the Securities Act; Code Sections 162(m) and 409A

(a)	By approving the adoption of this Agreement, the respective Boards of Directors of each of CSC and Computer Sciences GS intend to exempt from the short-swing profit recovery provisions of

Section 16(b) of the Securities Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of CSC and Computer Sciences GS, and the respective Boards of Directors of CSC and Computer Sciences GS also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent such method is permitted under the CSC Equity Plans, Computer Sciences GS Equity Plan and any award agreement.

(b)	Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), CSC and Computer Sciences GS agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of any supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.

4.6	Liabilities for Settlement of Awards

(a)	Settlement of CSC Options. CSC shall be responsible for all Liabilities associated with CSC Options (regardless of the holder of such awards), including any option exercise, share delivery, registration or other obligations related to the exercise of the CSC Options.

(b)	Settlement of Computer Sciences GS Options. Computer Sciences GS shall be responsible for all Liabilities associated with Computer Sciences GS Options (regardless of the holder of such awards), including any option exercise, share delivery, registration or other obligations related to the exercise of the Computer Sciences GS Options.

(c)	Settlement CSC RSUs. CSC shall be responsible for all Liabilities associated with CSC RSUs, including any share delivery, registration or other obligations related to the settlement of the CSC RSUs.

(d)	Settlement of Computer Sciences GS RSUs. Computer Sciences GS shall be responsible for all Liabilities associated with Computer Sciences GS RSUs, including any share delivery, registration or other obligations related to the settlement of the Computer Sciences GS RSUs.

(e)	Settlement of PSUs. CSC shall be responsible for all Liabilities associated with PSUs held by CSC Group Employees, including any share delivery, registration or other obligations related to the settlement of the PSUs. Computer Sciences GS shall be responsible for all Liabilities associated with PSUs held by Computer Sciences GS Group Employees, including any share delivery, registration or other obligations related to the settlement of the PSUs.

4.7	Bonus Payments

(a)

Computer Sciences GS Bonus Plans. Not later than the Effective Time, Computer Sciences GS shall, or shall cause another Computer Sciences GS Entity to, adopt a plan or plans that will provide annual bonuses for Computer Sciences GS Group Employees transferred from the CSC Group to the Computer

Sciences GS Group (the “Computer Sciences GS Bonus Plans”) that are equivalent to the CSC Bonus Plans, subject to Computer Sciences GS’s right to amend such plan after the Effective Time in accordance with the terms thereof. The Computer Sciences GS Bonus Plans shall be approved prior to the Effective Time by the sole stockholder of Computer Sciences GS, and Computer Sciences GS Group Employees shall participate in such Computer Sciences GS Bonus Plans immediately following the Effective Time; provided, however, that service with CSC shall be credited for the purposes of determining whether such Computer Sciences GS Group Employee had been a participant in the Computer Sciences GS Bonus Plans during the applicable performance period.

(b)	Adjusted CSC Group Bonuses. Annual bonuses shall be paid at the time such bonuses and incentives would otherwise have been paid in the ordinary course had the Distribution not occurred, in accordance with the terms of the relevant annual bonus program and subject to the continued employment of the recipient. The performance targets for any CSC Group annual bonus opportunities in effect immediately prior to the Effective Time shall be replaced with new performance targets for any performance period following the Effective Time.

(c)	Allocation of Bonus Responsibility. For the avoidance of doubt, (i) the Computer Sciences GS Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any Computer Sciences GS Employee is eligible to receive (x) under any Computer Sciences GS Group annual bonus plans with respect to payments made beginning at or after the Effective Time, including the Computer Sciences GS Bonus Plans, and (y) in accordance with Section 4.7(b) above, and no member of the CSC Group shall have any obligations with respect thereto and (ii) the CSC Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual cash incentive awards that any CSC Group Employee is eligible to receive under any CSC annual bonus plans with respect to payments made beginning at or after the Effective Time, and no member of the Computer Sciences GS Group shall have any obligations with respect thereto.

4.8	Form S-8

As soon as reasonably practicable and subject to applicable Law, Computer Sciences GS shall prepare and file with the Securities Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of a number of shares of Computer Sciences GS Common Stock at a minimum equal to the number of shares available under the Computer Sciences GS 401(k) Plan, Computer Sciences GS RSUs and Computer Sciences GS Options. Computer Sciences GS shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained) as long as any Computer Sciences GS RSUs and Computer Sciences GS Options remain outstanding.

4.9	Tax Reporting and Withholding for Equity-Based Awards

CSC (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of CSC Group Employees or Former CSC Group Employees, and Computer Sciences GS (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to income of Computer Sciences GS Group Employees. CSC (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to any equity incentive award granted by CSC, and Computer Sciences GS (or one of its Subsidiaries) will be responsible for all income, payroll, or other tax reporting related to any equity incentive award granted by Computer Sciences GS. Similarly, CSC will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors from equity-based awards, and Computer Sciences GS will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors from equity-based awards. Further, CSC (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for CSC Group Employees to each applicable taxing authority, and Computer Sciences GS (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings for Computer Sciences GS Group Employees to each applicable taxing authority; provided, however, that either CSC or Computer Sciences GS shall act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction to an appropriate taxing authority. CSC and Computer Sciences GS acknowledge and agree that the parties will cooperate with each other and with third-party providers to effect withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

4.10	Approval of the Computer Sciences GS Equity Plan

Not later than the Effective Time, Computer Sciences GS shall, or shall have caused a Computer Sciences GS Entity to, have adopted the Computer Sciences GS Equity Plan. The Computer Sciences GS Equity Plan shall be approved prior to the Effective Time by the sole stockholder of Computer Sciences GS.

5.	U.S. QUALIFIED RETIREMENT PLANS

5.1	Establishment of the Computer Sciences GS 401(k) Plan

On or before the Effective Time, Computer Sciences GS shall, or shall cause another Computer Sciences GS Entity to, establish a defined contribution plan for the benefit of Computer Sciences GS Group Employees (the “Computer Sciences GS 401(k) Plan”), which, as of the Effective Time, shall have terms that are substantially identical to the terms of the MAP. Computer Sciences GS shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Computer Sciences GS 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Computer Sciences GS (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Computer Sciences GS 401(k) Plan.

5.2	Transfer of MAP Assets and Liabilities

On or before the Effective Time (or such later time as mutually agreed by the Parties), CSC shall cause the accounts (including any outstanding loan balances) in the MAP attributable to Computer Sciences GS Group Employees who will participate in the Computer Sciences GS 401(k) Plan (the “Computer Sciences GS 401(k) Plan Beneficiaries”) and all of the Assets and Liabilities in the MAP related thereto to be transferred in-kind to the Computer Sciences GS 401(k) Plan, and Computer Sciences GS shall cause the Computer Sciences GS 401(k) Plan to accept such transfer of accounts and underlying Assets and Liabilities and, effective as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the MAP relating to the accounts of the Computer Sciences GS 401(k) Plan Beneficiaries (to the extent the Assets and Liabilities related to those accounts are actually transferred from the MAP to the Computer Sciences GS 401(k) Plan) as of the Effective Time. The transfer of Assets and Liabilities shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

5.3	Treatment of CSC Common Stock and Computer Sciences GS Common Stock

(a)	Computer Sciences GS 401(k) Plan. The Computer Sciences GS 401(k) Plan will provide, effective as of the Effective Time: (i) for the establishment of a Computer Sciences GS Common Stock fund; (ii) that such Computer Sciences GS Common Stock fund shall receive a transfer of and hold all shares of Computer Sciences GS Common Stock distributed in connection with the Distribution in respect of CSC Common Stock held in MAP accounts of Computer Sciences GS 401(k) Plan Beneficiaries; and (iii) that, following the Effective Time, contributions made by or on behalf of such Computer Sciences GS 401(k) Plan Beneficiaries may be allocated to the Computer Sciences GS Common Stock fund, subject to plan limitations. Shares of CSC Common Stock held in MAP accounts of Computer Sciences GS 401(k) Plan Beneficiaries prior to the Effective Time shall be transferred in kind to a CSC Common Stock Fund under the Computer Sciences GS 401(k) Plan pursuant to Section 5.2 of this Agreement. Computer Sciences GS 401(k) Plan Beneficiaries shall be required to liquidate their holdings in CSC Common Stock within 12 months following the Effective Time, subject to the provisions of the Computer Sciences GS 401(k) Plan and the requirements of applicable Law, and invest those monies in any other investment fund offered under the Computer Sciences GS 401(k) Plan. No additional shares of CSC Common Stock may be acquired by or held in the Computer Sciences GS 401(k) Plan by Computer Sciences GS 401(k) Plan Beneficiaries.

(b)	Computer Sciences GS Common Stock Held in MAP Accounts. Shares of Computer Sciences GS Common Stock distributed in connection with the Distribution in respect of shares of CSC Common Stock held in MAP accounts of CSC Group Employees or Former CSC Group Employees who participate in the MAP (the “MAP Beneficiaries”) shall be deposited in a Computer Sciences GS Common Stock fund under the MAP. MAP Beneficiaries will be prohibited from increasing their holdings in such Computer Sciences GS Common Stock fund under the MAP and shall be required to liquidate their holdings in Computer Sciences GS Common Stock within 12 months following the Effective Time, subject to the provisions of the MAP and the requirements of applicable Law, and invest those monies in any other investment fund offered under the MAP.

5.4	Continuation of Elections

As of the Effective Time, Computer Sciences GS (acting directly or through members of the Computer Sciences GS Group) shall cause the Computer Sciences GS 401(k) Plan to recognize and maintain all MAP elections, including, but not limited to, deferral, investment, and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Computer Sciences GS Group Employees to the extent such election or designation is available under the Computer Sciences GS 401(k) Plan.

5.5	Tax Qualified Status

Computer Sciences GS will take all steps and make any necessary filings with the IRS to establish and maintain the Computer Sciences GS 401(k) Plan so that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, including seeking and obtaining a favorable determination letter from the IRS as to such qualification. Furthermore, no later than thirty (30) days prior to the Effective Time, CSC and Computer Sciences GS (each acting directly or through their respective Affiliates) shall, to the extent necessary, file IRS Form 5310-A regarding the transfer of Assets and Liabilities from the MAP to the Computer Sciences GS 401(k) Plan as discussed in this Section 5.

5.6	CSC Defined Benefit Plans

(a)	Transfer of Pension Plans. CSC sponsors the Computer Sciences Corporation Employee Pension Plan and the DynCorp Information Systems LLC Union Pension Plan (the “Transferred Pension Plans”). Effective no later than the Effective Time, CSC shall transfer sponsorship and administration of the Transferred Pension Plans to Computer Sciences GS. Computer Sciences GS shall, or shall cause one or more members of the Computer Sciences GS Group to, assume from CSC sponsorship of and all right, title and interest of CSC in and to and all related Assets and Liabilities under the Transferred Pension Plans and related trusts, in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. No later than 30 days prior to the Effective Time, CSC and Computer Sciences GS shall (directly or through their respective affiliates), to the extent necessary, file an IRS Form 5310-A regarding such transfer of Assets and Liabilities. The Transferred Plans shall make payments to all CSC Group Employees and Former CSC Group Employees with vested rights thereunder in accordance with the terms of the Transferred Pension Plans as in effect from time to time and their applicable beneficiaries.

(i)	Only to the extent required by Law, prior to the Effective Time, CSC shall amend the Computer Sciences Corporation Employee Pension Plan (the “EPP”) to recognize each CSC Group Employee’s service history following the Distribution with the CSC Group for purposes of determining only (i) early retirement eligibility and reduction, and (ii) disability benefit eligibility. No other service with CSC Group following the Distribution shall be recognized under the EPP and only service required by Law shall be recognized. Subject to applicable Law, upon the Distribution and transfer of the EPP, active CSC Group Employees will be considered to have incurred a “severance from employment” and may to begin to receive a distribution of their benefit under the EPP; provided such employees otherwise meet the requirements for commencing benefits under the EPP.

(ii)	Following the Effective Time, Computer Sciences GS shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the Transferred Plans so that they are qualified under Section 401(a) of the Code. Computer Sciences GS shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Transferred Pension Plans following the Effective Time.

(b)	Transfer of Eagle Alliance Pension Plan. CSC owned seventy nine percent (79%) of Eagle Alliance, a separate joint venture between CSC and Northrup Grumman Corporation. Eagle Alliance sponsors the Eagle Alliance Pension Plan for the benefit of eligible Eagle Alliance employees. Effective July 4, 2015, CSC transferred its entire ownership interest in Eagle Alliance to Computer Sciences GS Group. Such transfer included the assets and liabilities, including the responsibilities associated with the Eagle Alliance Pension Plan. As an owner of Eagle Alliance, Computer Sciences GS shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Eagle Alliance Pension Plan following the Effective Time.

(c)	Pension Plans Remaining with CSC. CSC or its affiliates sponsor the CSC Outsourcing Inc. CUTW Hourly Pension Plan and the CSC Outsourcing Inc. Hourly Pension Plan, as well as certain other pension plans outside of the United States (collectively, the “Remaining Pension Plans”). Following the Effective Time, the Remaining Pension Plans shall continue to be sponsored by CSC or members of the CSC Group.

(d)	The financial presentation of the defined benefit pension liabilities and other post-employment benefit obligations in the Form 10 (as amended through August 17, 2015) is materially consistent with the allocation of such liabilities under this Sections 5.6.

5.7	Other Defined Contribution Plans

(a)	Defined Contribution Plans Remaining in the CSC Group. CSC or members of the CSC Group sponsor the (i) AppLabs, Inc. 401(k) Profit Sharing Plan, (ii) iSOFT Integration Systems, Inc. 401(k) Profit Sharing Plan & Trust, and (iii) the Technology Service Partners Inc. 401(k) Profit Sharing Plan & Trust. These plans will remain with the CSC Group following the Effective Time.

(b)	Transfer of Vulnerability Research Labs, LLC 401(k) Profit Sharing Plan. CSC owns one hundred percent (100%) of Vulnerability Research Labs, LLC (“VRL”). As of the Effective Time, CSC will transfer its entire ownership interest in VRL to Computer Sciences GS Group. Such transfer includes the responsibilities associated with the Vulnerability Research Labs, LLC 401(k) Profit Sharing Plan & Trust. As an owner of VRL, Computer Sciences GS shall be responsible for any and all Liabilities and other obligations with respect to the Vulnerability Research Labs, LLC 401(k) Profit Sharing Plan & Trust following the Effective Time.

5.8	CSC Master Trust

The assets for the EPP, CSC Outsourcing Inc. CUTW Hourly Pension Plan, CSC Outsourcing Inc. Hourly Pension Plan, the Eagle Alliance Pension Plan, the DynCorp Information Systems LLC Union Pension Plan and the MAP are held in a Master Trust with BNY Mellon (the “Master Trust”).

(a)	New Master Trust for CSC. On or before the Effective Time, CSC will adopt a new separate trust agreement (mirroring the trust agreement currently in place with BNY Mellon, hereafter the “New Master Trust”) and transfer to the New Master Trust the assets attributable to the (i) CSC Outsourcing Inc. CUTW Hourly Pension Plan, (ii) CSC Outsourcing Inc. Hourly Pension Plan, and (iii) all account balances in the MAP, other than those related to the Computer Sciences GS 401(k) Plan Beneficiaries which are to be transferred to Computer Sciences GS in accordance with Section 5.2.

(b)	Assignment of Master Trust to Computer Sciences GS. On or before the Effective Time and following the transfer of assets to the New Master Trust described in Section 5.8(b), CSC shall assign and cause Computer Sciences GS to be substituted for CSC under all trust agreements under assets of the Master Trust, such that Computer Sciences GS succeeds to all of CSC’s right, title and interest in and to the Master Trust and the assets therefore, subject to the terms thereof.

(c)	Administration. Prior to the Effective Time, CSC shall adopt such amendments to the Master Trust as are required to implement this Section 5.8. Each Party shall be responsible for taking all necessary, reasonable, and appropriate action to maintain and administer its respective master trust so that it is exempt under Section 501(a) of the Code.

6.	NONQUALIFIED PLANS

6.1	Nonqualified Plans

(a)	Transfer of Nonqualified Plans. As of the Effective Time, the CSC Group will transfer all Assets and all Liabilities arising out of or relating to the CSC Excess Plan, the CSC Supplemental Executive Retirement Plan, the CSC Supplemental Executive Retirement Plan No. 2 (the “Computer Sciences GS Nonqualified Plans”), and shall administer and make any payments to participants in such plans (the “Computer Sciences GS Nonqualified Plan Beneficiaries”) in accordance with the terms of the Computer Sciences GS Nonqualified Plans.

(b)	Liability and Responsibility. Computer Sciences GS shall have sole responsibility for the administration of the Computer Sciences GS Nonqualified Plans and the payment of benefits thereunder to or on behalf of current and former employees, and no member of the CSC Group shall have any liability or responsibility therefor.

6.2	Key Employee Deferred Compensation Plan

(a)	Establishing Computer Sciences GS Deferred Compensation Plan. On or prior to the Effective Time, Computer Sciences GS shall, or shall cause another Computer Sciences GS Entity to, establish and adopt a deferred compensation plan for its key employees and directors (the “Computer Sciences GS Deferred Compensation Plan”) to provide each Computer Sciences GS Group Employee or Computer Sciences GS Director who was a participant in the CSC Deferred Compensation Plan as of immediately prior to the Effective Time (each, a “Computer Sciences GS Deferred Compensation Plan Beneficiary”) benefits in respect of service and compensation following the Effective Time substantially similar to those accrued with respect to such person under the CSC Deferred Compensation Plan as of immediately prior to the Effective Time. As of the Effective Time, the Computer Sciences GS Group Employees and Computer Sciences GS Directors shall no longer participate in the CSC Deferred Compensation Plan. The Parties agree that for purposes of the CSC Deferred Compensation Plan the employment of a Computer Sciences GS Deferred Compensation Plan Beneficiary shall not be considered to have terminated as a result of the Distribution or the transfer of employment from CSC (or a CSC Entity) to Computer Sciences GS (or a Computer Sciences GS Entity), and such employment shall only be considered to terminate for purposes of the Computer Sciences GS Deferred Compensation Plan when the employment of such Computer Sciences GS Deferred Compensation Plan Beneficiary with the Computer Sciences GS Group terminates in accordance with the terms of the Computer Sciences GS Deferred Compensation Plan and applicable Laws.

(b)	Liability and Responsibility. The Liabilities in respect of Computer Sciences GS Deferred Compensation Beneficiaries under the CSC Deferred Compensation Plan shall be assumed by the member of the Computer Sciences GS Group which sponsors the applicable Computer Sciences GS Deferred Compensation Plan, effective as of the Effective Time. Computer Sciences GS shall have sole responsibility for the administration of the Computer Sciences GS Deferred Compensation Plan and the payment of benefits thereunder to or on behalf of Computer Sciences GS Group Employees and the Computer Sciences GS Directors, and no member of the CSC Group shall have any liability or responsibility therefor. CSC shall have sole responsibility for the administration of the CSC Deferred Compensation Plan and the payment of benefits thereunder to or on behalf of CSC Group Employees and Former CSC Group Employees and the CSC Directors (other than the Computer Sciences GS Directors), and no member of the Computer Sciences GS Group shall have any liability or responsibility therefor.

7.	WELFARE PLANS

7.1	Welfare Plans

As of the Effective Time, Computer Sciences GS shall, or shall cause another Computer Sciences GS Entity to, establish and adopt Computer Sciences GS Welfare Plans which will provide welfare benefits to each Computer Sciences GS Group Employee who was a participant in any CSC Welfare Plan (and their eligible spouses and dependents, as the case may be) (collectively, the “Computer Sciences GS Welfare Plan Participants”) under terms and conditions that are substantially identical to the CSC Welfare Plans. Coverage and benefits under the Computer Sciences GS Welfare Plans shall then be provided to the Computer Sciences GS Welfare Plan Participants on an uninterrupted basis under the newly established Computer Sciences GS Welfare Plans which shall contain substantially the same benefit provisions as in effect under the corresponding CSC Welfare Plans immediately prior to the Effective Time. Computer Sciences GS Welfare Plan Participants shall cease to be eligible for coverage under the CSC Welfare Plans in the case of Computer Sciences GS Welfare Plan Participants following the establishment and adoption of the Computer Sciences GS Welfare Plans. For the avoidance of doubt, Computer Sciences GS Welfare Plan Participants shall not participate in any CSC Welfare Plans after the Effective Time, and CSC Group Employees and Former CSC Group Employees shall not participate in any Computer Sciences GS Welfare Plans at any time.

7.2	Transitional Matters Under Computer Sciences GS Welfare Plans

(a)	Treatment of Claims Incurred

(i)	Liability for Claims. With respect to unpaid covered claims incurred on or prior to the Effective Time by any Computer Sciences GS Welfare Plan Participant under any CSC Welfare Plans, including claims that are self-insured and claims that are fully insured through third-party insurance, CSC shall retain and be responsible for the payment for such claims or shall cause such CSC Welfare Plans to fully perform, pay and discharge all such claims, as the case may be. No Computer Sciences GS Entity shall be responsible for any Liability with respect to any such claims.

(ii)	Claims Incurred. For purposes of this Section 7.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense; and (C) with respect to short-term and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.

(b)	Credit for Deductibles and Other Limits. With respect to each Computer Sciences GS Welfare Plan Participant, the Computer Sciences GS Welfare Plans will give credit for the plan year in which the Effective Time occurs for any amount paid, number of services obtained or provider visits by such Computer Sciences GS Welfare Plan Participant toward deductibles, out- of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the comparable CSC Welfare Plan.

(c)

COBRA. CSC and its Subsidiaries will be liable for all requirements under COBRA with respect to all Computer Sciences GS Group Employees (and their qualifying beneficiaries) who, as of the day prior to the Effective Time, were covered under a CSC Benefit Plan pursuant to COBRA or who have a COBRA qualifying event (as defined in Section 4980B of the Code) that had occurred prior to and including the Effective Time. Computer Sciences GS shall be liable for all requirements under COBRA with respect to any COBRA qualifying event occurring after the Effective Time with respect to Computer Sciences GS Employees (and their qualifying beneficiaries).

7.3	Continuity of Benefits

(a)	Additional Details Regarding Flexible Spending Accounts. To the extent any Computer Sciences GS Welfare Plan provides or constitutes a health care flexible spending account or dependent care flexible spending account (each a “Computer Sciences GS FSA”), such Computer Sciences GS Welfare Plan shall be effective as of the Effective Time.

(i)	It is the intention of the Parties that all activity under a Computer Sciences GS Welfare Plan Participant’s flexible spending account with CSC for the plan year in which the Effective Time occurs be treated instead as activity under the corresponding Computer Sciences GS FSA. Accordingly, (i) any period of participation by a Computer Sciences GS Welfare Plan Participant in a CSC flexible spending account during the plan year in which the Effective Time occurs (the “FSA Participation Period”) will be deemed a period when the Computer Sciences GS Welfare Plan Participant participated in the corresponding Computer Sciences GS FSA; (ii) all expenses incurred during the FSA Participation Period will be deemed incurred while the Computer Sciences GS Welfare Plan Participant’s coverage was in effect under the corresponding Computer Sciences GS FSA; and (iii) all elections and reimbursements made with respect to an FSA Participation Period under a CSC flexible spending account will be deemed to have been made with respect to the corresponding Computer Sciences GS FSA.

(ii)	If the aggregate reimbursement payouts made to Computer Sciences GS Welfare Plan Participants prior to the Effective Time from the applicable CSC Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs are less than the aggregate accumulated contributions to such accounts made by such Computer Sciences GS Welfare Plan Participants prior to the Effective Time for such plan year, CSC shall cause an amount equal to the amount by which such contributions are in excess of such reimbursement payouts to be transferred to Computer Sciences GS (or a Computer Sciences GS Entity designated by Computer Sciences GS) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(iii)	If the aggregate reimbursement payouts made to Computer Sciences GS Welfare Plan Participants prior to the Effective Time from the applicable CSC Welfare Plan flexible spending accounts during the plan year in which the Effective Time occurs exceed the aggregate accumulated contributions to such accounts made by the Computer Sciences GS Welfare Plan Participants prior to the Effective Time for such plan year, Computer Sciences GS shall cause an amount equal to the amount by which such reimbursement payouts are in excess of such contributions to be transferred to CSC (or a CSC Group Entity designated by CSC) by wire transfer of immediately available funds as soon as practicable, but in no event later than 45 days, following the Effective Time.

(iv)	Notwithstanding anything in this Section 7.3(a), at and after the Effective Time, the Computer Sciences GS Group shall assume, and cause the Computer Sciences GS Welfare Plans to be solely responsible for, all claims by Computer Sciences GS Welfare Plan Participants under the applicable CSC Welfare Plan flexible spending accounts that were incurred in the plan year in which the Distribution occurs, whether incurred prior to, on, or after the Effective Time, that have not been paid in full as of the Effective Time.

(b)	Additional Details Regarding Health Savings Accounts. To the extent that any Computer Sciences GS Welfare Plan provides or constitutes a health savings account (each a “Computer Sciences GS HSA”), such Computer Sciences GS Welfare Plan shall be effective as of the Effective Time. It is the intention of the Parties that all activity under a Computer Sciences GS Welfare Plan Participant’s health savings account with CSC for the year in which the Distribution occurs be treated instead as activity under the corresponding Computer Sciences GS HSA. Accordingly, (i) any period of participation by a Computer Sciences GS Welfare Plan Participant in a CSC health savings account during the year in which the Effective Time occurs (the “HSA Participation Period”) will be deemed a period when the Computer Sciences GS Welfare Plan Participant participated in the corresponding Computer Sciences GS HSA; (ii) all expenses incurred during the HSA Participation Period will be deemed incurred while the Computer Sciences GS Welfare Plan Participant’s coverage was in effect under the corresponding Computer Sciences GS HSA; and (iii) all elections and reimbursements made with respect to an HSA Participation Period under a CSC health savings account will be deemed to have been made with respect to the corresponding Computer Sciences GS HSA.

(c)	Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the Computer Sciences GS Welfare Plans will waive all limitations as to preexisting conditions, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the Computer Sciences GS Welfare Plan Participant following the Effective Time to the extent that such Employee had previously satisfied such limitation under the corresponding CSC Welfare Plan.

7.4	Insurance Contracts

To the extent any CSC Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, CSC and Computer Sciences GS will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Computer Sciences GS (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both CSC and Computer Sciences GS for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.4.

7.5	Third-Party Vendors

Except as provided below, to the extent any CSC Welfare Plan is administered by a third-party vendor, CSC and Computer Sciences GS will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Computer Sciences GS and to maintain any pricing discounts or other preferential terms for both CSC and Computer Sciences GS for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.5.

7.6	Retiree Welfare Benefits.

(a)	Retiree Welfare Benefits. CSC sponsors (i) The Computer Sciences Corporation 1992 Employee Welfare Benefits Plan, (the “1992 Plan”) (ii) the CSC Welfare Benefits Plan for DuPont/Conoco,

LogMod and Zurich Retirees (the “DuPont Plan”), (iii) the CSC Welfare Benefits Plan for DIS (Former GTE) Retirees (the “GTE Plan”), and (iv) CSC Welfare Benefits Plan for TMG/TMD Retirees (the “TMG Plan” and together with the 1992 Plan, DuPont Plan and GTE Plan, the “CSC OPEB Plans”).

(i)	1992 Plan and GTE Plan. Effective no later than the Effective Time, CSC shall transfer sponsorship of the 1992 Plan and the related VEBA, as well as the GTE Plan to Computer Sciences GS (the “Transferred OPEB Plans”). Computer Sciences GS shall, or shall cause one or more members of the Computer Sciences GS Group to, assume from CSC sponsorship of and all right, title and interest of CSC in and to and all related Assets and Liabilities and benefit obligations under the Transferred OPEB Plans. On or before the Effective Time, CSC shall assign and cause Computer Sciences GS to be substituted for CSC under all trust agreements under the 1992 Plan VEBA, such that Computer Sciences GS succeeds to all of CSC’s right, title and interest in and to the 1992 Plan VEBA and the assets therefore, subject to the terms thereof. The Transferred OPEB Plans shall provide such benefits and payments as set forth under the respective Transferred OPEB Plans to all eligible retired CSC Group Employees, Former CSC Group Employees and Computer Sciences GS Employees. The 1992 Plan and related VEBA shall be amended to recognize each CSC Group Employee’s service following the Distribution with the CSC Group for purposes of determining only (i) eligibility, and (i) level of benefits. The VEBA shall be amended to eliminate future contributions from employees making contributions to the VEBA as of the Distribution.

(ii)	DuPont/LogMod Plan. Effective no later than the Effective Time, the DuPont Plan shall be separated into those assets, liabilities and benefit obligations attributable to (i) CSC Group and Former CSC Group Employees eligible under the DuPont/Zurich components of the plan (the “DuPont Plan”), and (ii) CSC Group Employees and Former CSC Group Employees eligible under the LogMod component of the plan (the “LogMod Plan”)). CSC shall remain liable for the Assets, Liabilities and benefit obligations under the DuPont Plan. The DuPont Plan shall provide such benefits and payments as set forth under the respective Plan to all eligible retired CSC Group Employees, Former CSC Group Employees and CSC Employees. The DuPont Plan shall be amended to recognize each Computer Sciences GS Group Employee’s service following the Distribution with the Computer Sciences GS Group for purposes of determining only (i) eligibility, and (ii) level of benefits. As of the Effective Time, CSC shall transfer sponsorship of the LogMod Plan to Computer Sciences GS. Computer Sciences GS shall, or shall cause one or more members of the Computer Sciences GS Group to, assume from CSC sponsorship of and all right, title and interest of CSC in and to and all related Assets and Liabilities and benefit obligations under the LogMod Plan. The LogMod Plan shall provide such benefits and payments to all eligible retired CSC Group Employees, Former CSC Group Retirees and Computer Sciences GS Employees.

(iii)	TMG Plan. CSC shall retain and remain responsible for the Assets, Liabilities and benefit obligations under the TMG Plan and related VEBA following the Effective Time.

(iv)	Five Year Requirement. Notwithstanding, the foregoing, the Parties agree not to terminate the retiree medical plans set forth above for a period of five years from the Distribution, without approval and agreement from the other Party; provided however that such approval and agreement shall not be unreasonably withheld.

(b)

Transfer of Eagle Alliance Joint Venture OPEB Plan. CSC owned seventy nine percent (79%) of Eagle Alliance, a separate joint venture between CSC and Northrup Grumman Corporation. Eagle Alliance sponsors the Eagle Alliance Retiree Medical Plan for the benefit of eligible Eagle Alliance employees.

Effective July 4, 2015, CSC transferred its entire ownership interest in Eagle Alliance to Computer Science GS Group. Such transfer included the assets and liabilities, including the responsibilities and obligations associated with the Eagle Alliance Retiree Medical Plan. As an owner of Eagle Alliance, Computer Sciences GS shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Eagle Alliance Retiree Medical Plan following the Effective Time.

(c)	The financial presentation of the other post-employment benefit obligations in the Form 10 (as amended through August 17, 2015) is materially consistent with the allocation of such liabilities under this Section 7.6.

8.	WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION

8.1	Computer Sciences GS Workers’ and Unemployment Compensation

Effective as of the Effective Time, Computer Sciences GS shall, or shall cause another Computer Sciences GS Entity to, assume the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to (i) injuries that occur following the Effective Time affecting Computer Sciences GS Group Employees and whose claims relating to such injuries are incurred following the Effective Time, and (ii) injuries that occur prior to the Effective Time affecting Computer Sciences GS Group Employees but whose claims relating to such injuries are incurred following the Effective Time; and (b) unemployment compensation benefits for all Computer Sciences GS Group Employees. Effective as of the Effective Time, Computer Sciences GS, acting through the Computer Sciences GS Entity employing each Computer Sciences GS Group Employee, will be responsible for (x) obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers and (y) establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies. To the extent that such insurance coverage cannot be either assigned to or obtained by Computer Sciences GS or a Computer Sciences GS Entity, in respect of claims and Liabilities otherwise to be assumed by Computer Sciences GS or a Computer Sciences GS Entity pursuant to this Section 8.1, CSC shall remain primarily liable for such claims and Liabilities, but Computer Sciences GS shall indemnify and hold harmless CSC for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, CSC will determine the present value of such claims and Liabilities and Computer Sciences GS shall reimburse CSC for that amount.

8.2	CSC Workers’ and Unemployment Compensation

Effective as of the Effective Time, the CSC Entity employing each CSC Group Employee shall have (and, to the extent it has not previously had such obligations, such CSC Entity shall assume) the obligations for all claims and Liabilities relating to (a) workers’ compensation benefits with respect to (i) injuries that occur prior to the Effective Time affecting CSC Group Employees and Computer Sciences GS Group Employees, in each case, whose claims relating to such injuries are incurred prior to the Effective Time, and (ii) injuries that occur prior to the Effective Time affecting CSC Group Employees but whose claims relating to such injuries are incurred following the Effective Time; and (b) unemployment compensation benefits for all CSC Group Employees. Effective as of the Effective Time, the CSC Entity formerly employing each CSC Group Employee shall have (and, to the extent it has not previously had such obligations, such CSC Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Former CSC Group Employees.

8.3	Assignment of Contribution Rights

CSC will transfer and assign (or cause another member of the CSC Group to transfer and assign) to a member of the Computer Sciences GS Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Computer Sciences GS is responsible pursuant to this Section 8. Computer Sciences GS will transfer and assign (or cause another member of the Computer Sciences GS Group to transfer and assign) to a member of the CSC Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which CSC is responsible pursuant to this Section 8.

8.4	Collateral

On and after the Distribution Date, Computer Sciences GS (acting directly or through a member of the Computer Sciences GS Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the Computer Sciences GS Group under this Section 8. CSC (acting directly or through a member of the CSC Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the CSC Group under this Section 8.

8.5	Cooperation

Computer Sciences GS and CSC shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.

9.	BENEFIT ARRANGEMENTS AND OTHER MATTERS

9.1	Termination of Participation

Except as otherwise provided under this Agreement, effective as of immediately after the Effective Time, Computer Sciences GS Group Employees shall not be eligible to participate in any CSC Benefit Plan.

9.2	Accrued Time Off

Computer Sciences GS shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Computer Sciences GS Group Employees which accrued prior to the Effective Time and Computer Sciences GS shall credit each Computer Sciences GS Group Employee with such accrual.

9.3	Leaves of Absence

Computer Sciences GS will continue to apply the appropriate leave of absence policies applicable to inactive Computer Sciences GS Group Employees who are on an approved leave of absence as of the Effective Time. Leaves of absence taken by Computer Sciences GS Group Employees prior to the Effective Time shall be deemed to have been taken as employees of a member of the Computer Sciences GS Group.

9.4	Certain Director Fees

With respect to any CSC Director and Computer Sciences GS Director, CSC shall retain responsibility for the payment of any fees payable in respect of service on the board of directors of CSC that are payable but not yet paid as of the Effective Time, and Computer Sciences GS shall not have any responsibility for any such payments. With respect to any Computer Sciences GS Director, Computer Sciences GS shall be responsible for the payment of any fees payable in respect of service on the board of directors of Computer Sciences GS that are earned at any time beginning at or after the Effective Time, and CSC shall not have any responsibility for any such payments. With respect to any CSC Director, CSC shall be responsible for the payment of any fees payable in respect of service on the board of directors of CSC that are earned at any time beginning at or after the Effective Time, and Computer Sciences GS shall not have any responsibility for any such payments.

9.5	Restrictive Covenants in Employment and Other Agreements

To the fullest extent permitted by the agreements described in this Section 9.5 and applicable Law, CSC shall assign, or cause an applicable member of the CSC Group to assign, to Computer Sciences GS or a member of the Computer Sciences GS Group, as designated by Computer Sciences GS, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the CSC Group and a Computer Sciences GS Group Employee, with such assignment to be effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the Computer Sciences GS Group shall be considered to be a successor to each member of the CSC Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) and the assignment of any intellectual property between a member of the CSC Group and a Computer Sciences GS Group Employee, such that each member of the Computer Sciences GS Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Computer Sciences GS Group; provided, however, that in no event shall CSC be permitted to enforce such restrictive covenant agreements against Computer Sciences GS Group Employees for action taken in their capacity as employees of a member of the Computer Sciences GS Group. Furthermore, the Parties agree that, with respect to equity awards held by CSC Group Employees or Computer Sciences GS Group Employees which provide for cancellation, forfeiture or similar action in the event of a determination that the holder of an equity award engaged in “detrimental activities”, the entity that does not employ such holder shall enforce the penalties with respect to the detrimental activities and treat any equity award that was converted pursuant to the terms of this Agreement in the same manner as a result of such detrimental activities as the employing entity.

10.	NON-U.S. EMPLOYEES

10.1	General Principles

Except as explicitly set forth in this Section 10, CSC Group Employees and Computer Sciences GS Group Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. Law and their related benefits and obligations shall be treated, in so far as is practicable, in the same manner as the CSC Group Employees and Computer Sciences GS Group Employees who are resident in the U.S.; provided, however, that all actions taken with respect to non-U.S. Employees in connection with the Distribution will be accomplished in accordance with applicable Law and custom in each of the applicable jurisdictions.

10.2	Treatment of Equity Awards Held by Non-U.S. Employees

Equity awards held by non-U.S. Employees of the CSC Group or the Computer Sciences GS Group shall have such special adjustments and provisions as are needed to satisfy any applicable local Law.

11.	GENERAL PROVISIONS

11.1	Preservation of Rights to Amend

The rights of each member of the CSC Group and each member of the Computer Sciences GS Group to amend, waive, or terminate any Benefit Plan shall not be limited in any way by this Agreement.

11.2	Confidentiality

Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Master Separation and Distribution Agreement, including Section 3.3(e) of this Agreement and Section 8.5 of the Master Separation and Distribution Agreement.

11.3	Administrative Complaints/Litigation

Except as otherwise provided in this Agreement, on and after the Distribution Date, Computer Sciences GS shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights, and unemployment compensation claims asserted at any time against CSC or any member of the CSC Group by any Computer Sciences GS Group Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with respect to the business activities of any member of the Computer Sciences GS Group after the Distribution Date. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both CSC Group Employees (or Former CSC Group Employees) and Computer Sciences GS Group Employees and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Master Separation and Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 11.3.

11.4	Reimbursement and Indemnification

Each Party agrees to reimburse the other Party, within 30 days of receipt from the other Party of reasonable verification, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective CSC and Computer Sciences GS Welfare Plans, Retirement Plans, Benefit Plans, and Deferred Compensation Plans and, as contemplated by Sections 4, 5, 6 and 7, any termination or severance payments or benefits. All Liabilities retained, assumed, or indemnified against by Computer Sciences GS pursuant to this Agreement, and all Liabilities retained, assumed, or indemnified against by CSC pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Master Separation and Distribution Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the Computer Sciences GS Group to pay or reimburse to any member of the CSC Group any benefit-related cost item that a member of the Computer Sciences GS Group has paid or reimbursed to any member of the CSC Group prior to the Effective Time and (ii) no provision of this Agreement shall require any member of the CSC Group to pay or reimburse to any member of the Computer Sciences GS Group any benefit-related cost item that a member of the CSC Group has paid or reimbursed to any member of the Computer Sciences GS Group prior to the Effective Time.

11.5	Costs of Compliance with Agreement

Except as otherwise provided in this Agreement or any other contractual agreement or arrangement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

11.6	Fiduciary Matters

CSC and Computer Sciences GS each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

11.7	Entire Agreement

This Agreement, together with the documents referenced herein (including the Master Separation and Distribution Agreement and the Benefit Plans), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation and Distribution Agreement (other than Sections 11.10 and 11.16(b) thereof), the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

11.8	Binding Effect; No Third-Party Beneficiaries; Assignment

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Party.

11.9	Amendment; Waivers

No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties and in accordance with Sections 11.10 and 11.16(b) of the Master Separation and Distribution Agreement. Subject to Sections 11.10 and 11.16(b) of the Master Separation and Distribution Agreement, any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party; (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by another Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.

11.10	Remedies Cumulative

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.11	Notices

Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given: (i) when personally delivered; (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent; (iii) if sent by overnight courier which delivers only upon the executed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent; or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

11.12	Counterparts

This Agreement, including the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.13	Severability

If any term or other provision of this Agreement is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14	Governing Law

This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance, and remedies.

11.15	Dispute Resolution

The procedures for negotiation and binding arbitration set forth in Article IX of the Master Separation and Distribution Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof. For the avoidance of doubt, this Section 11.15 shall not apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to Sections 11.10 or 11.16(b) of the Master Separation and Distribution Agreement.

11.16	Performance

Each of CSC and Computer Sciences GS shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the CSC Group and any member of the Computer Sciences GS Group, respectively. Each of the Parties agrees to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

11.17	Construction

This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.

11.18	Effect if Distribution Does Not Occur

Notwithstanding anything in this Agreement to the contrary, if the Master Separation and Distribution Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect and shall be void ab initio.

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

EXHIBIT C

FORM OF INTELLECTUAL PROPERTY MATTERS AGREEMENT

INTELLECTUAL PROPERTY MATTERS AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

C-i

11.7	Successors and Assigns	24
11.8	Third Party Beneficiaries	24
11.9	Notices	24
11.10	Rules of Construction	24
11.11	Title and Headings	24
11.12	No Waiver	24
11.13	Severability	24
11.14	Governing Law; Jurisdiction	24
11.15	Dispute Resolution	25
11.16	Specific Performance	25
11.17	Counterparts	25

Signatory		26

List of Schedules and Exhibits

Schedule 1.1(b)	Additional Usage
Schedule 1.1(lll)	Unlicensed Marks
Schedule 1.1 (nn)	Licensed Methodologies
Schedule 2.4(a)	Licensed Marks
Exhibit A	Form of CSC Agility Reseller Agreement
Exhibit B	Form of VirtualShip Reseller Agreement

C-ii

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is dated as of [●], 2015 (the “Effective Date”), by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). Each of CSC and Computer Sciences GS is sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	CSC, acting directly and through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	CSC and Computer Sciences GS have entered into the Master Separation and Distribution Agreement by and between CSC and Computer Sciences GS dated as of the date hereof (the “Master Separation and Distribution Agreement”), in connection with the separation of the Computer Sciences GS Business from CSC and the Distribution of Computer Sciences GS Common Stock to stockholders of CSC;

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed in the Master Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Acquiring Person” shall have the meaning set forth in Section 2.1(h) of this Agreement.

(b)	“Additional Usage” shall have the meaning set forth in Schedule 5.1.

(c)	“Additional Usage Fee” shall have the meaning set forth in Section 5.1 of this Agreement.

(d)	“Affiliate” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(e)	“Agreement” shall have the meaning set forth in the preamble to this Agreement.

(f)	“Confidential Information” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(g)	“Computer Sciences GS” shall have the meaning set forth in the preamble to this Agreement.

(h)	“Computer Sciences GS Business” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(i)

“Computer Sciences GS Field” shall mean any sales, directly or indirectly, (i) to any federal Governmental Entity in the United States or any branch or location thereof located outside of the United States, (ii) to any United States state or local Governmental Entity other than a CSC customer in the

CSC State and Local Field or (iii) outside of the United States of America solely in connection with (A) any Contract entered into between Computer Sciences GS and a United States federal Governmental Entity or (B) military sales that are sponsored or financed and administered by a United States federal Governmental Entity.

(j)	“Computer Sciences GS Indemnitee” shall have the meaning set forth in Section 8.1 of this Agreement.

(k)	“Computer Sciences GS Personnel” shall mean employees, officers and directors of Computer Sciences GS engaged in the Computer Sciences GS Business. Computer Sciences GS Personnel shall be deemed to exclude all Customers, resellers, distributors or other Persons performing similar functions and any employees, partners, authorized agents and representatives of any such Persons but shall include (for the avoidance of doubt) any provider of outsourcing services to Computer Sciences GS in relation to the Computer Sciences GS Business that requires the right to use the Licensed Product Items on behalf of Computer Sciences GS or such Computer Sciences GS Subsidiary in order to perform a Customer Contract.

(l)	“Computer Sciences GS Subsidiary” shall mean any direct or indirect wholly owned subsidiary of Computer Sciences GS.

(m)	“CSC” shall have the meaning set forth in the preamble to this Agreement.

(n)	“CSC Agility” shall mean the proprietary Software of CSC or a CSC Subsidiary known as CSC Agility Platform.

(o)	“CSC Business” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(p)	“CSC Group” shall mean CSC and each Person that is or becomes an Affiliate of CSC (other than, after the Distribution, Computer Sciences GS or a Computer Sciences GS Subsidiary).

(q)	“CSC Indemnitee” shall have the meaning set forth in Section 8.2 of this Agreement.

(r)	“CSC Proprietary Items” shall mean the Licensed Product Items, the Licensed Methodologies, the Licensed Know-How and the Licensed Marks and any databases and Software a part of or ancillary thereto, any update, modification, enhancement, derivative work, data format, engine, platform, program, method of processing, graphical user interface, technique, procedure, concept, form, image, documentation, specification, development language, development tool, design, flow chart, instructional material, user booklet, printouts, or other written or machine-readable materials that are a part of or ancillary to the Licensed Product Items, the Licensed Methodologies, the Licensed Know-How and the Licensed Marks and also includes all copyrights, trademarks, trade secrets, patents and other intellectual property right subsisting in or covering any of them.

(s)	“CSC Subsidiary” shall mean any direct or indirect wholly owned subsidiary of CSC.

(t)	“Customer” shall mean a customer for whom Computer Sciences GS or any Computer Sciences GS Subsidiary provides services in connection with its operation of the Computer Sciences GS Business.

(u)	“Customer Contract” shall mean any contract assumed or entered into between Computer Sciences GS and a Customer in connection with the Computer Sciences GS Business.

(v)	“Distribution” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(w)	“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

(x)	“Enforcement Action” shall have the meaning set forth in Section 2.7 of this Agreement.

(y)	“End User” shall mean a Customer that is an agency or instrumentality of (i) the United States federal government or (ii) a state or local government located within the territory of the United States of America other than a CSC customer in the CSC State and Local Field that purchases the Licensed Products from Computer Sciences GS in accordance with the terms of this Agreement and the applicable Reseller Agreement.

(z)	“Extension Term” shall have the meaning set forth in Section 4.2 of this Agreement.

(aa)	“Fees” shall have the meaning set forth in Section 5.1 of this Agreement.

(bb)	“Governmental Entity” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative or governmental entity.

(cc)	“Imminent Computer Sciences GS IP” shall mean any Intellectual Property Rights acquired (whether by merger, consolidation, stock or asset purchase or other similar transaction) by Computer Sciences GS or a Computer Sciences GS Subsidiary or developed by Computer Sciences GS or a Computer Sciences GS Subsidiary without making use of any CSC Proprietary Items, in each case within six (6) months after the Effective Date.

(dd)	“Imminent Computer Sciences GS IP License” shall have the meaning set forth in Section 3.1(a) of this Agreement.

(ee)	“Improvements” shall mean, with respect to any Licensed Product, Licensed Methodology or Imminent Computer Sciences GS IP, all derivative works of such Licensed Product, Licensed Methodology or Imminent Computer Sciences GS IP as well as all modifications, improvements, fixes, enhancements and/or updates made to such Licensed Product, Licensed Methodology or Imminent Computer Sciences GS IP in each case, whether or not any of the foregoing is entitled to protection under applicable Law.

(ff)	“Initial Term” shall have the meaning set forth in Section 4.1 of this Agreement.

(gg)	“Intellectual Property Rights” shall mean all intellectual property, proprietary and industrial property rights of any kind worldwide, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing.

(hh)	“Know-How” shall mean any information, ideas, data, inventions, works of authorship, trade secrets, technology, or materials, whether or not proprietary or patentable, or public or confidential, and whether stored or transmitted in oral, documentary, electronic or other form.

(ii)	“Know-How License” shall have the meaning set forth in Section 2.3(a) of this Agreement.

(jj)	“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Entity thereof.

(kk)	“License Year” shall mean the twelve (12) month period commencing on the Effective Date and extending through the corresponding date in the following year and each subsequent twelve (12) month period thereafter during the Term.

(ll)	“Licensed Know-How” shall mean all Know-How owned by CSC or a CSC Subsidiary as of the Effective Date that Computer Sciences GS reasonably requires to conduct the Computer Sciences GS Business as of the Effective Date, excluding, for the avoidance of doubt, any Licensed Product Items, Licensed Methodologies, Other Software and Other Methodologies.

(mm)	“Licensed Marks” shall have the meaning set forth in Section 2.4(a) of this Agreement.

(nn)	“Licensed Methodologies” shall mean those workflow and design methodologies owned by CSC or a CSC Subsidiary as of the Effective Date that Computer Sciences GS reasonably requires to conduct the Computer Sciences GS Business as of the Effective Date, including those workflow and design methodologies set forth on Schedule 1.1(nn).

(oo)	“Licensed Products” shall mean CSC Agility and VirtualShip, collectively.

(pp)	“Licensed Product Items” shall mean the Licensed Products, Licensed Product Materials and Licensed Product Specifications, collectively.

(qq)	“Licensed Product Materials” shall mean installation and instructional documentation and training material generally provided by CSC for use in connection with the Licensed Products.

(rr)	“Licensed Product Specifications” shall mean the technical description and specifications of the Licensed Products generally published by CSC, as such published specifications are amended from time to time.

(ss)	“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by a CSC Indemnitee or a Computer Sciences GS Indemnitee.

(tt)	“Maintenance Fee” shall have the meaning set forth in Section 5.1 of this Agreement.

(uu)	“Master Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

(vv)	“Methodologies License” shall have the meaning set forth in Section 2.2(a) of this Agreement.

(ww)	“New Marks” shall have the meaning set forth in Section 2.4(m) of this Agreement.

(xx)	“Other Methodologies” shall mean all generally available, reasonably identifiable workflow and design methodologies in existence and owned by CSC or a CSC Subsidiary as of the Effective Date that Computer Sciences GS reasonably requires to conduct the Computer Sciences GS Business at any time after the Effective Date, other than Licensed Methodologies.

(yy)	“Other Software” shall mean all generally available, deliverable Software in existence and owned by CSC or a CSC Subsidiary as of the Effective Date and appearing on CSC’s pricelist that Computer Sciences GS reasonably requires to conduct the Computer Sciences GS Business at any time after the Effective Date, other than Licensed Products.

(zz)	“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

(aaa)	“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(bbb)	“Pre-COC Subsidiaries” shall have the meaning set forth in Section 2.1(g) of this Agreement.

(ccc)	“Products License” shall have the meaning set forth in Section 2.1(a) of this Agreement.

(ddd)	“Recoveries” shall have the meaning set forth in Section 2.7 of this Agreement.

(eee)	“Reseller Agreement” shall mean (i) the CSC Agility Reseller Agreement in the agreed form attached hereto as Exhibit A, in the case of CSC Agility and (ii) the VirtualShip Reseller Agreement in the agreed form attached hereto as Exhibit B, in the case of VirtualShip.

(fff)	“Software” shall mean any software whether in source code or object code, including application software, instructions for controlling the operation of a central processing unit or computer, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, but specifically excluding any licensed Third Party software.

(ggg)	“Term” shall have the meaning set forth in Section 4.2 of this Agreement.

(hhh)	“Third Party” shall mean any Person who is not a Party to this Agreement.

(iii)	“Third Party Reimbursement Fee” shall mean all out-of-pocket fees and other costs payable to Third Parties by CSC or CSC Subsidiaries as a result of the creation of a copy of any Licensed Product.

(jjj)	“Trademarks” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, social media identifiers, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(kkk)	“Trademarks License” shall have the meaning set forth in Section 2.4(a) of this Agreement.

(lll)	“Unlicensed Marks” shall mean all Trademarks owned by CSC or its Affiliates other than the Licensed Marks and including, but not limited to, those set forth on Schedule (lll).

(mmm)	“Virginia Courts” shall have the meaning set forth in Section 11.14 of this Agreement.

(nnn)	“VirtualShip” shall mean the proprietary Software of CSC or a CSC Subsidiary known as VirtualShip.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	GRANT OF LICENSES AND OPTION TO LICENSE TO COMPUTER SCIENCES GS

2.1	Grant of Products License

(a)	CSC hereby grants to Computer Sciences GS a perpetual, non-transferrable, non-assignable, royalty-free, limited license to access and use the Licensed Product Items and to sublicense the Licensed Product Items solely to End Users, in each case in accordance with and as expressly permitted by this Agreement and the relevant Reseller Agreement and in no other manner whatsoever (the “Products License”). During the Initial Term, the Products License shall be (i) limited solely to the Computer Sciences GS Field and (ii) exclusive as to clause (i) of the definition of “Computer Sciences GS Field” (other than and subject to any rights in respect of the Licensed Product Items granted by CSC or any CSC Subsidiaries to any Third Party prior to the date of this Agreement) even as against CSC.

(b)	Without limiting the foregoing, the Products License shall entitle Computer Sciences GS to access and use in accordance with the applicable Reseller Agreement and herewith, including Section 2.1(d), all Improvements to the Licensed Product Items as well as any new versions thereof in each case that are created and released during the Term and made generally available to end users of the Licensed Product Items. Each Party’s obligation, if any, to make and provide Improvements with respect to the Licensed Product Items shall be as set forth in the applicable Reseller Agreement.

(c)	Computer Sciences GS hereby assigns all right, title and interest in and to any and all Improvements made or created from or based on any Licensed Product Items by or on behalf of Computer Sciences GS following the Effective Date to CSC, and, as between the Parties, CSC shall have sole and exclusive ownership of such Improvements and all right, title and interest therein and thereto.

(d)	Computer Sciences GS shall provide CSC with written notice of any Improvements made or created in accordance with the applicable Reseller Agreement from or based on any Licensed Product Items by or on behalf of Computer Sciences GS during the Term. After such notice is provided, such Improvements shall automatically be included in the definition of Licensed Product Items, and the Products License granted to Computer Sciences GS in Section 2.1(a) shall automatically be amended to allow Computer Sciences GS to use such Improvements under the terms and conditions set forth in this Agreement and the applicable Reseller Agreement.

(e)	The Products License does not create on behalf of Computer Sciences GS any right to or interest in or right of possession or access to the source code relating to the Licensed Product Items or any right to possess, or copy or decompile object code relating to the Licensed Product Items, except the right to access and modify source code and compile it into object code solely to the extent and for the duration necessary for Computer Sciences GS to perform its maintenance and support obligations with respect to VirtualShip as set forth in the applicable Reseller Agreement.

(f)	Computer Sciences GS (acting through Computer Sciences GS Personnel) may use the Licensed Product Items only to the extent required in connection with the operation of the Computer Sciences GS Business, which during the Initial Term shall be solely in the Computer Sciences GS Field, and otherwise in accordance with this Agreement and only as and to the extent necessary to meet the performance requirements of End Users under Customer Contracts in accordance with the terms and conditions of the applicable Reseller Agreement. CSC’s sole obligations and responsibilities with respect to CSC Proprietary Items shall be limited to those set out in this Agreement and the applicable Reseller Agreement. Subject to Section 2.4, the Licensed Product Items will be licensed to End Users under the applicable Licensed Mark.

(g)	Computer Sciences GS shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Product Items other than to Computer Sciences GS Subsidiaries to the extent required in connection with the operation of the Computer Sciences GS Business and otherwise in accordance with this Agreement.

(h)	Notwithstanding anything to the contrary contained herein, the Products License shall not extend to any Person that, directly or indirectly, acquires control of Computer Sciences GS (an “Acquiring Person”) or to any Affiliate or subsidiary of any such Acquiring Person (other than Computer Sciences GS and entities that were direct or indirect subsidiaries of Computer Sciences GS prior to the time such Acquiring Person acquired such control (a “Pre-COC Subsidiaries”)). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC Subsidiary) to Computer Sciences GS or a Pre-COC Subsidiary, such contributed operations or businesses shall not be entitled to any of the rights granted pursuant to the Products License.

(i)	For the avoidance of doubt, Computer Sciences GS shall not make, or permit any sublicensees or Affiliates to make, any copies of any Licensed Products without first obtaining an independent license key from CSC and paying the Third Party Reimbursement Fee associated with such copy.

2.2	Grant of Methodologies License

(a)	CSC hereby grants to Computer Sciences GS a perpetual, non-transferrable, non-assignable, royalty-free limited license to access and use the Licensed Methodologies in the manner set forth in this Agreement and in no other manner whatsoever (the “Methodologies License”). During the Initial Term, the Methodologies License shall be (i) limited solely to the Computer Sciences GS Field and (ii) exclusive as to clause (i) of the definition of “Computer Sciences GS Field” (other than and subject to any rights in respect of the Licensed Methodologies granted by CSC or any CSC Subsidiaries to any Third Party prior to the date of this Agreement) even as against CSC.

(b)	Without limiting the foregoing, the Methodologies License shall entitle Computer Sciences GS to access and use in accordance herewith, including Section 2.2(d), all Improvements to the Licensed Methodologies as well as any new versions thereof in each case that are created and released by CSC during the Term and made generally available by CSC to end users of the Licensed Methodologies or otherwise provided by CSC to Computer Sciences GS. Notwithstanding the foregoing, CSC shall have no obligation to create or release any such Improvements, and the timing of any such Improvements shall be at the sole discretion of CSC.

(c)	Computer Sciences GS hereby assigns all right, title and interest in and to any and all Improvements made or created from or based on any Licensed Methodologies by or on behalf of Computer Sciences GS following the Effective Date to CSC, and, as between the Parties, CSC shall have sole and exclusive ownership of such Improvements and all right, title and interest therein and thereto.

(d)	Computer Sciences GS shall provide CSC with written notice of any Improvements made or created from or based on any Licensed Methodologies by or on behalf of Computer Sciences GS during the Term. After such notice is provided, such Improvements shall automatically be included in the definition of Licensed Methodologies, and the Methodologies License granted to Computer Sciences GS in Section 2.2(a) shall automatically be amended to allow Computer Sciences GS to use such Improvements under the terms and conditions set forth in this Agreement.

(e)	The Methodologies License does not create on behalf of Computer Sciences GS any right to or interest in or right of possession or access to the source code relating to the Licensed Methodologies or any right to possess, or copy or decompile object code relating to the Licensed Methodologies, except the right to access and modify source code and compile it into object code solely to the extent and for the duration necessary for Computer Sciences GS to perform its maintenance and support obligations with respect to Yatri as set forth in this Agreement.

(f)	Computer Sciences GS shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Methodologies other than to Computer Sciences GS Subsidiaries to the extent required in connection with the operation of the Computer Sciences GS Business and otherwise in accordance with this Agreement.

(g)	Notwithstanding anything to the contrary contained herein, the Methodologies License shall not extend to any Acquiring Person or to any Affiliate or subsidiary of any such Acquiring Person (other than Computer Sciences GS and Pre-COC Subsidiaries). Without limiting the foregoing, if any material operations or businesses are contributed by any Affiliate of an Acquiring Person (other than a Pre-COC Subsidiary) to Computer Sciences GS or a Pre-COC Subsidiary, such contributed operations or businesses shall not be entitled to any of the rights granted pursuant to the Methodologies License.

2.3	Grant of Know-How License

(a)	CSC hereby grants to Computer Sciences GS a perpetual, non-transferrable, non-assignable, royalty-free limited license to access and use the Licensed Know-How in the manner set forth in this Agreement and in no other manner whatsoever (the “Know-How License”). During the Initial Term, the Know-How License shall be (i) limited solely to the Computer Sciences GS Field and (ii) exclusive as to clause (i) of the definition of “Computer Sciences GS Field” (other than and subject to any rights in respect of the Licensed Know-How granted by CSC or any CSC Subsidiaries to any Third Party prior to the date of this Agreement) even as against CSC.

(b)	Computer Sciences GS shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under the Licensed Know-How other than to Computer Sciences GS Subsidiaries to the extent required in connection with the operation of the Computer Sciences GS Business solely in the Computer Sciences GS Field and otherwise in accordance with this Agreement.

2.4	Grant of Trademarks License

(a)	Upon the terms and subject to the conditions set forth in this Section 2.4, CSC hereby grants to Computer Sciences GS and Computer Sciences GS Subsidiaries a perpetual, non-transferrable, non-assignable, royalty-free, non-exclusive, limited license to use the trademarks, service marks, logos, domain names and other source identifiers listed on Schedule 2.4(a), whether registered or unregistered (the “Licensed Marks”), within the Computer Sciences GS Field, in connection with the operation, advertisement, marketing, promotion and support of the Computer Sciences GS Business, and in a manner not likely to cause confusion with the Unlicensed Marks (the “Trademarks License”).

(b)	The Trademarks License to use the specific marks: (i) COMPUTER SCIENCES GOVERNMENT SERVICES and (ii) COMPUTER SCIENCES GS includes the right to use such marks as and as part of a corporate or entity name, or trade name; provided that such corporate or entity name, or trade name, consists of the exact phrase “COMPUTER SCIENCES GOVERNMENT SERVICES”, or “COMPUTER SCIENCES GS”, followed directly by an entity designation such as (but not limited to) “Inc.”, “LLC”, or “Limited” after the word “SERVICES” or the letter “S.” None of the other Licensed Marks may be used by Computer Sciences GS or Computer Sciences GS Subsidiaries as a corporate or entity name, or trade name.

(c)	CSC agrees not to use, or permit any other Person (other than Computer Sciences GS or Computer Sciences GS Subsidiaries) to use, the exact designation “COMPUTER SCIENCES GOVERNMENT SERVICES” or “COMPUTER SCIENCES GS” as, or as a component of, any trademark, service mark, trade name, corporate or entity name, or “doing business as” name; provided, however, CSC may use, and authorize others to use, “COMPUTER SCIENCES” as, or as a component of, any trademark, service mark, trade name, corporate or entity name, or “doing business as” name as long as not used as the exact phrase “COMPUTER SCIENCES GOVERNMENT SERVICES” or “COMPUTER SCIENCES GS”; and CSC may also use “COMPUTER SCIENCES GOVERNMENT SERVICES” or “COMPUTER SCIENCES GS” to refer to Computer Sciences GS or Computer Sciences GS Subsidiaries.

(d)	Computer Sciences GS may develop logos or stylized “CSGOV” marks, however, before any public use of any such CSGOV logos commence, Computer Sciences GS must first submit proposed drawings of such marks to CSC for CSC’s written approval. After having obtained written approval from CSC, such CSGOV logos will become Licensed Marks under this Agreement, and as long as such CSGOV logos are not materially altered, Computer Sciences GS may use such CSGOV logos as long as such use otherwise complies with the terms of this Agreement. Computer Sciences GS further agrees that CSC will own all trademark, copyright, and other rights in such CSGOV logos, and Computer Sciences GS hereby assigns, grants and delivers (and agrees further to assign, grant and deliver) exclusively to CSC, all right, title and interest of every kind and nature whatsoever in and to any such CSGOV logos, including all copyrights and all renewals of copyrights. Computer Sciences GS further agrees, at CSC’s sole cost and expense, to execute and deliver to CSC such other and further instruments and documents that CSC may reasonably request for the purpose of establishing, evidencing, enforcing or defending CSC’s right, title and interest of every kind and nature whatsoever, including all copyrights, in and to such CSGOV logos.

(e)	Notwithstanding the foregoing, Computer Sciences GS shall be permitted to use any stationary, marketing and promotional material and any other materials bearing any Unlicensed Marks that it has in its stock until such time as such stock is depleted or six (6) months after the Distribution Date, whichever comes first.

(f)	Computer Sciences GS and Computer Sciences GS Subsidiaries may sublicense the Licensed Marks solely in accordance with the Trademarks License to advertisers, distributors, vendors, dealers, suppliers and other Persons, solely for use in connection with the operation of the Computer Sciences GS Business in a manner consistent with past practice. Computer Sciences GS shall be responsible for any act or omission by a sublicensee or by any Computer Sciences GS Subsidiaries that would constitute a breach of the Trademarks License or other terms hereof, as if committed by Computer Sciences GS.

(g)	Computer Sciences GS’s, Computer Sciences GS Subsidiaries’ and any permitted sublicensees’ use of the Licensed Marks shall comply with relevant elements of CSC’s trademark guidelines and applicable Laws. CSC further reserves the right to approve the quality and propriety of any goods or services using the Licensed Marks, which approval shall not be unreasonably withheld, conditioned or delayed. It is the purpose of this provision to prevent uses of the Licensed Marks in a manner that are inconsistent with CSC’s high quality of goods and services or in a manner that might be offensive to ordinary and customary standards of exceptional service as determined by CSC, in its sole discretion, or that could undermine or damage the reputation of CSC. Computer Sciences GS further agrees to furnish CSC, upon request, with sample specimens of each item bearing the Licensed Marks or pre-printed promotional literature, video, media production, web pages, or other marketing aids which Computer Sciences GS, Computer Sciences GS Subsidiaries, or any permitted sublicensee proposes to use with and which incorporate the Licensed Marks. Computer Sciences GS agrees that all advertising and promotional materials in which it and Computer Sciences GS Subsidiaries and permitted sublicensees use the Licensed Marks shall be truthful in all respects. CSC shall have the right to require Computer Sciences GS, Computer Sciences GS Subsidiaries and any permitted sublicensee to make reasonable changes to such literature or marketing aids for the purpose of eliminating inaccuracies, to ensure compliance with the requirements of this section or otherwise to protect the Licensed Marks. If no objection is made by CSC within ten (10) Business Days after its receipt of such material, CSC shall be deemed not to object to its use or distribution. CSC shall not be deemed to endorse the accuracy of, or assume any legal responsibility for the contents of such promotional material or media presentations. Computer Sciences GS and Computer Sciences GS Subsidiaries may not modify, change or alter any Licensed Mark without the prior written consent of CSC, not to be unreasonably withheld, conditioned or delayed. Computer Sciences GS agrees that it shall not, directly or indirectly, do, omit to do, or permit to be done, any act that will or may dilute the goodwill associated with the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or CSC or that will or may invalidate or jeopardize any registration of the Licensed Marks. Computer Sciences GS and Computer Sciences GS Subsidiaries shall not purchase Internet keywords or domain names containing the Licensed Marks.

(h)

Computer Sciences GS recognizes the ownership of, and great value of the goodwill associated with, the Licensed Marks as well as the marks COMPUTER SCIENCES and COMPUTER SCIENCES CORPORATION. Computer Sciences GS acknowledges that such goodwill belongs to CSC and that such Licensed Marks, as well as the marks COMPUTER SCIENCES and COMPUTER SCIENCES CORPORATION, have inherent and/or acquired distinctiveness and are famous marks. Nothing in this Agreement gives Computer Sciences GS, Computer Sciences GS Subsidiaries, or any sublicensees any right, title, or interest in the Licensed Marks, or the mark/designation COMPUTER SCIENCES, except the right to use the Licensed Marks in accordance with the terms of this Agreement. Computer Sciences GS’s, Computer Sciences GS Subsidiaries’, and any sublicensees’ use of the Licensed Marks shall inure to the benefit of CSC. Computer Sciences GS, Computer Sciences GS Subsidiaries, and sublicensees, will not, and will not cause any other Person to, seek to register any marks for, containing, or confusingly similar to, the Licensed Marks or the mark COMPUTER SCIENCES. Computer Sciences GS, Computer Sciences GS Subsidiaries, and sublicensees shall not, and shall not cause any other Person to, oppose or seek to cancel or challenge, in any forum anywhere in the world, including, but not limited to, the United States Patent and Trademark Office, any application or registration by CSC for the

Licensed Marks, or a mark consisting of or containing “COMPUTER SCIENCES”, or any composite mark containing a Licensed Mark as an element of such composite mark. Further, Computer Sciences GS, Computer Sciences GS Subsidiaries, and sublicensees, shall not, and shall not cause any other Person to, object to, or file any action or lawsuit because of, any use by CSC of: (i) the Licensed Marks, (ii) any composite mark containing a Licensed Mark, (iii) the mark COMPUTER SCIENCES or any composite mark containing “COMPUTER SCIENCES”, or (iv) any company name, corporate name, trade name, keyword, or domain name consisting of or containing any of the Licensed Marks or “COMPUTER SCIENCES”, for or in connection with any goods or services, whether such use is by CSC directly or through CSC’s licensees, CSC Subsidiaries, or CSC’s authorized users; and Computer Sciences GS, Computer Sciences GS Subsidiaries, and sublicensees will not, and will not cause any other Person to, take any other action which may adversely affect or contest CSC’s ownership of or right to use the Licensed Marks, any composite mark containing a Licensed Mark, or the goodwill associated with the Licensed Marks. Other than as permitted in this Agreement, Computer Sciences GS, Computer Sciences GS Subsidiaries, and sublicensees will not, and will not cause any other Person to, use “COMPUTER SCIENCES” as, or as a part of, any trademark, service mark, corporate or entity name, trade name, keyword, or domain name.

(i)	Computer Sciences GS, Computer Sciences GS Subsidiaries, and any sublicensees as permitted under this Agreement, will display on materials utilizing or displaying the Licensed Marks any notice, marking, or indicia of ownership required by this Agreement or otherwise by CSC from time to time. Computer Sciences GS, Computer Sciences GS Subsidiaries, and any sublicensees as permitted under this Agreement will, in all material respects, use the Licensed Marks in a manner reasonably calculated to prevent the Licensed Marks from becoming generic or otherwise invalid.

(j)	Computer Sciences GS agrees to notify CSC in writing, as promptly as reasonably practicable, of any of the following which comes to the attention of Computer Sciences GS: (i) any adoption, use, or registration of any mark, trade name, trading style or corporate name, domain name, or designation which would infringe, impair or dilute, or tend to infringe, impair or dilute, the Licensed Marks or the mark COMPUTER SCIENCES; (ii) any challenge to CSC’s use, Computer Sciences GS’s use, Computer Sciences GS Subsidiaries’ use, or any sublicensees’ use of any Licensed Mark; or (iii) any claim made by any Person of any rights in any Licensed Mark or the mark COMPUTER SCIENCES.

(k)	Except as provided herein, CSC shall be responsible, at its sole discretion, for renewing and maintaining at CSC’s expense all trademark applications and registrations for the Licensed Marks. CSC may elect, for any reason, not to renew any applications and registrations for the Licensed Marks. In the event CSC determines during the Initial Term that it intends to allow an application or registration for a Licensed Mark to lapse, be cancelled or be abandoned, it will notify Computer Sciences GS as promptly as reasonably practicable and Computer Sciences GS shall be entitled to pursue or maintain such application or registration in CSC’s name, but at Computer Sciences GS’s sole cost and expense. Each Party agrees to cooperate and provide promptly, upon any request by the other Party, appropriate samples and specimens of CSC’s, Computer Sciences GS’s, and Computer Sciences GS Subsidiaries’, and any authorized sublicensees’ use of the Licensed Marks to assist the relevant Party in maintaining and renewing CSC’s applications and registrations for the Licensed Marks.

(l)	Computer Sciences GS shall, at its own expense, at least once in every six (6) months and at any time at CSC’s written request, provide CSC with a written report detailing, for each Licensed Mark, (i) each jurisdiction where Computer Science GS, every Computer Sciences GS Subsidiary, and every sublicensee is using such Licensed Mark and (ii) the manner in which such Licensed Mark is being used in such jurisdiction.

(m)	CSC may elect at any time, at its sole discretion and for any reason, to change, alter, or replace the trademarks and service marks that CSC directs to be used as the names of its Licensed Products or Licensed Methodologies. The changed/altered/replaced trademarks and service marks (the “New Marks”) directed by CSC to be used as the new names of the Licensed Products or Licensed Methodologies will become Licensed Marks under this Agreement, immediately upon receipt by Computer Sciences GS of written notification by CSC of any New Marks. Upon receipt by Computer Sciences GS of written notice of any New Marks, Computer Sciences GS agrees to, and agrees to cause all Computer Sciences GS Subsidiaries and sublicensees to, change over within ninety (90) days on all web pages, marketing materials, promotional items, advertising, documents, files, and other materials to the use of the New Marks instead of the former Licensed Marks being used for such Licensed Products or Licensed Methodologies.

(n)	Nothing in this Agreement shall constitute any representation or warranty by CSC that any Licensed Mark is valid or that the exercise by Computer Sciences GS, any Computer Sciences GS Subsidiary, or any permitted sublicensee of any rights granted under this Agreement with respect to any Licensed Mark will not infringe the Intellectual Property Rights of any Person.

2.5	Grant of Option to License Other Software and Other Methodologies

CSC hereby grants to Computer Sciences GS an option to license, at any time during the Initial Term, any Other Software and any Other Methodologies as Computer Sciences GS may from time to time within such period reasonably request for use by Computer Sciences GS solely within the Computer Sciences GS Field. The terms and conditions of any such licenses, including any maintenance rights or obligations, shall be negotiated and agreed between CSC and Computer Sciences GS on an arm’s-length basis at such time.

2.6	Preservation of Ownership of Proprietary Rights

(a)	All rights not specifically granted to Computer Sciences GS herein are hereby retained by CSC. There are no implied licenses to any of the CSC Proprietary Items (or to any right, title or interest therein or part, portion or aspect thereof). Computer Sciences GS covenants to take no action or commit any omission that would reasonably be expected to be adverse to CSC’s sole and exclusive ownership of all right, title and interest in and to the CSC Proprietary Items and shall not (i) apply to register or cooperate in any effort by any Third Party to register any right, title or interest in or to any CSC Proprietary Items anywhere in the world in connection with any products or services; (ii) challenge or participate in any challenge of CSC’s rights in the CSC Proprietary Items; or (iii) do anything else inconsistent with CSC’s rights in the CSC Proprietary Items. If, contrary to the intent of the Parties, it should occur that Computer Sciences GS has any rights of ownership in the CSC Proprietary Items, Computer Sciences GS hereby agrees, at any time upon the written request of CSC, to assign and to sell for ten dollars (US$10.00) to CSC any and all such rights of ownership as well as the entire right, title and interest to any such right (including any attendant goodwill). Computer Sciences GS shall promptly upon request by CSC execute, without additional consideration, any assignment or other document that may be reasonably necessary or appropriate for CSC to purchase, take assignment or perfect its ownership interest or to memorialize, record or otherwise denote or demonstrate ownership by CSC of all right, title and interest in and to any CSC Proprietary Items.

2.7	Enforcement Actions

Computer Sciences GS agrees to notify CSC in writing, as promptly as reasonably practicable, of any actual or alleged infringement, challenge, misappropriation, claim, impairment or violation of any

Intellectual Property Rights relating to the Licensed Products, Licensed Methodologies, Licensed Know-How or Licensed Marks that comes to the attention of Computer Sciences GS. CSC shall have sole and exclusive authority and discretion to take such action as it deems appropriate and control any dispute, claim, litigation, United States Patent and Trademark Office or other U.S. or foreign governmental or administrative proceeding, or other action arising out of any actual or alleged infringement, challenge, misappropriation, claim, impairment or violation of any Intellectual Property Rights relating to the CSC Proprietary Items and including any brought by a Third Party (an “Enforcement Action”). Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action shall be borne by CSC, and CSC shall be entitled to all monetary damages, fines, settlement payments, costs, attorneys’ fees, and other amounts (“Recoveries”) awarded to CSC as a direct result of an Enforcement Action. Computer Sciences GS shall, and if requested by CSC cause Computer Sciences GS Subsidiaries and any sublicensees to, at CSC’s expense, cooperate fully and promptly with CSC with respect to such Enforcement Action, in such manner and to such extent as CSC may reasonably request, including joining such Enforcement Action as a party. Nothing herein shall be construed as requiring CSC to take any action to bring or defend any Enforcement Action or to indemnify or hold harmless Computer Sciences GS, Computer Sciences GS Subsidiaries, or any sublicensees in connection therewith. During the Initial Term, in the event CSC provides written notice or confirmation to Computer Sciences GS that it determines not to bring an Enforcement Action, Computer Sciences GS may, with the prior written consent of CSC (which consent may be withheld by CSC for any reason in its sole discretion), bring an Enforcement Action with respect to any violation of the Licensed Products, Licensed Methodologies, Licensed Know-How or Licensed Marks that Computer Sciences GS reasonably believes would have a material and adverse effect on its business; provided, however, that Computer Sciences GS shall not compromise or settle any Enforcement Action without the prior written consent of CSC; provided, further that Computer Sciences GS shall indemnify, defend and hold harmless (at Computer Sciences GS’s sole cost and expense) CSC for any losses of CSC arising from or relating to such Enforcement Action brought by Computer Sciences GS without CSC’s prior written consent, including, for the avoidance of doubt, any losses arising from any counterclaim to such Enforcement Action. Unless the Parties otherwise agree, all costs and expenses related to an Enforcement Action brought by Computer Sciences GS shall be borne by Computer Sciences GS and any Recoveries awarded to Computer Sciences GS as a direct result of an Enforcement Action brought by Computer Sciences GS shall belong to Computer Sciences GS. CSC shall, if reasonably requested by Computer Sciences GS and at Computer Sciences GS’ expense, provide and cause its Affiliates to provide reasonable cooperation with respect to any such Enforcement Action. For the avoidance of doubt, nothing herein shall be construed as requiring CSC to join as a party any Enforcement Action brought by Computer Sciences GS.

2.8	Prohibited Uses

(a)	Except as expressly permitted by this Agreement or the applicable Reseller Agreement, Computer Sciences GS shall not, nor shall it give permission to any Third Party, to:

(i)	use, copy (except for internal archival purposes), distribute, rent, lease, license, lend, give, sublicense, disclose or transfer any of the CSC Proprietary Items or any portion thereof;

(ii)	access or make available to any Third Party source code in any manner (and whether or not subject to escrow arrangements) relating to the Licensed Products, Licensed Methodologies or any portion thereof;

(iii)	translate, modify, adapt, enhance, extend, decompile, disassemble or reverse engineer the Licensed Products, Licensed Methodologies or any portion thereof;

(iv)	transfer, assign or sublicense, or purport to transfer, assign or sublicense, to any Third Party any right in or to any of the CSC Proprietary Items;

(v)	allow any of the CSC Proprietary Items or any right in any of them to become subject of any charge, lien or encumbrance;

(vi)	alter, remove or obscure any trademark, copyright, trade secret, patent, proprietary right and/or other legal notice of CSC that are part of or affixed to any of the Licensed Products or Licensed Methodologies;

(vii)	modify, decompile, disassemble or reverse engineer or otherwise attempt to derive, obtain or modify the source code to, write or develop any derivative software based upon the Licensed Products, or sell, rent, lease, license, sublicense, copy, reproduce, disclose or transmit the CSC Proprietary Items or any portion thereof, or permit any Third Party to do any of the foregoing, for any purpose whatsoever;

(viii)	use or permit use of the CSC Proprietary Items by a Third Party or on any service bureau, time-sharing or similar system; or

(ix)	create Improvements or additions to any of the CSC Proprietary Items.

(b)	Computer Sciences GS shall effect and maintain security measures as are necessary to safeguard the CSC Proprietary Items from any unauthorized access or use by any Person. Computer Sciences GS shall cause Computer Sciences GS Subsidiaries to comply with the terms and conditions of this Agreement and Computer Sciences GS shall be liable hereunder for the actions and inactions of Computer Sciences GS Subsidiaries and all Computer Sciences GS Personnel as though they were the actions or inactions of Computer Sciences GS.

2.9	Compliance with Third Party Licenses

Computer Sciences GS shall comply with the terms of the license agreements governing Third Party vendor materials incorporated into any of the Licensed Product Items, Licensed Methodologies or Licensed Know-How as and to the extent CSC so notifies Computer Sciences GS in writing from time to time.

3.	GRANT OF LICENSE TO CSC

3.1	Grant of Imminent Computer Sciences GS IP License to CSC

(a)	Computer Sciences GS hereby grants to CSC a non-exclusive, perpetual, non-transferrable, non-assignable, royalty-free, fully paid-up right and license to access, use, sell, copy and sublicense to end users any Imminent Computer Sciences GS IP (the “Imminent Computer Sciences GS IP License”). During the Initial Term, the Imminent Computer Sciences GS IP License shall be limited solely to outside the Computer Sciences GS Field.

(b)	Without limiting the foregoing, the Imminent Computer Sciences GS IP License shall entitle CSC to access, use, sell, copy and sublicense in accordance herewith, including Section 3.1(d), all Improvements to the Imminent Computer Sciences GS IP as well as any new versions thereof in each case that are created and released by Computer Sciences GS during the Initial Term and made generally available by Computer Sciences GS to end users of the Imminent Computer Sciences GS IP. Notwithstanding the foregoing, Computer Sciences GS shall have no obligation to create or release any such Improvements, and the timing of any such Improvements shall be at the sole discretion of Computer Sciences GS or its applicable Affiliate.

(c)	As between the Parties, Computer Sciences GS shall exclusively own all right, title and interest in and to any and all Improvements made or created from or based on any Imminent Computer Sciences GS IP by or on behalf of CSC following the Effective Date.

(d)	CSC shall provide Computer Sciences GS with written notice of any Improvements made or created from or based on any Imminent Computer Sciences GS IP by or on behalf of CSC during the Initial Term. After such notice is provided, such Improvements shall automatically be included in the definition of Imminent Computer Sciences GS IP, and the Imminent Computer Sciences GS IP License granted to CSC in Section 3.1(a) shall automatically be amended to allow CSC to use such Improvements under the terms and conditions set forth in this Agreement.

(e)	CSC shall not transfer, assign or sublicense, or purport to transfer, assign or sublicense, its rights under any Imminent Computer Sciences GS IP other than to CSC Subsidiaries to the extent required in connection with the operation of the CSC Business outside of the Computer Sciences GS Field and otherwise in accordance with this Agreement.

4.	TERM

4.1	Initial Term

The initial term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and continue through the fifth (5th) anniversary of the Effective Date unless terminated earlier pursuant to Section 10.

4.2	Extension of the Term

Computer Sciences GS may elect to extend the expiration date of this Agreement for up to one (1) additional period of five (5) years (the “Extension Term”), by providing written notice of such election to CSC at least ninety (90) days before the then-scheduled expiration of the Initial Term of its intent to extend the Initial Term (the Initial Term as extended by an Extension Term, the “Term”).

5.	FEES, FEE ADJUSTMENTS, PAYMENT, AND TAXES

5.1	Fees and Adjustments

During the Initial Term, for maintenance and support of the Licensed Products in accordance with this Agreement and the applicable Reseller Agreement and the Licensed Methodologies in accordance with this Agreement, Computer Sciences GS agrees to pay to CSC each License Year, an annual net fee equal to thirty million dollars (US$30,000,000) (the “Maintenance Fee”). For any Additional Usage during the Initial Term, additional fees as set forth on Schedule 5.1 shall apply (the “Additional Usage Fees”, and together with the Maintenance Fee, the “Fees). The Fees applicable during the Extension Term shall be as agreed by the Parties acting reasonably and in good faith. CSC does not currently expect based on reasonably anticipated usage by the Computer Sciences GS Business that Additional Usage Fees will apply during the Initial Term.

5.2	Payments

Computer Sciences GS shall pay CSC the Maintenance Fee applicable to each License Year within five (5) Business Days of the commencement of such License Year. Additional Usage Fees shall be payable within twenty-one (21) calendar days of delivery of an invoice from CSC.

5.3	Taxes

All charges set forth herein are exclusive of Taxes now or hereafter levied or imposed on the products or services provided under this Agreement. Each Party shall be liable for and pay all such Taxes as invoiced by the other Party.

6.	SUPPORT AND MAINTENANCE OBLIGATIONS

6.1	Support and Maintenance Services

(a)	The Parties acknowledge that the Maintenance Fee is a net amount reflecting maintenance and support obligations on each Party and agree that:

(i)	CSC shall provide the support and maintenance services set forth in the applicable Reseller Agreement in respect of CSC Agility during the Term and Computer Sciences GS shall provide the support and maintenance services set forth in the applicable Reseller Agreement in respect of VirtualShip. The applicable Party providing such support and maintenance services shall provide the other Party with such maintenance and support, including any Improvements of the Licensed Product Items, in accordance with the terms and conditions of the applicable Reseller Agreement;

(ii)	in respect of each Licensed Methodology other than the Licensed Methodology known as Yatri, CSC shall provide Computer Sciences GS with (i) any Improvements created by or on behalf of CSC as and when made generally available by CSC to its customers, or, if not made generally available by CSC to its customers, within a reasonable time after such Improvements are developed by or on behalf of CSC and (ii) level 3 help desk support to the extent being provided by CSC as of the Effective Date in respect of such Licensed Methodology; and

(iii)	in respect of the Licensed Methodology known as Yatri, Computer Sciences GS shall provide CSC with (i) any Improvements created by or on behalf of Computer Sciences GS as and when made generally available by Computer Sciences GS to its customers, or, if not made generally available by Computer Sciences GS to its customers, within a reasonable time after such Improvements are developed by or on behalf of Computer Sciences GS and (ii) level 3 help desk support to the extent being provided by Computer Sciences GS as of the Effective Date in respect of such Licensed Methodology.

(iv)	Notwithstanding the foregoing, CSC and Computer Sciences GS may elect to enter into a separate agreement after the date hereof setting forth any additional maintenance and support services to be provided by CSC to Computer Sciences GS in respect of any Licensed Methodologies, which agreement may include Computer Sciences GS’s right to receive from CSC the license rights to Third-Party Software, if any, embedded in such Licensed Methodologies and/or Computer Sciences GS’s obligation to license such Third-Party Software directly from the applicable vendor. The terms and conditions of any such agreement shall be negotiated and agreed between CSC and Computer Sciences GS on an arm’s-length basis.

6.2	Support Exclusions

(a)	Neither Party shall be required to provide support to the extent that any problem with any Licensed Product or Licensed Methodology is due to:

(i)	the Licensed Product or Licensed Methodology having been altered, damaged or modified by the other Party or its Subsidiaries or Customers;

(ii)	the other Party’s or its Subsidiary’s negligence, hardware malfunction or any cause beyond the reasonable control of the Party providing support; or

(iii)	the Licensed Product or Licensed Methodology being used in an operating environment other than an operating environment (i) specified in the Licensed Product Specifications or the Licensed Product Materials or (ii) otherwise agreed in writing by CSC and Computer Sciences GS.

(b)	Neither Party shall be required to provide any maintenance or support services directly to end users.

7.	WARRANTIES

7.1	Warranty Exclusions

(a)	Except as otherwise may be expressly set forth in the applicable Reseller Agreement, CSC shall in no circumstances have any liability for any of the following: (i) failure of the Licensed Products resulting from unpermitted modification, abuse or prohibited use of the Licensed Products or use of the Licensed Products that does not comply with the requirements of the Licensed Product Materials, (ii) failure of the Licensed Products resulting from use of the Licensed Products in combination with any other software and/or equipment which has not been supplied or approved in writing by CSC for use with the Licensed Products, (iii) loss of data or any storage media in the possession or under the control of Computer Sciences GS or any Computer Sciences GS Subsidiary, (iv) the content and accuracy of any document produced by the Licensed Products or (v) Computer Sciences GS’s or any Computer Sciences GS Subsidiary’s negligence or hardware malfunction.

(b)	NO WARRANTY SHALL BE CREATED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE FROM, THIS AGREEMENT OR CSC’S RENDERING OF TECHNICAL, PROGRAMMING, OR OTHER ADVICE OR SERVICE HEREUNDER. COMPUTER SCIENCES GS SHALL BE DEEMED TO HAVE ACCEPTED THE CSC PROPRIETARY ITEMS AND ANY SERVICES PROVIDED “AS IS” AND “WHERE IS,” AND WITHOUT ANY WARRANTY OF ANY KIND.

(c)	(i) COMPUTER SCIENCES GS HEREBY WAIVES ALL WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (INCLUDING TIME OF PERFORMANCE) RESPECTING THE CSC PROPRIETARY ITEMS OR SERVICES AND, (ii) CSC MAKES NO WARRANTY THAT THE FUNCTIONS CONTAINED IN A LICENSED PRODUCT ITEM WILL MEET COMPUTER SCIENCES GS’S REQUIREMENTS OR THAT THE OPERATION OF A LICENSED PRODUCT ITEM WILL BE UNINTERRUPTED OR ERROR-FREE.

(d)	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPUTER SCIENCES GS ASSUMES SOLE RESPONSIBILITY AND ENTIRE RISK AS TO THE SUITABILITY AND RESULTS OBTAINED FROM USE OF THE CSC PROPRIETARY ITEMS AND THE SERVICES, AND ANY DECISIONS MADE OR ACTIONS TAKEN BASED ON THE INFORMATION CONTAINED IN OR GENERATED BY THE CSC PROPRIETARY ITEMS AND THE SERVICES.

8.	INDEMNIFICATION; INJUNCTIVE RELIEF; LIMITATIONS OF LIABILITY

8.1	Indemnification by CSC

CSC will indemnify, defend and hold harmless Computer Sciences GS, and each of Computer Sciences GS’s Affiliates and Computer Sciences GS’s and its Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“Computer Sciences GS Indemnitees”) from and against any and all Losses incurred by any Computer Sciences GS Indemnitee as a direct result of any claim by a Third Party that is not a Computer Sciences GS Affiliate that Computer Sciences GS’s use of any Improvements to the Licensed Products and Licensed Methodologies provided by CSC pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) Computer Sciences GS’s modification of the Licensed Products or combination by Computer Sciences GS of the Licensed Products with other products or services if the Licensed Products would not have been infringing but for such combination or modification, (ii) Computer Sciences GS’s use of such Licensed Products other than as permitted under this Agreement, (iii) Computer Sciences GS’s failure to use an updated non-infringing version of the applicable Licensed Products to the extent Computer Sciences GS was notified that the update cured an infringement, (iv) changes to the Licensed Products made by CSC at the direction of Computer Sciences GS, or (v) any open source software included in the Licensed Products or used by Computer Sciences GS or an End User in connection with the Licensed Products.

8.2	Indemnification by Computer Sciences GS

Computer Sciences GS will indemnify, defend and hold harmless CSC, and each of CSC’s Affiliates and CSC’s and its Affiliates’ directors, officers, employees, agents and permitted successors and assigns (“CSC Indemnitees”) from and against any and all Losses incurred by any CSC Indemnitee as a direct result of any claim by a Third Party that is not a CSC Affiliate (A) arising from or relating to Computer Sciences GS’s or any End User’s use of the Licensed Products, and/or any end user agreement, documentation or representation provided or made by Computer Sciences GS to an End User to the extent such end user agreement, documentation or representation differs from the Licensed Product Materials, Licensed Product Specifications, marketing materials and/or Reseller Agreement provided by CSC or (B) that CSC’s use of any Improvements to the Licensed Products provided by Computer Sciences GS pursuant to this Agreement infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from (i) CSC’s modification of the Licensed Products or combination by CSC of the Licensed Products with other products or services if the Licensed Products would not have been infringing but for such combination or modification, (ii) CSC’s failure to use an updated non-infringing version of the applicable Licensed Products to the extent CSC was notified that the update cured an infringement, (iii) changes to the Licensed Products made by Computer Sciences GS at the direction of CSC, or (iv) any open source software included in the Licensed Products or used by CSC or its customers in connection with the Licensed Products.

8.3	Sole Remedy; Indemnification Procedures

(a)

If any Improvement for which CSC has an indemnification obligation under Section 8.1 becomes, or in CSC’s reasonable opinion is likely to become, the subject of any U.S. copyright, trademark or trade secret infringement or misappropriation claim or proceeding, CSC will, in addition to indemnifying

Computer Sciences GS as provided in Section 8.1, promptly take the following actions, at no additional charge to Computer Sciences GS, in the listed order of priority: (i) secure the right to continue using the item or (ii) replace or modify the item to make it non-infringing. If neither of such actions can be accomplished by CSC using commercially reasonable efforts, and only in such event, CSC will remove the applicable Improvements and, in full satisfaction of CSC’s obligations with respect to this Section 8.3(a), the applicable Fees will be equitably adjusted to reflect such removal. THIS SECTION 8.3 AND SECTION 8.1 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF CSC AND THE EXCLUSIVE REMEDY OF COMPUTER SCIENCES GS, ITS AFFILIATES, SUCCESSORS AND ASSIGNS WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE LICENSED PRODUCTS AND THE SUPPORT SERVICES OR ANY PART THEREOF.

(b)	All indemnification procedures shall be governed by Section 7.4 of the Master Separation and Distribution Agreement.

8.4	Injunctive Relief

The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of Sections 2, 3, or 9 of this Agreement by a Party or any of its Subsidiaries and that the other Party shall, in addition to any other rights it may have at Law or in equity, be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach (and the Party in breach shall not raise the defense of an adequate remedy at Law) without the posting of a bond or other form of assurance or surety.

8.5	Limitation of Liability

EXCEPT WITH RESPECT TO (i) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 8 WITH RESPECT TO THIRD PARTY CLAIMS OR (ii) EACH PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR COSTS, OR FOR LOST OR DAMAGED DATA OR LOSS OF PROFIT OR GOODWILL, WHETHER FORESEEABLE OR NOT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS.

9.	CONFIDENTIAL DATA & PROPRIETARY MATERIALS

9.1	Confidential Data, Proprietary Information, and Trade Secrets

All Confidential Information submitted by one Party to the other Party in connection with this Agreement shall be governed by the confidentiality obligations set forth in Section 8.5 of the Master Separation and Distribution Agreement.

9.2	Employees

Each Party shall cause its Affiliates and its and their employees, authorized agents and representatives to comply with the provisions set forth in this Agreement and shall be deemed for purposes of this Agreement to have taken the actions and inactions of the same in connection thereto.

10.	TERMINATION

10.1	Events of Termination

This Agreement may only be terminated if:

(a)	the Parties mutually agree;

(b)	the other Party is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement and which breach has remained uncured or otherwise unresolved for a period of thirty (30) days or more following that Party’s receipt of written notice regarding such breach; or

(c)	the other Party makes any assignment or assumption for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or is placed in the hands of a receiver or if the equivalent of any of the proceedings or acts referred to in this clause, though known and/or designated by some other name or term, occurs;

and such Party notifies the other Party of its election to terminate this Agreement.

10.2	Effect of Termination or Expiration

(a)	Upon the termination of this Agreement or the expiration of the Term, (i) Computer Sciences GS’s licenses to access and use any Improvements to (A) the Licensed Products pursuant to Sections 2.1(b) and 2.1(d) and (B) the Licensed Methodologies pursuant to Sections 2.2(b) and 2.2(d) shall cease and be of no further force or effect and (ii) Computer Sciences GS shall only be entitled to access and use the then-current versions of the Licensed Products and the Licensed Methodologies in Computer Sciences GS’s possession.

(b)	Upon the termination of this Agreement, Computer Sciences GS shall immediately return all copies, in any form, of any Confidential Information in its possession or control (or certify to CSC in writing that the same has been destroyed).

(c)	Unless a contrary intention clearly appears, expressions of termination, cancellation or rescission of this Agreement may not be construed as a renunciation or discharge of any claim in damages for an antecedent breach of this Agreement or an obligation incurred prior to the termination or expiration thereof.

10.3	Survival of Terms

Upon the termination of this Agreement or the expiration of the Term for any reason, the following shall survive: (a) any unsatisfied payment obligation or other right or remedy regardless of whether based on prior default or performance or otherwise, (b) any limitation on the scope, manner, method, or location of the exercise of rights in the CSC Proprietary Items, (c) any limitation, exclusion or waiver of warranties, remedy, liability or damages, (d) any obligation of confidentiality, nondisclosure, return of data or materials, or singular obligation to the extent that the obligation was created by the terms of this Agreement, (e) any right for effectuating any of the aforesaid, and (f) the provisions of Sections 2 (except for the right to receive Improvements pursuant to Sections 2.1(b), 2.1(d), 2.2(b) and 2.2(d) and the option to license Other Software and Other Methodologies pursuant to Section 2.5, each of which shall not survive), 3, 8, 10 and 11.

11.	GENERAL PROVISIONS

11.1	Further Assurances

In addition to the actions specifically provided for elsewhere in this Agreement, each Party agrees to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other documents, and to take such other action, as reasonably necessary or desirable, to fully effectuate the license grants, intents and purposes of this Agreement.

11.2	Relationship of the Parties

This Agreement shall not be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No Party shall have any power to obligate or bind the other Party in any manner whatsoever, except as specifically provided herein.

11.3	Amendment

This Agreement may not be modified or amended, except by an agreement in writing signed by each of the Parties.

11.4	Entire Agreement

The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. This Agreement (including the Schedules) and the Master Separation and Distribution Agreement constitute the entire agreement between the Parties related to the subject matter of the Agreement and supersede all prior agreements, discussions and understandings between the Parties related to its subject matter.

11.5	Priority of Agreements

If there is a conflict between any provision of this Agreement and the Master Separation and Distribution Agreement (or any other agreement referred to therein), the provisions of this Agreement will control.

11.6	Assignment

This Agreement shall not be assignable by Computer Sciences GS, in whole or in part, directly or indirectly, without the prior written consent of CSC, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that Computer Sciences GS may assign this Agreement (a) to an Affiliate controlled by Computer Sciences GS, or (b) to a purchaser of all or substantially all of the properties and assets of Computer Sciences GS, in each case so long as such assignee expressly assumes, in a written instrument in form reasonably satisfactory to CSC, the due and punctual performance or observance of every agreement and covenant of this Agreement to be performed or observed on the part of Computer Sciences GS. Notwithstanding the foregoing, because of its personal nature to CSC, the Trademarks License may not be assigned to any Person without the prior written consent of CSC, which consent may be withheld by CSC for any reason in its sole discretion. For the avoidance of doubt, this Agreement shall be assignable by CSC, in whole or in part, directly or indirectly, to any Person without restriction.

11.7	Successors and Assigns

The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.8	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and their respective Affiliates and shall not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement, except that any Computer Sciences GS Indemnitees or CSC Indemnitees shall be intended third-party beneficiaries of Section 8 of this Agreement.

11.9	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Master Separation and Distribution Agreement.

11.10	Rules of Construction

This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party. Moreover, drafts of the Agreement and Schedules shall not be taken into account in interpreting, or establishing the nature or limits of, a Party’s rights and obligations hereunder. Notwithstanding anything herein to the contrary, all rights granted herein and hereby shall be construed so as to permit only such action and use that is in compliance with all applicable Laws relating to the export of goods and services to, and the import of goods and services from, any foreign jurisdiction.

11.11	Title and Headings

Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.12	No Waiver

A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver.

11.13	Severability

If any provision of this Agreement is determined by any court or Governmental Entity to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable.

11.14	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.15	Dispute Resolution

The procedures set forth in Section 9 of the Master Separation and Distribution Agreement shall apply to the resolution of all disputes arising under this Agreement.

11.16	Specific Performance

From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

11.17	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

EXHIBIT D

FORM OF NON-U.S. AGENCY AGREEMENT

NON-U.S. AGENCY AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

D-ii

This NON-U.S. AGENCY AGREEMENT (this “Agreement”) is dated as of [●], 2015 by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). Each of CSC and Computer Sciences GS is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS:

(A)	CSC, acting directly and through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	CSC and Computer Sciences GS have entered into the Master Separation and Distribution Agreement by and between CSC and Computer Sciences GS dated as of the date hereof (the “Master Separation and Distribution Agreement”), in connection with the separation of the Computer Sciences GS Business from CSC and the Distribution of Computer Sciences GS Common Stock to stockholders of CSC; and

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Master Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Control”, when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

(b)	“Customer” shall mean any Person located outside of the United States or that is Controlled, directly or indirectly, by any Person located outside of the United States, provided that the term “Customer” shall not include any Governmental Entity in the United States or any branch or location thereof located outside of the United States.

(c)	“Distribution Date” shall have the meaning set forth in the Master Separation and Distribution Agreement.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(d)	“Permitted Direct Sales” shall have the meaning ascribed to it in Section 2.1.

(e)	“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(f)	“Services” shall mean any products or services generally made available to unaffiliated third parties by Computer Sciences GS or its controlled Affiliates.

(g)	“Territory” shall mean worldwide, other than in the United States of America.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof

2.	APPOINTMENT

2.1	Computer Sciences GS hereby appoints CSC as its sole and exclusive (including as against Computer Sciences GS) agent and representative to, directly or indirectly, offer to sell, and sell on behalf of Computer Sciences GS, Services to Customers in the Territory on the terms of this Agreement, other than to (i) a Person that is a non-U.S. Governmental Entity if and to the extent such Services are provided directly or indirectly by Computer Sciences GS in connection with a contract entered into between Computer Sciences GS and a United States federal Governmental Entity and (ii) a Person located in the Territory if and to the extent that such Services are provided directly or indirectly by Computer Sciences GS in connection with military sales to Persons located in the Territory that (A) are sponsored or financed and (B) administered by a United States federal Governmental Entity ((i) and (ii), collectively, the “Permitted Direct Sales”).

2.2	Computer Sciences GS shall not, during the duration of this Agreement, (i) make any offer or sale of Services, directly or indirectly, to Customers in the Territory, except (A) as and to the extent directed by CSC as agent hereunder or (B) for Permitted Direct Sales or (ii) appoint any other Person as its agent, distributor or franchisee for the offer or sale of Services to Customers in the Territory, except in connection with Permitted Direct Sales.

2.3	Without limiting the foregoing, Computer Sciences GS shall not, unless requested in writing to do so by CSC, directly or indirectly make offers or proposals (or respond to requests for the same) or negotiate with or make arrangements to sell Services to any Customer in the Territory, and shall refer all such possible transactions to CSC, in each case, other than Permitted Direct Sales.

2.4	CSC shall use commercially reasonable efforts to refer to Computer Sciences GS any transactions that CSC reasonably determines would be (i) within Computer Sciences GS’s core competency and (ii) better handled by Computer Sciences GS than by CSC or its subsidiaries or other Persons.

2.5	Computer Sciences GS acknowledges and agrees that (i) CSC shall not be obligated to expend any material resources in furtherance of marketing Computer Sciences GS’s Services in the Territory, it being understood that the principal focus of Computer Sciences GS’s business is on providing services to the U.S. federal government and (ii) subject to Section 2.4 of this Agreement and Section 5.5 of the Master Separation and Distribution Agreement, CSC may pursue for itself or other Persons any opportunities with Customers and may subcontract any of its obligations under this Agreement, at any time, in whole or in part, to any Person (but only to the extent that such subcontracting arrangement does not, and would not reasonably be expected to, result in any conflict with any Laws applicable to Computer Sciences GS’s business).

3.	COMPUTER SCIENCES GS’S UNDERTAKINGS

Computer Sciences GS undertakes and agrees with CSC during the term of this Agreement:

3.1	To indemnify CSC against any liabilities which CSC may incur as a result of Computer Sciences GS’s failure to perform its obligations to CSC or any Customer in accordance with the terms hereof. All out-of-pocket expenses, costs and charges incurred by CSC on behalf of Computer Sciences GS, including marketing, introduction and coordination expenses, shall be reimbursed by Computer Sciences GS promptly upon production by CSC of appropriate invoices and receipts in support thereof.

3.2	Promptly and efficiently to deal with any complaint, dispute or after-sales inquiry relating to any Services raised by a Customer in the Territory.

3.3	On CSC’s request, to communicate to CSC the name and address of any Customer in the Territory to which Computer Sciences GS has sold any Services pursuant to Section 2.3, to the extent permitted by applicable Law.

3.4	To comply with all reasonable and lawful instructions of CSC from time to time concerning the sale of Services to Customers in the Territory.

4.	REFERRAL PROCEDURES

4.1	In the event that CSC determines to refer an opportunity to provide Services to a Customer in the Territory to Computer Sciences GS, CSC shall provide written notice to Computer Sciences GS describing the nature of the opportunity (or portion thereof as to which Computer Sciences GS is being offered an opportunity to participate), the identity of the Customer, the timing and details required to be included in a response to a request for proposal or other bidding opportunity and if available, the opportunity to ask clarifying questions of the prospective Customer.

4.2	Computer Sciences GS shall treat all information it receives in connection with any opportunity to provide Services to a Customer in the Territory as confidential information pursuant to Section 8.5 of the Master Separation and Distribution Agreement.

5.	DURATION AND TERMINATION

5.1	This Agreement shall commence on the Distribution Date and shall continue through the fifth (5th) anniversary of the Distribution Date, unless terminated earlier pursuant to Sections 5.2 or 5.3.

5.2	This Agreement may be terminated at any time upon the mutual consent of the Parties.

5.3	Computer Sciences GS may terminate this Agreement with immediate effect by giving written notice to CSC if:

(a)	from and after the second anniversary hereof, CSC is controlled by or there is a change of control of CSC that results in the control of CSC by a Person that derives a significant amount of revenue from the provision of IT services to Governmental Entities in the United States of America;

(b)	prior to the second anniversary hereof, there is a change of control of CSC that results in the control of CSC by a Person that is principally engaged in the provision of IT services to Governmental Entities in the United States of America;

(c)	CSC suspends or ceases carrying on all or a substantial part of the CSC Business; or

(d)	in the event of a material breach by CSC of its obligations under Section 2.4, if such breach is not cured by CSC within thirty (30) days after CSC’s receipt of written notice of such breach from Computer Sciences GS.

6.	CONSEQUENCES OF TERMINATION

6.1	Termination or expiration of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of such termination or expiration, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of such termination or expiration.

6.2	On termination or expiration of this Agreement:

(a)	Computer Sciences GS shall not be required to use CSC to sell Services to Customers in the Territory; and

(b)	CSC shall immediately cease to describe itself as an agent of Computer Sciences GS.

6.3	On termination or expiration of this Agreement, Section 3.1 shall continue in full force and effect.

7.	CONFIDENTIALITY

7.1	Each Party undertakes that it shall not at any time disclose to any Person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party, except as permitted by Section 7.2.

7.2	Each Party may disclose the other Party’s confidential information:

(a)	to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out such Party’s obligations under this Agreement. Each Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other Party’s confidential information comply with this Section 7; and

(b)	as may be required or expressly permitted by applicable Law or this Agreement, a court of competent jurisdiction or any governmental or regulatory authority.

7.3	Neither Party shall use the other Party’s confidential information for any purpose other than to perform its obligations under this Agreement.

7.4	All documents and other records (in whatever form) containing confidential information supplied to or acquired by a Party shall be returned promptly to the disclosing Party on termination of this Agreement, and no copies shall be kept.

8.	ENTIRE AGREEMENT

This Agreement, together with the documents referenced herein (including the Master Separation and Distribution Agreement), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

9.	AMENDMENT AND WAIVER

This Agreement may not be terminated, modified or amended except by an agreement in writing signed by CSC and Computer Sciences GS. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.	ASSIGNMENT; SUCCESORS AND ASIGNS

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 10 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

11.	AUTHORITY

The Parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver, and to exercise their rights and perform their obligations under this Agreement.

12.	SEVERABILITY

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

13.	GOVERNING LAW; JURISDICTION

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.	COUNTERPARTS

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

16.	THIRD PARTY BENEFICIARIES

This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

17.	FORCE MAJEURE

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

EXHIBIT E

FORM OF REAL ESTATE MATTERS AGREEMENT

REAL ESTATE MATTERS AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

6.10	Force Majeure	22
6.11	Double Recovery	22
6.12	Title and Headings	22
6.13	Construction	22

Signatory		23

List of Schedules and Exhibits

Schedule 2.2 Leased Real Properties

Schedule 3.1 Falls Church Sublease Terms

Schedule 3.2 El Segundo Sublease Terms

Schedule 3.3 Sterling Lease Terms

Exhibit 1 Form of Conveyance for Owned Real Property

Exhibit 2 Form of Assignment Notice for Leased Real Properties

Exhibit 3 Form of Assignment Consent Request for Leased Real Properties

Exhibit 4 Form of Sublease

Exhibit 5 Form of Lease

This REAL ESTATE MATTERS AGREEMENT (this “Agreement”) is dated as of [●], 2015 by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). Each of CSC and Computer Sciences GS is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS:

(A)	CSC, acting directly and through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	CSC and Computer Sciences GS have entered into the Master Separation and Distribution Agreement by and between CSC and Computer Sciences GS dated as of the date hereof (the “Master Separation and Distribution Agreement”), in connection with the separation of the Computer Sciences GS Business from CSC and the Distribution of Computer Sciences GS Common Stock to stockholders of CSC;

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General

Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Master Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(b)	“Actual Closing” shall mean, with respect to each Leased Real Property, the consummation of the assignment or transfer of the rights, title and interest of CSC or its applicable Subsidiary in and to the Lease of such Leased Real Property to Computer Sciences GS or one of its Subsidiaries.

(c)	“Ancillary Agreements” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(d)	“Agreement” shall mean this Real Estate Matters Agreement, together with all amendments, modifications, and changes hereto entered into pursuant to Section 6.2.

(e)	“Business Day” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(f)	“Contracts” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(g)	“CSC” shall have the meaning set forth in the preamble to this Agreement.

(h)	“Computer Sciences GS” shall have the meaning set forth in the preamble to this Agreement.

(i)	“Computer Sciences GS Business” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(j)	“CSC Group” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(k)	“CSC Indemnitees” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(l)	“Distribution” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(m)	“Distribution Date” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(n)	“El Segundo Facility” shall mean the real property located at 2100 East Grand Avenue, El Segundo, California 90245.

(o)	“Falls Church Campus” shall mean the various buildings and other improvements to the real property located at 3170 Fairview Park Drive, Falls Church, Virginia 22042.

(p)	“Guaranteed Leases” shall mean any Leases as to which CSC or any member of the CSC Group has not received a Release and as to which Obligations remain at the time any determination with respect thereto is made.

(q)	“Guaranteed Properties” shall mean any Leased Real Properties leased, used or occupied under any Guaranteed Leases.

(r)	“Guaranteed Rent” shall mean the aggregate annual rent, additional rent and other charges, costs and expenses that Computer Sciences GS or any of its Subsidiaries is required to pay to the Landlords under the Guaranteed Leases from time to time through the remaining terms of the Guaranteed Leases, regardless of such Person’s volume of business.

(s)	“Landlord” shall mean (i) the holder of the landlord’s rights, title and interests in and to any Lease from time to time, (ii) with respect to the Lease Consents, any other Person from which any consent or waiver is required to assign any Lease or sublease any Leased Real Property to Computer Sciences GS or its applicable Subsidiary on the terms and conditions of this Agreement, and (iii) with respect to the release of all Liabilities of CSC or any of its Subsidiaries under any Lease, any other Person having the right to enforce any such Liabilities.

(t)	“Lease” shall mean, with respect to each Leased Real Property, any lease, sublease or other agreement under which CSC or its applicable Subsidiary (including, for the avoidance of doubt, through any division of CSC or any such Subsidiary) holds a leasehold interest in such Leased Real Property or has the right to use or occupy such Leased Real Property, together with any amendments or extensions of such leases, subleases or agreements, any guaranty of such lease, sublease or agreement by any member of the CSC Group, and any other agreements affecting such leases, subleases or agreements, such leasehold interest or the use and occupancy of such Leased Real Property.

(u)	“Lease Consents” shall mean all consents under, or amendments or waivers of any provision of, any Leases required (i) to assign the Lease or sublease the applicable Leased Real Property to Computer Sciences GS or its applicable Subsidiary on the terms and conditions of this Agreement and (ii) in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

(v)	“Lease Requiring Consent” shall mean any Lease (i) which prohibits the assignment of such Lease, or the sublease of the applicable Leased Real Property, to Computer Sciences GS or its applicable Subsidiary or (ii) under which the consent of any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Computer Sciences GS or such Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

(w)	“Lease Requiring Notice” shall mean any Lease under which notice to any Landlord is required for assignment of such Lease, or the sublease of the applicable Leased Real Property, to Computer Sciences GS or its applicable Subsidiary, on the terms and conditions of this Agreement or, in order to prevent a breach or default thereunder, in connection with the consummation of the Distribution.

(x)	“Leased Real Properties” shall mean those real properties, including without limitation any land, buildings, fixtures and other improvements constituting real property, leased or otherwise used and occupied by CSC or one of its Subsidiaries and identified in Schedule 2.2, together with (i) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (ii) all of CSC’s or such Subsidiary’s rights, interests and obligations under any subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

(y)	“Letter of Credit” shall mean an irrevocable standby letter of credit in the Required Amount issued by a Qualified Bank for the benefit of CSC on terms and conditions satisfactory to CSC.

(z)	“Letter of Credit Term” shall have the meaning set forth in Section 5.1(b) of this Agreement.

(aa)	“Liabilities” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(bb)	“Loss” or “Losses” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(cc)	“Master Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

(dd)	“Obtaining Party” shall have the meaning set forth in Section 2.6(b) of this Agreement.

(ee)	“Obligations” shall mean all Liabilities of CSC or its Subsidiaries as lessee, assignor, sublessor, guarantor or otherwise under or relating to any Lease, including, without limitation, any guarantee, surety, letter of credit, security deposit or other security which CSC or its Subsidiaries have provided or will provide to a Landlord with respect to any Lease, to the extent such Liabilities have not expired, terminated or been fully and unconditionally released.

(ff)	“Owned Real Properties” shall mean that real property, including without limitation all land and any buildings, fixtures and other improvements on such land, owned by CSC or one of its Subsidiaries located at 142 Hershal Windham Drive and 500 Industrial Blvd., each in Daleville Alabama, together with (i) all easements, rights-of-way, restrictions, reservations and other rights and interests appurtenant to such real properties and (ii) such owners’ rights, interests and obligations under any leases, subleases, licenses or other agreements regarding the use or occupancy of all or any portion of any such real property.

(gg)	“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

(hh)	“Person” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(ii)	“Properties” shall mean the Owned Real Properties and the Leased Real Properties.

(jj)	“Proposed Transfer” shall have the meaning set forth in Section 5.4.

(kk)	“Proposed Transferee” shall have the meaning set forth in Section 5.4.

(ll)	“Qualified Bank” shall be a financial institution with a minimum rating of A by Standard & Poor’s or a minimum rating of A2 by Moody’s Investors Services.

(mm)	“Related Property” shall have the meaning set forth in Section 4.2(b) of this Agreement.

(nn)	“Release” shall mean, with respect to each Lease, the unconditional release of all Liabilities of CSC or its Subsidiaries under such Lease, including, without limitation, the termination and return of any guarantee, surety, letter of credit, security deposit or other security which CSC or any of its Subsidiaries has provided to any Landlord with respect to such Lease.

(oo)	“Required Amount” shall mean [●]% of the Guaranteed Rent.

(pp)	“Sterling Facility” shall mean the real property located at 45154 Underwood Lane, Sterling, Virginia 20166.

(qq)	“Subsidiary” shall have the meaning set forth in the Master Separation and Distribution Agreement.

(rr)	“Surviving Person” shall have the meaning set forth in Section 5.1(a).

(ss)	“Transaction” shall have the meaning set forth in Section 5.1(a).

(tt)	“Transfer” shall mean transfer, contribute, distribute, assign, and/or convey (and deliver, as applicable), or cause to be transferred, contributed, distributed, assigned, and/or conveyed (and delivered, as applicable).

(uu)	“Virginia Courts” shall have the meaning set forth in Section 6.6.

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

2.	OWNED AND LEASED REAL PROPERTIES

2.1	Owned Real Properties

CSC shall convey or otherwise Transfer to Computer Sciences GS or its designated Subsidiary, or cause its applicable Subsidiary to convey or otherwise Transfer to Computer Sciences GS or its designated Subsidiary, and Computer Sciences GS shall accept, or cause its applicable Subsidiary to accept, all of CSC’s or its Subsidiary’s rights, title and interests in and to the Owned Real Properties, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Master Separation and Distribution Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such conveyance or Transfer prior to the Distribution Date or as soon as practicable thereafter.

2.2	Leased Real Properties

CSC shall assign or otherwise Transfer to Computer Sciences GS or its designated Subsidiary, or cause its applicable Subsidiary to assign or otherwise Transfer to Computer Sciences GS or its designated Subsidiary, and Computer Sciences GS shall accept and assume, or cause its designated Subsidiary to accept and assume, all of CSC’s or its Subsidiary’s rights, title, interests in and to, and obligations under, the Leases (including thereunder, any right, title and interest in and to any security deposits and related interest posted in accordance with such Leases), subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Master Separation and Distribution Agreement and the other Ancillary Agreements. The Parties shall use commercially reasonable efforts to effect such Transfer prior to the Distribution Date or as soon as practicable thereafter.

2.3	Lease Consents

(a)	CSC has provided or plans to provide prior to the Distribution Date any notice required to be delivered under each Lease Requiring Notice substantially in the form of Exhibit 2 attached hereto and has requested the Lease Consents by written notice substantially in the form of Exhibit 3 attached hereto to the Landlord with respect to each Lease Requiring Consent. Each such written notice for Lease Consents requests consent with respect to: (i) the assignment of the Lease by CSC or its applicable Subsidiary to Computer Sciences GS or its designated Subsidiary and (ii) to the extent required under the Lease, the change of affiliation and/or control of Computer Sciences GS that may occur in connection with the Distribution. CSC or its applicable Subsidiary shall use commercially reasonable efforts to obtain such Lease Consents.

(b)	Computer Sciences GS shall cooperate as reasonably requested by CSC to obtain the Lease Consents. Neither CSC nor any of its Subsidiaries shall have any liability to Computer Sciences GS or any of its Subsidiaries arising out of, or relating to, the failure to obtain any Lease Consents or any default, loss of any rights or acceleration of any obligations under, or any termination of, any Lease Requiring Consent as a result of any failure to obtain any Lease Consents. If and to the extent that a Lease Requiring Consent provides the applicable Landlord the opportunity to recapture all or a portion of a leased premises due to a request for a Lease Consent and such Lease Requiring Consent permits a request to be withdrawn (or words of similar import) upon such Landlord’s election so to recapture, then, if Computer Sciences GS so requests in writing, CSC shall use commercially reasonable efforts to exercise such right to withdraw a request for Lease Consent.

(c)	Computer Sciences GS shall use its commercially reasonable efforts to satisfy promptly, or cause its applicable Subsidiaries to use their commercially reasonable efforts to satisfy promptly, all of the requirements set forth in each Lease Requiring Consent and any other lawful and reasonable requirements of the Landlord in obtaining the Lease Consents, including, without limitation:

(i)	if required by any Landlord with respect to any Lease Requiring Consent, entering into an agreement with such Landlord to assume, observe and perform the tenant’s obligations under such Lease Requiring Consent during the remainder of the term of such Lease Requiring Consent; and

(ii)	if required by any Landlord with respect to any Lease Requiring Consent, providing, or causing another Person (other than CSC or any other member of the CSC Group) to provide, a guarantee, surety, letter of credit, security deposit or other security in reasonable form and amount to meet the reasonable requirements of the Landlord with respect to the creditworthiness of Computer Sciences GS or its designated Subsidiary.

2.4	Releases

(a)	CSC and Computer Sciences GS shall use their respective commercially reasonable efforts to obtain a Release from each Landlord with respect to each Lease and to satisfy promptly, or cause its designated Subsidiaries to use their commercially reasonable efforts to satisfy promptly, all of the lawful and reasonable requirements of each Landlord in obtaining each Release; provided, however, that neither CSC nor Computer Sciences GS shall be required to commence or pursue any Action, nor shall CSC be required to pay any consideration or incur any cost or otherwise offer or grant any accommodation (financial or otherwise), to obtain any Release.

(b)	Without limiting the foregoing, Computer Sciences GS shall, or shall cause its designated Subsidiaries to, use commercially reasonable efforts to satisfy promptly, all of the lawful and reasonable requirements of each Landlord in obtaining each Release, including, without limitation:

(i)	if required by the Landlord with respect to any Lease, entering into an agreement with such Landlord to assume, observe and perform the tenant’s obligations under such Lease during the remainder of the term of such Lease; and

(ii)	if required by the Landlord with respect to any Lease, providing, or causing another Person (other than CSC or any other member of the CSC Group) to provide, a guarantee, surety, letter of credit, security deposit or other security in reasonable form and amount to meet the reasonable requirements of the Landlord with respect to the creditworthiness of Computer Sciences GS or its designated Subsidiary.

(c)	To the extent that CSC or Computer Sciences GS does not obtain a Release from each Landlord with respect to any Lease, Computer Sciences GS shall indemnify, defend, protect and hold harmless the CSC Indemnitees from and against, and shall reimburse each CSC Indemnitee for, all Losses incurred by any CSC Indemnitee following the Distribution Date as a result of (i) all Obligations or the failure by Computer Sciences GS or any of its Subsidiaries to pay, perform, observe and discharge all Obligations or (ii) Computer Sciences GS’s or its applicable Subsidiary’s use or occupancy of the respective Leased Real Properties under each such Lease, including without limitation Computer Sciences GS’s or such Subsidiary’s use or occupancy of any Leased Real Property under Section 2.5 of this Agreement.

(d)	Without limiting the foregoing, to the extent that Computer Sciences GS does not obtain a Release within ninety (90) days after the Distribution Date with respect to any Guaranteed Lease with a remaining term of more than eighteen (18) months, CSC may require Computer Sciences GS or its applicable Subsidiary to offer to pay to the Landlord under each such Guaranteed Lease a cash deposit (to be refunded to Computer Sciences GS at the expiration of the remaining term of such Guaranteed Lease) of not less than three (3) months’ rent as an inducement for such Landlord to provide a Release.

2.5	Temporary Occupancy

In the event that the Actual Closing for any Leased Real Property does not occur on or before the Distribution Date, CSC and Computer Sciences GS shall use their respective commercially reasonable efforts to allow Computer Sciences GS to occupy such Leased Real Property upon the terms and conditions contained in the relevant Lease and until the Actual Closing for such Leased Real Property; provided, however, that if an enforcement action or forfeiture by the relevant Landlord due to Computer Sciences GS’s or its applicable Subsidiary’s occupation of such Leased Real Property constituting a breach of a Relevant Lease cannot, in the reasonable opinion of CSC, be avoided other than by requiring Computer Sciences GS or its applicable Subsidiary to promptly vacate the relevant Leased Real Property, CSC may, by notice to Computer Sciences GS, promptly require Computer Sciences GS or its applicable Subsidiary to vacate the relevant Leased Real Property on not less than ten (10) days prior written notice. Computer Sciences GS will be responsible for all Losses incurred by CSC or any of its Subsidiaries as a consequence of such occupation. Neither Computer Sciences GS nor its applicable Subsidiary shall be entitled to make any claim or demand against, or obtain reimbursement from, CSC or any of its Subsidiaries with respect to any Losses incurred by Computer Sciences GS or its applicable Subsidiary as a consequence of being obliged to vacate the Leased Real Property or in obtaining alternative premises, including, without limitation, any Action or forfeiture which a Landlord may take against Computer Sciences GS or its applicable Subsidiary.

2.6	Performance of Leases

(a)	Following the Distribution Date, whether or not (i) the Actual Closing with respect to any Leased Real Property has occurred, (ii) Computer Sciences GS or its applicable Subsidiary occupies such Leased Real Property under Section 2.5 of this Agreement or subleases such Leased Real Property under Section 2.7 of this Agreement or (iii) Computer Sciences GS or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Computer Sciences GS shall pay, perform, observe and discharge promptly when due, or cause its applicable Subsidiary to pay, perform, observe and discharge promptly when due, all Obligations under the Lease of such Leased Real Property; provided, however, that if, prior to an Actual Closing, a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Computer Sciences GS or its applicable Subsidiary, then CSC, at Computer Sciences GS’s or its applicable Subsidiary’s request, shall make such payment, performance, observation or otherwise discharge such Obligations until such Actual Closing, subject to CSC’s receipt of payment from Computer Sciences GS or its applicable Subsidiary of all rent and other amounts payable under the applicable Lease prior to payment by CSC to the Landlord; and provided, further, that if Computer Sciences GS or its applicable Subsidiary is required to vacate such Leased Real Property under Section 2.5 of this Agreement, Computer Sciences GS or its applicable Subsidiary shall pay to (if a Landlord refuses to accept direct payment, performance, observation or other discharge of Obligations by Computer Sciences GS or its applicable Subsidiary), or be entitled to be reimbursed by (if a Landlord otherwise accepts direct payment, performance, observation or other discharge of Obligations by Computer Sciences GS or its applicable Subsidiary), CSC or its designated Subsidiary monthly in advance fifty percent (50%) of the rent and other amounts payable under the applicable Lease for the remainder of the term of such Lease.

(b)	Upon (i) the Actual Closing with respect to any Guaranteed Property or (ii) the commencement of Computer Sciences GS’s or its applicable Subsidiary’s occupancy of any Leased Real Property under Section 2.5 of this Agreement or sublease of any Leased Real Property under Section 2.7 of this Agreement, Computer Sciences GS and each of its applicable Subsidiaries shall obtain and maintain all insurance, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under each such Lease; provided, however, if, prior to an Actual Closing, a Landlord refuses to accept Computer Sciences GS’s performance of the insurance requirements of any Lease or Computer Sciences GS’s insurer does not recognize an insurable interest on behalf of Computer Sciences GS, then CSC at Computer Sciences GS’s request shall use commercially reasonable efforts to obtain and maintain insurance policies until such Actual Closing, in such amounts and with such coverage, terms and conditions, as the tenant is required to maintain under such Lease, subject to (i) CSC’s receipt of payment from Computer Sciences GS of all premiums and other amounts owing with respect to such policies prior to payment by CSC to the carriers and (ii) indemnification from Computer Sciences GS against any Losses which any CSC Indemnitee may suffer under or in connection with such arrangements. Computer Sciences GS and each of its applicable Subsidiaries shall maintain such insurance for so long as CSC retains any Obligations with regard to the Properties or Leases subject to such insurance. Each of CSC and Computer Sciences GS (each, an “Obtaining Party”) shall, when obtaining insurance pursuant to this Agreement, use commercially reasonable efforts to provide that coverage under such insurance shall not expire or be terminated or materially modified without such insurer endeavoring to provide written notice to the other Party at least thirty (30) days in advance of such expiration, termination or modification. All policies of commercial general liability insurance obtained by an Obtaining Party (or any Subsidiary of such Obtaining Party) shall designate the other Party and, as applicable, the other members of the CSC Group or the appropriate Subsidiary of Computer Sciences GS, as additional insureds. On or before each such Actual Closing or the commencement of any such occupancy or sublease, and thereafter at least thirty (30) days before the expiration of any such insurance or within ten (10) days after receiving a written request from the other Party, the Obtaining Party shall deliver certificates from the issuers of all such insurance evidencing full compliance with this Section 2.6(b), together with evidence of the payment of any premiums due on account of such insurance.

(c)	CSC shall use commercially reasonable efforts to promptly deliver to Computer Sciences GS or its applicable Subsidiary copies of all invoices, demands, notices and other communications received by CSC or its applicable Subsidiary or agents in connection with any of the Leased Real Properties or the Leases and shall, at Computer Sciences GS’s cost and upon Computer Sciences GS’s reasonable request, use commercially reasonable efforts to give notices and otherwise communicate on behalf of Computer Sciences GS or its applicable Subsidiary with respect to matters relating to any Lease or Leased Real Property. Computer Sciences GS shall use commercially reasonable efforts to promptly deliver to CSC copies of all demands, notices and other communications received by Computer Sciences GS or its applicable Subsidiary or agents that allege any breach or default of any Lease, which breach or default could reasonably be expected to result in CSC or any of its Subsidiaries incurring any Liabilities under such Lease or relating to the applicable Leased Real Property.

2.7	Alternative Sublease

If, at any time, the relevant Lease Consent is expressly refused or if CSC does not reasonably expect to obtain such Lease Consent, CSC shall use commercially reasonable efforts to sublease (using an instrument substantially in the form of Exhibit 4 attached to this Agreement) all of the relevant Leased Real Property utilized by Computer Sciences GS or its applicable Subsidiary to Computer Sciences GS or such Subsidiary for the remainder of the term of the Lease (or, if required by Landlord, for a period equal to substantially all of the remainder of the term of such Lease). CSC shall apply to the relevant

Landlord for the Lease Consent with respect to such sublease, and, on the grant of such Lease Consent, CSC shall sublease or cause its applicable Subsidiary to sublease to Computer Sciences GS or its applicable Subsidiary the relevant Leased Real Property for the remainder of the term of the Lease Requiring Consent, at a rent equal to the rent from time to time under the Lease Requiring Consent, but otherwise on substantially the same terms and conditions as the Lease Requiring Consent, except to the extent inconsistent with this Agreement and except that CSC shall have no obligation to perform any obligations of such Landlord under such Lease. The sublease shall provide that (i) CSC shall use commercially reasonable efforts to enforce such Lease for the benefit of Computer Sciences GS or its applicable Subsidiary, at Computer Sciences GS’s or its applicable Subsidiary’s sole cost and expense, (ii) CSC shall not terminate or otherwise amend such Lease so as to materially adversely affect such subleased premises or Computer Sciences GS’s or its applicable Subsidiary’s rights thereunder; and (iii) subject to Section 2.13 of this Agreement, CSC shall exercise such Lease rights as may be reasonably requested by Computer Sciences GS or its applicable Subsidiary from time to time, at Computer Sciences GS’s or its applicable Subsidiary’s sole cost and expense and subject to indemnification from Computer Sciences GS against any Losses any CSC Indemnitee may suffer in connection therewith.

2.8	Form of Transfer

CSC or its applicable Subsidiary shall make the conveyance or transfer of the Owned Real Properties in accordance with Section 2.1 of this Agreement using one or more instruments substantially in the form of Exhibit 1 attached to this Agreement and shall make the assignment, sublease or transfer of the Leased Real Property in accordance with Sections 2.2 and 2.7 of this Agreement using one or more instruments substantially in the form of Exhibits 2, 3 or 4 (as applicable) attached to this Agreement (or, if any Landlord so requires, in the form of assignment reasonably proposed by the relevant Landlord), in each case with such modifications as are necessary to conform to local requirements, customs and practices to the extent necessary to render such form effective and, if requested by Computer Sciences GS, recordable.

2.9	Title to the Properties

CSC makes no representations or warranties, express or implied, with respect to the quality or condition of, or any encumbrances on, the title to the Properties, and Computer Sciences GS or its applicable Subsidiary shall accept the rights, title and interests of CSC or its applicable Subsidiary in and to each Owned Real Property and each Lease, subject to any defects in the quality or condition of such title and any easements, covenants, conditions, restrictions, reservations and other matters affecting, encumbering or relating to each Property.

2.10	Condition of Properties

CSC makes no representations or warranties, express or implied, with respect to the condition of the Properties, and Computer Sciences GS or its applicable Subsidiary shall accept each Property in such condition and state of repair as exists on the Distribution Date, with respect to the Owned Real Properties, and on the Actual Closing Date, with respect to the Leased Real Properties, with all faults, limitations and defects (latent and apparent), without any representations or warranties, express or implied, as to its quality, merchantability or its fitness for any intended use or particular purpose. Computer Sciences GS, for itself and on behalf of its Subsidiaries, acknowledges that it has had the opportunity to inspect the Properties to its full satisfaction and is familiar with the Properties. The Parties obligations under this Agreement are not conditioned upon the Properties being in any particular condition, and, any damage from condemnation or any fire or other casualty or any other change in the condition of any Property notwithstanding, CSC shall make, or cause its applicable Subsidiary to make, the conveyances, assignments and transfers under Section 2.1 and 2.2 of this Agreement, and Computer Sciences GS shall accept, or cause its applicable Subsidiary to accept, all such conveyances, assignments and transfers; provided, however, in the event of any such damage from condemnation or fire or other casualty before the Distribution Date, with respect to the Owned Real Properties, or the Actual Closing, with respect to the Leased Real Properties, CSC or its applicable Subsidiary shall confer with Computer Sciences GS regarding, and use commercially reasonable efforts to pursue and assign to Computer Sciences GS or its applicable Subsidiary, all rights and interests of CSC or its applicable Subsidiary in and to any proceeds of insurance arising from such fire or casualty or proceeds arising from any condemnation proceeding at the time of the conveyance, assignment or transfer for the relevant Property. To the extent that there is any damage from condemnation or any fire or other casualty to any Leased Real Property prior to the Actual Closing, CSC shall consult with Computer Sciences GS prior to the exercise of any right set forth in the respective Lease with respect to such an event.

2.11	Lease Termination

If any Lease expires or is terminated prior to the Distribution Date, (i) CSC or its applicable Subsidiary shall not be required to assign or transfer such Lease, (ii) Computer Sciences GS or its applicable Subsidiary shall not be required to accept an assignment or transfer of such Lease or a sublease of the Leased Real Property relating to such Lease and (iii) neither Party shall have any further obligations with respect to such Lease or Leased Real Property under this Agreement.

2.12	Tenant’s Fixtures and Fittings

The Master Separation and Distribution Agreement and the other Ancillary Agreements shall govern the ownership, and the transfer of ownership, of any trade fixtures and personal property located at each Property.

2.13	Lease Extensions

Computer Sciences GS shall not enter into, and shall not permit its applicable Subsidiaries to enter into, any agreement renewing any Guaranteed Lease or extending the term of any Guaranteed Lease unless CSC is released from all Obligations, including any guaranty, surety and other security relating to such Guaranteed Lease. If Computer Sciences GS or its Subsidiary wishes to remain in any Guaranteed Property after the expiration of the current term of any Guaranteed Lease, Computer Sciences GS shall enter into, or cause its applicable Subsidiary to enter into, a new lease of such Guaranteed Property under which neither CSC nor any of its Subsidiaries shall have any Liabilities. If any Guaranteed Lease provides (a) a right or option to renew such Guaranteed Lease or extend the term of such Guaranteed Lease that the tenant under such Guaranteed Lease may exercise with respect to such Guaranteed Lease or (b) that such Guaranteed Lease shall renew or the term of such Guaranteed Lease shall be extended automatically if the tenant under such Guaranteed Lease fails to take an action to prevent such automatic renewal or extension, then, Computer Sciences GS shall not exercise, and shall not permit its applicable Subsidiary to exercise, such right or option to renew such Guaranteed Lease or extend the term of such Guaranteed Lease, and Computer Sciences GS shall take such action, or shall cause its applicable Subsidiary to take such action, as is necessary to prevent the automatic renewal of such Guaranteed Lease or the automatic extension of the term of such Guaranteed Lease. Neither CSC nor any of its Subsidiaries shall have any Liabilities under (i) any Lease that expires or is subject to renewal on or after the Distribution Date, or (ii) any new lease executed by Computer Sciences GS or its Subsidiaries in connection with the Computer Sciences GS Business on or after the Distribution Date.

2.14	Costs and Expenses

Computer Sciences GS shall pay all out-of-pocket costs and expenses incurred in connection with obtaining the Lease Consents and the Releases by each Landlord, including, without limitation, any fee charged by any Landlord for any Lease Consent and any attorneys’ fees and any costs and expenses relating to re-negotiation or renewal of any Lease. Computer Sciences GS shall also pay all out-of-pocket costs and expenses payable in connection with the conveyance or transfer of the Owned Real Properties and the assignment or transfer of the Leases, including, without limitation, title insurance premiums, escrow fees, recording fees and any transfer taxes.

2.15	Landlord Estoppel Certificates

If requested to do so by Computer Sciences GS, CSC will use its commercially reasonable efforts to provide estoppel certificates to landlords under the Guaranteed Leases, subject to the receipt of factual representations from Computer Sciences GS in form and substance reasonably satisfactory to CSC (and subject to receipt of an acknowledgement from Computer Sciences GS that it will be solely responsible for, and will hold CSC harmless against, any Liabilities which may arise from such estoppel certificate or the matters covered thereby).

2.16	Title Insurance

At the request of Computer Sciences GS (and at Computer Sciences GS sole cost and expense), CSC shall use its commercially reasonable efforts to obtain endorsements to existing title insurance policies held by the CSC Group providing for the transfer of such policies to Computer Sciences GS or its designated Subsidiaries. Computer Sciences GS may, at its own cost and expense, elect to obtain title insurance policies and/or surveys with respect to any or all of the Owned Real Properties.

3.	SHARED PROPERTIES

3.1	Falls Church Campus Sublease

(a)	As of the Effective Time, CSC’s corporate headquarters and Computer Sciences GS’s corporate headquarters will be located at the Falls Church Campus.

(b)	CSC or its applicable Subsidiary and Computer Sciences GS or its applicable Subsidiary shall enter into a sublease of portions of the Falls Church Campus on the terms set forth on Schedule 3.1 pursuant to a sublease agreement substantially in the agreed form attached hereto as Exhibit 4.

3.2	El Segundo Facility Sublease

CSC or its applicable Subsidiary and Computer Sciences GS or its applicable Subsidiary shall enter into a sublease of portions of the El Segundo Facility on the terms set forth on Schedule 3.3 pursuant to a sublease agreement substantially in the agreed form attached hereto as Exhibit 4.

3.3	Sterling Facility Lease

CSC or its applicable Subsidiary and Computer Sciences GS or its applicable Subsidiary shall enter into a lease of portions of the Sterling Facility on the terms set forth on Schedule 3.3 pursuant to a lease agreement substantially in the agreed form attached hereto as Exhibit 5.

4.	INDEMNIFICATION

4.1	Notice of Default Under the Guaranteed Leases; Indemnification and Reimbursement

(a)	Computer Sciences GS shall provide CSC with a copy of any written notice of default, notice of alleged default or other notice that Computer Sciences GS or any of its Subsidiaries receives from a Landlord or a lender with respect to any Guaranteed Lease that may result in an event of default, which copy shall be given to CSC as soon as practicable and in any event no later than fifteen (15) Business Days after Computer Sciences GS’s or any of its Subsidiaries’ receipt of any such notice. CSC shall provide Computer Sciences GS with a copy of any written notice of default, notice of alleged default or other notice that CSC or any member of the CSC Group receives from a Landlord with respect to any Guaranteed Lease, which copy shall be given to Computer Sciences GS as soon as practicable and in any event no later than five (5) Business Days after CSC’s or any of the CSC Group members’ receipt of any such notice.

(b)	Computer Sciences GS shall deliver to CSC, as soon as practicable and in any event no later than fifteen (15) Business Days after Computer Sciences GS’s or any of its Subsidiaries’ receipt of any notice described in Section 4.1(a) hereof, a statement from Computer Sciences GS concerning Computer Sciences GS’s intentions with respect to said default or alleged default. CSC shall reasonably cooperate with any attempt by Computer Sciences GS pursuant to this Section 4.1(b) to cure or contest a default or alleged default.

(i)	If Computer Sciences GS indicates an intent to contest said default or alleged default, then Computer Sciences GS shall engage legal counsel reasonably acceptable to CSC and shall diligently pursue such contest; provided, however, if CSC reasonably believes that Computer Sciences GS is not likely to prevail in such contest and CSC reasonably believes that CSC or any member of the CSC Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, CSC may (in its sole and absolute discretion and without any obligation to do so) give Computer Sciences GS written notice of CSC’s intention to cure the default or alleged default under such Guaranteed Lease, and the Parties shall be thereafter be governed by Section 4.1(b)(iii).

(ii)	If Computer Sciences GS indicates its intent to cure such default or alleged default, Computer Sciences GS shall cure said default or alleged default within the time period set forth in the applicable Guaranteed Lease, or if said default or alleged default is of a character which does not permit the curing of said default or alleged default within the time period set forth in the applicable Guaranteed Lease, Computer Sciences GS shall eliminate, cure, obtain a waiver or otherwise constructively address such default or alleged default and proceed diligently with respect to said default or alleged default until cured, waived or eliminated, but, in any event, in the manner required under the terms and conditions of the applicable Guaranteed Lease. So long as Computer Sciences GS is working diligently to cure such default or alleged default in accordance with the foregoing, CSC shall refrain from taking actions to cure such default or alleged default and shall cooperate as reasonably requested by Computer Sciences GS with respect to curing such default or alleged default or settling such dispute with the applicable Landlord; provided, however, if Computer Sciences GS (1) provides written notice to CSC of its intention not to cure said default or alleged default, (2) fails to send any notice of its intentions, or (3) fails to cure a default or alleged default in accordance with its previous notice to CSC, or if CSC reasonably believes that CSC or any member of the CSC Group will suffer adverse consequences as a result of such default or alleged default if it is not cured promptly, then, in any such event, CSC may (in its sole and absolute discretion and without any obligation to do so) give Computer Sciences GS written notice of CSC’s intention to cure the default or alleged default under such Guaranteed Lease and the parties shall be thereafter be governed by Section 4.1(b)(iii).

(iii)	If Computer Sciences GS has not cured such default or alleged default within five (5) days after Computer Sciences GS’s receipt of CSC’s written notice to Computer Sciences GS pursuant to the final sentences of Sections 4.1(b)(i) or 4.1(b)(ii) (or, if such default or alleged default cannot be cured within such five (5) day period, Computer Sciences GS has not commenced to cure and continued to diligently pursue such cure to completion within the grace or cure periods provided under, and otherwise in accordance with the terms of the applicable Guaranteed Lease), then, regardless of any stated intention of Computer Sciences GS, CSC may (in its sole and absolute discretion and without any obligation to do so) cure such default or alleged default on behalf of Computer Sciences GS at Computer Sciences GS’s sole cost and expense, and Computer Sciences GS, for itself and on behalf of each of its Subsidiaries, hereby grants to CSC a license to enter upon any Leased Real Property for the purpose of effecting such cure, subject to the provisions of such Guaranteed Lease.

(iv)	If CSC or any member of the CSC Group incurs any Losses as a result of a default or alleged default under any Guaranteed Lease by Computer Sciences GS or any of its Subsidiaries, and if Computer Sciences GS does not pay to CSC the full amount of such Losses promptly after receipt of notice of such Losses from CSC, CSC shall be entitled to exercise any and all remedies available to it under this Agreement or under any other agreement between the parties, at law or in equity.

(c)	Computer Sciences GS, for itself and as agent for each of its Subsidiaries, hereby agrees to indemnify, defend (or, where applicable, pay the costs of defense for) and hold harmless the CSC Indemnitees from and against, and shall reimburse such CSC Indemnitees for, all Losses incurred by the CSC Indemnitees by reason of (i) the incurrence by any CSC Indemnitees of reasonable out-of-pocket costs of enforcement (excluding any internal administrative costs of such CSC Indemnitees) of any terms, covenants or agreements contained in this Agreement, (ii) any and all payments or performance required of any of the CSC Indemnitees with respect to any Obligation, and (iii) any breach or default by Computer Sciences GS or any of its Subsidiaries under any Guaranteed Lease. If any CSC Indemnitee incurs any such Losses, Computer Sciences GS shall reimburse CSC for the full amount thereof, within ten (10) days after receiving a written demand for such Losses from CSC. In the event that, with the consent of CSC, Computer Sciences GS assumes the defense of any CSC Indemnitee with respect to any Action arising out of any matter from and against which Computer Sciences GS is obligated to indemnify, defend and hold harmless such CSC Indemnitee under this Section 4.1(c), such defense shall include the employment of counsel reasonably satisfactory to Computer Sciences GS and CSC and the payment by Computer Sciences GS of all of such counsel’s fees and expenses. CSC shall not be liable for the payment of any settlement of any such Action effected by Computer Sciences GS without the written consent of CSC. Computer Sciences GS shall not, without the prior written consent of CSC (not to be unreasonably withheld or delayed), effect any settlement of any Action in respect of which any CSC Indemnitee is a party and from and against which Computer Sciences GS is obligated to indemnify, defend and hold harmless such CSC Indemnitee under this Section 4.1(c), unless such settlement is paid, in the first instance, by Computer Sciences GS, contains no admission of wrongdoing on the part of any CSC Indemnitee and includes an unconditional release of all CSC Indemnitees from all liability on all claims that are the subject matter of such Action. CSC agrees to cooperate reasonably with Computer Sciences GS’s defense of any such Action, as reasonably requested by Computer Sciences GS and at Computer Sciences GS’s sole cost and expense.

4.2	Termination of Assignment Upon Breach or Event of Default

If a breach or default occurs under any of the Guaranteed Leases and such breach or default remains uncured after any applicable notice and cure period, then CSC, at its election, shall have the following non-exclusive remedies:

(a)	CSC shall be entitled to all of the rights and remedies which CSC may have under this Agreement or any other Contract or at law or in equity;

(b)	CSC shall have the right to terminate the assignment to Computer Sciences GS or its applicable Subsidiary of CSC’s or its applicable Subsidiary’s right, title and interest in and to the Guaranteed Lease with respect to which there exists a default following any notice and cure period provided for in such Guaranteed Lease, which right CSC shall exercise by written notice to Computer Sciences GS. Provided that such Guaranteed Lease is not a Lease Requiring Consent, upon receiving such notice from CSC, such assignment shall be of no further force and effect; and Computer Sciences GS shall assign or otherwise transfer, or cause its applicable Subsidiary to assign or otherwise transfer, to CSC all of Computer Sciences GS or such Subsidiary’s right, title and interest in and to such Guaranteed Lease and any related improvements and fixtures (but excluding any furnishings, trade fixtures and business equipment) used in connection with the Leased Real Property demised under such Guaranteed Lease (collectively, the “Related Property”). If such Guaranteed Lease is a Lease Requiring Consent, then CSC may seek Landlord’s consent to re-assignment of the Lease to CSC at Computer Sciences GS’s sole cost and expense, and, upon the receipt of such consent, Computer Sciences GS (or its Subsidiary) shall perform such assignment and transfer called for in the preceding sentence.

(c)	If CSC exercises its right to terminate the assignment to Computer Sciences GS of any Guaranteed Lease, CSC shall have the immediate right to possession and use of the Leased Real Property with respect to which such breach or event of default exists and any Related Property associated with such Leased Real Property, and, upon receiving the notice of termination of such Guaranteed Lease from CSC, Computer Sciences GS shall quit and vacate, or shall cause its applicable Subsidiary and all other tenants and occupants of such Leased Real Property, to quit and vacate such Leased Real Property in accordance with the requirements of such Guaranteed Lease and broom clean, with all rubbish, debris and personal property belonging to Computer Sciences GS or such Subsidiary, tenant or occupant (other than the Related Property) having been removed. If Computer Sciences GS or any such Subsidiary, tenant or occupant shall fail to quit and vacate such Leased Real Property after receipt of such notice of termination in accordance with the requirements of the Guaranteed Lease, CSC shall have all rights and remedies available at law and in equity to evict Computer Sciences GS, or such Subsidiary, tenant or occupant from such Leased Premises.

(d)

Computer Sciences GS, for itself and as agent for each of its Subsidiaries, hereby irrevocably constitutes and appoints CSC its true and lawful attorney-in-fact for the purpose of carrying out the terms and provisions of this Section 4.2 after a breach or default under this Agreement or under any Guaranteed Lease (which continues after the giving of any notice and the expiration of any cure period provided under such Guaranteed Lease), in Computer Sciences GS’s or such Subsidiary’s name and stead, (i) to secure and maintain the use and possession of any Leased Real Properties with respect to which any breach or event of default exists under any Guaranteed Lease and any Related Property; (ii) to take any and all actions which CSC reasonably deems necessary to protect, maintain and secure its interest in any such Leased Real

Property and Related Property; and (iii) to put and substitute one or more agents, attorney or attorneys-in-fact for Computer Sciences GS or any such Subsidiary to do, execute, perform and finish for Computer Sciences GS or such Subsidiary those matters which shall be reasonably necessary or advisable, or which Computer Sciences GS’s agent, attorney-in-fact or its substitute shall deem reasonably necessary or advisable, with respect to such Leased Real Property or Related Property, including, without limitation, executing on behalf of Computer Sciences GS any instrument deemed necessary or advisable by CSC to evidence the termination of the previous assignment, and the assignment of Computer Sciences GS’s or its Subsidiary’s rights, title and interests in and to such Guaranteed Lease under this Section 4.2, as thoroughly, amply and fully as Computer Sciences GS could do personally. All such powers of attorney shall be deemed coupled with an interest and shall be irrevocable.

4.3	No Obligation to Pay Rent

Nothing in this Agreement or the instruments assigning the Guaranteed Leases to Computer Sciences GS or its applicable Subsidiary creates any obligation on the part of CSC to pay any amounts due or owing under any of the Guaranteed Leases.

5.	COVENANTS

5.1	Merger

(a)	As long as the Guaranteed Rent in the aggregate through the remaining life of the Guaranteed Leases exceeds $[●], prior to the completion by Computer Sciences GS of any consolidation with or merger into any Person (or of any transaction involving or related to an acquisition of a controlling interest in Computer Sciences GS or a sale of all or substantially all of Computer Sciences GS’s assets on a consolidated basis) (in each case, a “Transaction”), the surviving Person of such Transaction (the “Surviving Person”) shall deliver to CSC a Letter of Credit in the Required Amount to support the Surviving Person’s obligations under this Agreement (on such terms and conditions as are reasonably acceptable to CSC); provided that no such Letter of Credit shall be required if the Surviving Person of such Transaction is rated as investment grade by Standard & Poor’s or Moody’s Investor Services following the completion of the Transaction

(b)	If the Surviving Person provides the Letter of Credit under Section 5.1(a), the Surviving Person shall be obligated to maintain the Letter of Credit in the Required Amount during the term commencing on the Distribution Date and terminating on the earlier of (i) the unconditional release, expiration or termination of all of CSC’s Obligations with respect to all Guaranteed Leases or (ii) the date on which the Guaranteed Rent falls below $[●] (such term, the “Letter of Credit Term”).

5.2	Security Interests

As long as CSC’s duties under any Obligation remain outstanding with regards to any Leased Real Properties or Leases, Computer Sciences GS shall not pledge, hypothecate, collaterally assign, mortgage or otherwise encumber, or permit any lien or encumbrance upon, or grant any security interest in, any of Computer Sciences GS’s rights, title or interests, as lessee or assignee, in or to any of such Leased Real Properties or Leases, except to the extent any such lien, encumbrance or security interest is subordinate to, and would not otherwise interfere with, the interests, rights or remedies of CSC with respect to such Leased Real Property or Lease under the terms of this Agreement; provided, however, that this Section 5.2 shall not apply to (a) any lien or encumbrance on any Landlord’s interest in any Leased Real Property existing as of the Distribution Date or expressly permitted under a Lease; (b) any liens against the Properties for real estate taxes or mechanics’, materialmens’ or other liens based upon claims for work, labor or materials relating to any Property, if (i) such taxes or claims are not due and payable or are being contested in good faith by appropriate proceedings and (ii) Computer Sciences GS maintains adequate reserves for payment of such taxes or claims in accordance with generally accepted accounting principles; and (c) any mortgage, deed of trust or security interest on any Property or Lease in favor of the provider or providers of any senior working capital facility and/or any senior term loan facility. It shall not be considered a default of this Agreement if, within ten (10) Business Days after Computer Sciences GS receives notice of a lien against a Property, Computer Sciences GS causes such lien to be released of record or provides CSC with insurance against the same issued by a major title insurance company or such other protection against the same as CSC shall accept in its sole and absolute discretion.

5.3	Sharing of Information

As long as any Obligations remain outstanding under any Guaranteed Lease, Computer Sciences GS will provide to CSC, no later than fifteen (15) days after the end of each fiscal quarter of Computer Sciences GS, a certificate of Computer Sciences GS’s Chief Operating Officer or Chief Financial Officer that (a) certifies the accuracy of an attached schedule listing each Guaranteed Lease and, with respect thereto, (i) the location of the Property covered by, and the parties to, such Guaranteed Lease, (ii) the expiration date of each Guaranteed Lease, and (iii) the current monthly rental payment by Computer Sciences GS or its applicable Subsidiary and the date of any contractual escalation in the monthly rental payment under each Guaranteed Lease, and (b) certifies that Computer Sciences GS is not in breach or default under any of the Guaranteed Leases and that no event exists which, with the passage of time, would become an event of breach or default (or, if applicable, identifies any exceptions).

5.4	Limitation on Assignment

As long as any Obligations remain outstanding with regards to a Guaranteed Lease, Computer Sciences GS or its applicable Subsidiary may assign or otherwise transfer its rights, title and interests in and to under any such Guaranteed Lease, or sublease all or substantially all of any the Guaranteed Property, to a third party (any such proposed assignee, sublessee or transferee being a “Proposed Transferee,” and any such proposed assignment, sublease or transfer being a “Proposed Transfer”); provided, however, that (a) CSC consents to such Proposed Transfer, which consent CSC may grant or withhold in its reasonable discretion, (b) effective upon or before such Proposed Transfer, a Release of all CSC Indemnitees is obtained under such Guaranteed Lease, or (c) the Proposed Transferee is a direct or indirect wholly-owned Subsidiary of Computer Sciences GS, under common control with Computer Sciences GS, or in control of Computer Sciences GS at all times and Computer Sciences GS remains primarily liable for the Obligations as if Computer Sciences GS were still the tenant or assignee under the applicable Guaranteed Lease or Guaranteed Leases. Any transfer in violation of this Section 5.4 is void.

5.5	Further Assurances

At any time and from time to time, upon the request of the other Party, Computer Sciences GS and CSC shall each execute and deliver to the other Party such further instruments and documents, and do such further acts and things, as such other Party may reasonably request in order to effectuate fully the purposes of this Agreement. To the extent it is possible without causing a default under any Lease, CSC shall take such other actions as may be reasonably requested by Computer Sciences GS in order to place Computer Sciences GS, insofar as reasonably possible, in the same position as if the Leases for any Leased Real Property for which the Actual Closing did not occur on or before the Distribution Date had been transferred as contemplated hereby.

6.	MISCELLANEOUS

6.1	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Master Separation and Distribution Agreement.

6.2	Amendment and Waiver

This Agreement may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of CSC without the approval of Computer Sciences GS or the stockholders of CSC. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by CSC and Computer Sciences GS. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.3	Entire Agreement

This Agreement, together with the documents referenced herein (including the Master Separation and Distribution Agreement), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

6.4	Assignment; Successors and Assigns

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 6.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

6.5	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.6	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the laws of any other jurisdiction. Subject to the provisions of Section 9 of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.7	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

6.8	Counterparts

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

6.9	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

6.10	Force Majeure

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

6.11	Double Recovery

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

6.12	Title and Headings

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.13	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

CSC GOVERNMENT SOLUTIONS HOLDINGS INC.

By:
Name:
Title:

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

AUGUST [●], 2015

Among

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

DR. ERNST VOLGENAU

EVSH LLC

PROVIDENCE EQUITY PARTNERS VI LP

PROVIDENCE EQUITY PARTNERS VI-A LP

and

THE PERSONS LISTED ON SCHEDULE A HERETO

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of August [●], 2015, by and among:

(1)	Computer Sciences Government Services Inc. (together with its successors and permitted assigns, “Computer Sciences GS”);

(2)	Dr. Ernst Volgenau and EVSH LLC (collectively, “Volgenau”);

(3)	the Persons listed on Schedule A hereto (collectively, “SRA Stockholders”); and

(3)	Providence Equity Partners VI LP and Providence Equity Partners VI-A LP (collectively, “Providence” and collectively with SRA Stockholders and Volgenau, the “Stockholders”).

Unless otherwise noted herein, capitalized terms used herein shall have the meanings set forth in Article 1.

RECITALS:

WHEREAS,

Computer Sciences GS, Volgenau and Providence are parties to that certain Agreement and Plan of Merger, dated as of August [●], 2015 (the “Merger Agreement”), pursuant to which the Stockholders will receive as consideration shares of common stock of Computer Sciences GS, $0.001 par value per share (“Computer Sciences GS Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1	Definitions

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Amendment” shall have the meaning set forth in Section 7.5.

“Blackout Period” shall mean a Close Period or a Discretionary Blackout Period.

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Close Period” shall mean the period after the end of a fiscal quarter and prior to the first public announcement of the results for such fiscal quarter during which Computer Sciences GS is in possession of material non-public information regarding the results of operations for such fiscal quarter, which during 2016 the parties agree shall consist of (A) January 8, 2016 to February 9, 2016 inclusive, (B) April 11, 2016 to May 19, 2016 inclusive, (C) July 4, 2016 to August 11, 2016 inclusive and (D) October 3, 2016 to November 10, 2016 inclusive, or in each case, (a) such earlier date that Computer Sciences GS discloses the corresponding financial results publicly or (b) such shorter period as Computer Sciences GS determines it may require.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Computer Sciences GS” shall have the meaning set forth in the preamble.

“Computer Sciences GS Common Stock” shall have the meaning set forth in the recitals.

“Computer Sciences GS Indemnitees” shall have the meaning set forth in Section 6.2.

“Discretionary Blackout Period” means in the event that: (a) the SEC issues a stop order suspending the effectiveness of any registration statement with respect to Stockholder Registrable Securities or the initiation of proceedings with respect to such registration statement under Section 8(d) or 8(e) of the Securities Act or (b) Computer Sciences GS determines in good faith that the registration or sale of Registrable Securities would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Computer Sciences GS or any material transaction under consideration by Computer Sciences GS or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect Computer Sciences GS, a period of up to 15 days in a 180 day period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force.

“FINRA” shall mean the Financial Industry Regulatory Authority (or any successor thereto).

“Form S-1 Shelf”shall have the meaning set forth in Section 2.1.

“Form S-3 Shelf” shall have the meaning set forth in Section 2.1.

“Free Writing Prospectus” shall mean a free-writing prospectus, as defined in Rule 405.

“Management Registrable Securities” shall mean all shares of Computer Sciences GS Common Stock issued to the SRA Stockholders (other than Providence and Volgenau) pursuant to the Merger Agreement; provided that such shares will continue to be Management Registrable Securities in the hands of any Permitted Transferee thereof, and such shares will cease to be Management Registrable Securities: (i) when they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) when they have been sold to the public in accordance with Securities Act Rule 144 or other exemption from registration under the Securities Act.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Permitted Transferee” shall mean (i) any Affiliate of the Stockholders, or (ii) any successor entity; provided that, in each case described in clauses (i) and (ii), only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with the provisions hereof (it being understood that any Transfer not made in accordance with the terms hereof shall be deemed not a Transfer to a Permitted Transferee).

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 4.1.

“Prospectus” means the prospectus included in a Shelf Registration Statement, all amendments and supplements to the Prospectus, including post-effective amendments, all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and any Free Writing Prospectus.

“Providence” shall have the meaning set forth in the preamble.

“Providence Registrable Securities” shall mean all shares of Computer Sciences GS Common Stock issued to Providence pursuant to the Merger Agreement; provided that such shares will continue to be Providence Registrable Securities in the hands of any Permitted Transferee thereof, and such shares will cease to be Providence Registrable Securities: (i) when they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) when they have been sold to the public in accordance with Securities Act Rule 144 or other exemption from registration under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 5.2.

“Representative” shall have the meaning set forth in the Merger Agreement.

“Rule 144” shall mean SEC Rule 144 under the Securities Act, as Rule 144 may be amended from time to time, or any similar successor rule that may be issued by the SEC.

“Rule 405” shall mean SEC Rule 405 under the Securities Act, as Rule 405 may be amended from time to time, or any similar successor rule that may be issued by the SEC.

“Rule 415” shall mean SEC Rule 415 under the Securities Act, as Rule 415 may be amended from time to time, or any similar successor rule that may be issued by the SEC.

“Rule 424” shall mean SEC Rule 424 under the Securities Act, as Rule 424 may be amended from time to time, or any similar successor rule that may be issued by the SEC.

“SEC” shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Securities Act” shall mean the Securities Act of 1933 and the rules promulgated thereunder, in each case as amended from time to time, or any successor federal law then in force.

“Separation” shall have the meaning set forth in the Merger Agreement.

“Shelf Period” shall have the meaning set forth in Section 2.1.

“Shelf Registration” means the registration of an offering of Stockholder Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on a delayed or continuous basis under Rule 415 under the Securities Act, pursuant to Section 2.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.1.

“Shelf Takedown” shall have the meaning set forth in Section 2.2.

“Shelf Takedown Notice” shall have the meaning set forth in Section 2.3.

“Stockholder Indemnitees” shall have the meaning set forth in Section 6.1.

“Stockholder Registrable Securities” shall mean the Providence Registrable Securities, the Volgenau Registrable Securities and the Management Registrable Securities, collectively.

“Stockholders” shall have the meaning set forth in the preamble.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Stockholder Registrable Securities (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Underwritten Offering” shall mean a bona fide underwritten registered public offering of any Stockholder Registrable Securities.

“Volgenau” shall have the meaning set forth in the preamble.

“Volgenau Registrable Securities” shall mean all shares of Computer Sciences GS Common Stock issued to Volgenau pursuant to the Merger Agreement; provided that such shares will continue to be Volgenau Registrable Securities in the hands of any Permitted Transferee thereof, and such shares will cease to be Volgenau Registrable Securities: (i) when they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) when they have been sold to the public in accordance with Securities Act Rule 144 or other exemption from registration under the Securities Act.

2.	REGISTRATIONS

2.1	Shelf Registration Statement

As soon as reasonably practicable after the Closing Date and in any event not later than seven (7) Business Days of the Closing Date, Computer Sciences GS shall file a Registration Statement for a Shelf Registration on Form S-1 covering the resale of all Stockholder Registrable Securities on a delayed or continuous basis (the “Form S-1 Shelf”). In the event that Computer Sciences GS becomes eligible to use Form S-3 under the Securities Act after twelve (12) calendar months following the Closing Date, Computer Sciences GS shall use its commercially reasonable efforts to convert the Form S-1 Shelf to a Shelf Registration on Form S-3 (a “Form S-3 Shelf” and together with the Form S-1 Shelf, the “Shelf Registration Statement”). Subject to the terms of this Agreement, including any applicable Blackout Period, Computer Sciences GS shall respond to any comments from the SEC as promptly as practicable and use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof and shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until the date that all Stockholder Registrable Securities covered by such Registration Statement are no longer Stockholder Registrable Securities (the period during which Computer Sciences GS shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in accordance with this Section 2.1 the “Shelf Period”). Computer Sciences GS shall notify the holders of Stockholder Registrable Securities named in the Shelf Registration Statement via facsimile or by email of the effectiveness of a Form S-1 Shelf promptly once Computer Sciences GS telephonically confirms effectiveness with the SEC. Computer Sciences GS shall file a final Prospectus with the SEC to the extent required by Rule 424. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for all permitted means of disposition of Stockholder Registrable Securities requested in writing to be included therein by Providence including, if so requested in writing by Providence, firm commitment underwritten public offerings, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering.

2.2	Requests for Registration

Subject to Article 3 and the other terms and conditions of this Agreement, at any time during the Shelf Period Providence on behalf of the holders of Providence Registrable Securities may request to sell all or any portion of their Providence Registrable Securities in an offering that is registered pursuant to the Shelf Registration Statement (each, a “Shelf Takedown”). Providence may request Computer Sciences GS to initiate up to five underwritten Shelf Takedowns. For the avoidance of doubt, there shall be no limit on resales by Providence pursuant to any Shelf Registration Statement that are not underwritten Shelf Takedowns. An offering using any such registration statement may be an Underwritten Offering if requested by Providence.

2.3	Shelf Takedown Notice

All requests for Shelf Takedowns shall be made only by Providence giving written notice to Computer Sciences GS (a “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the number of Providence Registrable Securities to be sold and the intended methods of disposition. Within one (1) Business Days after receipt of any Shelf Takedown Notice, Computer Sciences GS shall give written notice of such requested Shelf Takedown (which notice shall state the material terms of such proposed Shelf Takedown, to the extent known) to all other holders of Stockholder Registrable Securities and, subject to the provisions of Section 2.4, shall include in such Shelf Takedown all Stockholder Registrable Securities with respect to which Computer Sciences GS has received written requests for inclusion therein within two (2) Business Days after giving such notice; provided, that any such Stockholder Registrable Securities shall be sold subject to the same terms as are applicable to the Providence Registrable Securities. For the avoidance of doubt, a Shelf Takedown Notice may be given by Providence during a Blackout Period with such Shelf Takedown to occur immediately following the later of the expiration of the notice periods described in the preceding sentence or the next succeeding Business Day following expiration of the Blackout Period.

2.4	Priority on Shelf Registrations

Computer Sciences GS shall not include in any Shelf Takedown any securities that are not Stockholder Registrable Securities without the prior written consent of Providence; which consent shall not be unreasonably withheld, conditioned or delayed. In any Underwritten Offering, if the managing underwriter(s) advises Computer Sciences GS in writing that in its opinion the number of Stockholder Registrable Securities and, if permitted hereunder, other securities requested to be included in such

Underwritten Offering exceeds the number of Stockholder Registrable Securities and other securities, if any, that can be sold therein in an orderly manner at a price that is acceptable to Providence, then Computer Sciences GS shall include in such registration only such number of shares of Computer Sciences GS Common Stock that in the opinion of the managing underwriter(s) can be sold in an orderly manner at a price that is acceptable to Providence, which shares shall be included in the following order of priority:

(a)	first, Providence Registrable Securities for which registration was requested, pro rata among holders of such Providence Registrable Securities on the basis of the number of Providence Registrable Securities owned by each such holder;

(b)	second, Volgenau Registrable Securities for which registration is requested, pro rata among the holders of Volgenau Registrable Securities on the basis of the number of Volgenau Registrable Securities owned by each such holder;

(c)	third, Management Registrable Securities for which registration is requested, pro rata among the holders of Management Registrable Securities on the basis of the number of Management Registrable Securities owned by each such holder;

(d)	fourth, any securities proposed to be registered by Computer Sciences GS; and

(e)	fifth, any other securities proposed to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

2.5	Selection of Underwriters

Providence shall have the right to select the underwriter or underwriters to administer any underwritten offering in connection with a sale of Stockholder Registrable Securities pursuant to a Shelf Takedown from a list to be supplied by Computer Sciences GS, which list shall include at least 5 nationally recognized investment banking firms. If Providence wishes to select a lead underwriter that is not on the list provided by Computer Sciences GS, Providence may propose an alternative lead underwriter; provided however that if Computer Sciences GS objects in good faith to such alternative lead underwriter, Computer Sciences GS may require Providence to select a different alternative lead underwriter after good faith consultation with Computer Sciences GS, and, for the avoidance of doubt, Computer Sciences GS may not object to such different alternative lead underwriter.

2.6	Other Registration Rights

Computer Sciences GS represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any Person with respect to any securities of Computer Sciences GS other than this Agreement.

3.	RESTRICTIONS ON REGISTRATIONS

3.1	Restrictions on Registrations

Computer Sciences GS will not be obligated to effect more than one underwritten Shelf Takedown in any 90 day period or more than three underwritten Shelf Takedowns in any 365 day period. Computer Sciences GS shall not be obligated to effect any underwritten Shelf Takedown unless the reasonably anticipated gross proceeds from the sale of Providence Registrable Securities in such underwritten Shelf

Takedown are $100 million. Notwithstanding anything in this Agreement to the contrary, no Stockholder Registrable Securities may be registered, offered, sold or otherwise transferred under, and Computer Sciences GS shall not be required to maintain the effectiveness of, more than one registration statement with respect to Stockholder Registrable Securities at any time nor shall Computer Sciences GS be required, beginning six months after the Closing Date, to maintain a Shelf Registration Statement once the fair market value of all Stockholder Registrable Securities is less than $200 million in the aggregate.

3.2	Right to Defer or Suspend Registrations

Notwithstanding anything to the contrary contained in this Agreement, Computer Sciences GS shall be entitled, from time to time, by providing written notice, to require any holder of Stockholder Registrable Securities to suspend the use of any Prospectus for sales of Stockholder Registrable Securities during any Blackout Period. After the expiration of any Blackout Period and without any further request from Providence, Computer Sciences GS to the extent necessary shall as promptly as reasonably practicable and, if Providence has delivered a Shelf Takedown Notice during any Blackout Period, the next succeeding Business Day following such expiration, prepare and file a post-effective amendment or supplement to the Shelf Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Stockholder Registrable Securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.	PIGGYBACK REGISTRATIONS

4.1	Right to Piggyback

If Computer Sciences GS proposes to register any of its Computer Sciences GS Common Stock (whether or not in combination with any other equity or debt security or otherwise and whether or not in connection with a Shelf Registration) under the Securities Act (other than in connection with registration on Form S-4 or Form S-8 or any successor or similar forms, or relating solely to the sale of debt or convertible debt instruments) and the registration form to be used may be used for the registration of Stockholder Registrable Securities (a “Piggyback Registration”), Computer Sciences GS shall give prompt written notice to the Stockholders of its intention to effect such a registration. Each such notice shall specify the approximate number of shares of Computer Sciences GS Common Stock to be registered. Subject to Sections 4.2 and 4.3, if Stockholder Registrable Securities in the aggregate equal 2% or more of the outstanding shares of Computer Sciences GS Common Stock, Computer Sciences GS will include in such registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Stockholder Registrable Securities with respect to which Computer Sciences GS has received a written request from any Stockholder for inclusion therein within 10 days after the delivery of such notice; provided that (i) each seller must sell its Stockholder Registrable Securities to the underwriter or underwriters selected by Computer Sciences GS in connection with such offering on the same terms and conditions as apply to Computer Sciences GS and (ii) if, at any time after giving notice to the relevant Stockholder of its intention to effect such registration, Computer Sciences GS shall determine for any reason not to register any of its Computer Sciences GS Common Stock under the Securities Act, Computer Sciences GS shall give notice to the relevant Stockholder and thereupon shall be relieved of its obligation to register any Stockholder Registrable Securities in connection with such registration and, except for the obligation to pay Registration Expenses pursuant to Section 5.2 Computer Sciences GS shall have no liability to the holders of Stockholder Registrable Securities in connection with such termination or withdrawal. Computer Sciences GS shall have the right to select the underwriter or underwriters to administer any underwritten offering in connection with such registration and related offering.

4.2	Priority on Primary Registrations

If a Piggyback Registration is an underwritten primary registration on behalf of Computer Sciences GS, and the managing underwriter(s) advises Computer Sciences GS that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering in an orderly manner at a price that is acceptable to Computer Sciences GS, Computer Sciences GS will include in such registration only such number of shares of Computer Sciences GS Common Stock that in the opinion of the managing underwriter(s) can be sold in an orderly manner at a price that is acceptable to Computer Sciences GS, which shares shall be included in the following order of priority:

(a)	first, the shares of Computer Sciences GS Common Stock Computer Sciences GS proposes to sell,

(b)	second, Stockholder Registrable Securities requested to be included in such registration, pro rata among the holders of such Stockholder Registrable Securities on the basis of the number of Stockholder Registrable Securities owned by such holder, and

(c)	third, any other shares of Computer Sciences GS Common Stock requested to be included in such registration.

4.3	Priority on Secondary Registrations

If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Computer Sciences GS Common Stock (other than the holders of Stockholder Registrable Securities), and the managing underwriter(s) advises Computer Sciences GS in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering in an orderly manner at a price that is acceptable to Computer Sciences GS, Computer Sciences GS will include in such registration only such number of shares of Computer Sciences GS Common Stock that in the opinion of the managing underwriter(s) can be sold in an orderly manner at a price that is acceptable to Computer Sciences GS, which shares shall be included in the following order of priority:

(a)	first, the shares of Computer Sciences GS Common Stock requested to be included therein by the applicable holders requesting registration, and

(b)	second, the Stockholder Registrable Securities requested to be included in such registration pro rata among the holders of such Stockholder Registrable Securities on the basis of the number of Stockholder Registrable Securities owned by such holder, and

(c)	third, any other shares of Computer Sciences GS Common Stock requested to be included in such registration.

5.	REGISTRATION AND COORDINATION GENERALLY

5.1	Registration Procedures

Without limiting its obligations in Section 2.1, Computer Sciences GS will:

(a)	notify the relevant Stockholders of (i) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (ii) the receipt by Computer Sciences GS or its counsel of any notification with respect to the suspension of the qualification of Stockholder Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of each registration statement filed hereunder;

(b)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (i) in the case of a Shelf Registration, to keep such registration statement updated and effective until such time that all Stockholder Registrable Securities have been disposed of in accordance with the intended methods of disposition by such holder thereof set forth in such registration statement and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(c)	furnish to the relevant Stockholders such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents the relevant Stockholders may reasonably request in order to facilitate the disposition of Stockholder Registrable Securities;

(d)	use its commercially reasonable efforts to register or qualify such Stockholder Registrable Securities under such other securities or blue sky laws of such jurisdictions as the relevant Stockholders reasonably request (provided that Computer Sciences GS will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in respect of doing business in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(e)	promptly notify the relevant Stockholders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of the relevant Stockholders, Computer Sciences GS will prepare and furnish to the relevant Stockholders a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the prospective purchasers of such Stockholder Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)	cause all such Stockholder Registrable Securities to be listed or quoted on each securities exchange on which similar securities issued by Computer Sciences GS are then listed or quoted;

(g)	provide a transfer agent and registrar for all such Stockholder Registrable Securities not later than the effective date of such registration statement;

(h)	enter into such customary agreements (including underwriting agreements in customary form) and perform Computer Sciences GS’s obligations thereunder and take all such other actions as the relevant Stockholders or the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Stockholder Registrable Securities;

(i)	in the case of an Underwritten Offering, make available for inspection by the relevant Stockholders, any managing underwriter participating in any disposition pursuant to such registration statement and any attorney or accountant retained by the relevant Stockholders or any managing underwriter, all material financial and other records and pertinent corporate and business documents of Computer Sciences GS as will be reasonably necessary to enable them to exercise their due diligence responsibilities; provided that the relevant Stockholders, any such managing underwriter, attorney or accountant will enter into a confidentiality agreement satisfactory to Computer Sciences GS;

(j)	in the case of an Underwritten Offering, cooperate and participate as reasonably requested by the relevant Stockholders or the managing underwriter(s) in road show presentations or other customary selling efforts, in the preparation of the registration statement, each amendment and supplement thereto, the prospectus included therein, and other activities as the relevant Stockholders or the managing underwriter(s) may reasonably request in order to facilitate the disposition of Stockholder Registrable Securities;

(k)	take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any Shelf Registration or Piggyback Registration hereunder (i) complies in all material respects with the Securities Act, (ii) is filed in accordance with the Securities Act to the extent required thereby and is retained in accordance with the Securities Act to the extent required thereby, (iii) when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) in the case of such prospectus or Free Writing Prospectus (when taken together with the related prospectus), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(l)	otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the registration statement, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Computer Sciences GS’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m)	in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, Computer Sciences GS will use its commercially reasonable efforts to promptly obtain the withdrawal of such order;

(n)	in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain one or more comfort letters, signed by Computer Sciences GS’s independent public accountants in the then-current customary form and covering such matters of the type customarily covered from time to time by comfort letters as the managing underwriter(s) reasonably requests;

(o)	in the case of an Underwritten Offering, use its commercially reasonable efforts to provide a legal opinion and negative assurance letter of Computer Sciences GS’s outside counsel, addressed to the managing underwriters, with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in the then-current customary form and covering such matters of the type customarily covered from time to time by legal opinions and negative assurance letters of such nature;

(p)	cooperate with the sellers of Stockholder Registrable Securities covered by the registration statement and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates, if any (not bearing any restrictive legends), representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter(s), if any, or such holders may request;

(q)	notify counsel for the relevant Stockholders and the managing underwriter(s), if any, promptly, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(r)	use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus;

(s)	in the case of an Underwritten Offering, if requested by the managing underwriter(s) or by the relevant Stockholders, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) or the relevant Stockholders reasonably requests to be included therein, including, with respect to the number of Stockholder Registrable Securities being sold by each holder to such underwriter, the purchase price being paid therefor by such underwriter and with respect to any other terms of the underwritten offering of Stockholder Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment; and

(t)	in the case of an Underwritten Offering, cooperate with the relevant Stockholders and each managing underwriter participating in the disposition of such Stockholder Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

Computer Sciences GS may require the Stockholders to furnish in writing to Computer Sciences GS such information relating to the sellers of Stockholder Registrable Securities and the sale or registration of Stockholder Registrable Securities by the Stockholders and the distribution thereof as Computer Sciences GS may from time to time reasonably request in writing. In the event of a Piggyback Registration, if within 10 days of the receipt of a written request from Computer Sciences GS, the Stockholders fail to provide to Computer Sciences GS any information relating to the Stockholders that is required by applicable law to be disclosed in any registration statement, Computer Sciences GS may exclude the Stockholders’ Stockholder Registrable Securities from such registration statement.

If any registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of Computer Sciences GS and if in such holder’s sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of Computer Sciences GS, such holder shall have the right to require the insertion therein of language, in form and substance satisfactory to such holder and presented to Computer Sciences GS in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of Computer Sciences GS’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of Computer Sciences GS.

5.2	Registration Expenses

All reasonable fees and expenses incurred in the performance of or compliance with this Agreement by Computer Sciences GS including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) of compliance with securities or blue sky laws, including, without limitation, any fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 5.1(d)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter(s), if any, or by a holder making a Shelf Registration with respect to such offering), (iii) messenger, telephone and delivery expenses of the Issuer, (iv) fees and disbursements of counsel for Computer Sciences GS, (v) expenses of Computer Sciences GS incurred in connection with any road show, (vi) fees and disbursements of all independent registered public accounting firms referred to in Section 5.1(n) hereof (including, without limitation, the expenses of any “cold comfort” letters required by this Agreement) and any other persons, including special experts retained by Computer Sciences GS and (vii) fees and disbursements of separate counsel for Providence if it participating in the offering (which counsel shall be selected by such participating Holders) shall be borne by Computer Sciences GS whether or not any Registration Statement is filed or becomes effective. In addition, Computer Sciences GS shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by Computer Sciences GS are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by Computer Sciences GS.

5.3	Participation in Underwritten Offerings; Suspension of Dispositions

(a)

No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no holder of Stockholder Registrable Securities will be required to sell more than the number of Stockholder Registrable Securities that such holder has requested Computer Sciences GS to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and (iii) cooperates with Computer Sciences GS’s reasonable requests in connection with such registration.

(b)	Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from Computer Sciences GS of the happening of any event of the kind described in Section 5.1(e) above, such Person will forthwith discontinue the disposition of its Stockholder Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 5.1(e), as the case may be. In the event Computer Sciences GS shall give any such notice, the applicable time period mentioned in Section 5.1(b) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when each seller of a Stockholder Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.1(e).

5.4	Current Information; Rule 144 Reporting

At all times after the date of this Agreement, Computer Sciences GS will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder at any time when Computer Sciences GS is subject to such reporting requirements (or, if Computer Sciences GS is not required to file such reports, it will, upon the request of Providence, make publicly available such information as necessary to permit sales of Stockholder Registrable Securities pursuant to Rule 144), all to the extent required to enable the Stockholders to sell Stockholder Registrable Securities pursuant to Securities Act Rule 144.

6.	INDEMNIFICATION

6.1	Indemnification by Computer Sciences GS

Computer Sciences GS agrees to: (a) indemnify and hold harmless, to the fullest extent permitted by law, the Stockholders and, as applicable, their respective officers, directors, trustees, employees, unitholders, holders of beneficial interests, members, general and limited partners, agents and representatives and each Person who controls the Stockholders or such holder (within the meaning of the Securities Act) (collectively, “Stockholder Indemnitees”) against any and all losses, claims, actions, damages, liabilities and expenses (including reasonable attorney’s fees and expenses), to which the Stockholders or any such holder or Stockholder Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, result from or are based upon (i) any untrue or alleged untrue statement of material fact contained in any registration statement of Computer Sciences GS under the Securities Act that covers any Stockholder Registrable Securities pursuant to this Agreement, or prospectus or preliminary prospectus or any amendment thereof or supplement thereto relating to Stockholder Registrable Securities, together with any documents incorporated therein by reference, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in the light of the circumstances under which they were made) not misleading; and (b)

reimburse the Stockholders and each such holder and Stockholder Indemnitee for any legal or any other expenses as incurred, including any amounts paid in any settlement effected with the consent of Computer Sciences GS, which consent will not be unreasonably withheld or delayed, reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that Computer Sciences GS shall not be liable in any such case to the extent that any such loss, claim, action, damage, liability or expense (or action or proceeding in respect thereof) arises out of, results from or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, in reliance upon, and in conformity with, written information prepared and furnished to Computer Sciences GS by or on behalf of such holder with respect to such holder expressly for use therein.

6.2	Indemnification by Holders of Stockholder Registrable Securities

In connection with any registration statement in which a holder of Stockholder Registrable Securities is participating, each such holder will furnish to Computer Sciences GS in writing such information as Computer Sciences GS reasonably requests for use in connection with any such registration statement, prospectus, preliminary or prospectus and, to the extent permitted by law, will indemnify and hold harmless, severally and not jointly, Computer Sciences GS and its officers, directors, employees, agents, representatives, trustees and each Person who controls Computer Sciences GS (within the meaning of the Securities Act) (collectively, the “Computer Sciences GS Indemnitees”) against any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees and expenses) to which Computer Sciences GS or any such Computer Sciences GS Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, result from or are based upon (a) any untrue or alleged untrue statement of material fact contained in any registration statement of Computer Sciences GS under the Securities Act that covers any Stockholder Registrable Securities pursuant to this Agreement, or prospectus, preliminary prospectus or Free Writing Prospectus or any amendment thereof or supplement thereto relating to Stockholder Registrable Securities, together with any documents incorporated therein by reference, or (b) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or Free Writing Prospectus, in the light of the circumstances under which they were made) not misleading, but, in the case of each of (a) and (b), only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, any such prospectus, preliminary prospectus or Free Writing Prospectus or any amendment thereof or supplement thereto, together with any documents incorporated therein by reference, in reliance upon and in conformity with written information prepared and furnished to Computer Sciences GS by or on behalf of such holder with respect to such holder expressly for use therein. In addition, such holder will reimburse Computer Sciences GS and each such Computer Sciences GS Indemnitee for any legal or any other expenses as incurred including any amounts paid in any settlement effected with the consent of such holder, which consent will not be unreasonably withheld or delayed, incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding. The liability of any holder of Stockholder Registrable Securities shall be several and not joint and shall be limited to the net proceeds after underwriting commissions and discounts (but before any taxes and expenses which may be payable by such holder) received by such holder from the sale of Stockholder Registrable Securities covered by such registration statement, less any other amounts paid by such holder to Computer Sciences GS and each such Computer Sciences GS Indemnitee in respect of such untrue statement, alleged untrue statement, omission or alleged omission.

6.3	Procedure

Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give such notice), and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

6.4	Entry of Judgment; Settlement

The indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without any payment or consideration provided by such indemnified party.

6.5	Contribution

If the indemnification provided for in this Article 6 is, other than expressly pursuant to its terms, unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of Computer Sciences GS on the one hand and of the sellers of Stockholder Registrable Securities and any other sellers participating in the registration statement on the other hand in connection with the statement or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the sellers of Stockholder Registrable Securities and any other sellers participating in the registration statement shall be deemed to be the total net proceeds from the offering (before deducting expenses) to the sellers of Stockholder Registrable Securities and any other sellers participating in the registration statement. The relative fault of Computer Sciences GS on the one hand, and of the sellers of Stockholder Registrable Securities and any other sellers participating in the registration statement on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged statement or omission to state a material fact relates to information supplied by Computer Sciences GS or by the sellers of Stockholder Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Computer Sciences GS and the sellers of Stockholder Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Article 6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article 6, no seller of Stockholder Registrable Securities shall be required to contribute any amount in excess of the net proceeds received by the Stockholders from the sale of Stockholder Registrable Securities covered by the registration statement filed pursuant hereto, less any other amounts paid by the Stockholders in respect of such untrue statement, alleged untrue statement, omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.6	Other Rights

The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Stockholder Registrable Securities and the termination or expiration of this Agreement.

6.7	Survival

The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, agent or employee and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such indemnified party, and will survive the transfer of securities.

7.	MISCELLANEOUS

7.1	Term

This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of: (a) its termination by the written consent of the parties hereto or their respective successors in interest; (b) the date on which Stockholder Registrable Securities comprise fewer than 2% of the outstanding shares of Computer Sciences GS Common Stock; or (c) the dissolution, liquidation or winding up of Computer Sciences GS.

7.2	No Inconsistent Agreements

Computer Sciences GS will not hereafter grant any registration rights with respect to its securities that violate or are materially more favorable than the rights granted to the holders of Stockholder Registrable Securities in this Agreement.

7.3	Remedies

The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

7.4	Rules of Construction

Capitalized terms used in this Agreement that are not defined in Section 1.1 have the meanings specified elsewhere in this Agreement. Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time, amended, amended and restated, modified or supplemented, including by succession of comparable rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, amended and restated, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of shares of capital stock of Computer Sciences GS means such shares of capital stock of Computer Sciences GS as appropriately adjusted to give effect to any share combinations or exchanges, restructuring or other recapitalizations of Computer Sciences GS or its capital structure. Any reference herein to the holder of a particular class or series of capital stock of Computer Sciences GS shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such capital stock of Computer Sciences GS.

7.5	Amendment and Waiver

This Agreement may be amended, modified, extended, terminated or waived (an “Amendment”), and the provisions hereof may be waived, only by an agreement in writing signed by Computer Sciences GS and Providence. Each such Amendment shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder, as to itself, by an instrument in writing signed by such party. The failure of any party to enforce any provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 7.5, any Amendment to the definitions used in such Section as applied to such Section shall also require the same specified consent.

7.6	Successors and Assigns; Permitted Transferees

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Stockholder Registrable Securities shall cease to be Stockholder Registrable Securities after any Transfer to any Person other than a Permitted Transferee. Prior to the Transfer of any Stockholder Registrable Securities to any Permitted Transferee, and as a condition thereto, each Stockholder proposing to effect such Transfer shall cause such Permitted Transferee to deliver to Computer Sciences GS its written agreement, in form and substance reasonably satisfactory to Computer Sciences GS, to be bound by the terms and conditions of this Agreement.

7.7	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.8	Counterparts

This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format), each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

7.9	Descriptive Headings; No Strict Construction

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10	Notices

Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, or (c) sent by overnight courier, in each case, addressed as follows:

Computer Sciences Government Services Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attention: General Counsel

Facsimile No.: (703) 849-1004

with copies to (which shall not constitute notice):

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Peter Harwich

and

Providence Equity Partners VI LP and Providence Equity Partners VI-A LP:

Providence Equity Partners

50 Kennedy Plaza

Providence, RI 02903

Attention: Roman A. Bejger, Esq., General Counsel

Facsimile No.: (401) 751-1157

Email: r.bejger@provequity.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Margaret Davenport

and

Dr. Ernst Volgenau and EVSH LLC

c/o Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attention: Stephen I. Glover

Facsimile No.: +1 202.530.9598

Email: SIGlover@gibsondunn.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Margaret Davenport

If to any other Person, to it at the address set forth in the records of Computer Sciences GS.

Notice to the holder of record of any capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter, and (z) two Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.11	Electronic Delivery

This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

7.12	Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL

(a)	All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b)	The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall properly lie exclusively in the United States District Court for the Southern District of New York or any court of the State of New York and any federal or state court located in the State of New York from which appeal therefrom validly lies. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)	AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION DOCUMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.13	Exercise of Rights and Remedies

No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.14	Dilution

If, from time to time, there is any change in the capital structure of Computer Sciences GS by way of a split, dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

DR. ERNST VOLGENAU

By:
Name:
Title:

EVSH LLC

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS VI LP

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS VI-A LP

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT G

FORM OF TAX MATTERS AGREEMENT

TAX MATTERS AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

G-ii

This TAX MATTERS AGREEMENT (this “Agreement”) is dated as of [●], 2015, by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS” and, together with CSC, the “Parties”, and each individually, a “Party”).

WHEREAS:

(A)	As of the date hereof, CSC is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code (the “Affiliated Group”), and the members of the Affiliated Group have heretofore joined in filing consolidated federal Income Tax Returns;

(B)	CSC, acting through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(C)	The Board of Directors of CSC (the “Board”) has determined that it is appropriate, desirable and in the best interests of CSC and its stockholders to separate CSC into two separate, publicly traded companies, one for each of (i) the CSC Business, which shall be owned and conducted, directly or indirectly, by CSC and (ii) the Computer Sciences GS Business, which shall be owned and conducted, directly or indirectly, by Computer Sciences GS;

(D)	In order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of CSC and its stockholders to undertake the Internal Reorganization and, following the completion of the Internal Reorganization, for CSC to distribute pro rata to the Record Holders in accordance with the Distribution Ratio, all of the issued and outstanding shares of Computer Sciences GS Common Stock (the “Distribution”);

(E)	It is the intention of the Parties that the Distribution qualify as a tax-free distribution under Section 355 of the Code;

(F)	It is the intention that the contributions of Computer Sciences GS Assets to, and the assumption of Computer Sciences GS Liabilities by, Computer Sciences GS prior to the Distribution, together with the Distribution (collectively, the “Separation”), qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code; and

(G)	As a result of the Distribution, the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distribution and related transactions as contemplated in the Master Separation and Distribution Agreement and the other Ancillary Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Master Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Active Business” means the active business relied on by CSC or Computer Sciences GS, as the case may be, to satisfy the active trade or business requirement of Section 355(b).

(b)	“Affiliate” is defined in the Master Separation and Distribution Agreement.

(c)	“Affiliated Group” is defined in the recitals hereof.

(d)	“Agreement” is defined in the preamble hereof.

(e)	“Breaching Party” is defined in Section 4.2.

(f)	“Business Day” or “Business Days” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in New York City or Virginia.

(g)	“Closing of the Books Method” means the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period).

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Consolidated Return” means any Income Tax Return filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Income Tax Return filed under state or local Tax law with respect to which CSC or any CSC Subsidiary is the parent entity.

(j)	“CSC” is defined in the preamble hereof.

(k)	“CSC Business” is defined in the Master Separation and Distribution Agreement.

(l)	“Computer Sciences GS” is defined in the preamble hereof.

(m)	“Computer Sciences GS Business” is defined in the Master Separation and Distribution Agreement.

(n)	“Computer Sciences GS Subsidiary” means (i) any Subsidiary of Computer Sciences GS after the Distribution Date and (ii) any Subsidiary of Computer Sciences GS before the Distribution Date the successor of which is described in (i) above.

(o)	“CSC Subsidiary” means any Subsidiary of CSC other than Computer Sciences GS or any Computer Sciences GS Subsidiary.

(p)	“LIBOR” is defined in the Master Separation and Distribution Agreement.

(q)	“Distribution” is defined in the recitals hereof.

(r)	“Distribution Date” means the Business Day on which the Distribution is effected.

(s)	“Effective Time” is defined in the Master Separation and Distribution Agreement.

(t)	“Final Determination” means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition.

(u)	“Force Majeure” is defined in the Master Separation and Distribution Agreement.

(v)	“Included Party” is defined in Section 3.3(b).

(w)	“Income Tax” means any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

(x)	“Income Tax Returns” means all Tax Returns relating to Income Taxes.

(y)	“Indemnified Liability” means any liability subject to indemnification pursuant to Section 4.2.

(z)	“IRS” means the United States Internal Revenue Service.

(aa)	“Internal Reorganization” is defined in the Master Separation and Distribution Agreement.

(bb)	“Losses” has the meaning ascribed to the term “Indemnifiable Losses” in the Master Separation and Distribution Agreement.

(cc)	“Master Separation and Distribution Agreement” means the Master Separation and Distribution Agreement, dated as of [●], 2015, between CSC and Computer Sciences GS.

(dd)	“Non-Breaching Party” is defined in Section 4.2.

(ee)	“Opinion” means the opinion delivered by Allen & Overy LLP pursuant to Section 4.4(e) of the Master Separation and Distribution Agreement.

(ff)	“Other Taxes” means sales and use Taxes, property Taxes, business license Taxes and all similar Taxes, other than any such Taxes imposed or incurred in connection with the Separation.

(gg)	“Party” is defined in the preamble hereof.

(hh)	“Payment Period” is defined in Section 2.4(d).

(ii)	“Preparing Party” is defined in Section 3.3(b).

(jj)	“Proceeding” means any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

(kk)	“Prohibited Acts” is defined in Section 4.1.

(ll)	“Requesting Party” is defined in Section 4.1.

(mm)	“Restricted Period” means the two-year period commencing on the Distribution Date.

(nn)	“Separation” is defined in the recitals hereof.

(oo)	“Subsidiary” is defined in the Master Separation and Distribution Agreement.

(pp)	“Stub Taxable Period” is defined in Section 3.3(a).

(qq)	“Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(rr)	“Taxing Authority” means any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

(ss)	“Tax Package” is defined in Section 3.3(b).

(tt)	“Tax Returns” means all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

1.2	References; Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

2.	ALLOCATION OF TAX LIABILITIES

2.1	Payment of Taxes

(a)

Taxes Upon Filing and Adjusted Income Taxes. The Party responsible for the filing of a Tax Return pursuant to Sections 3.1 and 3.2 shall pay to the relevant Taxing Authority all Taxes due or payable in connection with such Tax Return (including any amounts relating to adjustments to such Tax Return)

and shall be entitled to any refunds (including, for the avoidance of doubt, any similar credit or offset against Taxes) in connection therewith. Notwithstanding the foregoing, with respect to any Tax Return (other than a Consolidated Return) of Computer Sciences GS or any Computer Sciences GS Subsidiary for any taxable period (whether ending on, before or after the Distribution Date), Computer Sciences GS shall be liable for, and shall be entitled to any refunds of, Taxes (including any amounts relating to adjustments to such Tax Return) relating to such taxable period.

(b)	Separation Taxes. Notwithstanding anything in this Section 2.1 to the contrary, and except as provided in Section 4, CSC shall be liable for, and shall be entitled to any refunds of, any Taxes for a taxable period that begins on or before the Distribution Date imposed or incurred in connection with the Separation, including (i) Taxes imposed as a result of the Separation failing to qualify under Section 355 and/or Section 368(a)(1)(D) of the Code, (ii) Taxes imposed as a result of the stock of Computer Sciences GS distributed in the Distribution failing to be treated as qualified property pursuant to Section 355(d) or 355(e) of the Code, (iii) Taxes imposed as a result of CSC otherwise recognizing any gain in connection with the Distribution (including, for the avoidance of doubt, the related internal transactions), (iv) Taxes imposed as a result of the recapture of any previously claimed Tax items in connection with the Distribution, (v) Taxes imposed as a result of any deferred intercompany item or excess loss account (or any similar item under state, local or foreign Tax law) being taken into account in connection with the Distribution pursuant to Section 1502 of the Code and the regulations promulgated thereunder (or any similar provision of state, local or foreign Tax law) and (vi) any stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Separation.

(c)	Other Taxes. At the conclusion of any Proceeding relating to Other Taxes, CSC and Computer Sciences GS shall reasonably cooperate with one another in a timely manner to determine the amount of any Other Taxes payable by CSC that are attributable to the Computer Sciences GS Business (and vice-versa) and Computer Sciences GS or CSC, as the case may be, shall pay such amount of Other Taxes to CSC or Computer Sciences GS, as the case may be.

2.2	Indemnity

(a)	Subject to Section 4, CSC shall indemnify Computer Sciences GS and its Affiliates from all liability for Taxes for which CSC is responsible pursuant to Section 2.1 and any related Losses.

(b)	Subject to Section 4, Computer Sciences GS shall indemnify CSC and its Affiliates from all liability for Taxes for which Computer Sciences GS is responsible pursuant to Section 2.1 and any related Losses.

(c)	Unless otherwise agreed in writing, the indemnifying Party shall pay to the indemnified Party the amount required to be paid pursuant to Section 2.2(a) or (b) above within thirty (30) days of being notified of the amount due by the indemnified Party. The notice by the indemnified Party requesting such payment shall be accompanied by the calculations and other information used to determine the indemnifying Party’s obligations hereunder. Such payment shall be paid by the indemnifying Party to the indemnified Party by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment. In the event of a disagreement as to the amount required to be paid pursuant to Section 2.2(a) or (b) above, the indemnifying party and the indemnified party shall cooperate with one another in good faith to resolve any such disagreement.

2.3	Contests

(a)	Subject to Section 4, the right to control the conduct of any Proceeding shall belong to the Party responsible, pursuant to Sections 3.1 and 3.2, for the filing of the Tax Return to which such Proceeding relates. Notwithstanding the foregoing, CSC shall have the right to control the conduct of any Proceeding if CSC reasonably determines that it could have an indemnification obligation for an adjustment to Tax pursuant to such Proceeding. If the Party not controlling a Proceeding could have an indemnification obligation for an adjustment to Tax pursuant to such Proceeding, such Party shall be entitled to participate in (but not control) such Proceeding at its own cost and expense.

(b)	The Party controlling a Proceeding shall not settle such Proceeding in a manner that would result in an indemnity payment from the other Party under this Agreement or otherwise cause a material adverse tax consequence to the other Party without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Party controlling such Proceeding may settle such Proceeding without the consent of the other Party so long as such Party waives its indemnification rights hereunder in respect of such Proceeding and agrees to indemnify the other Party against any material adverse tax consequence arising from such settlement.

(c)	To the extent relevant, the Parties will use commercially reasonable efforts to work with Taxing Authorities to cause any Proceedings to be bifurcated into pre-Distribution Date and post-Distribution Date periods.

(d)	At CSC’s request, Computer Sciences GS will pay its share of Taxes as needed to file a protest or otherwise respond to a Proceeding.

(e)	CSC and Computer Sciences GS shall negotiate in good faith concerning the waiver of any law firm and advisor conflicts with respect to any law firms or advisors that were retained by CSC at any time prior to the Effective Time.

(f)	After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.2; provided that failure to provide notice pursuant to this sentence shall not relieve any Party of its obligations pursuant to this Agreement except to the extent such Party is actually prejudiced as a result thereof. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

2.4	Treatment of Payments; After Tax Basis

(a)	Unless otherwise required by a Final Determination, this Agreement or otherwise agreed to between the Parties, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 2.4(d)) by: (i) Computer Sciences GS to CSC shall be treated for all Tax purposes as a distribution by Computer Sciences GS to CSC with respect to the stock of Computer Sciences GS occurring after Computer Sciences GS is directly owned by CSC and immediately before the Distribution; or (ii) CSC to Computer Sciences GS shall be treated for all Tax purposes as a tax-free contribution by CSC to Computer Sciences GS with respect to its stock occurring after Computer Sciences GS is directly owned by CSC and immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

(b)	If the receipt or accrual of any payment pursuant to this Agreement (other than payments of interest pursuant to Section 2.4(d)) results in taxable income to the indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.

(c)	To the extent that any liability for Taxes or Losses that is subject to indemnification under this Agreement gives rise to a deduction, credit or other Tax benefit to the indemnified Party or any of its Affiliates, the amount of any payment made under this Agreement shall be decreased by taking into account any actual reduction in Taxes (determined on a with and without basis) of the indemnified Party or any of its Affiliates resulting from such Tax benefit. To the extent that the Party responsible for the payment of Taxes pursuant to Section 2.1 incurs a liability for Taxes or a Loss or an adjustment that is not subject to indemnification under this Agreement and the other Party or any of its Affiliates receives a deduction, credit or other Tax benefit as a result, the Party receiving such Tax benefit shall pay to the other Party the Tax benefit (determined on a with and without basis) in accordance with this Section 2.4. If (i) such actual reduction in Taxes of the indemnified Party or its Affiliate occurs in a taxable period following the period in which the indemnification payment is made or (ii) any adjustment to the liability for Taxes for which one Party or any Affiliates is responsible hereunder gives rise to a deduction, credit or other Tax benefit to the other Party or any of its Affiliates, the indemnified Party (or, in the case of (ii), the other Party) shall on an annual basis pay the indemnifying Party (or, in the case of (ii), the responsible Party) the amount of the actual reduction in Taxes (determined on a with and without basis); provided, however, that no such payment shall be required if the actual reduction in Taxes for the relevant year and any unpaid reduction in Taxes for all prior years is less than $50,000.

(d)	Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate of simple interest per annum equal to LIBOR. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

2.5	Allocation of Tax Attributes

CSC shall determine in good faith, consistent with the books and records of CSC, the allocation of tax attributes that are required to be allocated among CSC and Computer Sciences GS in accordance with the Code and the regulations promulgated thereunder (and any applicable state, local and foreign laws).

3.	PREPARATION AND FILING OF TAX RETURNS

3.1	CSC’s Responsibility for the Preparation and Filing of Tax Returns

(a)	CSC shall prepare or cause to be prepared (i) all Consolidated Returns, (ii) all other Tax Returns that it or any CSC Subsidiary is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction and (iii) all Tax Returns required to be filed before the Distribution Date. CSC shall file or cause to be filed all such Tax Returns with the appropriate Taxing Authority.

(b)	To the extent that Computer Sciences GS or any Computer Sciences GS Subsidiary is included in any Consolidated Return for a taxable period that includes the Distribution Date, CSC shall include in such Consolidated Return the results of Computer Sciences GS and the Computer Sciences GS Subsidiaries on the basis of the Closing of the Books Method consistent with Treas. Reg. Section 1.1502-76(b)(2)(i).

3.2	Computer Sciences GS’s Responsibility for the Preparation and Filing of Tax Returns

Computer Sciences GS shall prepare or cause to be prepared all Tax Returns that it or any Computer Sciences GS Subsidiary is legally obligated to file after the Distribution Date according to the laws of the relevant taxing jurisdiction; provided, however, that CSC shall have the right to review and comment with respect to items on such Tax Returns if and to the extent such items directly relate to Taxes for which CSC would be liable under 2.1, such comment not to be unreasonably rejected. Computer Sciences GS shall file or cause to be filed all such Tax Returns with the appropriate Taxing Authority.

3.3	Manner of Preparation

(a)	To the extent permitted by law, any taxable period of Computer Sciences GS or any Computer Sciences GS Subsidiary for any state or local Income Tax purposes that would otherwise include but not end on the Distribution Date shall be bifurcated into two separate taxable periods, one ending on the Distribution Date and the other beginning on the day following the Distribution Date (each a “Stub Taxable Period”), and a separate Income Tax Return for each Stub Taxable Period shall be prepared and filed by the Party responsible for such preparation and filing pursuant to Sections 3.1 and 3.2.

(b)	To the extent any Tax Return required to be prepared by CSC pursuant to 3.1 contains items relating to the Computer Sciences GS Business or any Tax Return required to by prepared by Computer Sciences GS pursuant to 3.2 contains items relating to the CSC Business, the Party not responsible for preparing such Tax Return (the “Included Party”) shall, at its own cost and expense, prepare and deliver to the Party responsible for preparing such Tax Return (the “Preparing Party”) a true and correct accounting of all relevant Tax items (in a form reasonably requested by the Preparing Party) relating to the Included Party (or any of its Subsidiaries) for the taxable period covered by such Tax Return (a “Tax Package”) within thirty (30) days following the written request of the Preparing Party. In the event an Included Party does not fulfill its obligations pursuant to this 3.3(b), the Preparing Party shall be entitled to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Return, and the Included Party shall reimburse the Preparing Party for any out-of-pocket expenses incurred in the preparation of such information.

(c)	All Tax Returns for taxable periods (or portions thereof) beginning before the Distribution Date that are required to be filed after the Distribution Date that could give rise to an indemnity obligation pursuant to Section 2.2(a) shall, unless otherwise required by law, be prepared in a manner consistent with past practices (e.g., accounting methods and accelerating deductions through bonus depreciation or otherwise) and the preparing Party shall, at the other Party’s request, share any such Tax Return with such other Party after the filing thereof.

(d)	All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Opinion, or any rulings obtained from the IRS or other Taxing Authorities in connection with the Separation (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Sections 3.1 and 3.2. In the absence of a Final Determination to the contrary or a change in law, all Income Tax Returns of Computer Sciences GS and its Subsidiaries for taxable periods beginning before the Distribution Date shall be prepared consistent with the Tax Returns of the Affiliated Group.

(e)	Except to the extent required by law, Computer Sciences GS and any Computer Sciences GS Subsidiary shall not amend any Income Tax Return relating to a taxable period (or portion thereof) ending on or before to the Distribution Date without the written consent of CSC (which consent shall not be unreasonably withheld, conditioned or delayed). Except to the extent required by law, neither CSC nor any CSC Subsidiary shall amend any Income Tax Return relating to Computer Sciences GS or any Computers Sciences GS Subsidiary without the written consent of Computer Sciences GS (which consent shall not be unreasonably withheld, conditioned or delayed).

3.4	Costs and Expenses of Preparation

Subject to Section 3.3(b), the Party responsible for preparing any Tax Return under Sections 3.1 and 3.2 shall be responsible for the costs and expenses associated with preparing such Tax Returns.

3.5	Carrybacks

To the extent permitted by law, Computer Sciences GS and any Computer Sciences GS Subsidiaries shall elect to forgo a carryback of any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. Notwithstanding the previous sentence, if CSC or any CSC subsidiary receives a refund or otherwise realizes a tax benefit as a result of any mandatory carryback of any item from Computer Sciences GS or any Computer Sciences GS Subsidiary, it shall remit to Computer Sciences GS the amount of such refund or tax benefit, less any Tax or other reasonable out-of-pocket costs incurred by CSC or the CSC subsidiary, as the case may be; provided, however, if a Taxing Authority subsequently reduces or disallows such refund or tax benefit, Computer Sciences GS shall, within thirty (30) days of the reduction or disallowance, return the amount previously remitted to Computer Sciences GS.

3.6	Retention of Records; Access

(a)	CSC and Computer Sciences GS shall, and shall cause each of their Subsidiaries to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by CSC or Computer Sciences GS hereunder and for any Proceeding relating to such Tax Returns or to any Taxes payable by CSC or Computer Sciences GS hereunder. Furthermore, Computer Sciences GS shall retain adequate records, documents, accounting data and other information (including computer data) necessary to comply with CSC’s existing record retention policies.

(b)	CSC and Computer Sciences GS shall, and shall cause each of their Subsidiaries to, provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by CSC or Computer Sciences GS and for any Proceeding relating to such Tax Returns or to any Taxes payable by CSC or Computer Sciences GS and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either CSC or Computer Sciences GS. Furthermore, at a Party’s request, the other Party shall designate a member of its tax department or an outside advisor as a point of contact with respect to each audit.

(c)	The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

3.7	Confidentiality; Ownership of Information; Privileged Information

The provisions of Article VIII of the Master Separation and Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

4.	DISTRIBUTION AND RELATED TAX MATTERS

Notwithstanding anything herein to the contrary, the provisions of this Section 4 shall govern all matters among the parties hereto related to an Indemnified Liability.

4.1	Opinion Requirement for Major Transactions Undertaken by Computer Sciences GS During the Restricted Period

Other than pursuant to the transactions contemplated by the Master Separation and Distribution Agreement or the Merger Agreement or issuances satisfying the requirements of Safe Harbors VIII or IX of Treas. Regs. Section 1.355-7(d), Computer Sciences GS agrees that during the Restricted Period it shall not (i) merge or consolidate with or into any other entity, (ii) liquidate or dissolve, (iii) sell or transfer any portion of its assets that would violate the “continuity of business enterprise” requirement of Treas. Regs. Section 1.368-1(d) or 1.355-3, (iv) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696 (prior to modification), (v) cease the active conduct of its Active Business, (vi) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in Sections 4.1(i)-(iv), stock issuances (pursuant to the exercise of options or otherwise), option grants or acquisitions, or a series of such transactions or events, but excluding the Distribution and the Mergers) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Computer Sciences GS representing a “30-percent or greater interest” (i.e., stock possessing at least thirty percent (30%) of the total combined voting power of all classes of stock entitled to vote or at least thirty percent (30%) of the total value of shares of all classes of stock, as such terms are used in Section 355(d)(4) of the Code), or (vii) take any other action (or series of actions), or permit any Subsidiary to take any such action (or series of actions), where the taking of such action (or series of actions) described in this Section 4.1 could reasonably be expected to (A) cause the Distribution to fail to qualify as a tax-free distribution to CSC’s stockholders under Section 355(a) of the Code, (B) cause the Internal Reorganization, taken together with the Distribution, to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(D) and 355 of the Code or (C) cause the stock of Computer Sciences GS distributed in the Distribution to fail to be treated as qualified property pursuant to Section 355(e) of the Code (the acts listed in (i)-(vii) collectively, the “Prohibited Acts”). Notwithstanding the foregoing, Computer Sciences GS may take any of the Prohibited Acts, subject to Section 4.2, if (x) Computer Sciences GS first obtains (at its expense) an opinion in form and substance reasonably acceptable to CSC of a nationally recognized law firm or a “big four” accounting firm reasonably acceptable to CSC, which opinion may be based on factual representations (reasonably acceptable to CSC) or (y) Computer Sciences GS obtains a ruling from the IRS, that such Prohibited Act or Prohibited Acts, and any transaction related thereto, should not cause (i) the Distribution to fail to qualify as a tax-free distribution to CSC’s stockholders under Section 355(a) of the Code, (ii) the Internal Reorganization, taken together with the Distribution, to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(D)

and 355 of the Code or (iii) the stock of Computer Sciences GS distributed in the Distribution to fail to be treated as qualified property pursuant to Section 355(e) of the Code. Computer Sciences GS may also take any of the Prohibited Acts, subject to Section 4.2, with the consent of CSC in its sole and absolute discretion. During the Restricted Period, CSC shall provide all information and written representations reasonably requested by Computer Sciences GS that CSC is reasonably able to provide relating to any transaction involving an acquisition (directly or indirectly) of the stock of Computer Sciences GS within the meaning of Section 355(e) of the Code or any other matter reasonably necessary to enable Computer Sciences GS to obtain the opinion or ruling described in clauses (x) and (y) hereof.

4.2	Indemnification for Distribution Taxes

If, after the Distribution, a Party or any of its Affiliates takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.1 of this Agreement (other than any such action contemplated in the Master Separation and Distribution Agreement or related documents), or if there is any direct or indirect acquisition of a Party’s stock, and as a result (i) the Distribution shall fail to qualify as a tax-free distribution to CSC’s stockholders under Section 355(a) of the Code, (ii) the Internal Reorganization, taken together with the Distribution, shall fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or (iii) the stock of Computer Sciences GS distributed in the Distribution shall fail to be treated as qualified property pursuant to Section 355(e) of the Code, then such Party (the “Breaching Party”) shall indemnify and hold harmless the other Party (the “Non-Breaching Party”) and any of its Affiliates against any and all Taxes (and any related Losses) imposed upon or incurred by the Non-Breaching Party or any of its Affiliates (and any Taxes of CSC stockholders to the extent the Non-Breaching Party or any of its Affiliates is liable with respect to such Taxes, whether to a Taxing Authority, to a stockholder or to any other person) as a result, unless such Taxes would, in any event, have been imposed upon or incurred by the Non-Breaching Party or any or its Affiliates without regard to such actions, breaches or events, as determined at such time; provided, however, that Computer Sciences GS shall not be obligated to indemnify CSC under this Section 4.2 to the extent that (i) Computer Sciences GS took such action or entered into such agreement in reliance upon any representation, warranty or covenant made by CSC in the representation letter CSC furnished to Allen & Overy LLP in connection with the Opinion and CSC breached such representation, warranty or covenant or (ii) the indemnification claim arises from any breached representation, warranty or covenant made by Computer Sciences GS in its representation letter provided in connection with the Opinion to the extent such representation, warranty or covenant creates a restriction more onerous than the restrictions described in Section 4.1. Subject to the foregoing proviso, the Non-Breaching Party and any of its Affiliates shall be indemnified and held harmless under this Section 4.2 without regard to whether an opinion or ruling pertaining to the action pursuant to Section 4.1 was obtained, and without regard to whether the Non-Breaching Party gave its consent to such action pursuant to Section 4.1 or otherwise.

4.3	Procedural Matters

(a)

Notice. If either Computer Sciences GS or CSC receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in an Indemnified Liability, the Party receiving such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay in such notification shall not relieve the indemnifying Party of any liability to the other Party hereunder except to the extent the indemnifying Party is materially and adversely prejudiced by such delay. CSC undertakes and agrees that from and after such time as CSC obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Separation (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), CSC shall (i) notify Computer Sciences GS thereof, provided that any delay by CSC in so notifying Computer Sciences GS shall not relieve Computer Sciences GS of any liability to CSC hereunder except to the extent Computer Sciences GS is materially and adversely prejudiced by such delay, (ii) consult with Computer Sciences GS from time to time as to the conduct of such investigation or inquiry, (iii) provide Computer Sciences GS with copies of all correspondence between CSC or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, and (iv) cooperate with Computer Sciences GS to permit a representative (reasonably satisfactory to CSC) of Computer Sciences GS to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided that any costs relating to Computer Sciences GS’s representation at such meetings shall be borne by Computer Sciences GS.

(b)	Tax Proceedings Controlled by CSC. With respect to any Proceeding that may result in an Indemnified Liability with respect to which Computer Sciences GS would be entitled to indemnification from CSC, CSC shall be entitled to control the defense of such Proceeding at its own expense, provided that (i) Computer Sciences GS shall be entitled to participate in (but not control) such Proceeding at its own cost and expense and (ii) CSC shall not settle such Proceeding without the prior written consent of Computer Sciences GS (not to be unreasonably withheld, conditioned or delayed).

(c)	Tax Proceedings Controlled by Computer Sciences GS. With respect to any Proceeding that may result in an Indemnified Liability with respect to which CSC would be entitled to indemnification from Computer Sciences GS, Computer Sciences GS shall be entitled to control the defense or settlement of such Proceeding at its own expense; provided that Computer Sciences GS shall not settle such Proceeding without the prior written consent of CSC (not to be unreasonably withheld, conditioned or delayed). Computer Sciences GS undertakes and agrees to (i) consult with CSC from time to time as to the conduct of any such Proceeding over which it exercises control, (iii) provide CSC with copies of all correspondence between Computer Sciences GS or its representatives and such Taxing Authority or any representative thereof pertaining to such Proceeding, and (iv) cooperate with CSC to permit a representative (reasonably satisfactory to Computer Sciences GS) of CSC to be present at, and participate in (but not control), all meetings with such Taxing Authority or any representative thereof pertaining to such Proceeding, provided that any costs relating to CSC’s representation at such meetings shall be borne by CSC.

(d)	Time and Manner of Payment. Unless otherwise agreed in writing, CSC or Computer Sciences GS, as the case may be, shall pay to the other Party the amount with respect to an Indemnified Liability determined pursuant to a Final Determination (less any amount paid directly by the indemnifying Party to the Taxing Authority) at least two (2) Business Days prior to the date payment of the Indemnified Liability is required to be made to the Taxing Authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the indemnified Party by written notice to the indemnifying Party prior to the due date of such payment.

(e)	Refund of Amounts. Should a Party or any of its Affiliates receive a refund in respect of an Indemnified Liability or other Taxes for which the other Party was responsible under this Agreement, or should any such amounts that would otherwise be refundable to such Party or any of its Affiliates be applied or credited by the Taxing Authority to obligations of such Party or any of its Affiliates unrelated to an Indemnified Liability, then such Party shall, promptly following receipt (or notification of credit), remit such refund or an amount equal to such credit (including any statutory interest that is included in such refund or credited amount) to the other Party.

(f)

Cooperation. Subject to the provisions of Section 3.6, CSC and Computer Sciences GS shall reasonably cooperate with one another in a timely manner in any Proceeding involving any matter that may result in an Indemnified Liability. CSC and Computer Sciences GS agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such judicial or administrative Proceeding. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.3(f) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.

(g)	Rulings. CSC shall provide Computer Sciences GS a copy of and an opportunity to comment upon any ruling sought from the IRS with respect to the Separation and no ruling request shall be made without Computer Sciences GS’s consent if such ruling would materially expand Computer Sciences GS’s indemnification obligations under Section 4.2.

4.4	Protective Section 336(e) Elections

CSC and Computer Sciences GS shall make a protective election under Section 336(e) (and any similar election under state or local law) with respect to the Distribution in accordance with Treas. Reg. Section 1.336(e)-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures. This is intended to constitute a binding, written agreement to make an election under Section 336(e) with respect to the Distribution. In connection with such election, CSC shall make an election under Treas. Reg. Section 1.1502-13(f)(5)(ii) with respect to the Distribution.

5.	MISCELLANEOUS

5.1	Notices

All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Master Separation and Distribution Agreement.

5.2	Amendment and Waiver

This Agreement may be terminated, modified or amended at any time by an agreement in writing signed by CSC and Computer Sciences GS. In the event of such termination prior to the Effective Time, no Party shall have any liability of any kind to the other Party or any other Person. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

5.3	Entire Agreement

This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. To the extent any provision of this Agreement conflicts with the provisions of the Master Separation and Distribution Agreement (other than Sections 11.10 and 11.16(b) thereof), the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

5.4	Assignment; Successors and Assigns

This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 5.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

5.5	Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.6	Governing Law; Jurisdiction

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the laws of any other jurisdiction. Subject to the provisions of Article IX of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 5.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

5.7	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8	Counterparts

This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

5.9	Third Party Beneficiaries

This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties (other than indemnified third parties) any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.10	Force Majeure

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

5.11	Double Recovery

Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

5.12	Title and Headings

Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.13	Survival

Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Effective Time in accordance with their respective terms.

5.14	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

EXHIBIT H

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

DATED AS OF [●], 2015

by and between

COMPUTER SCIENCES CORPORATION

And

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of [●], 2015 by and between Computer Sciences Corporation, a Nevada corporation (“CSC”), and Computer Sciences Government Services Inc., a Nevada corporation (“Computer Sciences GS”). Each of CSC and Computer Sciences GS is sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Master Separation and Distribution Agreement dated as of the date hereof, by and between CSC and Computer Sciences GS (as such may be amended from time to time, the “Master Separation and Distribution Agreement”).

WHEREAS:

(A)	CSC, acting directly and through its direct and indirect Subsidiaries, currently conducts the CSC Business and the Computer Sciences GS Business;

(B)	CSC and Computer Sciences GS have entered into the Master Separation and Distribution Agreement in connection with the separation of the Computer Sciences GS Business from CSC and the Distribution of Computer Sciences GS Common Stock to stockholders of CSC; and

(C)	in connection therewith, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	SERVICES PROVIDED

(a)	During the period commencing on the Distribution Date and ending on the applicable Termination Date (as defined in Section 11), Service Provider shall provide, or shall cause one or more of its Affiliates or a contractor, subcontractor, vendor or other third-party service provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the services (the “Services”) described on Schedule A (Services provided by CSC to Computer Sciences GS) or Schedule B (Services provided by Computer Sciences GS to CSC) (collectively, the “Services Schedules”).

(b)	With respect to each Service, the Party required to provide such Service is the “Service Provider” and the other Party is the “Service Recipient”. In performing the Services, Service Provider and each of its Affiliates shall provide, or ensure that any Third Party Provider shall provide, the Services consistent with the “Performance Standards”, which shall mean in all material respects (i) in substantially the same manner and at the same level of service (including, as applicable, with respect to type, frequency, quality, quantity, priority and timeliness) as compared with the six-month period prior to the Distribution Date, except as may be set forth in individual Service Schedules, (ii) with substantially the same degree of skill and care and (iii) with substantially the same level of security (or any increased level of security reasonably required as a result of CSC and Computer Sciences GS not being affiliates of each other following the Distribution) as provided and used by the Service Provider during the six-month period prior to the Distribution Date, which Services shall be free of material error. The Performance Standards shall in any event be standards that are commercially reasonable.

(i)	Notwithstanding the foregoing, if circumstances dictate that there must be an increase in the complexity of a Service (whether as a result of increased quantity or quality, changing frequency or regulatory requirements or otherwise), Service Recipient acknowledges and agrees that such Service may not be provided within the same amount of time as it had previously taken during such period, and, in such a case, Service Provider and each of its Affiliates shall use commercially reasonable efforts to provide, or to ensure that any Third Party Provider shall provide, such Service in a timely manner.

(ii)	Notwithstanding anything herein to the contrary, the Services are to be provided in a manner that treats Service Recipient (or its Subsidiaries or its or their personnel or business) substantially as favorably as Service Provider treats itself (or its Affiliates or its or their personnel or business) in connection with the provision of a Self-Service (as defined in Section 2(d)).

(c)	If Service Provider wishes to provide a Service by using a Third Party Provider and if such Services were not provided by such Third Party Provider to Service Recipient during the six-month period prior to the Distribution Date, Service Provider shall obtain the consent of Service Recipient (such consent shall not be unreasonably withheld, delayed or conditioned) prior to such Third Party Provider so providing such Service; provided further, that in any case, Service Provider shall remain responsible for the performance by any Third Party Provider of its obligations hereunder.

(d)	Increased Services.

(i)	Service Recipient may request additional quantities of Services beyond the quantities specified in the applicable Services Schedule (“Increased Services”) from Service Provider by providing written notice. Service Provider shall use commercially reasonable efforts to accommodate such request; it being understood, however, that Service Provider shall not be required to provide Increased Services if the Parties are unable to reach agreement on the terms thereof. Upon the mutual written agreement as to the nature, cost (including cost of additional equipment as stated in (ii) below), duration and scope of such Increased Services, the Parties shall supplement in writing the Services Schedules hereto to include such Increased Services. Service Provider’s obligations with respect to providing any such Increased Services shall become effective only upon a new Services Schedule or an amendment to an existing Services Schedule being duly executed by the Parties.

(ii)	Unless otherwise agreed by the Parties, if an Increased Service requires Service Provider to purchase any machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property (collectively, “Equipment”), Service Recipient shall bear the costs of such Equipment, which Service Provider will provide at cost. Upon the termination of the applicable Service, such Equipment shall be assigned and transferred to Service Recipient.

2.	PAYMENT

(a)	Except as otherwise provided on the applicable Services Schedule, for each Service, Service Recipient shall pay Service Provider an amount equal to the Service Costs (as defined below) for all Services being provided to Service Recipient.

(b)

Except as otherwise provided on the applicable Services Schedule, the “Service Costs” for each Service shall be the cost set forth on the applicable Services Schedule, which are intended to reflect the Historic Cost Allocation. The Service Costs for any Service for which an agreed cost is not specified on the applicable Services Schedule shall be the Historic Cost Allocation for providing such Service. “Historic

Cost Allocation” shall mean the allocation of costs associated with such Service reflected in the financial presentation of the Computer Sciences GS Business set forth in the Form 10, as amended through August 17, 2015, plus (to the extent not included in such allocated costs) the following (but only to the extent allocable to the provision of the Services):

(i)	any reasonable out-of-pocket expenses incurred by Service Provider with Third Party Providers in connection with the provision of Services, without markup or fee, including to the extent applicable to the Services, one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with Third Party Providers providing Services in compliance with this Agreement, and including pursuing any warranty or indemnity against a Third Party Provider in accordance with Section 3(e);

(ii)	the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property) (a “Third Party License”), without markup or fee, including any termination, transfer, sublicensing, access, upgrade or conversion fees;

(iii)	any sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments (including any such taxes that are required to be withheld) arising out of such Service and incurred by Service Provider; provided that the Parties agree to use commercially reasonable efforts to minimize any such taxes, fees or assessments and Service Recipient shall not be obligated to pay any income or franchise taxes imposed on the Service Provider; and

(iv)	the cost of travel expenses that are reasonable and incurred in accordance with Service Provider’s normal travel policy and other reasonable miscellaneous out-of-pocket costs and expenses incurred by Service Provider.

(c)	Except as otherwise provided on the applicable Services Schedule or required by applicable Law, all amounts shall be invoiced and paid in U.S. Dollars. To the extent necessary, local currency conversion on any such invoice shall be based on Service Provider’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve-month period prior to the Distribution Date.

(d)	With respect to any service that a Service Provider provides or causes an Affiliate to provide to itself or its Affiliates that is the same or substantially similar to a Service provided to Service Recipient or its Subsidiaries hereunder (such service, a “Self-Service”), Service Provider may stop providing such Self-Service to itself or its Affiliates as long as (i) such termination does not adversely affect the ability of Service Provider to deliver the Service to Service Recipient in accordance with the Performance Standards and (ii) Service Provider notifies Service Recipient of such termination as promptly as practicable and no later than ninety (90) days prior to the date it intends to stop providing the Self-Service. Further, if Service Provider terminates a Self-Service prior to the Termination Date applicable for the corresponding Service, the Service Costs of such Service following any such termination shall be calculated as if Service Provider had not terminated such Self-Service.

(e)	Invoices and Payment.

(i)

Except as provided on the applicable Services Schedule, Service Provider shall invoice Service Recipient for the Service Costs owed hereunder on a monthly basis, with Service Costs for all Services provided by Service Provider, its Affiliates or its Third Party Providers to Service

Recipient in the last fiscal period included on a combined single invoice, and shall provide reasonable documentation supporting such Service Costs. Service Recipient shall pay the amount of such invoice by electronic transfer of immediately available funds not later than forty-five (45) days after the date of such invoice.

(ii)	Neither Party nor any of its respective Affiliates shall have a right of set-off against the other Party or its Subsidiaries, except in connection with any amounts billed hereunder.

(iii)	In the event Service Recipient does not pay Service Provider in accordance with the terms hereof (a) all amounts so payable and past due shall accrue interest from the 31st day after the date of the invoice to the receipt of payment at a rate per annum equal to the six (6)-month LIBOR rate (as shown on the Reuters Screen LIBOR 01 Page (or on any successor or substitute of such page) at approximately 11:00 a.m. on the 31st day after the date of the invoice, or the next Business Day, if such day is not a Business Day) plus 3% (the “Interest Rate”, with the applicable rate to be recalculated every six months), until such amounts, together with all accrued and unpaid interest thereon, are paid in full, and (b) Service Recipient shall pay, as additional fees, all reasonable out-of-pocket costs and expenses incurred by Service Provider in attempting to collect and collecting amounts so due, including all reasonable attorneys’ fees and expenses.

(iv)	In the event that Service Recipient in good faith disputes an invoice submitted by Service Provider, Service Recipient may withhold payment of any amount subject to the dispute; provided that (a) Service Recipient shall continue to pay all undisputed amounts in accordance with the terms hereof, (b) Service Recipient shall notify Service Provider, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges and (c) in the event any dispute is resolved in Service Provider’s favor, any amount that Service Recipient should have paid shall be deemed to have accrued interest at the Interest Rate from the date such payment should have been made.

(v)	In the event of a dispute regarding the amount of any invoice, the Parties shall use commercially reasonable efforts to resolve such dispute within forty-five (45) days after Service Recipient provides written notification of such dispute to Service Provider. Each Party shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute. Unpaid fees that are under good faith dispute shall not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 2(e)(v), the dispute resolution procedures set forth in Section 9 herein shall apply.

3.	COOPERATION

(a)	Service Recipient and Service Provider shall cooperate and work together in good faith to develop a global transition plan in order to facilitate a smooth and orderly termination of a Service by its applicable Termination Date or at such earlier time as Service Recipient terminates Service Provider’s performance of the Services in accordance with Section 11.

(b)	In furtherance of the foregoing, Service Provider, if requested and at Service Recipient’s expense, will provide Service Recipient with reasonable support necessary to transition or migrate the services to Service Recipient or any third party or parties chosen by Service Recipient, which may include, but not be limited to, consulting and training and providing reasonable access to data and other information and to Service Provider’s and its Affiliates’ employees; provided that such activities shall not unduly burden or interfere with Service Provider’s business and operations.

(c)	It is understood that it will require significant efforts by the Parties to implement this Agreement and ensure performance hereunder. Service Recipient shall (i) cooperate with and provide Service Provider with such information and documentation as is reasonably necessary for Service Provider to perform the Services; and (ii) perform such other duties and tasks as may be reasonably required to permit Service Provider to perform the Services, including (x) cooperating in obtaining any consents or approvals from third parties necessary to facilitate Service Provider’s ability to provide the Services and (y) conducting such testing as may be reasonably required by Service Provider in connection with any updates or changes to the applicable systems or processes involved in providing a Service; provided that Service Provider has given Service Recipient such prior written notice as set forth in the applicable Services Schedules or, if not contemplated therein, a reasonable time before conducting such testing, taking into account the type and scope of such testing. A Service Provider shall not be deemed to be in breach of its obligations to provide or make available any Service to the extent that Service Recipient has not provided information and access to appropriate personnel that is reasonably necessary for the performance of such Service.

(d)	Service Provider shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to perform the Services independently as soon as practicable following the Distribution Date.

(e)	Upon Service Recipient’s written request and without prejudice to any direct rights Service Recipient may have against a Third Party Provider or Service Provider, Service Provider shall use commercially reasonable efforts to pursue any warranty or indemnity under any contract Service Provider or its Affiliates may have with a Third Party Provider with respect to any Service provided to Service Recipient by such Third Party Service Provider.

(f)	Service Provider shall use commercially reasonable efforts to obtain, if required, any Third Party License or consent required by any Third Party Provider to provide the applicable Service to Service Recipient, and Service Recipient shall, as necessary, cooperate with Service Provider in obtaining any such Third Party License or consent. If such Third Party License or consent cannot be obtained on commercially reasonable terms, the Parties will use commercially reasonable efforts to arrange for an alternative method of obtaining any such Service on Service Recipient’s behalf (“Alternative Method”), which may include Service Provider providing such Service itself. If there is any Third Party License or consent which was not required as of the date hereof but will subsequently be required before the Termination Date for a particular Service, Service Provider shall identify in writing to Service Recipient such Third Party License or consent within sixty (60) days of the date hereof and in any event no later than thirty (30) days prior to the date such Third Party License or consent is required.

(g)	The Parties shall use the fiscal quarter and year ends as set forth in Schedule C in connection with the provision and receipt of applicable Services hereunder, for so long as such Services are being provided.

4.	PERFORMANCE STANDARDS; REPORTS; PERSONNEL

(a)	Services shall be provided in accordance with the Performance Standards and applicable Law.

(b)

It will not be deemed to be a breach of this Agreement if Service Provider fails to meet the Performance Standards because of (i) the failure of Service Recipient to reasonably cooperate with or provide information, facilities, equipment, hardware or software, services or decisions to Service Provider as required hereunder, (ii) changes reasonably deemed to be required by changes in Law, technology or the availability of reasonably commercially available products and services, (iii) changes otherwise permitted hereunder, (iv) changes to the relevant systems, processes or personnel of Service Recipient, to the extent Service Provider’s failure to meet the Performance Standards is the direct result of such changes, or (v) Force Majeure as further provided in Section 8.

(c)	Service Provider shall not make changes in the manner of providing a Service unless (i) Service Provider is making similar changes in a Self-Service being performed for itself or its Subsidiaries or such changes are de minimis, in each case so long as such changes do not prevent Service Provider from meeting the Performance Standards, (ii) such changes are required by Service Provider or Service Recipient pursuant to applicable Law, or (iii) Service Recipient provides its prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to such changes (in each case, for the avoidance of doubt, with the costs of any such change to be included in the calculation of Service Costs).

(d)	Service Provider shall not be required to provide any Service that would be constitute a breach of applicable Law, including any applicable U.S. and non-U.S. Laws and regulations relating to the protection of classified and critical unclassified information, export controls, sanctions, and imports, including those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations maintained by the U.S. Department of Commerce, Bureau of Industry and Security, the Foreign Corrupt Practices Act and the International Traffic in Arms Regulations maintained by the U.S. Department of State, Directorate of Defense Trade Controls.

(e)	Except as provided in the applicable Services Schedule for a Service, in providing, or causing to be provided, the Services, Service Provider shall only provide employees or agents of Service Recipient with access to systems or software to the extent that such employees or agents of Service Recipient or its Subsidiaries had authorized access immediately prior to the Distribution Date, or are replacement employees or agents of Service Recipient or its Subsidiaries.

(f)	Unless otherwise set forth in the applicable Services Schedule and except as may be otherwise required (or prohibited) by applicable Law, in performing the Services, Service Provider shall, if requested to do so in writing by Service Recipient, prepare and furnish to Service Recipient reports concerning the Services, which reports shall contain substantially the same data, in substantially the same format, and prepared and delivered on substantially the same timetable, as reports prepared by Service Provider with respect to such Services during the six month period prior to the Distribution Date (excluding any reports solely prepared in contemplation of the Distribution). Upon Service Recipient’s written request for modifications to the reporting and data transfer practices reasonably required to assist Service Recipient in transitioning off the Service, Service Provider shall cooperate and consult in good faith with Service Recipient to make such modifications; provided that if Service Provider reasonably determines in its sole discretion that any such modification may cause Service Provider to be in breach of its other obligations to Service Recipient, then Service Provider shall not be under any obligation to make such modifications.

(g)

Service Provider shall make available such personnel as may be required to provide the Services, including any specific personnel designated on the applicable Services Schedule. Except as otherwise provided in the applicable Services Schedule, Service Provider shall have the right to designate which personnel it will assign to perform the Services. Service Provider also shall have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a Third Party Provider (subject to Section 1(c) herein) at any time to perform the Transition Services; provided that Service Provider shall use its commercially reasonable efforts consistent with past practice to limit the disruption to Service Recipient in the transition of the Services to different personnel; provided further that if a Services Schedule designates a certain person as a “key personnel”, if such person is no longer in the employ of the Service Provider or its Affiliates or is otherwise not available to perform the Services, then the portion of such Service performed by such person may be terminated by Service Recipient upon fifteen (15) days prior written notice to Service Provider, even if prior to the end of the Minimum Service Period. Except as set forth in the Services Schedules, Service Provider shall have no obligation to retain any individual employee for the sole purpose of providing a particular Service. In the event Service Recipient requires that a Service be provided or facilitated by personnel who are U.S. citizens or lawful permanent resident aliens, Service Provider shall use commercially reasonable efforts to accommodate the request at no additional charge.

(h)	In the event Service Recipient or any of its Affiliates hires an employee of Service Provider or its Affiliates, and such employee was material to providing Services to Service Recipient, Service Provider shall have the option, in its sole discretion (in addition to any other remedies available to it under the Master Separation and Distribution Agreement or otherwise), upon ten (10) Business Days’ written notice to Service Recipient to suspend its obligations with respect to the Services performed by the hired employee (with a reduction in the applicable Service Costs associated with the hired employee) effective on the date of such employee’s termination of employment with Service Provider. Any provision of Service following a reduction in Service Provider’s obligations pursuant to this Section shall be deemed to be consistent with Service Provider’s obligations under this Agreement, so long as Service Provider satisfies the Performance Standards and the obligations contained in this Section 4 with respect to such Service.

(i)	Each Party agrees that it shall be responsible for compliance by its personnel (including any Third Party Provider) performing or otherwise involved with Services with all of the terms and conditions of this Agreement.

(j)	Each Party shall notify the other Party in writing as promptly as practicable after becoming aware of any default or breach of this Agreement committed by either it or the other Party. Service Provider shall notify Service Recipient of any event that may reasonably be expected to materially impact a Service provided hereunder.

(k)	In the event Service Provider has received a written notice of default or breach in the performance of a Service hereunder (including as a result of material error(s) in the performance of such Service), it will use its commercially reasonable efforts to cure such default or breach. In the event Service Provider is unable to cure such breach or default within thirty (30) days from receipt of notice thereof, in addition to the rights available under Section 11, there shall be an adjustment to Service Costs to reflect the costs to Service Recipient associated with such default, breach or error, including any incremental reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining any Third Party Provider to provide such Service or in providing such Service itself during the minimum period required to be provided by Service Provider.

5.	NEW SERVICES

If, after the date hereof and on or prior to the 90th day following the Distribution Date, the Parties mutually determine that a service required by Service Recipient and provided by Service Provider or one of its Subsidiaries prior to the Distribution Date was omitted from the Services Schedules, Service Recipient may request that Service Provider perform such service (“New Service”) in addition to the Services being provided hereunder. Service Provider shall promptly begin performing any New Service consistent with past practice upon a timely written request from Service Recipient (which request may be in the form of email) that includes (a) a description of the New Service, and (b) a schedule for commencing and completing such New Service. Thereafter, Service Provider and Service Recipient shall enter into good faith negotiations to agree to an amendment to the Services Schedules providing for such New Service; provided that if no agreement for an Additional Service Schedule Amendment has been reached in writing in thirty (30) days, such New Service shall be deemed to have a Termination Date of one year from the Distribution Date, with Service Costs as provided for in Section 2(a), calculated as if the amendment to the Services Schedule for such New Service were silent regarding costs and expenses (such amendment or deemed amendment pursuant to the foregoing proviso, an “Additional Service Schedule Amendment”). Any New Service shall be considered a Service hereunder and the Services Schedules shall incorporate, and be deemed to be duly amended by, such Additional Service Schedule Amendment.

6.	INTELLECTUAL PROPERTY; IT SECURITY

(a)	Service Recipient agrees to comply with, and to cause its Subsidiaries to comply with, the terms of any license or other agreement of Service Provider or any of its Affiliates relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder; provided that in the event that Service Provider enters into new software licenses after the Distribution Date, Service Recipient shall have the prior opportunity to review and confirm its ability to comply therewith, which it shall do reasonably and in good faith. In the event that Service Recipient provides written notice of its inability to comply therewith, Service Provider may in its sole discretion suspend its provision of any Services under such new software licenses effective after thirty (30) days’ notice of the same. While such Service is suspended, Service Provider shall use commercially reasonable efforts to identify alternative software with accompanying licenses acceptable to Service Recipient. Upon entering into new software licenses acceptable to Service Recipient, Service Provider shall resume or commence providing Service. Service Recipient shall indemnify Service Provider for any claims by third parties arising out of or in connection with Service Recipient’s noncompliance with or violation of software licenses relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder; provided that Service Recipient will not be obligated to indemnify Service Provider for any software that is the subject of an above-described notice of inability to comply with license after the date that Service Provider receives such notice. Subject to the foregoing, the Parties shall cooperate to identify any material licenses or consents necessary for such provision and shall use commercially reasonable efforts to minimize the costs associated therewith.

(b)	If the receipt or provision of any Service hereunder requires the use by a Party of the Intellectual Property (other than Trademarks) of the other Party, then such Party and its Affiliates shall have the non-exclusive, royalty-free, non-sublicensable (except as required for its and its Affiliates’ receipt or provision of Services) right and license to use such Intellectual Property for the sole purpose of, and only to the extent necessary for, the receipt or provision of such Services hereunder, pursuant to the terms and conditions of this Agreement. This license does not permit a Party to access, possess, or modify the source code of the other Party or to reverse engineer the software of the other Party. Upon the Termination Date applicable to such Service, or the earlier termination of any Services in accordance with Section 11, the license herein to the applicable Intellectual Property will terminate; and the applicable Service Recipient and/or Service Provider shall cease all use of the Intellectual Property licensed hereunder. Nothing in this Section 6(b) shall be deemed to limit, modify or terminate any License Agreement between the Parties.

(c)	Subject to the limited licenses granted in Section 6(b), and unless the Parties expressly agree otherwise in the Services Schedules or in a separate written agreement executed by authorized personnel of each Party, each Party shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services hereunder.

(d)	While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of the other Party (whether or not a Service), each Party shall and shall cause each of its Affiliates to, comply with all applicable Laws and adhere in all respects to the other Party’s controlled processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Distribution Date or as communicated to such Party from time to time in writing.

(e)	Those employees of Service Recipient and Service Provider (or their respective Affiliates) having access to the other Party’s Systems may be required by Service Provider or Service Recipient, as the case may be, to enter into a customary non-disclosure or similar agreement in connection with, and as a condition to, such access.

7.	RECORDS AND AUDITS

Service Provider shall provide to Service Recipient, upon Service Recipient’s request, taking into consideration the financial reporting, internal controls and other public company requirements of the Parties, all information and records reasonably required to maintain full and accurate books relating to the provision of Services to the extent any such information and/or records were provided or maintained during the twelve month period prior to the Distribution Date, excluding any actions taken in contemplation of the Distribution. Upon reasonable notice and reasonable request from the Service Recipient, and at the Service Recipient’s cost, Service Provider shall (a) make available for inspection and copying by Service Receiver’s agents or representatives such information, books and records reasonably relating to the Services during reasonable business hours and (b) certify that the controls in effect prior to the Distribution Date continue to be in effect, or if Service Provider is aware of any instances where such controls are not so in effect, in lieu of certification for such instances, provide a list of such instances and descriptions of the change in such controls thereof. Each Party shall keep and preserve all such aforementioned records for a period of at least eight (8) years from and after the end of the relevant Services term.

8.	FORCE MAJEURE; REDUCTION OF SERVICES

No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible. Service Recipient shall be entitled to terminate Services so affected by a Force Majeure that continues for a period of thirty (30) days or more upon five (5) days’ prior written notice in respect of any such delay or failure resulting from any such Force Majeure, without any penalty or obligation to pay for Services not performed, provided that Service Provider is in compliance with its obligations under clauses (a) and (b) above.

9.	TSA LEADERS; DISPUTE RESOLUTION

(a)	Each Party shall nominate in writing one representative to act as the primary contact with respect to the provision and receipt of Services (a “TSA Leader”), with the initial TSA Leaders as listed on Schedule D. Each Party may, at its discretion, from time to time select another individual to serve in these capacities during the term of this Agreement; provided that each Party shall notify the other Party promptly (and in any event within five (5) Business Days) of any change in an individual serving in this capacity, setting forth the name and contact information of the replacement, and stating that such replacement is authorized to act for such Party in accordance with this Section 9(a).

(b)	The TSA Leaders shall meet as expeditiously as possible to resolve any dispute hereunder, and notwithstanding anything in Section 9 (Dispute Resolution) of the Master Separation and Distribution Agreement to the contrary, in the event any dispute is not so resolved within thirty (30) days, a TSA Leader may provide written notice of such dispute to the General Counsel of each Party (or such other executive as designated by the General Counsel of such Party), who shall attempt within a period of fifteen (15) days following the end of such previous thirty (30) day period to conclusively resolve any such issue, and in the event the dispute remains unresolved following such fifteen (15) day period, the dispute may be submitted to mediation in accordance with Section 9.2 (Mediation) of the Master Separation and Distribution Agreement, and if any dispute remains unresolved after the Mediation Period, such dispute shall be determined, at the request of either Party, by arbitration in accordance with Section 9.3 (Arbitration) of the Master Separation and Distribution Agreement and the other applicable provisions of Section 9 (Dispute Resolution) of the Master Separation and Distribution Agreement. Nothing in this Section 9 or any provision of the Master Separation and Distribution Agreement shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any disputes.

(c)	In the event of any dispute between the Parties regarding a Service, prior to the applicable Termination Date, Service Provider shall not discontinue the supply of any such Service, unless (i) so provided for in a settlement agreement between the Parties or arbitral determination pursuant to and in accordance with Section 9(b) herein and Section 9 of the Master Separation and Distribution Agreement, (ii) Service Recipient has failed to pay Service Provider undisputed amounts for a Service in accordance with the terms hereof, in which case Service Provider may terminate such Service as provided in accordance with Section 11(d); or (iii) as requested by Service Recipient pursuant to a Termination Notice.

10.	DISCLAIMER; INDEMNIFICATION; LIMITED LIABILITY

(a)	Service Recipient acknowledges that the Services being provided pursuant to this Agreement are provided as an accommodation to Service Recipient. Other than in the event of Service Provider’s gross negligence or willful misconduct or a violation of applicable Law, Service Provider will not be liable for any error or omission in rendering Services under this Agreement, or for any defect in Services so rendered; provided that if there is a material error in, or failure to provide, any of the Services, Service Provider shall use commercially reasonable efforts to attempt to correct the error and/or provide the Service, or if Service Provider is unable to so correct such error and/or provide the Service, to provide an adjustment to the Service Cost for such Service in reasonable proportion to that which the error and/or failure bears to the Service provided for such month, which adjustment shall include any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining a Third Party Provider to provide such Service or in providing such Service itself.

(b)

Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees. Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Provider Indemnitees in connection with the provision of the Services to the extent that such Losses result from the gross negligence or willful misconduct of Service Recipient, any of its Affiliates or any of its or their respective officers, directors or employees.

(c)	Service Provider shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Recipient has title that are in the possession or control of Service Provider, its Affiliates or a Third Party Provider as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Recipient. Service Recipient shall obtain from its insurance company a waiver of subrogation on behalf of Service Provider and its Subsidiaries effective as of Distribution Date. Service Recipient shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Provider has title that are in the possession or control of Service Recipient or its Subsidiaries as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Provider. Service Provider shall obtain from its insurance company a waiver of subrogation on behalf of Service Recipient and its Subsidiaries effective as of the Distribution Date.

(d)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTIBILITY, ACCURACY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION) ARE MADE BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES NOT SET FORTH IN THIS AGREEMENT ARE HEREBY WAIVED AND DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCES, INCLUDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY, SHALL SERVICE PROVIDER BE LIABLE FOR, INCLUDING BUT NOT LIMITED TO, ANY LOST PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, REMITTANCES, COLLECTIONS, INVOICES, PENALTIES, INTEREST OR FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES CAUSED BY THE PERFORMANCE OF, ANY DELAY IN THE PERFORMING, FAILURE TO PERFORM OR DEFECTS IN THE PERFORMANCE OF, THE SERVICES CONTEMPLATED TO BE PERFORMED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT INCURRED BY SERVICE RECIPIENT IN CONNECTION WITH A PROCEEDING BY A THIRD PARTY.

11.	TERM OF AGREEMENT AND SERVICE TERMINATION DATES

(a)	This Agreement (other than Sections 9, 10, 11 and 13) shall terminate upon the last of the Termination Dates in respect of all Services to be provided hereunder; provided that the rights of the Parties in respect of any claims that have accrued prior to such termination shall survive such termination.

(b)	For each Service, the “Termination Date” shall be the date specified for a Service on the applicable Services Schedule; provided that the Parties may mutually agree to extend any Service for a reasonable period and such Service may be terminated earlier as provided in this Agreement or in the applicable Services Schedule.

(c)	For each Service, the minimum service period (“Minimum Service Period”), if any, during which Service Recipient is obligated to receive such Service is set forth in each Service Schedule.

(i)	Service Recipient may terminate any Service on or after its Minimum Service Period and prior to its Termination Date by providing to Service Provider written notice of termination, which shall be deemed irrevocable upon delivery (a “Termination Notice”), by the date as set forth in the applicable Services Schedule, or if no such date is specified, not less than thirty (30) days before the date of such earlier termination or as otherwise may be mutually agreed to by the Parties; provided that if the Services Schedule indicates that any Service is dependent on one or more other Services, then each such Service must be terminated together; provided further that any termination may be on a location by location basis if so indicated on the Services Schedules. If no Minimum Service Period is provided in a particular Services Schedule, such Service may be terminated by Service Recipient at any time before its Termination Date as may be mutually agreed by the Parties. Notwithstanding anything herein to the contrary, unless the Parties otherwise agree, each Minimum Service Period shall be sixty (60) days.

(ii)	Upon the receipt of a Termination Notice, if Service Provider is unable to transition the applicable Service to the Service Recipient or its designee in a commercially reasonable manner which does not unduly disrupt the Service on the requested termination date, Service Provider shall use commercially reasonable efforts consistent with past practice to transition such Service as soon as possible, and any resulting third party, out-of-pocket costs to Service Recipient shall be shared equally between Service Provider and Service Recipient.

(d)	In the event either Party breaches or defaults in the performance of a Service, and if such breach or default is not cured within thirty (30) days after written notice from the other Party specifying such breach or default as provided in Sections 4(j) and (k), then the Service Recipient may at any time thereafter terminate, at its option, any such Service that is the subject of such default by giving five (5) days prior written notice to Service Provider.

12.	INDEPENDENT CONTRACTOR

The Parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (a) that Service Provider is an independent contractor with respect to Service Recipient in all respects, including the provision of the Services, and (b) that the Parties are not partners, joint venturers, employees or agents of or with each other.

13.	CONFIDENTIALITY

(a)	Any Confidential Information of either Party shall be subject to Section 8.6 of the Master Separation and Distribution Agreement; provided that a Party’s Confidential Information may be used in connection with the provision and receipt of the Services and Confidential Information may be provided to Third Party Providers to the extent required to perform any such Service; provided that such Third Party Provider is subject to appropriate and customary confidentiality obligations. In connection with any permitted disclosure of this Agreement to any third party, each Party shall redact the portions of the Services Schedules that are not relevant to such third party’s inquiry.

(b)	It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 13 and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach, but shall be in addition to all other remedies herein described available at Law or equity.

14.	BENEFICIARY OF SERVICES; NO THIRD PARTY BENEFICIARIES

This Agreement is for the sole benefit of the Parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third-party beneficiary or otherwise, except that any Service Recipient Indemnitees or Service Provider Indemnitees shall be intended third-party beneficiaries of Section 10(b). Each Party agrees, and each Party in its capacity as a Service Recipient represents and warrants, that the Services shall be provided solely to, and shall be used solely by, Service Recipient and its Subsidiaries. Service Recipient shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Service Recipient and its Subsidiaries.

15.	ENTIRE AGREEMENT

This Agreement, together with the Master Separation and Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Master Separation and Distribution Agreement or any other Ancillary Agreement, the Parties agree that this Agreement shall govern. The Parties agree that, in the event of an express conflict between the terms of this Agreement and a Services Schedule, the terms of the Services Schedule shall govern.

16.	AMENDMENT; WAIVER

This Agreement and the Services Schedules may be amended, and any provision of this Agreement may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is effective. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17.	NOTICES

All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given as follows:

if to CSC or to any of its Affiliates:

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, VA 22042

Attn: General Counsel

if to Computer Sciences GS or to any of its Affiliates:

Computer Sciences Government Services Inc.

3170 Fairview Park Drive

Falls Church, VA 22042

Attn: General Counsel

or to such other address or fax number and with such other copies, as such Party may hereafter specify for the purpose of notice to the other Parties. Each such notice, request or other communication shall be effective (a) if given by fax, when such fax is transmitted to the fax number specified in this Section 17 and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 17.

18.	NON-ASSIGNABILITY

Neither this Agreement nor any of the rights, interests or obligations of either Party hereunder may be assigned or transferred by any such Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), and any purported assignment, without such prior written consent shall be null and void; provided that a Party may assign or transfer all its rights hereunder without such consent to an acquirer in connection with a sale of all or substantially all of its assets or other similar change in control of such Party.

19.	FURTHER ASSURANCES

From time to time after the date hereof, without further consideration, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably proper or advisable under applicable Law, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transition contemplated hereby.

20.	DEFINITIONS AND RULES OF CONSTRUCTION

(a)	Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in the Master Separation and Distribution Agreement.

(b)	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(c)	Whenever the words “include”, “including”, or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

(d)	As used in this Agreement, the plural shall include the singular and the singular shall include the plural.

21.	COUNTERPARTS; EFFECTIVENESS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 21; provided that receipt of copies of such counterparts is confirmed. This Agreement shall become effective when each Party has received a counterpart hereof signed by the other Party hereto.

22.	SECTION HEADINGS

The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23.	SEVERABILITY

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void, or unenforceable provision.

24.	GOVERNING LAW; JURISDICTION

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Master Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Master Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Master Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

SIGNATORY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

[FORM OF SERVICES SCHEDULE]

Schedule [●]

Service: [●]

Capitalized terms used herein and not otherwise defined shall have the meaning assigned such term in the Transition Services Agreement (“Agreement”). Upon the terms and subject to the conditions of this Service Schedule and the Agreement, the Service Provider shall provide to Service Recipient the services identified below (collectively, the “Service”). The Service provided hereunder is subject in all respects to the terms and conditions of the Agreement, except where expressly noted.

SERVICE PROVIDER: [●]

SERVICE RECIPIENT: [●]

SERVICE OWNERS:

All service matters and general inquiries regarding this Service should be directed to:

CSC	Computer Sciences GS

Name: [●]	Name: [●]

Title: [●]	Title: [●]

Telephone: [●]-[●]-[●]	Telephone: [●]-[●]-[●]

Email: [●]@[●].com	Email: [●]@[●].com

GENERAL SERVICE DESCRIPTION:

Service Provider will provide [●].

SERVICE PERIOD AND TERMINATION:

Service Period and Termination Date: Service Provider will provide the Service to Service Recipient from the Distribution Date for a period of up to [period] (or through [date] (“Termination Date”).

Minimum Service Period and Early Termination by Service Recipient: The Service will be provided for a minimum period of [period] or until [date], whichever is earlier, from the Distribution Date (“Minimum Service Period”).

SCOPE OF SERVICE AND PRICING:

Base Service

Specific description of Service to be provided includes:

•	[●];

•	[●]; and

•	[●]

Pricing

In accordance with the Agreement, Service Recipient shall pay Service Provider an amount equal to the Service Costs for all Services provided to Service Recipient plus [●].

Resourcing	The following is a list of key resources (management and engineers) who will be required to support this TSA Schedule:
CSC	• [●]
• [●]
• [●]
Computer Sciences GS	• [●]
• [●]
• [●]

Service Greater or Less Than Pre-Distribution Date

For the limited set of services outlined in this Services Schedule, it is intended that support shall not be different from that which has been provided in the 6 months prior to the Distribution Date (i.e., [●], 2015).

Service Levels

Services will be provided [in a manner consistent with the Performance Standards set forth in the Agreement].

Exit Services

The following services will be provided by Service Provider in connection with the termination of the Service:

•	[●]

•	[●]; and

•	[●].

Supplemental Services

For requests for supplemental services relating to the Service by Service Recipient not described in this Service Schedule or not included within the pricing documented in this Service Schedule or the Agreement, Service Recipient will provide a discreet written project request and submit such request to Service Provider for consideration by Service Provider.

LOCATIONS/GEOGRAPHIC COVERAGE:

The Service Provider will provide the Service at [address of location(s)].

ADDITIONAL TERMS, CONDITIONS AND OTHER INFORMATION:

[●].

EXHIBIT I

FIRST MERGER SURVIVING CORPORATION

FORM OF CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF

STAR FIRST MERGER SUB INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation (which is hereinafter referred to as the Corporation) is Star First Merger Sub Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100). All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

FIFTH. The incorporator of the Corporation is [●], whose mailing address is [●].

SIXTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

I-1

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this [●] day of August, 2015.

[●]
Incorporator

I-2

EXHIBIT J

FIRST MERGER SURVIVING CORPORATION

FORM OF BYLAWS

BY-LAWS

OF

STAR FIRST MERGER SUB INC.

1.	STOCKHOLDERS

1.1	Annual Meetings

An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

1.2	Special Meetings

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as expressly provided in a resolution of the Board of Directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

1.3	Notice of Meetings

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these by-laws, the written notice of any meeting shall be given not fewer than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

1.4	Adjournments

Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.5	Quorum

Except as otherwise provided by law, the certificate of incorporation or these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

1.6	Organization

Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

1.7	Voting; Proxies

Except as otherwise provided by the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the corporation. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote thereon that are present in person or by proxy at such meeting. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the certificate of incorporation or these by-laws, be decided by the vote of the holders of shares of stock having a majority of the votes that could be cast by the holders of all shares of stock outstanding and entitled to vote thereon.

1.8	Fixing Date for Determination of Stockholders of Record

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor fewer than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

1.9	List of Stockholders Entitled to Vote

The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

1.10	Action By Consent of Stockholders

Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

1.11	Conduct of Meetings

The Board of Directors of the corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.	BOARD OF DIRECTORS

2.1	Number; Qualifications

The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

2.2	Election; Resignation; Removal; Vacancies

The Board of Directors shall initially consist of the persons named as directors by the incorporator, and each director so elected shall hold office until the first annual meeting of stockholders or until his successor is elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his successor is elected and qualified. Any director may resign at any time upon written notice to the corporation. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

2.3	Regular Meetings

Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

2.4	Special Meetings

Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

2.5	Telephonic Meetings Permitted

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

2.6	Quorum; Vote Required for Action

At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation or these by-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

2.7	Organization

Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

2.8	Informal Action by Directors

Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

3.	COMMITTEES

3.1	Committees

The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

3.2	Committee Rules

Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these by-laws.

4.	OFFICERS

4.1	Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies

The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

4.2	Powers and Duties of Executive Officers

The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

5.	STOCK

5.1	Certificates

Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by him in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

5.2	Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates

The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

6.	INDEMNIFICATION

6.1	Right to Indemnification

The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it currently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

6.2	Prepayment of Expenses

The corporation may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

6.3	Claims

If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

6.4	Non-Exclusivity of Rights

The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

6.5	Other Indemnification

The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

6.6	Amendment or Repeal

Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.	MISCELLANEOUS

7.1	Fiscal Year

The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

7.2	Seal

The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

7.3	Waiver of Notice of Meetings of Stockholders, Directors and Committees

Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

7.4	Interested Directors; Quorum

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

7.5	Form of Records

Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, CDs, DVDs, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.

7.6	Amendment of By-Laws

These by-laws may be altered or repealed, and new by-laws made, by the Board of Directors, but the stockholders may make additional by-laws and may alter and repeal any by-laws whether adopted by them or otherwise.

EXHIBIT K

SECOND MERGER SURVIVING LLC

FORM OF CERTIFICATE OF FORMATION

CERTIFICATE OF FORMATION

OF

STAR SECOND MERGER SUB LLC

This Certificate of Formation of Star Second Merger Sub LLC (the LLC), dated as of August [●], 2015, is being duly executed and filed by [●], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Star Second Merger Sub LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Name:
[●]
Authorized Person

EXHIBIT L

SECOND MERGER SURVIVING LLC

FORM OF OPERATING AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

STAR SECOND MERGER SUB LLC

DATED AUGUST [●], 2015

LIMITED LIABILITY COMPANY AGREEMENT OF

STAR SECOND MERGER SUB LLC

This Limited Liability Company Agreement (Agreement), dated as of August 28, 2015, is being made by Computer Sciences Government Services Inc. (the Member).

WHEREAS:

(A)	The Member wishes to form and become the member of a limited liability company to be called Star Second Merger Sub LLC (the Company), under and pursuant to the Delaware Limited Liability Company Act (the Act), Chapter 18, Title 6 of the Delaware Code, for the purposes set forth herein; and

(B)	The Member agrees that its rights, powers, duties and obligations as the Member of the Company shall be governed by the terms and provisions of this Agreement.

NOW, THEREFORE, the Member states as follows:

1.	FORMATION, NAME AND PRINCIPAL PLACE OF BUSINESS

1.1	Formation and Name. The Member hereby organizes the Company, to be known as Star Second Merger Sub LLC, pursuant to the Act. Except as otherwise expressly provided in the Company’s Certificate of Formation or this Agreement, the rights and obligations of the Member with respect to the Company shall be governed by the Act.

1.2	Principal Place of Business. The Company’s initial principal place of business shall be Delaware. The Member may from time to time change the principal place of business and establish additional offices.

1.3	Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware and a registered agent for service of process in the State of Delaware as required by the Act.

2.	PURPOSE AND POWERS OF THE COMPANY

2.1	Purpose of the Company. The authorized purpose of the Company shall be to carry on any lawful business, purpose or activity that a limited liability company may carry on under the Act.

2.2	Powers of the Company. The Company shall have the power, in fulfilling the purpose set forth above, to conduct any business or take any action that is lawful and that is not prohibited by the Act.

3.	TERM OF THE COMPANY

3.1	Term. The term of the Company shall commence with the filing of the Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Act and shall be of unlimited duration unless terminated as provided in Section 9.1 below.

4.	CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS AND VOTING RIGHTS OF MEMBER

4.1	Initial Capital Contribution. As its initial capital contribution to the Company, the Member is contributing, simultaneously with the execution of this Agreement, the cash and other property reflected in Exhibit A hereto.

4.2	Additional Contributions. The Member shall have no obligation to contribute additional capital or make any loan to the Company. However, the Member may, from time to time and at its option, make voluntary additional capital contributions to the Company.

4.3	Capital Accounts. A capital account shall be maintained on the books of the Company for the Member. The capital account of the Member shall be:

(a)	credited with the amount of:

(i)	the Member’s initial capital contribution to the Company;

(ii)	voluntary additional capital contributions made by the Member, if any; and

(iii)	the share of the net income of the Company allocated to the Member’s capital account pursuant to this Agreement.

(b)	decreased by the amount of:

(i)	all distributions to the Member; and

(ii)	the share of the net losses of the Company allocated to the Member’s capital account.

4.4	Percentage Interest. The percentage interest of the Member in the Company (the Percentage Interest) as of the date hereof is set forth on Exhibit A.

4.5	Limited Liability. Except to the extent required under the Act, no member of the Company (regardless of whether such member is serving as Manager (as hereinafter defined)) shall be personally liable for any debt, obligation or liability of the Company, regardless of whether the debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a member of the Company.

4.6	Member’s Voting Rights. Except as expressly provided in this Agreement, the Member shall have all of the voting rights provided in the Act.

5.	PROFITS, LOSSES AND DISTRIBUTIONS

5.1	Allocations. The Member shall be allocated the net income and net losses of the Company in accordance with its Percentage Interest. Net income or net losses shall be allocated to the Member’s capital account as soon as practicable after the close of each fiscal year of the Company and at such other times as are considered necessary by the Manager.

5.2	Distributions. The Company shall make such periodic distributions of available net cash flow to the Member as the Manager shall deem appropriate.

6.	MANAGEMENT

6.1	Manager. Lawrence B. Prior III is hereby designated to serve as the manager of the Company (the Manager) commencing on the date hereof. The Manager may, but need not, be a member of the Company.

6.2	Powers of the Manager; Attorneys-in-Fact

(a)	Except for instances in which the vote, consent or approval of the Member is expressly required by the Act or this Agreement, the Manager shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary of incident to the management of the Company’s business, properties and affairs. Notwithstanding the foregoing, the Manager may not, without the consent of the Member:

(i)	do any act in contravention of this Agreement;

(ii)	do any act that would make it impossible to carry on the ordinary business of the Company;

(iii)	confess a judgment against the Company; or

(iv)	possess property of the Company or assign the rights of the Company in specific property for other than a Company related purpose.

6.3	Removal. The Manager may be removed at any time, with or without cause, by the written consent of the Member. Upon the removal of the Manager, the Member shall appoint a successor manager who will succeed to all of the rights and obligations of the Manager hereunder.

6.4	Indemnification.

(a)	The Company shall indemnify, defend and hold harmless the Manager and the Member from and against any and all loss, liability, damage, cost or expense, including reasonable attorneys’ fees, suffered or incurred in defense of any demands, claims or lawsuits against the Manager or the Member in or as a result of or relating to his or its capacity, actions or omissions as the Manager or the Member of the Company, or concerning the Company or any activities undertaken on behalf of the Company, provided that the acts or omissions of the Manager or the Member are not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of fraud, gross negligence or wilful misconduct.

(b)	Each of the Manager and the Member shall be entitled to receive, upon request therefor, to the extent cash or cash equivalents are available to the Company, advances to cover the costs of defending any claim or action against him or it; provided, however, that such advances shall be repaid to the Company, with interest, if he or it is found by a court of competent jurisdiction upon entry of a final judgment to have violated the standards for indemnification set forth in Section 6.4(a) above.

(c)	The Company shall, and shall cause its subsidiaries to, for a period of at least six years after the date on which SRA Companies, Inc. merges with and into the Company (the Effective Time), indemnify and hold harmless, and provide advancement of expenses (subject to an undertaking to reimburse such advancement if the party receiving such advancement is ultimately determined not to be entitled to indemnification for the matter or which such expenses were advanced) to, all past and present directors or officers of SRA Companies, Inc. and Star First Merger Sub Inc. and their respective subsidiaries to the maximum extent allowed under applicable law in respect of acts or omissions occurring at or prior to the Effective Time (including, for the avoidance of doubt, acts or omissions occurring in connection with the Agreement and Plan of Merger (the Merger Agreement) by and among Computer Sciences Corporation, Computer Sciences Government Services Inc., Star First Merger Sub Inc., the Company, SRA Companies, Inc., SRA International, Inc. and the holders of SRA Companies, Inc. common stock set forth on Schedule 1 to the Merger Agreement, and other Transaction Agreements related thereto, and the consummation of any Transactions thereof, in each case as that term is defined in the Merger Agreement).

7.	BOOKS AND RECORDS

7.1	Maintenance of Books and Records. The Manager shall maintain full and accurate books of account and records of the Company at the principal place of business of the Company. The Manager shall enter in such books all transactions of or relating to the Company or its business.

7.2	Member’s Access to Information. The Company shall provide to the Member or his duly authorized representative information relating to the Company in accordance with Section 305 of the Act.

7.3	Annual Statements. As soon as practicable after the end of each fiscal year of the Company, the Manager shall prepare a statement of financial condition as of the last day of the Company’s fiscal year, and a statement of income and expenses for the fiscal year then ended, together with supporting schedules.

8.	ADMISSION OF NEW MEMBERS

8.1	Admission of New or Substitute Members. No person may become a member of the Company unless and until he, she or it has been approved in writing by the Manager and has executed and delivered to the Company a copy of this Agreement. Upon such admission, a new Exhibit A shall be prepared by the Manager and circulated to the Member(s).

9.	DISSOLUTION

9.1	Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(a)	the written consent of the Member;

(b)	the entry of a decree of judicial dissolution under Section 802 of the Act; and

(c)	the death, insanity, bankruptcy, withdrawal or resignation of the Member or the occurrence of any other event that terminates the membership of the Member of the Company.

9.2	Liquidation. Upon the dissolution of the Company, the Company will cease to engage in any further business, except to the extent necessary to perform existing obligations, and the Manager or his or her successor shall wind up its affairs and liquidate or distribute its assets. Except as provided under Section 803 of the Act, the Manager or their successors shall appoint a liquidator (who may, but need not, be the Manager or his or her successor) who shall have sole authority and control over the winding up of the Company’s business and affairs and shall diligently pursue the winding up of the Company.

9.3	Application of Proceeds. Subject to Section 804 of the Act, upon dissolution, the proceeds of any liquidation shall be applied as follows:

(i)	first, to pay all expenses of liquidation and winding up;

(ii)	second, to pay all debts, obligations and liabilities of the Company in the order of priority provided by law, other than liabilities owing to the Member or its successor in respect of distributions pursuant to Section 601 or 604 of the Act;

(iii)	third, to pay all debts of the Company owing to the Manager or their successors in respect of distributions pursuant to Section 601 or 604 of the Act; and

(iv)	fourth, to the Member or its successor.

9.4	Filing. Upon dissolution and completion of the winding up of the Company and distribution of its assets, the Manager or their successors shall cause to be executed and filed with the Secretary of State of the State of Delaware a Certificate of Cancellation of the Company in accordance with Section 203 of the Act.

10.	MISCELLANEOUS PROVISIONS

10.1	Entire Agreement. This Agreement contains the entire agreement of the Member with respect to the subject matter hereof, supersedes all prior agreements relating to the subject matter hereof and may not be changed, altered, or amended, except in a written instrument signed by the Member.

10.2	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of laws. This Agreement shall be binding upon and will inure to the benefit of the Member and its successors and assigns.

10.3	Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, the remainder of this Agreement and the application of its provisions to other persons and circumstances shall not be affected thereby.

10.4	Captions. The captions of the respective Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning of the provisions of this Agreement.

10.5	Application of the Act. Any matter not specifically covered by a provision of this Agreement shall be governed by the applicable provisions of the Act.

IN WITNESS WHEREOF, the Member has executed and delivered this Agreement as of the date first above written.

COMPUTER SCIENCES GOVERNMENT SERVICES INC.

By:
Name:
Title:

[Signature Page to Limited Liability Company Agreement of Star Second Merger Sub LLC]

EXHIBIT A

Member	Initial Capital	Percentage Interest
Computer Sciences Government Services Inc.	$0.00	100%

EXHIBIT M

FORM OF LETTER OF TRANSMITTAL

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice from your attorney, accountant or an appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your shares of common stock, par value $0.01 per share (individually, a “Share”, and collectively, the “Shares”) of the capital stock of SRA Companies, Inc. (“SRA”) other than pursuant to the merger (the “Merger”) of Star First Merger Sub Inc. (“Merger Sub Inc.”) with and into SRA, please send this form (“Form”) at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. If you have sold or otherwise transferred only part of your holding of shares you should retain these documents.

LETTER OF TRANSMITTAL

in connection with the Merger

of

STAR FIRST MERGER SUB INC.

with and

into

SRA COMPANIES INC.

DESCRIPTION OF THE SHARES TENDERED Shares Tendered (Attach additional signed list if necessary)
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s))(1)	Certificate Numbers(s)(2)	Number of Shares Represented by Certificate(s)	Number of Shares Tendered

Total Certificated Shares:
Total Book Entry Shares:
☐ Check here if contact information is incorrect.	Total Shares:

(1)	If the name or address shown below is incorrect, please check the box as indicated and add the correct details in BLOCK CAPITALS in Box 1 on page 4 and see instruction 1 on page 3 with respect to appropriate supporting documentation for name changes.
(2)	Certificate numbers are not required if tender is made by book-entry transfer.

☐	Check here if certificates have been lost, destroyed or mutilated. See Instruction 6 on page 5.

Number of Shares represented by lost, destroyed or mutilated certificates:

ACTION TO BE TAKEN

•	Pursuant to the merger to be effected under that certain Agreement and Plan of Merger (the “Agreement”) dated as of August [•], 2015 by and among Computer Sciences Corporation, Computer Sciences Government Services Inc. (“Computer Sciences GS”), Star Second Merger Sub LLC, Star First Merger Sub Inc., SRA, SRA International, Inc. and the holders of common stock of SRA set forth on Schedule 1 of the Agreement, all of the Shares will be cancelled. The amount distributed by Computer Sciences Government Services Inc. at the consummation of the Merger (the “Closing”) after giving effect to the adjustments described below shall be the “Merger Consideration.” The exact amount of Merger Consideration to be distributed per share for Shares issued and outstanding cannot be determined at this time because such calculation will depend upon the number of outstanding Shares at the Closing (including Shares issued in connection with the cashless exercise of vested stock options prior to Closing) and the amount of any valid indemnification claims deducted from any escrow account established in connection with the Merger (the “Escrow Account”).

•	Because a portion of the Merger Consideration paid at Closing may be held in the Escrow Account until resolution of any matters for which indemnification may be provided by the stockholders of SRA under the Agreement (each, an “Indemnified Matter”), holders of the Shares may not receive the full amount of the per share consideration shortly after the Closing. In such event and subject to reduction for indemnification claims satisfied out of any escrowed funds, holders of the Shares would then receive the balance of the Merger Consideration owed to them with respect to the Escrow Account promptly after resolution of the Indemnified Matter.

•	To receive payment for your Shares, you must complete and sign page 4 of this Form, by following the instructions and notes for guidance set out on pages 3, 5 and 6. All Merger Consideration will be paid by either check or wire transfer in accordance with the instructions set forth on the cover page of this Form or, if applicable, in Box 1 on page 4.

•	Please note that all signatures of individuals must be witnessed.

•	Both Non-U.S. Stockholders and U.S. Stockholders should read and follow the instructions set forth in the enclosed document entitled “Important Tax Information” and Instructions 11 and 12 on page 5.

•	As a condition to receiving your Merger Consideration in the Merger, you must return this Form, duly completed and signed and accompanied by your share certificate(s) (and/or other documents of title), by mail or private courier service or (during business hours only) by hand to Computer Sciences GS at [ ].

•	If your share certificate(s) and/or other document(s) of title is/are with your bank, stockbroker or other agent you should complete and sign this Form and arrange for it to be delivered by such agent with your share certificate(s) and/or other document(s) of title at the above address as soon as possible.

•	If you hold your Shares jointly with others, you must arrange for all your joint holders to sign this Form.

If you are in any doubt as to how to fill in this Form, please contact Computer Sciences GS by phone at [                    ] or by mail at: [                    ].

DO NOT DETACH ANY PART OF THIS FORM

HOW TO COMPLETE THIS FORM

Please make sure your Form is received as soon as possible

1

CORRECTION OF REGISTERED STOCKHOLDER DETAILS

If the name or address details shown on the cover page of this Form are incorrect, please place a cross in Box 1A on page 4 and add the correct details in BLOCK CAPITALS in Box 1 on page 4. Any changes to the names must be supported by appropriate documentation (see section 9 on page 5 of this Form for further details). If no name or address is shown on the first page of this Form please add the full name(s) of all registered stockholders and the registered address on the first page of this Form.

ALTERNATIVE ADDRESS FOR DELIVERY OF MERGER CONSIDERATION

If you want the consideration and/or other document(s) to be sent to someone other than the first-named registered holder at the address set out on the first page of this Form (e.g. your bank, stockbroker or other agent), you should place a cross in Box 1B on page 4, and insert the address to which the consideration and/or document(s) should be delivered in Box 1.

DELIVERY OF CONSIDERATION BY WIRE TRANSFER

If you want the consideration to be delivered by wire transfer, you should place a cross in Box 1C on page 4, and insert the wire account information to which consideration should be delivered in Box 1.

2	DAYTIME TELEPHONE NUMBER Insert in Box 2 on page 4 your daytime telephone number including your full area code in case of questions relating to the completion of this form.

3

TO RECEIVE YOUR MERGER CONSIDERATION

To receive your Merger Consideration, you must sign Box 3A or 3B in accordance with the instructions set out below. By signing Box 3A or 3B (as applicable) you (i) represent and warrant that the you are the registered and beneficial owner of the Shares represented by the certificate(s) and/or other documents of title surrendered and have full right, power, legal capacity and authority to sell, transfer and deliver the certificate(s) and/or other documents of title free and clear of all liens, restrictions, charges, encumbrances and adverse claims; and (ii) agree that you will, upon request, execute and deliver any additional documents that are reasonably required to complete the transfer and cancellation of each Share represented by the certificate(s).

3A

INDIVIDUAL SIGNATURES

To receive the Merger Consideration, you MUST SIGN Box 3A regardless of which other box(es) you complete. In the case of joint holders ALL joint holders must sign. Each signature by an individual must be made in the presence of a witness who must be over 18 years of age and must not be one of the joint registered holders if applicable. If this Form is not signed by the registered holder(s) insert the name(s) and capacity (e.g. executor) of the person(s) signing this Form. Any signatory who is not the registered holder(s) should also deliver evidence of their authority in accordance with the notes on page 5.

3B

COMPANY SIGNATURES

To receive the Merger Consideration, a duly authorized representative of the Company must sign Box 3B regardless of which other box(es) you complete. Each signature by an individual must be made in the presence of a witness who must be over 18 years of age and must not be one of the joint registered holders if applicable. If this Form is not signed by the registered holder(s) insert the name(s) and capacity (e.g. executor) of the person(s) signing this Form. Any signatory who is not the registered holder(s) should also deliver evidence of their authority in accordance with the notes on page 5. A company may affix its common seal, which should be affixed and witnessed in accordance with its articles of association or other regulations.

4

U.S. OR NON U.S. TAX STATUS

Please place a cross in the appropriate box designating whether or not you are a “United States Person”. A “United States Person” is generally defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than an estate the income of which, from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States, is not includible in gross income under subtitle A of the Internal Revenue Code) and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

If you are a United States Person, please submit a properly completed IRS Form W-9 (or the Substitute Form W-9 on page 8 hereto) to avoid U.S. federal income tax backup withholding, as further explained in Instruction 11 on page 5.

If you are NOT a United States Person, please submit the appropriate Form W-8 (which can be found on the website of the Internal Revenue Service at http://www.irs.gov) to avoid U.S. federal income tax backup withholding, as further explained in Instruction 12 on page 5.

PLEASE COMPLETE AS EXPLAINED ON PAGES 3 AND 5 IN BLOCK CAPITALS

1	CORRECTION OF REGISTERED STOCKHOLDER DETAILS If you are advising a change to the details shown on the cover page of this Form, place a cross in Box 1A in black ink and add your details below.		BOX 1A ☐

Name:
Address 1:
Address 2:
	City:	State/Province:
	Country:	Post Code:

ALTERNATIVE ADDRESS FOR DELIVERY OF CONSIDERATION

If you would like the Merger Consideration and/or returned documents to be sent to an alternative address to that shown either in Box 1 above or on the cover page of this Form, place a cross in Box 1B in black ink and add the details below.

BOX 1B ☐

Name:
Address 1:
Address 2:
	City:	State/Province:
	Country:	Post Code:

	WIRE TRANSFER INFORMATION		BOX 1C ☐

Account Holder:
Account Number:
Routing Number:
Bank Name and Address:

Swift #:

2	DAYTIME TELEPHONE NUMBER

Daytime telephone number, for use in event of a question.

3A	EXECUTION BY INDIVIDUAL
	Signed and delivered by:	Witnessed by:

	1. Signature	1. Signature

	Name	Name

	2. Signature	2. Signature

	Name	Name

Note: All Stockholders who are individuals should sign and date this Form in the presence of a witness who should also sign Box 3A in accordance with the instructions printed in note 3A on page 3. The witness must be over 18 years of age and must be one of the joint holders. The same person may witness, separately, each signature of the joint holders.

3B	EXECUTION BY COMPANY

Signed and delivered by:
Name:
By:
Name:
Title:

4	U.S. OR NON U.S. TAX STATUS ☐ I am a United States Person (as defined on page 3).
☐ I am not a United States Person (as defined on page 3).

ADDITIONAL NOTES REGARDING THE COMPLETION AND DELIVERY OF THIS FORM

In order to avoid inconvenience and delay, the following points may assist you:

1.	If a holder is away from home (e.g. abroad or on vacation)

Send this Form by the quickest means (e.g. airmail) to the holder for execution or, if he has executed a power of attorney, have this Form signed by the attorney in the presence of a witness who must also sign this Form. In the latter case, the original power of attorney must be delivered with this Form for noting. No other signatures are acceptable.

2.	If you have sold or transferred all of your holding of Shares

If you have sold or transferred all of your holding of Shares, you should at once deliver this Form with the accompanying documents to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. No further transfers of Shares may be made; any certificates which are presented to Computer Sciences GS for transfer will be cancelled and exchanged for the relevant Merger Consideration.

6.	If you have lost any of your share certificate(s) and/or other document(s) of title

Complete and execute this Form and deliver it, together with the lost certificate affidavit on page 6 of this Form and any share certificate(s) and/or other document(s) of title which are available, with Computer Sciences GS at the address given on page 5.

7.	If the Form has been signed under power of attorney

This completed and executed Form, together with the share certificate(s) and/or other document(s) of title, should be delivered with Computer Sciences GS at the address given on page 5, accompanied by the original power of attorney (or a copy thereof duly certified in accordance with applicable laws). The power of attorney will be noted by Computer Sciences GS and returned as directed.

8.	If your name or other particulars are shown incorrectly or are not shown in full on the share certificate(s) and/or other document(s) of title, e.g.

Name on the certificate(s)	John Smith

Correct name	John Edward Smyth

Complete this Form and deliver it with Computer Sciences GS, at the address given on page 5, with your share certificate(s) and/or other document(s) of title and accompanied by a letter from your bank, stockbroker or counsel confirming that the person in whose name the shares are registered is the same as the person who has signed this Form.

9.	If your name has changed from that shown on the share certificate(s) and/or other document(s) of title

This Form should be completed in your new name and delivered with Computer Sciences GS, at the address given on page 5, with your share certificate(s) and/or other document(s) of title and accompanied by evidence of the change of name for noting, e.g. a copy of the marriage certificate or deed poll on change of name.

11.	If you are a United States Person (as defined on page 3)

Each tendering stockholder that is a United States Person is required to provide Computer Sciences GS a properly completed IRS Form W-9 (or the Substitute Form W-9 on page 8 hereof). Failure to provide a properly completed IRS Form W-9 or Substitute Form W-9 may subject the tendering stockholder to 28% federal income tax backup withholding on the payment of the Merger Consideration with respect to all Shares tendered by such stockholder.

12.	If you are NOT a United States Person (as defined on page 3)

Each tendering stockholder that is NOT a United States Person is required to provide Computer Sciences GS with an appropriate Form W-8. Failure to provide such Form may subject the tendering stockholder to 28% United States federal income tax backup withholding on the payment of the Merger Consideration with respect to all Shares tendered by such stockholder. Such stockholder should consult his or her tax advisor with respect to submission of the appropriate Form W-8.

The Merger Consideration cannot be sent to you until all relevant documents have been properly completed, executed and delivered by mail or (during normal business hours only) by hand to Computer Sciences GS at [                            ].

AFFIDAVIT OF LOST, DESTROYED OR STOLEN CERTIFICATE(S)

AFFIDAVIT IS INVALID IF NOT SIGNED BELOW

The undersigned, being duly sworn, deposes and says:

1.	This affidavit is being made in connection with that certain Agreement and Plan of Merger (the “Agreement”) dated as of August [•], 2015 by and among Computer Sciences Corporation (“CSC”), Computer Sciences Government Services Inc. (“Computer Sciences GS”), Star Second Merger Sub LLC (“Merger Sub LLC”), Star First Merger Sub Inc. (“Merger Sub Inc.”), SRA Companies, Inc. (“SRA”), SRA International, Inc. (“SRA Operating Sub”) and the holders of SRA Common Stock set forth on Schedule 1 (together, the “Enumerated SRA Stockholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

2.	The undersigned makes this affidavit as the true, lawful, present and sole owner of the following shares of common stock, par value $0.01 per share (individually, a “Share”, and collectively, the “Shares”) of SRA: Shares, represented by one or more stock certificate(s) issued to the undersigned (the “Certificates”).

3.	The undersigned believes that the Certificate(s) have been lost, stolen, defaced or destroyed because the undersigned has diligently searched all of its financial records and the Certificates are nowhere to be found.

4.	The undersigned further states that the Certificate(s) and any rights or interests therein were not endorsed, and have not been pledged, sold, delivered, transferred or assigned. The undersigned agrees that in the event of the recovery of the Certificate(s) at any time after the issuance of new Certificate(s) in exchange thereof, the undersigned will cause the recovered Certificates to be returned to SRA for cancellation.

5.	This affidavit is being made to induce Computer Sciences GS to pay in respect of such lost, stolen, defaced or destroyed Certificate(s) the Merger Consideration (as defined in the Agreement) with respect to each Share formerly represented by such Certificate(s).

6.	The undersigned states that the above statements are true to the knowledge, information and belief of the undersigned.

7.	In consideration of complying with the request, the undersigned, its heirs, legal representatives, successors and assigns hereby agrees to indemnify and hold harmless each of CSC, Computer Sciences GS, SRA, SRA Operating Sub, First Merger Surviving Corporation, Second Merger Surviving LLC and their respective subsidiaries, affiliates, officers, directors, stockholders, partners, members, managers, agents, representatives and successors and assigns and each of them (collectively, the “Obligees”), from and against any and all claims, actions and suits, whether groundless or otherwise and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses, of every nature and character, which the Obligees or any of them at any time shall or may sustain or incur by reason of any claim or demand which may be made as a result of the issuance of any Certificate(s) in place of the lost Certificate(s) for cancellation or by reason of any payment (including any Merger Consideration), transfer, exchange or other act which the Obligees, or any of them, may do or cause to be done with respect to the Certificate(s) represented to have been lost, stolen, defaced or destroyed whether or not such liabilities, losses, costs, damages, attorneys’ fees and other expenses arise or occur through accident, oversight, inadvertence or neglect on the part of the Obligees, or any of them or their respective agents or representatives.

X _________________________________

Signed by Affiant (stockholder)		on this (date)
	(Deponent)(Indemnifier)(Heirs Individually)		(Month/Day/Year)

State of County of	Notary Signature

Printed Name of Notary

Sworn to and subscribed to me this	My Commission Expires
(Month/Day/Year)	(Month/Day/Year)	(Notary Seal)

IMPORTANT TAX INFORMATION

A stockholder that is a United States Person whose tendered Shares are accepted for payment is required to provide Computer Sciences GS (as payer) a properly completed IRS Form W-9 (or the Substitute Form W-9 provided herewith) to avoid federal income tax backup withholding. If such stockholder is an individual, such stockholder’s TIN is generally his or her social security number. If Computer Sciences GS is not provided with the correct TIN, the stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service and payments that are made to such stockholder may be subject to backup withholding of 28%. In addition, if a stockholder makes a false statement that results in no imposition of backup withholding, and there was no reasonable basis for making such statement, a $500 penalty may also be imposed by the Internal Revenue Service.

A stockholder that is NOT a United States Person must submit a properly completed Internal Revenue Service Form W-8, which is available from the website of the Internal Revenue Service at http://www.irs.gov. Such stockholder should consult his or her tax advisor with respect to submission of the appropriate IRS Form W-8.

If backup withholding applies, Computer Sciences GS is required to withhold 28% of any payments made to the stockholder. Backup withholding is not an additional tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

A stockholder is required to give Computer Sciences GS the TIN (e.g., social security number or employer identification number) of the record holder of Shares tendered hereby. If Shares are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” on pages 10-11 of this Form for additional guidance on which number to report. If the tendering stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, the stockholder should write “Applied For” in the space provided for the TIN in Part I, and sign and date the Substitute Form W-9. If “Applied For” is written in Part I, Computer Sciences GS will withhold 28% of any payments made to the stockholder until a TIN is provided to Computer Sciences GS and, if Computer Sciences GS is not provided with a TIN within 60 days, such amounts will be paid over to the Internal Revenue Service.

AN IRS FORM W-9 OR THIS SUBSTITUTE FORM W-9 BELOW MUST BE COMPLETED AND SIGNED BY ALL UNITED STATES PERSONS (See Instruction 11). Please provide your social security number or other taxpayer identification number (“TIN”) and certify that you are not subject to backup withholding.

Substitute Form W-9

Department of the Treasury Internal Revenue Service

Payer’s request for TIN and Certification

Name Business name/disregarded entity name, if different

Please check the appropriate box indicating your status:

☐ Individual/Sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Other

☐ Trust / Estate ☐ Limited Liability Company (LLC Tax Classification):

☐ Exemption code, if any, from backup withholding:

Address (number, street, and apt. or suite no.)	☐ Exemption code, if any, from FATCA reporting:
City, state, and ZIP code

Payer’s Request for TIN and Certification

Part I — TIN

PLEASE PROVIDE YOUR TIN ON THE APPROPRIATE LINE AT THE RIGHT. For most individuals, this is your social security number. If you do not have a number, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which can be found on pages 10-11 of this Form. If you are awaiting a TIN, write “Applied For” in this Part I, complete the “Certificate Of Awaiting Taxpayer Identification Number” below and see “IMPORTANT TAX INFORMATION”.	Social Security Number OR Employer Identification Number

Part II— Certification

Under penalties of perjury, I certify that:

(1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding,

(3) I am a United States Person, and

(4) The FATCA code entered on this form (if any) indicating that the payee is exempt from FATCA reporting is correct.

CERTIFICATION INSTRUCTIONS — You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Sign Here	Signature of United States Person	Date

NOTE:	FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 (WHICH CAN BE FOUND ON PAGES 10-11 OF THIS FORM) FOR ADDITIONAL DETAILS, AND PLEASE SEE “IMPORTANT TAX INFORMATION”.

COMPLETE THE FOLLOWING CERTIFICATION IF YOU WROTE “APPLIED FOR” INSTEAD OF A TIN ON THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a TIN to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN by the time of payment, 28% of all reportable payments made to me will be withheld.

Sign Here	Signature of United States Person	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER — Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

For this type of account:		Give NAME and SOCIAL SECURITY number (SSN) of:	For this type of account:		Give NAME and EMPLOYER IDENTIFICATION number (EIN) of:
1.	Individual	The individual	6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	7.	Corporation or LLC electing corporate status under Form 8832	The corporation

4.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)	8.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization

			9.	Partnership	The partnership

	(b) So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	10.	A broker or registered nominee	The broker or nominee

5.	Sole proprietorship or single-owner LLC	The owner(3)	11.	Account with the Department of Agriculture in the name of a public entity (such as State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

SECTION REFERENCES ARE TO THE INTERNAL REVENUE CODE

Obtaining a Number. If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.

Payees Exempt from Backup Withholding. The following payees are exempt from backup withholding with respect to the payments below, and should enter the corresponding exempt payee code on the Substitute Form W-9.

1.	An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2);

2.	The United States or any of its agencies or instrumentalities;

3.	A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions, agencies, or instrumentalities;

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities; or

5.	A corporation;

6.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession;

7.	A futures commission merchant registered with the Commodity Futures Trading Commission;

8.	A real estate investment trust;

9.	An entity registered at all times during the tax year under the Investment Company Act of 1940;

10.	A common trust fund operated by a bank under

section 584(a);

11.	A financial institution;

12.	A middleman known in the investment community as a nominee or custodian; or

13.	A trust exempt from tax under section 664 or described in section 4947.

The following types of payments are exempt from backup withholding as indicated for payees listed in 1 through 13, above:

Interest and dividend payments. All listed payees are exempt except the payee in item 7.

Broker transactions. All payees listed in items 1 through 4 and 6 through 11 are exempt. Also, C corporations are exempt. A person registered under the Investment Advisers Act of 1940 who regularly acts as a broker is also exempt.

Barter exchange transactions and patronage dividends. Only payees listed in items 1 through 4 are exempt.

Payments reportable under sections 6041 and 6041A. Payees listed in items 1 through 5 are generally exempt.

Privacy Act Notice. Section 6109 requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.